EXHIBIT 4.54
Dated 27 January 2014
AMSTERDAMSE BEHEER-EN CONSULTINGMAATSCHAPPIJ B.V.
as Parent
ZIGGO B.V.
as Original Borrower
THE SUBSIDIARIES LISTED IN PART 1 OF SCHEDULE 2
as Original Guarantors
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED
CREDIT SUISSE AG, LONDON BRANCH
as Global Coordinators
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Bookrunners
CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Mandated Lead Arrangers
THE BANK OF NOVA SCOTIA
as Facility Agent
ING BANK N.V.
as Security Agent
THE LENDERS

SENIOR FACILITIES AGREEMENT as amended and restated by a Supplemental Agreement dated 10 February 2014 and by an Amendment Letter dated 11 March 2014

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

THIS AGREEMENT is dated 27 January 2014 as amended and restated by a Supplemental Agreement dated 10 February 2014 and by an Amendment Letter dated 11 March 2014.
BETWEEN:

(1)	AMSTERDAMSE BEHEER-EN CONSULTINGMAATSCHAPPIJ B.V. (the “Parent”);

(2)	ZIGGO B.V. (the “Original Borrower”);

(3)	THE SUBSIDIARIES of the Parent listed in Part 1 of Schedule 2 as original guarantors (together with the Parent, the “Original Guarantors”);

(4)	BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED and CREDIT SUISSE AG, LONDON BRANCH (the “Global Coordinators”);

(5)	CERTAIN BANKS AND FINANCIAL INSTITUTIONS AS SET OUT IN PART 2 OF SCHEDULE 1 (each a “Bookrunner” and together, the “Bookrunners”);

(6)	CERTAIN BANKS AND FINANCIAL INSTITUTIONS AS SET OUT IN PART 3 OF SCHEDULE 1 (each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(7)	THE BANK OF NOVA SCOTIA (as facility agent for an on behalf of the Finance Parties, the “Facility Agent”);

(8)	ING BANK N.V. (as security agent for and on behalf of the Finance Parties, the “Security Agent”); and

(9)	THE LENDERS (as defined below).
IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATIONS
1.1    Definitions
“2017 Senior Secured Notes” means the €750,000,000 aggregate principal amount of 6⅛% senior secured notes due 2017 issued by Ziggo Finance B.V..
“2020 Senior Secured Notes” means the €750,000,000 aggregate principal amount of 3⅝% senior secured notes due 2020 issued by Ziggo B.V..
“80% Security Test” means the requirement that, save as otherwise provided in Clause 24.26 (Further Assurance), members of the Bank Group generating not less than 80% of EBITDA of the Bank Group (excluding for the purposes of this calculation, any EBITDA attributable to any Joint Venture) have acceded as Guarantors to this Agreement and, in each case, subject to the Agreed Security Principles, granted Security (or procured the granting of Security) pursuant to the Security Documents over:

(a)	prior to the Asset Security Release Date:

(i)	all of the shares in the Obligors (other than the Parent);

(ii)
all of the rights of the relevant creditors in relation to any Subordinated Funding (other than in respect of the loan by Holdco to the Parent of certain proceeds from the issuance of the Original Senior Unsecured Notes and, at any time after the Ziggo Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any loan by Holdco to the Parent of any proceeds from the issue of any other Senior Unsecured Notes); and

(iii)	all or substantially all of the assets of the Obligors; and

(b)	on or after the Asset Security Release Date:

(i)	all of the shares in the Obligors (other than the Parent);

(ii)
all of the rights of the relevant creditors in relation to any Subordinated Funding (other than in respect of the loan by Holdco to the Parent of certain proceeds from the issuance of the Original Senior Unsecured Notes and, at any time after the Ziggo Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any loan by Holdco to the Parent of any proceeds from the issue of any other Senior Unsecured Notes); and

(iii)	all of the rights of the Parent in relation to any intercompany loan from the Parent to Torenspits II B.V. or any of its Subsidiaires,
as tested by reference to each set of annual financial information relating to the Bank Group delivered to the Facility Agent pursuant to Clauses 24.2(a)(i) and 24.2(a)(ii) (Financial Information).
“Acceding Borrower” means a member of the Bank Group or any Permitted Affiliate Parent which has complied with the requirements of Clause 27.2 (Acceding Borrowers).
“Acceding Group Company” means an Acceding Borrower or an Acceding Guarantor, as the context may require.
“Acceding Guarantor” means any member of the Bank Group or any Permitted Affiliate Parent which has complied with the requirements of Clause 27.3 (Acceding Guarantors).
“Acceding Obligors” means the Acceding Borrowers and the Acceding Guarantors.
“Acceleration Date” means the date on which a written notice has been served under Clause 25.13 (Acceleration).
“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (in consultation with the Parent).
“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) or the 2002 ISDA Master Agreement, each as published by ISDA, under which:

(a)	if the 1992 Master Agreement is used, “Second Method” and either “Loss” or “Market Quotation” are specified as the payment method applicable;

(b)	if the 2002 Master Agreement is used, the relevant agreement provides for two way payments; and

(c)	the governing Law is English or New York Law.
“Accession Notice” means a duly completed notice of accession substantially in the form of Schedule 7 (Form of Accession Notice) with such changes as may be agreed between the Parent and the Facility Agent from time to time.
“Accounting Period” in relation to any person means any period of approximately three months or one year, as the context requires, for which accounts of such person are required to be delivered pursuant to this Agreement.
“Accrued Amounts” has the meaning given to such term in Clause 26.15 (Pro Rata Interest Settlement).
“Acquisition” means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.
“Acquisition Facilities” has the meaning given to the term “Facilities” in the Acquisition Facilities Agreement.
“Acquisition Facilities Agreement” means the facilities agreement dated on or about the Signing Date between, among others, Bidco as borrower.
“Acquisition Facilities End Date” means the date on which all amounts outstanding under the Acquisition Facilities Agreement have been repaid or prepaid in full and all of the commitments under the Acquisition Facilities Agreement have been cancelled in full.
“Acquisition Cost” means, in relation to an Acquisition, the value of the consideration for that Acquisition at the time of completion of that Acquisition and for this purpose:

(a)	the value at the time of completion of the Acquisition of any consideration to be paid or delivered after the time of completion of the Acquisition will be determined in accordance with IFRS;

(b)
if the entity acquired becomes a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Acquisition (including without limitation any Lending Transaction (as defined in Clause 24.15(g) (Loans and

Guarantees) made by a member of the Bank Group in connection with the relevant Acquisition) will be counted as part of the consideration for that Acquisition;

(c)
if the entity acquired does not become a member of the Bank Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the Acquisition will be counted as part of the consideration for that Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Bank Group;

(d)	subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Acquisition of any non-cash consideration will be determined in accordance with IFRS; and

(e)	if any currency conversion is required, this shall be undertaken using the Facility Agent’s Spot Rate of Exchange on the date of completion of the Acquisition.
“Additional Facility” has the meaning given to such term in Clause 2.4 (Additional Facilities).
“Additional Facility Accession Deed” means an agreement substantially in the form of Part 1 of Schedule 9 (Form of Additional Facility Accession Deed) with such changes as may be agreed between the Parent and the relevant Lender.
“Additional Facility Availability Period” means, in relation to an Additional Facility, the availability period specified in the Additional Facility Accession Deed for that Additional Facility.
“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.
“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a)	the date specified in the relevant Additional Facility Accession Deed; and

(b)	the date on which the conditions set out in paragraph (c) of Clause 2.4 (Additional Facilities) are satisfied.
“Additional Facility Lender” means a person which becomes a Lender under any Additional Facility in accordance with the terms of this Agreement.
“Additional Facility Margin” means, in relation to any Additional Facility, the margin specified in and, if applicable, adjusted in accordance with the relevant Additional Facility Accession Deed.
“Additional Facility Outstandings” means, at any time, the aggregate principal amount of any Additional Facility Advances outstanding under this Agreement.
“Additional Senior Secured Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the pro forma ratios (after giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (after giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding the ratios set out in Clause 23.2 (Financial Ratios) for the Quarter Date following such incurrence and:

(a)	that are issued by the Parent, any Borrower, any Permitted Affiliate Parent or any other SSN Finance Subsidiary after the Closing Date;

(b)	having a final maturity (with no sinking fund payments) of no earlier than the latest Final Maturity Date then existing at the time of the issuance of such notes;

(c)
in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default (subject to any applicable grace period) and cross-acceleration;

(d)	in respect of which some or all of the Obligors have granted security and guarantees on the terms specified in the Intercreditor Agreement; and

(e)
that are designated as “Senior Secured Notes” (i) by written notice from the Parent to the Facility Agent, and (ii) in accordance with the Intercreditor Agreement including by written notice from the Parent to each Agent (as defined in the Intercreditor Agreement), in each case, by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after the issuance of the relevant notes.

“Additional Senior Unsecured Notes” means any notes where the incurrence of any Financial Indebtedness under such notes would not result in the pro forma Total Net Debt to Annualised EBITDA ratio (after giving effect to such incurrence and the use of proceeds thereof) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding the Total Net Debt to Annualised EBITDA ratio set out in Clause 23.2(b) (Financial Ratios) for the Quarter Date following such incurrence and:

(a)
that are issued by Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent, any Replacement Issuer or any Holding Company of the Parent that becomes the issuer of Senior Unsecured Notes originally issued by Bidco Parent after the date of this Agreement pursuant to an Additional Senior Unsecured Offering;

(b)	having a final maturity (with no sinking fund payments) of no earlier than the latest Final Maturity Date then existing at the time of the issuance of such notes;

(c)	in respect of which the “cross-default” event of default with respect to a default under other indebtedness shall be limited to cross-default to any payment default and cross-acceleration;

(d)	that are unsecured except that:

(i)
where such notes are issued by Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent or any Replacement Issuer, they may be secured by a pledge of the shares in the relevant issuer or, in each case, one of their parent companies; and

(ii)
in relation to the Original Senior Unsecured Notes or, at any time after the Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any other Senior Unsecured Notes, they may be secured by a pledge of the shares in the Parent and over the proceeds loan from Holdco to the Parent;

(e)
that, if guaranteed, are not guaranteed by any member of the Bank Group other than any Original Senior Unsecured Notes Guarantor, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of any Original Senior Unsecured Notes Guarantor in favour of the Original Senior Unsecured Notes in force on the Signing Date and (ii) subject to the terms of the Intercreditor Agreement or a Supplemental Intercreditor Agreement; and

(f)
that are designated as (i) “Additional Senior Unsecured Notes” and “Holdco Debt” by written notice from the Parent to the Facility Agent and the Security Agent, and (ii) “Senior Unsecured Notes” in accordance with the Intercreditor Agreement including by written notice from the Parent to each Agent (as defined in the Intercreditor Agreement), in each case, by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after the issuance of the relevant notes.

“Additional Senior Unsecured Offering” means one or more offerings of Additional Senior Unsecured Notes on a registration statement filed with the SEC or pursuant to an exemption from registration under the United States Securities Act of 1933, as amended, including pursuant to Rule 144A and/or Regulation S under the United States Securities Act of 1933, as amended.
“Advance” means:

(a)
when designated “US$ B1 Facility”, the principal amount of each advance made or to be made under the US$ B1 Facility or arising in respect of the US$ B1 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(b)
when designated “EUR B1 Facility”, the principal amount of each advance made or to be made under the EUR B1 Facility or arising in respect of the EUR B1 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(c)
when designated “US$ B2 Facility”, the principal amount of each advance made or to be made under the US$ B2 Facility or arising in respect of the US$ B2 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(d)
when designated “EUR B2 Facility”, the principal amount of each advance made or to be made under the EUR B2 Facility or arising in respect of the EUR B2 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(e)
when designated “US$ B3 Facility”, the principal amount of each advance made or to be made under the US$ B3 Facility or arising in respect of the US$ B3 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(f)
when designated “EUR B3 Facility”, the principal amount of each advance made or to be made under the EUR B3 Facility or arising in respect of the EUR B3 Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances);

(g)
when designated “Revolving Facility”, the principal amount of each advance made or to be made under the Revolving Facility (but excluding for the purposes of this definition, any utilisation of the Revolving Facility by way of Ancillary Facility or Documentary Credit);

(h)
when designated “Additional Facility”, the principal amount of each advance made or to be made under an Additional Facility or arising in respect of an Additional Facility under Clause 16.3 (Consolidation and Division of Term Facility Advances); or

(i)
without any such designation, the “Additional Facility Advance”, the “US$ B1 Facility Advance”, “EUR B1 Facility Advance”, the “US$ B2 Facility Advance”, “EUR B2 Facility Advance”, the “US$ B3 Facility Advance”, “EUR B3 Facility Advance” and/or the “Revolving Facility Advance”, as the context requires, in each case as from time to time reduced by repayment or prepayment.
“Affected Documentary Credit” has the meaning given to such term in Clause 21.2 (Illegality in Relation to an L/C Bank).
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agent” means the Facility Agent or the Security Agent (or both), as the context requires.
“Agreed Security Principles” means the security principles set out in Schedule 16 (Agreed Security Principles).
“Alternative Market Disruption Event” has the meaning given to such term in Clause 17.2(c) (Market Disruption).
“Alternative Reference Bank Rate” has the meaning given to such term in Clause 17.3(b) (Alternative Reference Bank Rate).
“Alternative Reference Banks” means, in relation to any Advance, the principal London offices of Bank of America Merrill Lynch, Deutsche Bank AG, London Branch and Société Générale, London Branch or such other banks as may be appointed by the Facility Agent with the consent of the Parent.
“Amendment Letter” means the amendment letter dated 11 March 2014 between, among others, the Parent and the Facility Agent.
“Ancillary Facility” means any:

(a)	overdraft, automated payment, cheque drawing or other current account facility;

(b)	forward foreign exchange facility;

(c)	derivatives facility;

(d)	guarantee, bond issuance, documentary or stand-by letter of credit facility;

(e)	performance bond facility; and/or

(f)
such other facility or financial accommodation as may be required in connection with the Business of the Bank Group and which is agreed in writing between the relevant Borrower and the relevant Ancillary Facility Lender.

“Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender at any time, and save as otherwise provided in this Agreement, the maximum Euro Amount to be made available under an Ancillary Facility granted by it, to the extent not cancelled or reduced or transferred pursuant to the terms of such Ancillary Facility or under this Agreement.
“Ancillary Facility Documents” means the documents and other instruments pursuant to which an Ancillary Facility is made available and the Ancillary Facility Outstandings under it are evidenced.
“Ancillary Facility Lender” means any Lender which has notified the Facility Agent that it has agreed to its nomination in a Conversion Notice to be an Ancillary Facility Lender in respect of an Ancillary Facility granted pursuant to the terms of this Agreement.
“Ancillary Facility Outstandings” means (without double counting), at any time with respect to an Ancillary Facility Lender and each Ancillary Facility provided by it, the aggregate of:

(a)
all amounts of principal then outstanding under any overdraft, automated payment, cheque drawing or other current account facility (determined in accordance with the applicable terms) as at such time (net of any Available Credit Balance); and

(b)
in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate potential exposure of that Ancillary Facility Lender with respect to it under its Ancillary Facility, as reasonably determined by that Ancillary Facility Lender from time to time in accordance with its usual banking practices for facilities or accommodation of the relevant type (including without limitation, the calculation of exposure under any derivatives facility by reference to the mark-to-market valuation of such transaction at the relevant time).

“Ancillary Facility Termination Date” has the meaning given to such term in paragraph (g) of Clause 8.1 (Utilisation of Ancillary Facilities).
“Annualised EBITDA” has the meaning given to it in Clause 23.1 (Financial Definitions).
“Anti-Terrorism Law” means each of:

(a)
Executive Order No. 13224 on Terrorist Financing - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism issued 23 September 2001, as amended by Order 13268 (as so amended, the Executive Order);

(b)	the Patriot Act;

(c)	the Money Laundering Control Act of 1986 18 U.S.C, section 1956; and

(d)	any updates or replacements to the laws listed above in paragraphs (a) to (c) which are enacted in the United States subsequent to the date of this Agreement.
“Arrangers” means the Global Coordinator and the Mandated Lead Arrangers and “Arranger” means any of them.
“Asset Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and an Asset Transferring Party where:

(a)	in the case of an asset being transferred by the Borrower Holdco to the Asset Transferring Party that asset:

(i)	is first transferred by the Borrower Holdco to a member of the Bank Group; and

(ii)	may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to an Asset Transferring Party; or

(b)	in the case of an asset being transferred by an Asset Transferring Party to the Borrower Holdco, that asset:

(i)	is first transferred by that Asset Transferring Party to a member of the Bank Group; and

(ii)	may then be transferred between various members of the Bank Group, and is finally transferred (insofar as such transaction relates to the Bank Group) to the Borrower Holdco, and where the purpose of each such asset transfer is, in the case of an Asset Passthrough of the type described in paragraph (a) above, to enable the Borrower Holdco to indirectly transfer assets (other than cash) to that Asset Transferring Party and, in the case of an Asset Passthrough of the type described in paragraph (b) above, is to enable an Asset Transferring Party to indirectly transfer assets (other than cash) to the Borrower Holdco, in either case, by way of transfers of those assets to and from (and, if necessary, between) one or more members of the Bank Group in such a manner as to be neutral to the Bank Group taken as a whole provided that:

(c)
the consideration payable (if any) by the first member of the Bank Group to acquire such assets comprises either (i) cash funded or to be funded directly or indirectly by a payment from (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party and (in the case of an Asset Passthrough of the type described in paragraph (b) above) the Borrower Holdco, in either case, in connection with that series of transactions or (ii) Subordinated Funding or (iii) the issue of one or more securities;

(d)
the consideration payable by (in the case of an Asset Passthrough of the type described in paragraph (a) above) the Asset Transferring Party is equal to the consideration received or receivable by the Borrower Holdco and (in the case of an Asset Passthrough of the type described in paragraph (b) above) by the Borrower Holdco is equal to the consideration received or receivable by the Asset Transferring Party (and for this purpose, a security issued by one company shall constitute equal consideration to a security issued by another company where such securities have been issued on substantially the same terms and subject to the same conditions);

(e)
all of the transactions comprising such a series of transactions (from and including the transfer of the assets by the Borrower Holdco to and including the acquisition of those assets by the Asset Transferring Party or vice versa) are completed within five Business Days; and

(f)
upon completion of all of the transactions comprising such a series of transactions, no person (other than another member of the Bank Group) has any recourse to any member of the Bank Group and no member of the Bank Group which is not an Obligor may have any recourse to an Obligor, in each case in relation to such a series of transactions (other than in respect of (i) the Subordinated Funding or any rights and obligations under the securities, in each case, mentioned in paragraph (c) above and

(ii) covenants as to title provided, in the case of an Asset Passthrough of the type described in paragraph (a) above, in favour of the Asset Transferring Party on the same terms as such covenants were provided by the Borrower Holdco in respect of the relevant assets and, in the case of an Asset Passthrough of the type described in paragraph (b) above, in favour of the Borrower Holdco on the same terms as such covenants were provided by the Asset Transferring Party in respect of the relevant assets).
“Asset Securitisation Subsidiary” means any Subsidiary of the Parent or any Subsidiary of any Permitted Affiliate Parent or any other member of the Bank Group, as applicable engaged solely in the business of effecting or facilitating any asset securitisation programme or programmes or one or more receivables factoring transactions.
“Asset Security Release Date” means the date on which the Security granted by the Obligors over their assets (other than any Security granted by an Obligor over the shares in another Obligor and any rights of the Parent in relation to any intercompany loan from the Parent to Torenspits II B.V. or any of its Subsidiaries) is released in accordance with Clause 24.35 (Intercreditor Agreement Amendment).
“Asset Transferring Party” means the member of the Wider Group (or any person in which a member of the Bank Group owns an interest but which is not a member of the Wider Group), other than a member of the Bank Group (except where the asset being transferred is a security where such member of the Wider Group may be a member of the Bank Group), who is the initial transferor or final transferee in respect of a transfer to or from the Borrower Holdco, as the case may be, through one or more members of the Bank Group.
“Associated Company” of a person means:

(a)	any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)
any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.

In this definition:
“Control” means the power of a person:

(a)	by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)	by virtue of any powers conferred by the articles of association or other documents regulating any other person, to direct or cause the direction of the management and policies of that other person, and “Controlled” and “Controlling” have a corresponding meaning.
“Auditors” means a leading firm of independent and internationally recognised accountants appointed by the Parent as its auditors for the purposes of preparing the accounts of the Parent delivered under this Agreement.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in respect of the US$ B1 Facility and the EUR B1 Facility, the period from and including the Syndication End Date to and including the date falling 60 Business Days from the Syndication End Date;

(b)
in respect of the US$ B2 Facility and the EUR B2 Facility, the period from and including the Syndication End Date to and including the earlier of the date falling 60 Business Days from the Closing Date and the date falling 15 months and 2 weeks from the Signing Date;

(c)	in respect of the US$ B3 Facility and the EUR B3 Facility, the period from and including the Signing Date to and including:

(i)	if the Ziggo Acquisition Agreement has terminated in accordance with its terms, the date falling 4 months from the date of such termination;

(ii)	if the Ziggo Acquisition Agreement has not terminated in accordance with its terms and the Closing Date has occurred, the date falling 60 Business Days from the Closing Date; and

(iii)	if the Ziggo Acquisition Agreement has not terminated in accordance with its terms and the Closing Date has not occurred, the date falling 15 months and 2 weeks from the Signing Date; and

(d)	in respect of the Revolving Facility, the period from and including the Signing Date to and including the date falling 1 month prior to the Final Maturity Date.
“Available Additional Facility Commitment” means, in relation to a Lender and an Additional Facility, at any time and save as otherwise provided in this Agreement, its Additional Facility Commitment in relation to that Additional Facility at such time less the amount of its share of the Additional Facility Advances made under that Additional Facility (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required), adjusted to take account of:

(a)
any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Additional Facility Commitment in relation to that Additional Facility, in each case, pursuant to the terms of this Agreement; and

(b)
in the case of any proposed Advance under that Additional Facility, the amount of its share of (i) such Additional Facility Advance (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required) which, pursuant to any other Utilisation Request is to be made on or before the proposed Utilisation Date and (ii) any Additional Facility Advance (converted into the currency of that Additional Facility Commitment at the Facility Agent’s Spot Rate of Exchange at that time if required) in respect of any Additional Facility which is a revolving facility which is due to be repaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, provided always that such amount shall not be less than zero.
“Available Ancillary Facility Commitment” means, in relation to an Ancillary Facility Lender and an Ancillary Facility granted by it at any time, and save as otherwise provided in this Agreement or in the applicable Ancillary Facility Documents, its Ancillary Facility

Commitment at such time, less the Euro Amount of the relevant Ancillary Facility Outstandings at such time, provided always that such amount shall not be less than zero.
“Available Commitment” means, in relation to a Lender, its Available Additional Facility Commitments, its Available US$ B1 Facility Commitments, its Available EUR B1 Facility Commitments, its Available US$ B2 Facility Commitments, its Available EUR B2 Facility Commitments, its Available US$ B3 Facility Commitments, its Available EUR B3 Facility Commitments, its Available Revolving Facility Commitments and its Available Ancillary Facility Commitments, or, in the context of a particular Facility, its Available Additional Facility Commitments, its Available US$ B1 Facility Commitments, its Available EUR B1 Facility Commitments, its Available US$ B2 Facility Commitments, its Available EUR B2 Facility Commitments, its Available US$ B3 Facility Commitments, its Available EUR B3 Facility Commitments, its Available Revolving Facility Commitments or its Available Ancillary Facility Commitments, as the context may require.
“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Facility Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.
“Available EUR B1 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its EUR B1 Facility Commitment at such time less the Euro Amount of its share of the EUR B1 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any EUR B1 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available EUR B2 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its EUR B2 Facility Commitment at such time less the Euro Amount of its share of the EUR B2 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any EUR B2 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available EUR B3 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its EUR B3 Facility Commitment at such time less the Euro Amount of its share of the EUR B3 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any EUR B3 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available Facility” means, in relation to a Facility, at any time, the aggregate amount of the Available Commitments in respect of that Facility at that time.
“Available Revolving Facility” means, at any time, the aggregate amount of the Available Revolving Facility Commitments.
“Available Revolving Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its Revolving Facility Commitment at such time, less the Euro Amount of its share of the Revolving Facility Outstandings, adjusted to take account of:

(a)	any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any Revolving Facility Commitment, in each case, pursuant to the terms of this Agreement; and

(b)
in the case of any proposed Utilisation, the Euro Amount of its share of (i) such Revolving Facility Advance and/or Documentary Credit which pursuant to any other Utilisation Request is to be made, or as the case may be, issued, and (ii) any Revolving Facility Advance and/or Documentary Credit which is due to be repaid, prepaid or expire (as the case may be), in each case, on or before the proposed Utilisation Date, subject to paragraph 4.1(k) of Clause 4.1 (Conditions to Utilisation) and provided always that such amount shall not be less than zero.
“Available US$ B1 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its US$ B1 Facility Commitment at such time less the amount of its share of the US$ B1 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any US$ B1 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available US$ B2 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its US$ B2 Facility Commitment at such time less the amount of its share of the US$ B2 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any US$ B2 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Available US$ B3 Facility Commitment” means, in relation to a Lender, at any time and save as otherwise provided in this Agreement, its US$ B3 Facility Commitment at such time less the amount of its share of the US$ B3 Facility Advances made under this Agreement, adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of, any US$ B3 Facility Commitment, in each case, pursuant to the terms of this Agreement provided always that such amount shall not be less than zero.
“Bank Group” means the Parent and any Permitted Affiliate Parent and each of their direct and indirect Subsidiaries from time to time other than the Bank Group Excluded Subsidiaries.
For information purposes only, the members of the Bank Group as at the Signing Date are listed in Part 2 of Schedule 2 (Members of the Bank Group).
“Bank Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Bank Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 24.2 (Financial Information).
“Bank Group Excluded Subsidiary” means:

(a)	any Subsidiary of the Parent or any Subsidiary of any Permitted Affiliate Parent which is a Dormant Subsidiary and which is not a Guarantor;

(b)	any Unrestricted Subsidiary;

(c)	any Subsidiary of the Parent or any Subsidiary of any Permitted Affiliate Parent which is a Project Company;

(d)	any Asset Securitisation Subsidiary; and

(e)	any company which becomes a Subsidiary of the Parent or a Subsidiary of any Permitted Affiliate Parent in each case, after the Signing Date pursuant to an Asset Passthrough.
provided that any Bank Group Excluded Subsidiary may, at the election of the Parent and upon not less than 10 Business Days prior written notice to the Facility Agent, cease to be a Bank Group Excluded Subsidiary and become a member of the Bank Group.
“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions, including the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting).
“Beneficiary” means a beneficiary in respect of a Documentary Credit.
“Bidco” means LGE HoldCo VII B.V..
“Bidco Additional Facility” has the meaning given to the term “Additional Facility” in the Acquisition Facilities Agreement.
“Bidco Additional Facility Commitment” has the meaning given to the term “Additional Facility Commitment” in the Acquisition Facilities Agreement.
“Bidco Additional Facility Refinancing Amount” means the principal amount outstanding under the Bidco Additional Facility as at the date of any relevant proposed increase in Commitments or the Additional Facility Commencement Date (as applicable) in relation to a refinancing of the Bidco Additional Facility pursuant to a deemed Advance under this Agreement in accordance with paragraph 2.2(a)(iii)(A) of Clause 2.2 (Increase) or paragraph 2.6(c) of Clause 2.6 (Acquisition Facilities Refinancing).
“Bidco Group Reconciliation” means an unaudited schedule to the financial statements of the Senior Unsecured Notes Reporting Entity delivered in accordance with Clause 24.2 (Financial Information), demonstrating the necessary adjustments to the financial statements of the Senior Unsecured Notes Reporting Entity to derive financial information applicable to the Group (as defined in the Acquisition Facilities Agreement) prepared in accordance with IFRS.
“Bidco Parent” means LGE HoldCo VI B.V..
“Borrower Holdco” means a direct Holding Company of a member of the Bank Group which is not a member of the Bank Group.
“Borrowers” means the Original Borrower and any Acceding Borrower unless it has ceased to be a Borrower in accordance with Clause 26.19 (Resignation of a Borrower).
“Break Costs” means:

(a)	the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an

Advance or Unpaid Sum to the last day of the current Interest Period or Term in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period or Term;
exceeds:

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period or Term; or

(b)
for the purposes of Clause 13.4 (Notice of Prepayment or Cancellation), the loss suffered by any Lender as a result of having to unwind any funding contract for reinvestment of proceeds which it had entered into or initiated upon receipt of the notice of prepayment and/or cancellation referred to in Clause 13.4 (Notice of Prepayment or Cancellation).

“Business” means the provision of broadband and communications services, including, without limitation:

(a)	residential telephone, mobile telephone, cable television and Internet services, including wholesale Internet access solutions to Internet service providers;

(b)	data, voice and Internet services to large businesses, public sector organisations and small and medium sized enterprises;

(c)	national and international communications transport services to communications companies;

(d)	the provision of Content,

(e)	that comprises being a Holding Company of one or more persons engaged in such business, and any related ancillary or complementary business to any of the services described above and references to “business” or “ordinary course of business” shall be similarly construed.
“Business Day” means a day (other than a Saturday or Sunday):

(a)	on which banks generally are open for business in London and Amsterdam;

(b)	if such reference relates to a date for the payment or purchase of any sum denominated in euro, which is a TARGET Day;

(c)	if such reference relates to a date for the payment or purchase of any sum denominated in US$, on which banks generally are open for business in New York; and

(d)	if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency (other than euro or US$), the principal financial centre of the country of that currency.
“Business Division Transaction” means any sale, transfer, demerger, contribution, spin off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Bank Group which comprise all or part of any business division (or its predecessors or successors), to or with any other entity or person, whether or not within the Bank Group, in each case, where such transaction has the prior approval of the Instructing Group.
“Capital Expenditure” means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Bank Group in accordance with IFRS.
“Captive Insurance Company” means any captive insurance company for the Wider Group (or any part thereof, which includes the Bank Group).
“Cash” means, at any time, without double counting:

(a)	all Cash Equivalent Investments; and

(b)
cash (in cleared balances) denominated in euro (or any other currency freely convertible into euro) and credited to an account in the name of a member of the Bank Group, Holdco, the Group (as defined in the Acquisition Facilities Agreement), Bidco Parent or any other issuer of Holdco Debt (as applicable) with an Acceptable Bank and to which such a member of the Bank Group, Holdco, the Group (as defined in the Acquisition Facilities Agreement), Bidco Parent or any other issuer of Holdco Debt (as applicable) is alone (or, in the case of a member of the Bank Group, together with other members of the Bank Group) beneficially entitled and for so long as:

(i)
such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received within 2 Business Days of notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit); or

(ii)
such cash has been deposited with an Acceptable Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Total Net Debt, and, in any such case:

(A)
repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Bank Group, Holdco, the Group (as defined in the Acquisition Facilities Agreement), Bidco Parent or any other issuer of Holdco Debt (as applicable) or of any other person whatsoever or on the satisfaction of any other condition;

(B)
there is no encumbrance over that cash except for the Security or any encumbrance constituted by a netting or set-off arrangement entered into by members of the Bank Group, Holdco, the Group (as defined in the Acquisition Facilities Agreement), Bidco Parent or any other issuer of Holdco Debt (as applicable) in the ordinary course of their banking arrangements and any security interest granted in connection with such banking arrangements; and

(C)	the cash is freely and (except as mentioned in paragraph (ii) above) immediately available to be applied in repayment or prepayment of the Facilities or Financial Indebtedness of the Group (as defined in the Acquisition Facilities Agreement), Bidco Parent or any other issuer of Holdco Debt (as applicable).
“Cash Equivalent Investment” means, without double counting:

(a)	debt securities which are freely negotiable and marketable:

(i)	which mature not more than 12 months from the relevant date of calculation; and

(ii)	which are rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s;

(b)
certificates of deposit of, or time deposits or overnight bank deposits with, any Acceptable Bank or commercial bank whose short-term securities are rated at least A 2 by Standard and Poor’s or Fitch or P 2 by Moody’s and having maturities of 12 months or less from the date of acquisition;

(c)
commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A 2 by Standard & Poor’s or Fitch or P 2 by Moody’s (or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating) and having an original tenor of 12 months or less;

(d)
medium term fixed or floating rate notes of an issuer rated at least A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s at the time of acquisition and having a remaining term of 12 months or less from the date of acquisition;

(e)
any investment in a money market fund or enhanced yield fund (i) whose aggregate assets exceed €250,000,000 and (ii) at least 90% of whose assets constitute Cash Equivalent Investments of the type described in paragraphs (a) to (d) of this definition;

(f)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Bank Group is incorporated and/or carries out its business, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(g)
marketable general obligations issued by any political subdivision of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or any country in which a member of the Bank Group is incorporated and/or carries out its business, or by an instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States of America, the United Kingdom, any member state of the European Economic Area, any Participating Member State or such country is pledged in support thereof) and, at the time of acquisition, having a credit rating of A- or higher from either Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited;

(h)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(i)	repurchase obligations with a term of not more than seven days from underlying securities of the types described in (e), (f) and (g) entered into with an Acceptable Bank; or

(g)	any other debt security approved by the Instructing Group,
in each case, to which any member of the Bank Group, Holdco, the Group (as defined in the Acquisition Facilities Agreement) or Bidco Parent is alone (or, in the case of a member of the Bank Group or Holdco, together with other members of the Bank Group or Holdco) beneficially entitled at that time and which is not issued or guaranteed by any member of the Bank Group or subject to any security (other than Security arising under the Security Documents).
“Cash Flow” means, for any period, as set out in the most recent relevant management accounts of or in respect of the Target for that period, the Annualised EBITDA of or relating to the Target for such period:

(a)	minus Capital Expenditure of or relating to the Target for such period;

(b)	minus all Taxes actually paid and/or falling due for payment by or in respect of the Target during such period;

(c)	minus the amount of all dividends, redemptions and other distributions payable by the Target during such period on, or in respect of any of its share capital not held by a member of the Bank Group;

(d)	minus any increase or plus any decrease in working capital of or in respect of the Target for such period;

(e)
minus the aggregate of (i) Interest payable by or in respect of the Target during such period and (ii) an amount equal to the Interest that would have been payable in respect of an Advance made during such period in an amount equal to the principal amount of Financial Indebtedness incurred in connection with the Acquisition of the Target, and plus any Interest that was received by the Target during such period; and

(f)
minus all extraordinary or exceptional items (including one off restructuring costs) which were paid by the Target during such period on (net of any cash proceeds of insurance or warranty claims which relate to such items) and plus all extraordinary or exceptional items which were received by or in respect of the Target during such period.

For the purposes of the above calculation no item shall be effectively deducted or credited more than once.
“Centre of Main Interests” has the meaning given to such term in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.
“Certain Funds Period” means the period:

(a)	in respect of the US$ B1 Facility and the EUR B1 Facility, the period from and including the Syndication End Date to and including the date falling 60 Business Days from the Syndication End Date;

(b)	in relation to any EUR B2 Facility Advance or any US$ B2 Facility Advance, the period from and including the Syndication End Date to and including the earlier of the date falling 60 Business Days from the Closing Date and the date falling 15 months and 2 weeks from the Signing Date; and

(c)	in relation to any EUR B3 Facility Advance or any US$ B3 Facility Advance, from and including the Signing Date to and including the earlier of:

(i)	if the Ziggo Acquisition Agreement has terminated in accordance with its terms, the date of such termination;

(ii)	if the Ziggo Acquisition Agreement has not terminated in accordance with its terms and the Closing Date has occurred, the date falling 60 Business Days from the Closing Date; and

(iii)	if the Ziggo Acquisition Agreement has not terminated in accordance with its terms and the Closing Date has not occurred, the date falling 15 months and 2 weeks from the Signing Date.
“Certain Funds Utilisation” means any EUR B1 Facility Advance, any US$ B1 Facility Advance, EUR B2 Facility Advance, any US$ B2 Facility Advance, any EUR B3 Facility Advance or any US$ B3 Facility Advance made or to be made under Clause 3.3 (Utilisations during the Certain Funds Period), in each case made during the Certain Funds Period, in each case.
“Change of Control” has the meaning given to it in Clause 14.1 (Change of Control).
“Clean Up Period” has the meaning given to it in Clause 25.3 (Breach of Other Obligations).
“Closing Date” means the date on which the shares tendered under the offer in relation to the Ziggo Acquisition are first settled after Bidco has declared the offer in relation to the Ziggo Acquisition unconditional (gestand gedaan) in accordance with the Dutch Decree on Public Bids pursuant to the Dutch Financial Supervision Act (Besluit openbare biedingen Wft) and the documents in relation to the offer in relation to the Ziggo Acquisition.
“Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Signing Date and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.
“Commitments” means:

(a)	when designated “Additional Facility” in relation to a Lender and an Additional Facility at any time and save as otherwise provided in this Agreement:

(i)
the amount set out opposite its name in the Additional Facility Accession Deed in relation to that Additional Facility and the amount of any other Additional Facility Commitment in relation to that Additional Facility transferred to it under this Agreement;

(ii)	the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement; and

(iii)	any amount of that Additional Facility assumed by it in accordance with Clause 2.2 (Increase);

(b)	when designated “US$ B1 Facility” in relation to a Lender and a US$ B1 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other US$ B1 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other US$ B1 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(c)	when designated “EUR B1 Facility” in relation to a Lender and a EUR B1 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other EUR B1 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other EUR B1 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(d)	when designated “US$ B2 Facility” in relation to a Lender and a US$ B2 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other US$ B2 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other US$ B2 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(e)	when designated “EUR B2 Facility” in relation to a Lender and a EUR B2 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other EUR B2 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other EUR B2 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(f)	when designated “US$ B3 Facility” in relation to a Lender and a US$ B3 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other US$ B3 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other US$ B3 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase);

(g)	when designated “EUR B3 Facility” in relation to a Lender and a EUR B3 Facility at any time and save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other EUR B3 Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, the amount specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other EUR B3 Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(h)	when designated “Revolving Facility” save as otherwise provided in this Agreement:

(i)
in relation to an Original Lender, the amount set out opposite its name in the relevant column of Schedule 1 and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or the amount assumed by it in accordance with Clause 2.2 (Increase); and

(ii)
in relation to any other Lender, as specified in the Transfer Deed or the Transfer Agreement pursuant to which such Lender becomes a party to this Agreement and any amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), in each case to the extent:

(a)	not cancelled, reduced or transferred by it under this Agreement; and

(b)
without any such designation, means “Additional Facility Commitment”, “US$ B1 Facility Commitment”, “EUR B1 Facility Commitment”, “US$ B2 Facility Commitment”, “EUR B2 Facility Commitment”, “US$ B3 Facility Commitment”, “EUR B3 Facility Commitment” and “Revolving Facility Commitment”, as the context requires, and any “Commitment” means either each or any of the foregoing, as the context requires.

“Common Holding Company” has the meaning given to such term in paragraph 27.1(a)(v) of Clause 27.1 (Permitted Affiliate Group Designation).
“Common Holding Company Group Reconciliation” means an unaudited schedule to the financial statements of the relevant Common Holding Company delivered in accordance with Clause 24.2 (Financial Information), demonstrating the necessary adjustments to the financial statements of that Common Holding Company to derive financial information applicable to the Bank Group prepared in accordance with IFRS.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of either the LMA or the LSTA or in any other form agreed between the Parent and the Facility Agent.
“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an Internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).
“Content Transaction” means any sale, transfer, demerger, contribution, spin-off or distribution of, any creation or participation in any joint venture and/or entering into any other transaction or taking any action with respect to, in each case, any assets, undertakings and/or businesses of the Bank Group which comprise all or part of the Content business of the Bank Group, to or with any other entity or person whether or not within the Bank Group.
“Conversion Notice” has the meaning given to such term in paragraph (a) of Clause 8.1 (Utilisation of Ancillary Facilities).
“Cost” means the cost estimated in good faith by the relevant member of the Bank Group to have been incurred or to be received by that member of the Bank Group in the provision or receipt of the relevant service, facility or arrangement, including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport and materials or other costs incurred or received in the provision or receipt of such service, facility or arrangement, but excluding costs which are either not material or not directly attributable to the provision or receipt of the relevant service, facility or arrangement.
“Debt Pushdown” has the meaning given to that term in Clause 24.37 (Debt Pushdown).
“Debt Pushdown Date” means the date on which the Debt Pushdown occurs.
“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.
“Defaulting Lender” means any Lender (other than a Lender which is or becomes a member of the Wider Group):

(a)
which has failed to make its participation in an Advance available or has notified the Facility Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 4.2 (Lenders’ Participations) or has failed to provide cash collateral (or has notified an L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within two Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Designated Gross Amount” has the meaning given to such term in Clause 8.1(b) (Utilisation of Ancillary Facilities).
“Designated Net Amount” has the meaning given to such term in Clause 8.1(b) (Utilisation of Ancillary Facilities).
“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.
“Designated Website” has the meaning given to such term in Clause 40.3(a) (Use of Websites/E-mail).
“Disputes” has the meaning given to such term in Clause 47.1 (Courts).
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)
the occurrence of any other event which results in a material disruption (of a technical or systems-related nature) to the treasury or payments operations of a Finance Party to this Agreement preventing that, or any other Finance Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“Documentary Credit” means a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit issued or to be issued by an L/C Bank pursuant to Clause 4.1 (Conditions to Utilisation).
“Dormant Subsidiary” means a member of the Bank Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of more than €10,000 (excluding loans existing on the Signing Date owed to it by members of the Bank Group) or its equivalent in other currencies.
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Newco” means Ziggo Deelnemingen B.V..
“EBITDA” has the meaning given to it in Clause 23 (Financial Covenants).
“Effective Date” has the meaning given to such term in paragraph (a) of Clause 8.1 (Utilisation of Ancillary Facilities).
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Bank Group conducted on or from the properties owned or used by any member of the Bank Group.

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)	may not be repaid at any time prior to the repayment in full of all Outstandings and cancellation of all Available Commitments;

(b)	carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments;

(c)	is either (i) structurally and contractually subordinated to the Facilities or (ii) contractually subordinated to the Facilities, in each case, pursuant to the Intercreditor Agreement; and

(d)
if not already subject to Security created under the Original Security Documents, Security in favour of the Security Agent on terms satisfactory to the Security Agent is promptly granted by the relevant creditor over its rights with respect to any such Financial Indebtedness.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each person, entity, trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Bank Group under section 414 of the Code. When any provision of this Agreement relates to a past event, the term “ERISA Affiliate” includes any person that was an ERISA Affiliate of a member of the Bank Group at the time of that past event.
“EUR B1 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2 (The Facilities).
“EUR B1 Facility Margin” means, subject to the Margin Ratchet, 2.75 per cent. per annum.
“EUR B1 Facility Outstandings” means, at any time, the aggregate principal amount of the EUR B1 Facility Advances outstanding under this Agreement.
“EUR B2 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2 (The Facilities).
“EUR B2 Facility Margin” means, subject to the Margin Ratchet, 2.75 per cent. per annum.
“EUR B2 Facility Outstandings” means, at any time, the aggregate principal amount of the EUR B2 Facility Advances outstanding under this Agreement.
“EUR B3 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2 (The Facilities).
“EUR B3 Facility Margin” means, subject to the Margin Ratchet, 2.75 per cent. per annum.
“EUR B3 Facility Outstandings” means, at any time, the aggregate principal amount of the EUR B3 Facility Advances outstanding under this Agreement.
“EUR B4 Facility” has the meaning given to that term in the Acquisition Facilities Agreement.

“EUR B4 Facility Commitment” has the meaning given to that term in the Acquisition Facilities Agreement.
“EUR B4 Facility Refinancing Amount” means the principal amount outstanding under the EUR B4 Facility as at the date of any relevant proposed increase in Commitments or the Additional Facility Commencement Date (as applicable) in relation to a refinancing of the EUR B4 Facility pursuant to a deemed Advance under this Agreement in accordance with paragraph (a)(iii)(A) of Clause 2.2 (Increase) or paragraph (a) of Clause 2.6 (Acquisition Facilities Refinancing).
“EURIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in euro on which interest for a given period is to accrue:

(a)	the rate per annum for deposits in euro which appears on the Relevant Page for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the European Interbank Market deposits in euro for such period at or about 11.00 a.m. (Brussels time) on the Quotation Date for such period, provided that, in relation to the EUR B1 Facility, EUR B2 Facility, and the EUR B3 Facility, the rate shall not be less than the EURIBOR Floor Percentage.
“EURIBOR Floor Percentage” means, in relation to the EUR B1 Facility, EUR B2 Facility and the EUR B3 Facility only, 0.75 per cent. per annum.
“Euro Amount” means at any time:

(a)
in relation to an Advance denominated in euro, the amount thereof, and in relation to any other Advance, the euro equivalent of the amount specified in the Utilisation Request (as at the date thereof) for that Advance, in each case, as adjusted, if necessary, in accordance with the terms of this Agreement and to reflect any repayment, consolidation or division of that Advance;

(b)
in relation to a Documentary Credit, (i) if such Documentary Credit is denominated in euro, the Outstanding L/C Amount in relation to it at such time or (ii) if such Documentary Credit is not denominated in euro, the equivalent in euro of the Outstanding L/C Amount at such time, calculated as at the later of (1) the date which falls 2 Business Days before its issue date or any renewal date or (2) the date of any revaluation pursuant to Clause 7.5 (Revaluation of Documentary Credits);

(c)	in relation to any Ancillary Facility granted by a Lender, the amount of its Revolving Facility Commitment converted to provide its Ancillary Facility Commitment as at the time of such conversion; and

(d)
in relation to any Outstandings, the aggregate of the Euro Amounts (calculated in accordance with paragraphs (a), (b) and (c) above) of each outstanding Advance and/or Outstanding L/C Amount, made under the relevant Facility or Facilities (as the case may be) and/or in relation to Ancillary Facility Outstandings, (i) if such Outstandings are denominated in euro, the aggregate amount of such Outstandings at such time and (ii) if such Outstandings are not denominated in euro, the euro equivalent of the aggregate amount of such Outstandings at such time.

“European Interbank Market” means the interbank market for euro operating in Participating Member States.
“Event of Default” means any of the events or circumstances described as such in Clause 25 (Events of Default).
“Excess Capacity Network Service” means the provision of network services, or agreement to provide network services, by a member of the Bank Group in favour of one or more other members of the Wider Group where such network services are only provided in respect of the capacity available to such member of the Bank Group in excess of that network capacity it requires to continue to provide current services to its existing and projected future customers and to allow it to provide further services to both its existing and projected future customers.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Ancillary Facility” means the ancillary facility in an aggregate amount of up to €50,000,000 under the current account facility agreement dated 6 September 2011 between, among others, the Parent and Rabobank.
“Existing Financial Indebtedness” means the Financial Indebtedness existing as at the Signing Date, details of which are set out in Schedule 11 (Existing Financial Indebtedness).
“Existing Credit Agreement” has the meaning given to such term in the Intercreditor Agreement in force on the Signing Date.
“Existing Senior Credit Facilities Agreement” means the senior credit facilities agreement made between, inter alia, the Parent and Ziggo B.V. as original borrowers, ABN Amro Bank N.V., BNP Paribas Fortis S.A./N.V., Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Credit Suisse AG, London Branch, Goldman Sachs International, ING Bank, J.P. Morgan Limited, Morgan Stanley Bank International Limited and Societe Generale, London Branch as bookrunners and mandated lead arrangers, ING Bank N.V. as agent and security agent and the financial and other institutions named in it as lenders dated 21 March 2013 (as amended and restated).
“Existing Senior Secured Notes” the 2017 Senior Secured Notes and the 2020 Senior Secured Notes.
“Expiry Date” means, in relation to any Documentary Credit granted under this Agreement, the date stated in it to be its expiry date or the latest date on which demand may be made under it being a date falling on or prior to the Final Maturity Date in respect of the Revolving Facility.
“Facilities” means any Additional Facility, the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, US$ B3 Facility, the EUR B3 Facility, the Revolving Facility, any Ancillary Facility and any Documentary Credit granted to the Borrowers under this Agreement, and “Facility” means any of them, as the context may require.

“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at the Specified Time on a particular day.
“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement or in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“Fee Letter” means (a) the fee letter dated on or around the date of this Agreement entered into between, among others, Ziggo B.V., Bidco and Bidco Parent and the Mandated Lead Arrangers and (b) any other letter signed by a Borrower which sets out any of the fees payable under Clause 18 (Commission and Fees).
“Final Maturity Date” means:

(a)	in respect of the Revolving Facility, 30 June 2020;

(b)	in respect of the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility and the EUR B3 Facility, 15 January 2022; and

(c)
in respect of an Additional Facility, as agreed by the Parent and the relevant Additional Facility Lenders in the relevant Additional Facility Accession Deed, but subject to Clause 2.4 (Additional Facilities).

“Finance Documents” means:

(a)	this Agreement, any Documentary Credit and any Accession Notice;

(b)	the Fee Letters;

(c)	any Ancillary Facility Documents;

(d)	the Security Documents;

(e)	the Intercreditor Agreement;

(f)	any Supplemental Intercreditor Agreement;

(g)	each Additional Facility Accession Deed;

(h)	each Utilisation Request;

(i)	any Resignation Letter;

(j)	any Selection Notice; and
any other agreement or document designated a “Finance Document” in writing by the Facility Agent and the Parent.
“Finance Lease” means a lease treated as a capital or finance lease pursuant to IFRS provided that, upon a change in IFRS eliminating the difference in treatment of operating leases and capital leases, “Finance Lease” shall be deemed to be a leasing arrangement where the net present value of the payments (using an interest rate determined with reference to yield to maturity in the trading markets for the issue at the date of the lease of Holdco’s or, if applicable, Bidco Parent’s or any Replacement Issuer’s unsecured senior notes with the longest maturity date at the date of the lease) exceeds 90% of the fair value of the asset.
“Finance Parties” means the Facility Agent, the Arrangers, the Bookrunners, the Security Agent and the Lenders and “Finance Party” means any of them.
“Financial Indebtedness” means, without double counting, indebtedness in respect of:

(a)	money borrowed or raised and debit balances at banks or other financial institutions;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collection);

(e)
payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(f)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (a) to (e) above;

(g)
guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (f) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Bank Group for the indebtedness of the type falling within (a) to (f) above of another member of the Bank Group);

(h)
(for the purposes of Clause 25.5 (Cross Default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value (or, if any actual amount is due as a result of the termination or close-out of all or part of that derivative transaction, that amount together with the marked-to-market value of any part of that derivative transaction in respect of which no amount is due as a result of a termination or close-out) shall be taken into account);

provided that the following shall not be regarded as Financial Indebtedness:

(i)	any indebtedness which has been cash-collateralised, to the extent so cash-collateralised;

(ii)	any deposits or prepayments received by any member of the Bank Group from a customer or subscriber for its service;

(iii)	indebtedness which is in the nature of equity (other than redeemable shares);

(iv)	obligations under Finance Leases;

(v)
any indebtedness in respect of any transaction or series of transactions that may be entered into by any member of the Bank Group pursuant to which any member of the Bank Group may sell, convey or otherwise transfer to (1) an Asset Securitisation Subsidiary (in the case of a transfer by any member of the Bank Group) and (2) any other person (in the case of a transfer by an Asset Securitisation Subsidiary), or may grant a security interest in, any receivables (whether now existing or arising in the future) of any member of the Bank Group, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitisation involving receivables; and

(vi)	any “parallel debt” obligations to the extent such obligations mirror other Financial Indebtedness.
“Financial Quarter” means the period commencing on the day immediately following any Quarter Date in each year, and ending on the next succeeding Quarter Date.
“Fitch” means Fitch Ratings or any successor thereof.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any member of the Bank Group for the benefit of employees of any member of the Bank Group residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Full Ownership Date” means the date on which Bidco owns, directly or indirectly, an aggregate amount of 100% of the shares in Ziggo N.V. or 100% of the shares in the direct Subsidiary of Ziggo N.V..

“Funded Excluded Subsidiary” means, in respect of a Funding Passthrough, the Bank Group Excluded Subsidiary or any person in which a member of the Bank Group owns an interest but which is not a member of the Bank Group which:

(a)	indirectly receives funding from the Borrower Holdco; and/or

(b)
by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by it, directly or indirectly, makes a payment to the Borrower Holdco.

“Funding Passthrough” means a series of transactions between the Borrower Holdco, one or more members of the Bank Group and a Funded Excluded Subsidiary where:

(a)	in the case of funding being provided by the Borrower Holdco to the Funded Excluded Subsidiary, that funding is:

(i)	first made available by the Borrower Holdco to the Parent by way of the subscription for new securities, capital contribution or Subordinated Funding;

(ii)
secondly (if relevant) made available by the recipient of the Funding Passthrough under (i) above, to a member of the Bank Group (other than the Parent) which may be followed by one or more transactions between members of the Bank Group (other than the Parent) and finally made available by a member of the Bank Group (other than the Parent) to the Funded Excluded Subsidiary in all such cases by way of either the subscription for new securities, the advancing of loans or capital contribution; or

(b)	in the case of a payment to be made by the Funded Excluded Subsidiary to the Borrower Holdco that payment is:

(i)
first made by the Funded Excluded Subsidiary to a member of the Bank Group, and thereafter is made between members of the Bank Group (as relevant), by way of dividend or other distribution, loan or payment of interest on or the repayment of the principal amount of any indebtedness owed by such Funded Excluded Subsidiary or relevant member of the Bank Group; and

(ii)
finally made by the Parent to the Borrower Holdco by way of dividend or other distribution, loan or the payment of interest on or the repayment of the principal amount of any loan made by way of Subordinated Funding.

“Funds Flow Memorandum” means the funds flow memorandum which is in a form consistent with the Structure Memorandum and identified as being delivered in a final form by the Parent to the Facility Agent pursuant to this Agreement.
“GAAP” means accounting principles generally accepted in the United States.
“Group Structure Chart” means the structure chart of the Bank Group prepared as of the Signing Date in the form delivered to the Facility Agent on or prior to the Signing Date.
“Guarantors” means the Original Guarantors and any Acceding Guarantors and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 43.7 (Release of Guarantees and Security).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.
“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, commodity hedging transaction, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
“Holdco” means Ziggo Bond Company B.V..
“Holdco Debt” means any Financial Indebtedness of Holdco and, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent and any Replacement Issuer and, in each case, or one or more of their Subsidiaries (other than a member of the Bank Group) in the form of:

(a)	Senior Unsecured Notes; and/or

(b)
any Financial Indebtedness incurred after the Signing Date (including any Financial Indebtedness incurred under the bridge facility provided under the Subordinated Bridge Facility Agreement) where the incurrence of such Financial Indebtedness would not result in the pro forma ratio (giving effect to such incurrence and the ultimate use of proceeds thereof, which shall not include any cash balances) on the Quarter Date prior to such incurrence (giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) exceeding the ratio set out in Clause 23.2(b) (Financial Ratios) for the Quarter Date following such incurrence, provided that, in respect of any such Financial Indebtedness incurred after the Signing Date, such Financial Indebtedness is designated as “Holdco Debt” by written notice from the Parent to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after such incurrence.
“Holdco Intercompany Debt” means any Financial Indebtedness owed by any member of the Bank Group to the Ultimate Holdco or to its Subsidiaries (other than another member of the Bank Group) from time to time and:

(a)	which is subordinated to the Facilities pursuant to the terms of the Intercreditor Agreement;

(b)
(other than in respect of the loan by Holdco to the Parent of certain proceeds from the issuance of the Original Senior Unsecured Notes and, at any time after the Ziggo Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any loan by Holdco to the Parent of any proceeds from the issue of any other Senior Unsecured Notes) if not already subject to Security created under the Original Security Documents, Security in favour of the Security Agent on terms satisfactory to the Security Agent is promptly granted by the relevant creditor over its rights; and

(c)
if such Financial Indebtedness is in form of a guarantee, then such guarantee is not given by any member of the Bank Group other than any Original Senior Unsecured Notes Guarantor provided that any such guarantee so provided is (i) on subordination and release terms substantially the same as the existing guarantees of any Original Senior Unsecured Notes Guarantor in favour of the Original Senior Unsecured Notes in force on the Signing Date and (ii) subject to the terms of the Intercreditor Agreement or Supplemental Intercreditor Agreement.
“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.
“Holding Company Expenses” means:

(a)
costs (including all professional fees and expenses) incurred by any Holding Company of the Parent or any Holding Company of any Permitted Affiliate Parent from time to time in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Financial Indebtedness of Holdco or any Permitted Affiliate Holdco or any member of the Bank Group;

(b)
indemnification obligations of any Holding Company of the Parent or any Holding Company of any Permitted Affiliate Parent from time to time owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person with respect to its ownership of the Parent or any Permitted Affiliate Parent or the conduct of the business of the Bank Group;

(c)
obligations of any Holding Company of the Parent or any any Holding Company of any Permitted Affiliate Parent from time to time in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Parent or any Permitted Affiliate Parent or the conduct of the business of the Bank Group;

(d)
general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Holding Company of the Parent or any any Holding Company of any Permitted Affiliate Parent from time to time related to the ownership or operation of the business of the Parent or any member of the Bank Group, including acquisitions or dispositions by a member of the Bank Group permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Holding Company;

(e)
fees and expenses payable by any Holding Company of the Parent or any Holding Company of any Permitted Affiliate Parent in connection with any transactions to effect or consummate the Ziggo Acquisition, including transactions to consolidate the holding of share capital in Ziggo N.V., which may include the contribution of an Affiliate entity by a Holding Company of the Parent or any Holding Company of any Permitted Affiliate Parent (“Contributed Entity”) which Contributed Entity holds share capital in Ziggo N.V., (2) intercompany indebtedness (A) by LGE HoldCo VI B.V., the Contributed Entity or a Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Parent, the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Acquisition, including transactions to consolidate the holding of share capital in Ziggo N.V., (3) any intercompany Financial Indebtedness by LGE HoldCo VI B.V. to any of its Affiliates as part of any pushdown of LGE HoldCo VI B.V.’s notes (provided that such Financial Indebtedness is extinguished upon, or shortly after, completion such pushdown, (4) the other transactions contemplated by such pushdown, (5) any transaction to effect or consummate the Post-Closing Reorganisation and (6) payment of fees, costs and expenses in connection with the Ziggo Acquisition (including transactions to consolidate the holding of share capital in Ziggo N.V.), such pushdown and the Post-Closing Reorganisation; and

(f)
to the extent that it would not constitute unlawful financial assistance within the meaning of sections 2:98c of the Dutch Civil Code (provided that this limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of sections 2:98c of the Dutch Civil Code), all costs, liabilities and expenses of Bidco and Bidco Parent in relation to the Ziggo Acquisition.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Finance Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event,
and payment is made within 3 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).
“Increase Lender” has the meaning set out in Clause 2.2 (Increase).
“Increased Cost” means:

(a)	any reduction in the rate of return from a Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)	any additional or increased cost; or

(c)	any reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).
“Information Memorandum” means the information memorandum dated on or about the Signing Date delivered to the Facility Agent on or prior to the Signing Date.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above.
“Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments and participations in outstanding Advances exceeds 50.00 per cent. of the aggregate Available Commitments and outstanding Advances of all of the Lenders (not taking into account any Available Commitments or Advances in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 12.1 (Voluntary Cancellation) or Clause 13.1 (Voluntary Prepayment)) provided that, in relation to a Facility, the “Instructing Group” means at any time, Lenders the aggregate of whose Available Commitments under that Facility and participations in outstanding Advances under that Facility exceeds 50.00 per cent. of the aggregate Available Commitments under that Facility and outstanding Advances under that Facility of all of the Lenders (not taking into account any Available Commitments or Advances under that Facility in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 12.1 (Voluntary Cancellation) or Clause 13.1 (Voluntary Prepayment)).
“Intellectual Property Rights” means all know-how, patents, trade marks, designs and design rights, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).
“Intercreditor Agreement” means the priority agreement dated 12 September 2006, as amended and restated on 6 October 2006, 17 November 2006 and 28 March 2013 and otherwise amended from time to time between, among others, certain of the Obligors, other members of the Bank Group and the applicable Finance Parties.
“Intercreditor Agreement Amendment Date” means the date on which the Intercreditor Agreement is amended in accordance with Clause 24.35 (Intercreditor Agreement Amendment) such that the Intercreditor takes the form of the Proposed New Intercreditor Agreement.
“Interest Date” means the last day of an Interest Period.
“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 16.1 (Interest Periods for Term Facility Advances).
“Interpolated Screen Rate” means, in relation to LIBOR or EURIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant period on which interest is to accrue; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant period on which interest is to accrue, each as of 11.00 am in respect of LIBOR (and as of 11.00 a.m. (Brussels time) in respect of EURIBOR) on the Quotation Date for such period.
“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to any member of the Bank

Group, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a person that is not an Affiliate of the Parent):

(a)	the sale of programming or other Content by any member(s) of the Wider Group to one or more members of the Bank Group;

(b)
the lease or sublease of office space, other premises or equipment terms by one or more members of the Bank Group to one or more members of the Wider Group or by one or more members of the Wider Group to one or more members of the Bank Group;

(c)
the provision or receipt of other services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, by or from one or more members of the Bank Group to or from one or more members of the Wider Group including, without limitation, (i) the employment of personnel, (ii) provision of employee healthcare or other benefits, (iii) acting as agent to buy equipment, other assets or services or to trade with residential or business customers, and (iv) the provision of treasury, audit, accounting, banking, strategy, IT, telephony, office, administrative, compliance, payroll or other similar services provided that the consideration for the provision thereof is, in the reasonable opinion of the Parent, no less than Cost; and

(d)
the extension, in the ordinary course of business and on terms not materially less favourable to the relevant member of the Bank Group than arms’ length terms, by or to any member of the Bank Group to or by any such member of the Wider Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or (c) above.

“Investment Company” has the meaning given to it in the United State Investment Company Act of 1940.
“ISDA” means the International Swaps & Derivatives Association, Inc.
“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the Bank Group and any other person that is not a member of the Bank Group.
“Joint Venture Group” means any Joint Venture and its Subsidiaries from time to time.
“Law” means:

(a)	common or customary law;

(b)	any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)
any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body or any central bank or other fiscal, monetary, regulatory or administrative authority.

“L/C Bank” means any Lender which has been appointed as an L/C Bank in accordance with Clause 7.11 (Appointment and Change of L/C Bank) and which has not resigned in accordance with paragraph (c) of Clause 7.11 (Appointment and Change of L/C Bank).
“L/C Bank Accession Certificate” means a duly completed accession certificate substantially in the form set out in Schedule 12 (Form of L/C Bank Accession Certificate).

“L/C Lender” has the meaning set out in Clause 7.8(b) (Documentary Credit Indemnities).
“L/C Proportion” means, in relation to a Lender in respect of any Documentary Credit and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by such Lender’s Available Revolving Facility Commitment to the Available Revolving Facility immediately prior to the issue of such Documentary Credit.
“Latest Ratio Period” has the meaning given to that term in Clause 24.11 (Disposals).
“Legal Opinions” means any of the legal opinions referred to in paragraph 5 of Part 1 of Schedule (Conditions Precedent) and paragraph 2 of Schedule 8 (Accession Documents) delivered pursuant to Clause 3 (Conditions) and Clause 27 (Acceding Group Companies), respectively.
“Lender” means:

(a)	an Original Lender;

(b)	a person (including each L/C Bank and each Ancillary Facility Lender) which has become a party to this Agreement as a Lender in accordance with the provisions of Clause 26 (Assignments and Transfers);

(c)	a person which has become a party to this Agreement as a Lender by executing an Additional Facility Accession Deed, which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement in a currency (other than euro) on which interest for a given period is to accrue:

(a)	the rate per annum which appears on the Relevant Page for such period at the Specified Time on the Quotation Date for such period;

(b)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate”, the Interpolated Screen Rate; or

(c)
if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Screen Rate” and it is not possible to calculate an Interpolated Screen Rate, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 4 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the relevant currency for such period at or about 11.00 a.m. on the Quotation Date for such period, provided that, in relation to the US$ B1 Facility, the US$ B2 Facility and the US$ B3 Facility, the rate shall not be less than the LIBOR Floor Percentage.
“LIBOR Floor Percentage” means, in relation to the US$ B1 Facility, the US$ B2 Facility and the US$ B3 Facility only, 0.75 per cent. per annum.
“Licence” means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications, Cable and Broadcasting Laws necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement.
“Liquidation Transfer” has the meaning given to such term in Clause 24.30 (Internal Reorganisations).
“Loss Sharing Deed” means the loss sharing deed dated on or around the date of this Agreement (as amended from time to time) between, amongst others, certain Finance Parties.
“Majority Acquisition” has the meaning given in paragraph (k) of the definition of Permitted Acquisition.
“Management Fees” means any management, consultancy or similar fees payable by any member of the Bank Group to any Restricted Person.
“Margin” means the US$ B1 Facility Margin, the EUR B1 Facility Margin, the US$ B2 Facility Margin, the EUR B2 Facility Margin, the US$ B3 Facility Margin, the EUR B3 Facility Margin, the Additional Facility Margin and the Revolving Facility Margin as applicable and, if applicable, adjusted in accordance with the Additional Facility Accession Deed.
“Margin Ratchet” means, in relation to any Margin applicable to an Advance (other than an Additional Facility Advance), following receipt by the Facility Agent of any certificate delivered under Clause 4.1(b) (Conditions to Utilisation), the certificate delivered under Clause 24.2(d)(ii) (Financial Information) or the certificate delivered under Clause 24.3(c) (Information - Miscellaneous), the Margin for that Advance, with effect on the first day of the first Interest Period or Term for that Advance (in the case of a certificate delivered under Clause 4.1(b) (Conditions to Utilisation)) or, as applicable, the first day of the immediately succeeding Interest Period or Term for that Advance will be the percentage per annum set out below in the column for the relevant Facility in relation to that Advance opposite the relevant Leverage range as determined from the calculations in the relevant certificate:

Leverage	US$ B1 Facility, US$ B2 Facility and US$ B3 Facility Margin % p.a.	EUR B1 Facility, EUR B2 Facility and EUR B3 Facility Margin % p.a.	Revolving Facility Margin % p.a.
Either (i) Total Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.75:1 or (ii) the ratio of Senior Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.00:1 and the ratio of Total Net Debt to Annualised EBITDA is less than or equal to 4.00:1	2.50	2.75	2.50
Total Net Debt to Annualised EBITDA for the Latest Ratio Period is greater than 3.75:1 unless the ratio of Senior Net Debt to Annualised EBITDA for the Latest Ratio Period is less than or equal to 3.00:1 and the ratio of Total Net Debt to Annualised EBITDA is less than or equal to 4.00:1	2.75	3.00	2.75

If the Parent has failed to deliver a certificate in accordance with Clause 24.2(d)(ii) (Financial Information), then until such time as the certificate is delivered (when each Margin will again be determined in accordance with this definition of “Margin Ratchet”), each Margin shall be the higher percentage per annum set out above in the column for the relevant Facility to which that Margin relates.
“Margin Regulations” means Regulation T, Regulation U and Regulation X.
“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.
“Market Disruption Event” has the meaning given to such term in Clause 17.2(c) (Market Disruption).
“Marketable Securities” means any security which is listed on any publicly recognised stock exchange and which has, or is issued by a company which has, a capitalisation of not less than €1,000,000,000 (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the Bank Group by way of consideration for any disposal permitted under Clause 24.11 (Disposals).
“Material Adverse Effect” means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents.
“Material Subsidiary” means, at the relevant time, any Subsidiary of the Parent or any Subsidiary of any Permitted Affiliate Parent which accounts for more than five per cent. on an unconsolidated basis of consolidated EBITDA of the Bank Group as shown in the financial statements most recently delivered under Clause 24.2 (Financial Information).
“Maturing Advance” has the meaning given to such term in Clause 10.2 (Rollover Advances).
“Merged Entity” has the meaning given to such term in Clause 24.12 (Acquisitions and Mergers).
“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.
“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Bank Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.
“Necessary Authorisations” means all material approvals, consents, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Bank Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.
“Net Proceeds” means the aggregate cash (or cash equivalent) proceeds received by any member of the Bank Group in consideration for or otherwise in respect of a relevant disposal,

net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Bank Group in arranging and effecting that disposal.
“New Equity” means a subscription for capital stock of the Parent or any other form of equity contribution to a member of the Bank Group, in each case, where such subscription or contribution does not result in a Change of Control and is provided by a member of the Wider Group which is not a member of the Bank Group.
“New Lender” has the meaning given to such term in Clause 26.2 (Conditions of assignment or transfer).
“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which the Facility Agent has determined:

(a)
is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each L/C Bank has agreed is acceptable to it notwithstanding that fact, an Original Lender or any Lender to whom a participation from an Original Lender is transferred within 7 Business Days of the date of this Agreement); or

(b)	is a Defaulting Lender; or

(c)
has failed to make (or has notified the Facility Agent that it will not make) a payment to be made by it under Clause 31.10 (Lender’s Indemnity) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at (i)-(ii) of the definition of Defaulting Lender.

“Non-Bank Group Member” has the meaning given to such term in Clause 24.26 (Further Assurance).
“Non-Consenting Lender” is a Lender which does not agree to a consent to an amendment to, or a waiver of, any provision of the Finance Documents where:

(a)	the Parent or the Facility Agent has requested the Lenders to consent to an amendment to, or waiver, of any provision of the Finance Documents;

(b)	the consent or amendment in question requires the agreement of the Lenders affected thereby pursuant to Clause 43.2 (Consents) (and such Lender is one of the Lenders affected thereby);

(c)	Lenders representing not less than 80% of the Commitments or Outstandings, as the case may be, of the Lenders affected thereby have agreed to such consent or amendment; and

(d)	the Parent has notified the Lender it will treat it as a Non-Consenting Lender.
“Non-Funding Lender” is either:

(a)	a Lender which fails to comply with its obligation to participate in any Advance where:

(i)
all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Instructing Group in accordance with the terms of this Agreement;

(ii)	Lenders representing not less than 80% of the relevant Commitments have agreed to comply with their obligations to participate in such Advance; and

(iii)	the Parent has notified the Lender that it will treat it as a Non-Funding Lender;

(b)	a Lender which has given notice to a Borrower or the Facility Agent that it will not make, or it has disaffirmed or repudiated any obligation to participate in, an Advance; or

(c)	a Defaulting Lender.
“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.
“Obligors’ Agent” means the Parent in its capacity as agent for the Obligors pursuant to Clause 31.17 (Obligors’ Agent).
“Operational Expenditure” means any expenditure which is or will be treated as operational expenditure in the financial statements of the Bank Group prepared in accordance with IFRS and delivered to the Facility Agent pursuant to Clauses 24.2(a)(i) or (ii) (Financial Information).
“Optional Currency” means, in relation to any Advance, any currency other than euro or Dollars which:

(a)	is readily available to banks in the London interbank market, and is freely convertible into euro on the Quotation Date and the Utilisation Date for the relevant Advance; and

(b)	has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request.
“Original Company” has the meaning given to such term in the definition of Permitted Acquisition.
“Original Entity” has the meaning given to such term in Clause 24.12 (Acquisitions and Mergers).
“Original Financial Statements” means (i) the audited consolidated financial statements of the Parent prepared in accordance with IFRS for the financial year ended 31 December 2012; and (ii) the audited consolidated financial statements of the Senior Unsecured Notes Reporting Entity as at the date of this Agreement prepared in accordance with IFRS for the financial year ended 31 December 2012.
“Original Lender” means a person (including each L/C Bank and each Ancillary Facility Lender) which is named in Schedule 1.
“Original Security Documents” means the security documents listed in Schedule 10 (Original Security Documents).
“Original Senior Unsecured Notes” means the €1,208,850,000 aggregate principal amount of 8% senior notes due 2018 issued by Ziggo Bond Company B.V., including, as the context requires, any exchange notes issued by Ziggo Bond Company B.V. in relation to such senior notes in connection with the Ziggo Acquisition.
“Original Senior Unsecured Notes Guarantor” means the Parent, Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V..
“Outstanding L/C Amount” means:

(a)	each sum paid or payable by an L/C Bank to a Beneficiary pursuant to the terms of a Documentary Credit; and

(b)
all liabilities, costs (including, without limitation, any costs incurred in funding any amount which falls due from an L/C Bank under a Documentary Credit), claims, losses and expenses which an L/C Bank (or any of the L/C Lenders) incurs or sustains in connection with a Documentary Credit, in each case which has not been reimbursed or in respect of which cash cover has not been provided by or on behalf of a relevant Borrower.
“Outstandings” means, at any time, the Term Facility Outstandings, the Revolving Facility Outstandings, the Additional Facility Outstandings and any Ancillary Facility Outstandings.
“Paper Form Lender” has the meaning given to such term in Clause 40.3(b) (Use of Websites/E-mail).
“Parent Affiliate” means each of the Affiliates of the Parent, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates.
“Pari Passu Debt” has the meaning given to such term in the Intercreditor Agreement.
“Pari Passu Debt Documents” has the meaning given to such term in the Intercreditor Agreement.
“Participating Member State” means any member state of the European Union that at the relevant time has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Patriot Act” has the meaning given to such term in Clause 40.7 (Patriot Act).
“Paying Lender” has the meaning given to such term in Clause 8.6(g) (Adjustment for Ancillary Facilities upon acceleration).
“Permitted Acquisition” means:

(a)	any Acquisition of a member of the Bank Group by any other member of the Bank Group as part of the solvent reorganisation of the Bank Group;

(b)
the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any disposal as contemplated in the proviso to Clause 24.11 (Disposals) and subject to the conditions set out therein);

(c)	the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the Bank Group;

(d)
any acquisition by any member of the Bank Group in connection with a disposal permitted by the provisions of Clause 24.11 (Disposals) and any acquisition or subscription by a member of the Bank Group of shares issued by a Subsidiary of the Parent or a Subsidiary of any Permitted Affiliate Parent which in any such case, is a member of the Bank Group which will, after the acquisition of such shares become a wholly-owned direct or indirect Subsidiary of the Parent or a Subsidiary of any Permitted Affiliate Parent as the case may be, provided that if the other shares of such Subsidiary are subject to existing Security and if such shares are required to remain subject to Security in order to comply with the 80% Security Test pursuant to Clause 24.26(b)(i) (Further Assurance), either (i) such newly issued shares shall also be subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) upon their issue or (ii) such shares shall be made subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) within 10 Business Days of their issue;

(e)	any acquisition made by a member of the Bank Group pursuant to the implementation of an Asset Passthrough or a Funding Passthrough;

(f)
any acquisition by any member of the Bank Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(g)	the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of Clause 24.11(b) (Disposals);

(h)
arising from the conversion of any company (the “Original Company”) from one form of organisation into another form of organisation provided that (i) if, prior to the time of such conversion, the Security Agent has the benefit of Security over the shares of such Original Company or such Original Company is an Obligor, then the Parent shall ensure that the Security Agent is provided with Security over the equivalent ownership interests in, and substantially all of the assets of, the converted organisation, of at least an equivalent nature and ranking to the Security previously provided by the Original Company and (ii) the Security Agent is satisfied that any possibility of the additional Security referred to in this paragraph (h) being challenged or set aside is not materially greater than any such possibility in relation to the Security entered into by or in respect of the share capital of the Original Company;

(i)
any acquisition by any member of the Bank Group of any Senior Unsecured Notes provided that an amount equal to the purchase price paid for the acquisition of any such Senior Unsecured Notes could have been used by such member of the Bank Group to fund a Permitted Payment and provided further that to the extent any such acquisition is made in reliance on any basket amount provided for under the definition of “Permitted Payments”, such amount shall be reduced by an amount equal to the consideration paid for any such acquisition;

(j)	investments in any Asset Securitisation Subsidiary in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by

Clause 24.11(b) (Disposals) that is reasonably necessary or advisable to effect such asset securitisation programme or receivables factoring transaction;

(k)
any Acquisition where, upon completion of the Acquisition, the person acquired will be a Subsidiary of the Parent, a Subsidiary of any Permitted Affiliate Parent or another member of the Bank Group where the Parent or such other member of the Bank Group will own directly or indirectly greater than a 50 per cent. interest in the asset or assets constituting the acquired business (a “Majority Acquisition”) and where:

(i)
the business of the acquired entity or the business acquired, as the case may be, is of substantially the same nature as the business of the Bank Group as at the Signing Date and would not result in the Parent or any Obligor or any other member of the Bank Group being in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure);

(ii)	in the case of any Majority Acquisition where the Acquisition Cost is €200,000,000 or greater, the Parent delivers to the Facility Agent within 60 days of the date of any such Majority Acquisition:

(A)
the most recent six-months management accounts of or relating to the Target together with a certificate signed a director of the Parent certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(B)
a certificate signed by an authorised officer of the Parent which certifies that, if the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 24.2 (Financial Information) (the “Relevant Ratio Period”) but adding to the:

(1)
amount of Senior Net Debt used in such calculation any net increase in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt used in such calculation any net deduction in the Senior Net Debt of the Bank Group (in each case taking into account the amount of Senior Net Debt used to fund the Acquisition Cost); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Target for the Relevant Ratio Period,
the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 4.50:1.

(l)	any Permitted Transaction;

(m)	any purchase or acquisition of any assets in the ordinary course of business; and

(n)	acquisitions not falling within paragraphs (a) to (m) above provided that the aggregate consideration for the acquisitions permitted by this paragraph (n) shall not exceed €300,000,000.
All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Facility Agent’s Spot Rate of Exchange at the relevant time.
“Permitted Affiliate Group Designation Date” means any date on which the Facility Agent provides confirmation to the Parent that the conditions set out in Clause 27.1 (Permitted Affiliate Group Designation) are satisfied.
“Permitted Affiliate Holdco” means the immediate Holding Company of any Permitted Affiliate Parent and any other Holding Company of any Permitted Affiliate Parent that is an issuer of, or has otherwise incurred, Holdco Debt and, in each case, which is a Subsidiary of the Common Holding Company.
“Permitted Affiliate Parent” has the meaning given to such term in Clause 27.1 (Permitted Affiliate Group Designation).
“Permitted Affiliate Transaction” has the meaning given to it in Clause 24.14(e) (Restricted Payments).
“Permitted Disposal” has the meaning given to it in Clause 24.11 (Disposals).
“Permitted Financial Indebtedness” has the meaning given to it in Clause 24.13 (Restrictions on Financial Indebtedness).
“Permitted Joint Venture” means:

(a)
any Acquisition referred to in paragraph (a) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganisation of a person that is not a Subsidiary of the Parent or a Subsidiary of any Permitted Affiliate Parent but in which a member of the Bank Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Bank Group’s interest in that person, other than adjustments to the basis of any member of the Bank Group’s interest in accordance with IFRS;

(b)	the acquisition of any interest in or any investment in, any Joint Venture constituting a Business Division Transaction;

(c)
the joint ventures existing on the date of this Agreement with a member of the Wider Group which are established as ZUM B.V., KvK 30277403, Atoomweg 100, Utrecht and ZUMB B.V., KvK 55676294, Atoomweg 100, Utrecht;

(d)	the joint venture existing on the date of this Agreement with HBO Netherlands Holdings which is established as HBO Nederland Cooperatief U.A.; or

(e)
any Acquisition where, upon completion of the Acquisition, the person acquired will not be a Subsidiary of the Parent, a Subsidiary of any Permitted Affiliate Parent or any other member of the Bank Group where the Parent or another member of the Bank Group will own directly or indirectly no more than a 50 per cent. interest in the asset or assets constituting the acquired business (a “JV Minority Acquisition”) and where:

(i)	the business of the acquired entity or the business acquired, as the case may be, is of the similar nature as the business of the Bank Group as at the Signing Date;

(ii)
in the case of any JV Minority Acquisition where the Acquisition Cost is €200,000,000 or greater, the Parent delivers to the Facility Agent within 60 days of the date of any such JV Minority Acquisition:

(A)
the most recent six months management accounts of or relating to the Target, together with a certificate signed by a director of the Parent certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations; and

(B)
a certificate signed by an authorised officer of the Parent which certifies that (x) no Default has occurred and is continuing or would be caused by the JV Minority Acquisition and (y) if the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 24.2 (Financial Information) (the “Relevant Ratio Period”) but adding to the:

(1)
amount of Senior Net Debt used in such calculation any net increase in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt used in such calculation any net deduction in the Senior Net Debt of the Bank Group since the end of the Relevant Ratio Period (in each case taking into account the amount of Senior Net Debt used to fund the Acquisition Cost); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Target for the Relevant Ratio Period,
the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 4.50:1.
All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Facility Agent’s Spot Rate of Exchange at the relevant time.
“Permitted Payment” has the meaning given to it in Clause 24.14(c) (Restricted Payments).
“Permitted Security Interest” has the meaning given to it in Clause 24.8(a) (Negative Pledge).
“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Senior Secured Finance Documents;

(b)
the solvent liquidation or reorganisation of any member of the Bank Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Bank Group;

(c)
transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)
any payments, loans, guarantees, indemnities, disposals, Financial Indebtedness, liabilities or other transactions contemplated by or required to achieve the Ziggo Acquisition or any of the steps set out in the Structure Memorandum or the Funds Flow Memorandum;

(e)	the Post-Closing Reorganisation;

(f)	the Debt Pushdown;

(g)	the Spin-Off; and

(h)	any transaction with the prior consent of the Instructing Group.
“Plan” means an employee benefit plan as defined in section 3(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Bank Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Bank Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Post-Closing Reorganisation” has the meaning given to such term in Clause 14.1 (Change of Control).
“Predecessor Obligor” has the meaning given to such term in Clause 24.30 (Internal Reorganisations).
“Proceedings” has the meaning given to such term in Clause 47.1 (Courts).
“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the Bank Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the Bank Group who had granted a Security Interest over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such a Security Interest).
“Proportion” in relation to a Lender, means:

(a)
in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the relevant Facility, the relevant Borrowers and the relevant currency to the relevant Available Facility;

(b)	in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of the Euro Amount of such Advance or Advances to the total Euro Amount thereof;

(c)	if paragraph (a) above does not apply and there are no Outstandings, the proportion borne by the aggregate of such Lender’s Available Commitment to the Available

Facilities (or if the Available Facilities are then zero, by its Available Commitment to the Available Facilities immediately prior to their reduction to zero); and

(d)
if paragraph (b) above does not apply and there are any Outstandings, the proportion borne by such Lender’s share of the Euro Amount of the Outstandings to the Euro Amount of all the Outstandings for the time being.

“Proposed New Intercreditor Agreement” means the new intercreditor agreement in the form set out in Schedule 18 (Proposed New Intercreditor Agreement) or such other form as agreed between the Lenders, the Agent and the Parent.
“Public Utility” has the meaning given to it in the United States Federal Power Act of 1920.
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in each financial year of the Parent.
“Quotation Date” means, in relation to any currency and any period for which an interest rate is to be determined:

(a)	if the relevant currency is USD, the first day of that period;

(b)	if the relevant currency is euro, 2 TARGET Days before the first day of that period; or

(c)	in relation to any other currency, 2 Business Days before the first day of that period, provided that if market practice differs in the Relevant Interbank Market for a currency, the Quotation Date for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).
“Ratio Period” has the meaning given to it in Clause 23.1 (Financial Definitions).
“RCF2 Facility” has the meaning given to the term “Revolving Facility” in the Acquisition Facilities Agreement.
“RCF2 Outstandings” has the meaning given to the term “Revolving Facility Outstandings” in the Acquisition Facilities Agreement.
“RCF2 Facility Refinancing Advance” means a cashless Advance under the Revolving Facility the proceeds of which are to be deemed distributed, loaned or otherwise transferred, by any means whatsoever, to Bidco at any time after the Closing Date for the purposes of a repayment of the RCF2 Facility in accordance with its terms.
“Recipient” has the meaning given to it in Clause 19.6 (Value Added Tax).
“Recovering Finance Party” has the meaning given to such term in Clause 36.1 (Payments to Finance Parties).
“Reference Banks” means, subject to Clause 37.3 (Reference Banks), the principal London offices of Credit Suisse AG, London Branch, ING Bank N.V. and The Bank of Nova Scotia.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.
“Regulatory Authority Disposal” means any direct or indirect sale, lease, transfer, issuance or distribution of any part of a present or future undertaking, shares, property, rights, remedies or other assets by one or a series of transactions related or not (each referred to for the purposes of this definition as a “disposal”) by any member of the Bank Group to another member of the Bank Group or any other person, provided that such disposal is required by a regulatory authority or court of competent jurisdiction.
“Relevant Event” means a Default in relation to Clause 25.2 (Non-Payment).
“Relevant Interbank Market” means, in relation to euro, the European Interbank Market and in relation to any other currency, the London interbank market therefor.
“Relevant Page” means the page or service on which the Screen Rate is displayed.
“Renewal Request” means, in relation to a Documentary Credit, a Utilisation Request therefor, in respect of which the proposed Utilisation Date stated in it is the Expiry Date of an existing Documentary Credit and the proposed Euro Amount is the same or less than the Euro Amount of that existing Documentary Credit.
“Repayment Date” means:

(a)	in relation to any Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility, the last day of its Term;

(b)
in respect of the Additional Facility Outstandings (other than in relation any Additional Facility that is a revolving facility), the US$ B1 Facility Outstandings, the EUR B1 Facility Outstandings, the US$ B2 Facility Outstandings, the EUR B2 Facility Outstandings, the US$ B3 Facility Outstandings and the EUR B3 Facility Outstandings on the relevant Final Maturity Date, provided that if any such day is not a Business Day in the relevant jurisdiction for payment, the Repayment Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).
“Repeating Representations” means the representations and warranties which are repeated as set out in Clause 22.29(a) (Times for Making Representations and Warranties).
“Replacement Issuer” means, following any transaction whereby Bidco Parent is no longer the issuer of any Senior Unsecured Notes including the exchange notes issued in relation to the Original Senior Unsecured Notes, the new or acceding issuer of such notes (provided such issuer is a Holding Company of the Parent) or any Holding Company of that new or acceding issuer of such notes, as notified by the Parent to the Facility Agent from time to time.
“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)
a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

“Reporting Entity” means:

(a)	prior to any Permitted Affiliate Group Designation Date, the Parent; and

(b)	on or following any Permitted Affiliate Group Designation Date, the Common Holding Company.
“Resignation Letter” means a letter substantially in the form set out in Schedule 15 (Form of Resignation Letter).
“Restricted Guarantors” means:

(a)	each of the Original Guarantors listed in Part 1 of Schedule 2 (The Original Guarantors); and

(b)
any other Guarantor that accedes to this Agreement pursuant to Clause 27.3 (Acceding Guarantors), which is (i) incorporated, created or organised under the laws of the United States or any State of the United States (including the District of Columbia) and is a “United States person” (as defined in Section 7701(a)(30) of the Code); or (ii) treated for US federal income tax purposes as a disregarded entity that is a branch of a Guarantor described in sub-paragraph (b)(i) hereof.

“Restricted Payment” has the meaning given to it in Clause 24.14 (Restricted Payments).
“Restricted Person” means the Ultimate Holdco (or any successor thereof), any other company (not being a member of the Bank Group) which is a Subsidiary of, or an Associated Company of, the Ultimate Holdco (or any successor thereof) (other than Associated Companies of the Ultimate Holdco which are its Associated Companies by virtue of controlling the Ultimate Holdco (or any successor thereof) or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in the Ultimate Holdco (or any successor thereof)).
“Restricted Subsidiary” means any Subsidiary of the Parent or any Subsidiary of any Permitted Affiliate Parent, other than an Unrestricted Subsidiary.
“Revised Definitions” has the meaning given to it in Clause 24.4 (Change in Accounting Practices).
“Revised Ratios” has the meaning given to it in Clause 24.4 (Change in Accounting Practices).
“Revolving Facility” means the revolving loan facility (including any Ancillary Facility and the Documentary Credit facility) granted to the relevant Borrower pursuant to Clause 2.1(g) (The Facilities).
“Revolving Facility Excluded Amount” means 0.25 multiplied by Annualised EBITDA for the Latest Ratio Period.
“Revolving Facility Instructing Group” means:

(a)
before any Utilisation of the Revolving Facility under this Agreement, a Lender or group of Lenders whose Available Revolving Facility Commitments amount in aggregate to more than 50% of the Available Revolving Facility; and

(b)
thereafter, a Lender or group of Lenders to whom in aggregate more than 50% of the aggregate amount of the Revolving Facility Outstandings are (or if there are no Revolving Facility Outstandings at such time, immediately prior to their repayment, were then) owed, in each case calculated in accordance with the provisions of Clause 43.9 (Calculation of Consent) and provided that the “Revolving Facility Instructing Group” as used in paragraph 4.1(j)(i) of Clause 4.1 (Conditions to Utilisation) in relation to a Rollover Advance in respect of an Additional Facility Advance in relation to a revolving facility shall mean a Lender or group of Lenders to whom in aggregate more than 50% of the aggregate amount of that Additional Facility Advance is owed calculated in accordance with the provisions of Clause 43.9 (Calculation of Consent), and, in each case, not taking into account any Available Revolving Facility Commitments or Revolving Facility Outstandings in relation to which a cancellation or prepayment notice (as applicable) has been served in accordance with Clause 12.1 (Voluntary Cancellation) or Clause 13.1 (Voluntary Prepayment).
“Revolving Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.
“Revolving Facility Outstandings” means, at any time, the aggregate outstanding amount of each Revolving Facility Advance and of each Revolving Lenders Participation in an Outstanding L/C Amount.
“Rollover Advance” has the meaning given to such term in Clause 10.2 (Rollover Advances).
“Screen Rate” means:

(a)
in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)
in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may (following consultation with the Parent and the Lenders) specify another page or service displaying the relevant rate.
“SEC” means the United States Securities and Exchange Commission.
“Security” means the Security Interests created or purported to be created pursuant to the Security Documents.
“Security Documents” means:

(a)	each of the Original Security Documents;

(b)	any security documents required to be delivered by an Acceding Obligor pursuant to Clauses 27.2 (Acceding Borrowers) and 27.3 (Acceding Guarantors);

(c)
any other document executed at any time by any member of the Bank Group or by a member of the Wider Group conferring or evidencing any Security Interest for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(d)	any other document executed at any time pursuant to Clause 24.26 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraphs (a) to (c) above, in each case, to the extent the Security in relation to any Security Document has not been released.
“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.
“Senior Net Debt” has the meaning given to it in Clause 23.1 (Financial Definitions).
“Senior Secured Finance Documents” means:

(a)	any Finance Document;

(b)	any Senior Secured Notes Document;

(c)	any Pari Passu Debt Document; and
any other agreement or document designated a “Senior Secured Finance Document” in writing by the Facility Agent and the Parent.
“Senior Secured Notes” means the Existing Senior Secured Notes, any Additional Senior Secured Notes and any Senior Secured Notes Refinancing.
“Senior Secured Notes Documents” means any Senior Secured Notes, the SSN 2017 Indenture, the SSN 2020 Indenture and any other indenture for any Senior Secured Notes, the Intercreditor Agreement, any guarantee given by any member of the Bank Group in respect of any Senior Secured Notes, any security documents granting security in favour of the holders of any Senior Secured Notes (or any trustee for such holders or security agent or trustee for such holders or trustee), any note depository agreement, any fee letter and any indemnity letter in relation thereto.
“Senior Secured Notes Refinancing” means any notes issued by the Parent, any Borrower, any Permitted Affiliate Parent or any other SSN Finance Subsidiary for the purposes of refinancing all or a portion of (i) the Senior Secured Notes or (ii) the Facilities or (iii) any other Financial Indebtedness of the Bank Group which is secured and ranks pari passu as to right of payment with the Facilities pursuant to and in compliance with the terms of the Intercreditor Agreement (provided, in each case of (i) to (iii) above that such Financial Indebtedness being refinanced would have been permitted to be incurred at the time of issuance of any such notes), in each case, outstanding from time to time (including all fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing) and designated as “Senior Secured Notes Refinancing” by written notice from the Parent to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after the issuance of the relevant notes, in respect of which the following terms apply:

(a)
the principal amount of any such notes shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing) unless any excess principal amount constitutes Additional Senior Secured Notes; and

(b)	such notes satisfy the requirements of paragraphs (a), (b), (c), (d) and (e) of the definition of Additional Senior Secured Notes.
“Senior Unsecured Notes” means high yield debt securities or other instruments not mandatorily convertible into equity, in each case issued by Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent or any Replacement Issuer including the Original Senior Unsecured Notes, Additional Senior Unsecured Notes and any Senior Unsecured Refinancing provided that such high yield debt securities or other instruments not mandatorily convertible into equity are designated as “Holdco Debt” by written notice from the Parent to the Facility Agent and the Security Agent by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after their issuance.
“Senior Unsecured Notes Reporting Entity” means:

(a)	prior to the Closing Date, Holdco;

(b)	on and from the Closing Date but prior to any Permitted Affiliate Group Designation Date, Bidco Parent or any Replacement Issuer; and

(c)	on and from the Closing Date and following any Permitted Affiliate Group Designation Date, the Common Holding Company.
“Senior Unsecured Refinancing” means any Financial Indebtedness incurred by Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent or any parent company of the Parent that becomes the issuer of Senior Unsecured Notes originally issued by Bidco Parent for the purposes of refinancing all or a portion of any Additional Senior Unsecured Notes and/or any Senior Unsecured Refinancing and/or any Senior Secured Notes and/or any Financial Indebtedness permitted to be incurred or outstanding pursuant to Clause 24.13 (Restrictions on Financial Indebtedness), in each case, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable under such Financial Indebtedness being refinanced and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)
the principal amount of any such Financial Indebtedness shall not exceed the principal amount of, and any outstanding interest on, the Financial Indebtedness being refinanced (plus all fees, expenses, commissions, make-whole or other contractual premium payable in connection with such refinancing) unless any excess principal amount constitutes Additional Senior Unsecured Notes;

(b)
it is unsecured, except that where such Financial Indebtedness is issued by Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent or any parent company of the Parent that becomes the issuer of Senior Unsecured Notes originally issued by Bidco Parent, it may be secured by a pledge of the shares in Holdco or, on and from the Closing Date only, any Permitted Affiliate Holdco, Bidco Parent or any parent company of the Parent that becomes the issuer of Senior Unsecured Notes originally issued by Bidco Parent or, in each case, or one of their Holding Companies and, in relation to the Original Senior Unsecured Notes or, at any time after the Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any other Senior Unsecured Notes, it may be secured by a pledge of the shares in the Parent and over the proceeds loan from Holdco to the Parent; and

(c)
if such Financial Indebtedness is guaranteed, it is not guaranteed by any member of the Bank Group other than any Original Senior Unsecured Notes Guarantor, provided that any such guarantee or guarantees so provided are (i) granted on subordination and release terms substantially the same as the existing guarantees of any Original Senior Unsecured Notes Guarantor in favour of the Original Senior Unsecured Notes in force on the Signing Date and (ii) subject to the terms of the Intercreditor Agreement or a Supplemental Intercreditor Agreement,

provided that such Financial Indebtedness is designated as (i) “Senior Unsecured Refinancing” and “Holdco Debt” by written notice from the Parent to the Facility Agent and the Security Agent and (ii) “Senior Unsecured Notes” in accordance with the Intercreditor Agreement including by written notice from the Parent to each Agent (as defined in the Intercreditor Agreement) , in each case, by the date when the consolidated financial statements are due to be provided pursuant to Clause 24.2 (Financial Information) for the first full Financial Quarter after the incurrence of the relevant Financial Indebtedness.
“Sharing Payment” has the meaning given to such term in Clause 36.1(c) (Payments to Finance Parties).
“Signing Date” means the date of this Agreement.
“Solvent Liquidation” has the meaning given to such term in Clause 24.30 (Internal Reorganisations).
“Specified Time” means a time determined in accordance with Schedule 17 (Timetable).
“SSN 2017 Indenture” means the indenture dated as of 9 October 2010 among Ziggo Finance B.V. as issuer, Deutsche Trustee Company Limited as trustee and security trustee and the other parties thereto as amended from time to time.
“SSN 2020 Indenture” means the indenture dated as of 28 March 2013 among Ziggo B.V. as issuer, Deutsche Trustee Company Limited as trustee and ING Bank N.V. as security agent and the other parties thereto as amended from time to time.

“SSN Finance Subsidiary” means any Subsidiary directly and wholly-owned by the Parent or any Subsidiary directly and wholly-owned by any Permitted Affiliate Parent engaged in the business of effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds to any other member of the Bank Group and in either case having no Subsidiaries.
“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.
“Structure Memorandum” means the structure paper entitled “Zanzibar Structuring Offer and Refinancing” describing the proposed structure for the Ziggo Acquisition and delivered by the Parent to the Facility Agent on or prior to the Signing Date as amended, supplemented or replaced by any new structure paper delivered by the Parent to the Facility Agent from time to time provided that such amended, supplemented or replaced structure paper is not materially adverse to the interests of the Lenders unless the Instructing Group has provided consent.
“Subject Party” has the meaning given to it in Clause 19.6 (Value Added Tax).
“Subordinated Bridge Facility Agreement” means the bridge facility agreement dated on or about the Signing Date between, among others, Bidco Parent as borrower.
“Subordinated Funding” means any Financial Indebtedness made available to any member of the Bank Group by any member of the Wider Group that is not a member of the Bank Group which:

(a)	constitutes Holdco Intercompany Debt; or

(b)	constitutes Equity Equivalent Funding,
provided that (i) (other than in respect of the loan by Holdco to the Parent of certain proceeds from the issuance of the Original Senior Unsecured Notes and, at any time after the Ziggo Acquisition Agreement has terminated in accordance with its terms and the Closing Date has not occurred, any loan by Holdco to the Parent of any proceeds from the issue of any other Senior Unsecured Notes) Security is promptly granted by the relevant creditor over its rights and (ii) the relevant debtor and creditor are party to the Intercreditor Agreement as a Debtor or Subordinated Creditor (as such terms are defined in the Intercreditor Agreement), or where the relevant debtor and creditor are party to such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.
“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with an Obligor to be provided with services by an Obligor through the operation of telecommunications and/or television systems operated by the Bank Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).
“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership of such company or entity).
For the purposes of Clause 23 (Financial Covenants) and Clause 24.2 (Financial Information) any provision of this Agreement where the financial terms defined in Clause 23 (Financial Covenants) are used, “Subsidiary” of a person includes any legal entity which is accounted for under applicable IFRS as a Subsidiary of that person.

“Successful Syndication” has the meaning given to that term in the Fee Letter referred to in paragraph (a) of the definition of “Fee Letter”.
“Supplemental Agreement” means the supplemental agreement dated 10 February 2014 between, among others, the Parent and the Facility Agent.
“Supplemental Intercreditor Agreement” means an intercreditor agreement that subordinates any guarantees granted by any member of the Bank Group in respect of any Additional Senior Unsecured Notes and/or any Senior Unsecured Refinancing on terms satisfactory to the Facility Agent or on terms substantially the same as the Intercreditor Agreement.
“Syndication End Date” means the earlier of Successful Syndication and the date falling 30 days from the Signing Date.
“Target” means any assets or entity which is or are the subject of an Acquisition in accordance with the terms of this Agreement.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilise a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Telecommunications, Cable and Broadcasting Laws” means all laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Bank Group, and/or the business carried on by, any member of the Bank Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).
“Term” means:

(a)
in relation to a Revolving Facility Advance or an Additional Facility Advance in relation to a revolving facility, the period for which such Advance is borrowed as specified in the relevant Utilisation Request; and

(b)	in relation to any Documentary Credit, the period from the date of its issue until its Expiry Date.
“Term Facilities” means each Additional Facility (other than any Additional Facility which by its terms is a revolving loan facility) the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility and the EUR B3 Facility and “Term Facility” means any of them, as the context requires.
“Term Facility Advance” means any Additional Facility Advance (other than any Additional Facility Advance under any Additional Facility which by its terms is a revolving loan facility), any US$ B1 Facility Advance, any EUR B1 Facility Advance, any US$ B2 Facility Advance,

any EUR B2 Facility Advance, any US$ B3 Facility Advance and any EUR B3 Facility Advance and “Term Facility Advances” shall be construed accordingly.
“Term Facility Outstandings” means, at any time, the aggregate of the Additional Facility Outstandings (other than any Additional Facility Outstandings under any Additional Facility which by its terms is a revolving loan facility), the US$ B1 Facility Outstandings, the EUR B1 Facility Outstandings, the US$ B2 Facility Outstandings, the EUR B2 Facility Outstandings, the US$ B3 Facility Outstandings and the EUR B3 Facility Outstandings at such time.
“Termination Date” means:

(a)	in relation to the Revolving Facility, the date which is 15 days prior to the Final Maturity Date in respect of the Revolving Facility;

(b)
in relation to the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility and the EUR B3 Facility, the date which is 15 days prior to the Final Maturity Date in respect of the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility and the EUR B3 Facility (as applicable);

(c)	in relation to each Ancillary Facility, the relevant Ancillary Facility Termination Date; and

(d)	in relation to each Additional Facility, the Additional Facility Termination Date specified in the relevant Additional Facility Accession Deed.
“Testing Time” has the meaning given to such term in Clause 24.26 (Further Assurance).
“Total Assets” means the consolidated total assets of the Bank Group as shown on the most recent balance sheet (excluding the footnotes thereto) of the Bank Group delivered in accordance with Clause 24.2(a)(i) or (ii) (Financial Information), as applicable, (and, in the case of any determination relating to any incurrence of indebtedness or any investment, on a pro forma basis including any property or assets being acquired in connection therewith).
“Total Commitments” means the aggregate of the Commitments as the same may be increased in accordance with Clause 2.2 (Increase) or Clause 2.4 (Additional Facilities) or reduced in accordance with this Agreement.
“Total Net Debt” has the meaning given to it in Clause 23.1 (Financial Definitions).
“Transaction Security Documents” has the meaning given to that term in the Existing Senior Credit Facilities Agreement as in force on the Signing Date.
“Transfer Agreement” means a duly completed assignment and assumption substantially in the form set out in Schedule 6 (Form of Transfer Agreement).
“Transfer Date” means, in relation to any Transfer Deed or any Transfer Agreement, the effective date of such transfer as specified in such Transfer Deed or such Transfer Agreement.
“Transfer Deed” means a duly completed deed of transfer and accession substantially in the form set out in Schedule 5 (Form of Transfer Deed) whereby an existing Lender seeks to transfer to a New Lender all or a part of such existing Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 26 (Assignments and Transfers) and such

New Lender agrees to accept such transfer and to be bound by this Agreement and to accede to the Intercreditor Agreement and the Loss Sharing Deed.
“Transferor” has the meaning given to such term in Clause 26.5 (Transfer Agreements).
“Ultimate Holdco” means:

(a)	at any time prior to the Closing Date, Ziggo N.V., together with its successors; and

(b)	at any time on and from the Closing Date, Liberty Global plc, together with its successors.
“United States” or “US” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
“Unpaid Sum” means any sum due and payable by an Obligor under any Finance Document (other than any Ancillary Facility Document) but unpaid.
“Unrestricted Cash” has the meaning given to that term under IFRS.
“Unrestricted Subsidiary” means each Subsidiary of the Parent or Subsidiary of any Permitted Affiliate Parent that is not an Obligor, whose on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Bank Group by way of drawings under the Facilities and which is designated by the Parent or any Permitted Affiliate Parent in writing as an Unrestricted Subsidiary.
“US Borrower” means a member of the Bank Group that is a Borrower incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) or that resides or has a domicile in the United States.
“US Bidco” means any borrower under the Acquisition Facilities Agreement incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States.
“US Guarantor” means any Guarantor that is a US Obligor.
“US Obligor” means any Obligor, any Material Subsidiary or any member of the Bank Group which is a partnership, or a partner of any partnership, that is incorporated or formed under the laws of the United States or any State of the United States (including the District of Columbia) in the United States.
“US$ B1 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2.1 (The Facilities).
“US$ B1 Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.
“US$ B1 Facility Outstandings” means, at any time, the aggregate principal amount of the US$ B1 Facility Advances outstanding under this Agreement.
“US$ B2 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2.1 (The Facilities).
“US$ B2 Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.

“US$ B2 Facility Outstandings” means, at any time, the aggregate principal amount of the US$ B2 Facility Advances outstanding under this Agreement.
“US$ B3 Facility” means a term loan facility granted to the relevant Borrowers pursuant to Clause 2.1 (The Facilities).
“US$ B3 Facility Margin” means, subject to the Margin Ratchet, 2.50 per cent. per annum.
“US$ B3 Facility Outstandings” means, at any time, the aggregate principal amount of the US$ B3 Facility Advances outstanding under this Agreement.
“US$ B4 Facility” has the meaning given to that term in the Acquisition Facilities Agreement.
“US$ B4 Facility Commitment” has the meaning given to that term in the Acquisition Facilities Agreement.
“US$ B4 Facility Refinancing Amount” means the principal amount outstanding under the US$ B4 Facility as at the date of any relevant proposed increase in Commitments or the Additional Facility Commencement Date (as applicable) in relation to a refinancing of the US$ B4 Facility pursuant to a deemed Advance under this Agreement in accordance with paragraph 2.2(a)(iii)(A) of Clause 2.2 (Increase) or paragraph 2.6(a) of Clause 2.6 (Acquisition Facilities Refinancing).
“Utilisation” means the utilisation of a Facility under this Agreement, whether by way of an Advance, the issue of a Documentary Credit or the utilisation of any Ancillary Facility.
“Utilisation Date” means:

(a)	in relation to an Advance, the date on which such Advance is (or is requested) to be made;

(b)	in relation to a utilisation by way of Ancillary Facility, the date on which such Ancillary Facility is established; and

(c)	in relation to a utilisation by way of Documentary Credit, the date on which such Documentary Credit is to be issued, in each case, in accordance with the terms of this Agreement.
“Utilisation Request” means:

(a)	in relation to an Advance a duly completed notice substantially in the form set out in Part 1 to Schedule 4 (Form of Utilisation Request (Advances)); or

(b)	in relation to a Documentary Credit, a duly completed notice substantially in the form set out in Part 2 to Schedule 4 (Form of Utilisation Request (Documentary Credits)).
“VAT” means:

(a)
value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor Financing Arrangements” means any arrangement, contractual or otherwise, pursuant to which credit or other financing is provided or arranged by a supplier (or any of its Affiliates) of assets (including equipment) and/or related services to a member of the Bank Group in connection with such supply of assets and/or services.
“Website Lenders” has the meaning given to such term in Clause 40.3(a) (Use of Websites/E-mail).
“Wider Group” means the Ultimate Holdco and its Subsidiaries from time to time (other than a member of the Bank Group).
“Ziggo Acquisition” means the acquisition by Bidco directly or indirectly of:

(a)
shares in Ziggo N.V. pursuant to the Ziggo Acquisition Agreement that together with any other shares in Ziggo N.V. held by Affiliates of Liberty Global plc, represent at least 65 per cent. of the outstanding shares in Ziggo N.V. (the “Initial Acquisition”); and

(b)
after the Initial Acquisition, any additional shares in Ziggo N.V. from minority shareholders in that entity and the acquisition of any other related assets to facilitate the occurrence of the Full Ownership Date.

“Ziggo Acquisition Agreement” means the merger protocol agreement dated on or about the date of this Agreement between among others, Bidco and Ziggo N.V. in relation to the Ziggo Acquisition delivered to the Facility Agent on or prior to the Signing Date.

1.2	Construction
Unless a contrary indication appears, any reference in this Agreement to:

(a)
“Bidco”, “US Bidco”, “Bidco Parent”, any “Permitted Affiliate Parent”, any “Permitted Affiliate Holdco”, the “Facility Agent”, the “Global Coordinator”, a “Mandated Lead Arranger”, a “Bookrunner”, the “Security Agent”, an “L/C Bank”, an “Ancillary Facility Lender” or a “Lender” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

(b)	“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Facility Agent and the Parent on or prior to the Signing Date;

(c)	“assets” includes present and future properties, revenues and rights of every description;

(d)
a Borrower providing “cash cover” for a Documentary Credit or an Ancillary Facility means that Borrower paying an amount in the currency of the Documentary Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Security Agent or with the L/C Bank or Ancillary Facility Lender for which that cash cover is to be provided;

(ii)
subject to paragraph 7.9(b) of Clause 7.9 (Cash Cover by Borrower), until no amount is or may be outstanding under that Documentary Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Documentary Credit or Ancillary Facility; and

(iii)
that Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the L/C Bank or Ancillary Facility Lender, each acting reasonably, with which that account is held, creating a first ranking security interest over that account;

(e)	“company” includes any body corporate;

(f)	“determines” or “determined” means, save as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

(g)
the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at the Specified Time on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(i)	in the case of any basket or threshold amount qualifying a covenant:

(A)
in order to determine how much of such basket or threshold has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(B)
in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(ii)
in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than euro or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate;

(h)
“guarantee” means (other than in Clause 30 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(i)
“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

(j)
a Lender’s “participation” in relation to a Documentary Credit, shall be construed as a reference to the relevant amount that is or may be payable by that Lender in relation to that Documentary Credit;

(k)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(l)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, department or of any regulatory or other authority;

(m)	a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

(n)
“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries;

(o)
the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors;

(p)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived;

(q)	a Borrower “repaying” or “prepaying” a Documentary Credit or Ancillary Facility Outstandings means:

(i)	that Borrower providing cash cover for that Documentary Credit or in respect of the Ancillary Facility Outstandings;

(ii)	the maximum amount payable under the Documentary Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)
the relevant L/C Bank or Ancillary Facility Lender being satisfied that it has no further liability under that Documentary Credit or Ancillary Facility, and the amount by which a Documentary Credit is, or Ancillary Facility Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction;

(r)	an amount “borrowed” includes any amount utilised by way of Documentary Credit or under an Ancillary Facility;

(s)	a Lender funding its participation in a Utilisation includes a Lender participating in a Documentary Credit;

(t)	an “outstanding amount” of a Documentary Credit at any time is the maximum amount that is or may be payable by a Borrower in respect of that Documentary Credit at that time; and

(u)
when determining the euro equivalent amount for the purposes of the “Instructing Group” and/or “Non-Consenting Lender” and for all other purposes other than under Clause 23 (Financial Covenants), the Facility Agent shall determine the amount of:

(i)
any undrawn commitments denominated in Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of this Agreement (in the case of the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility, the EUR B3 Facility and/or the Revolving Facility) or on the date of the relevant Additional Facility Accession Deed (in the case of an Additional Facility); and

(ii)
any participations in Utilisations denominated in euro or Dollars or any other Optional Currency on the basis of the Facility Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Utilisation Request for the relevant Advance.

1.3	Accounting Expressions
Unless a contrary indication appears, any reference in this Agreement to “audited consolidated accounts” or “audited consolidated financial statements” or any analogous terms shall be construed as a reference to the financial statements and such other information provided in accordance with Clause 24.2 (Financial Information) as the context so requires.

1.4	Currency
“EUR”, “€” and “euro” denote the lawful currency of each Participating Member State and “US$”, “$” and “Dollars” denote the lawful currency of the United States.

1.5	Statutes
Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re enacted.

1.6	Time
Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7	References to Agreements
Unless otherwise stated, any reference in this Agreement to any agreement, indenture or any other document (including any reference to this Agreement) shall be construed as a reference to:

(a)	such agreement, indenture or any other document as amended, varied, novated or supplemented from time to time;

(b)	any other agreement, indenture or any other document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)	any other agreement, indenture or any other document entered into pursuant to or in accordance with any such agreement or document.

1.8	No Personal Liability
No personal liability shall attach to any director, officer or employee of any member of the Bank Group or Wider Group for any representation or statement made by that member of the Bank Group or Wider Group in a certificate signed by such director, officer or employee.

1.9	Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)
Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.10	Intercreditor Agreement Terms
For the purposes of the Intercreditor Agreement:

(a)	“Accession Deed” means an Accession Notice;

(b)	“Additional Lender Accession Deed” means an Additional Facility Accession Deed or an Increase Confirmation;

(c)	“Agent” means the Facility Agent;

(d)	“Ancillary Document” means an Ancillary Facility Document;

(e)	“Ancillary Lender” means an Ancillary Facility Lender;

(f)	“Assignment Agreement” means a Transfer Agreement;

(g)	“Issuing Bank” means and L/C Bank;

(h)	“Legal Reservations” means any relevant reservations or qualifications as to matters of law contained in any legal opinion delivered under this Agreement;

(i)	“Letter of Credit” means a Documentary Credit;

(j)	“Majority Lenders” means the Instructing Group; and

(k)	“Transaction Security Documents” means the Security Documents.

1.11	Dutch terms
In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a “necessary actions to authorise” where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive or neutral advice (advies) from the competent works council(s).

(b)
a “Security Interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)	a “moratorium” includes surseance van betaling and “granted a moratorium” includes surseance verleend;

(e)
any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)	a “trustee in bankruptcy” includes a curator;

(g)	an “administrator” includes a bewindvoerder;

(h)	an “attachment” includes a beslag;

(i)	“gross negligence” means grove schuld;

(j)	“negligence” means schuld;

(k)	“wilful misconduct” means opzet; and

(l)	a “merger” means a fusie.

1.12	Permitted Affiliate Group Designation Date
On and from any Permitted Affiliate Group Designation Date any obligation in this Agreement of the Parent to procure that members of the Bank Group comply with any covenant shall be construed such that the Parent shall be obliged to procure that only its Subsidiaries that are members of Bank Group comply with that obligation and the relevant Permitted Affiliate Parent shall be obliged to procure that its Subsidiaries that are members of Bank Group comply with that obligation.

2.	THE FACILITIES

2.1	The Facilities
The Lenders grant upon the terms and subject to the conditions of this Agreement:

(a)
US$ B1 Facility – to the US Borrower only, a Dollar term loan facility in a maximum amount of the aggregate US$ B1 Facility Commitments (being an amount of US$ 0 on the date of this Agreement) (“US$ B1 Facility”);

(b)
EUR B1 Facility – to the Borrowers (other than to the US Borrower), a euro term loan facility in a maximum amount of the aggregate EUR B1 Facility Commitments (being an amount of €1,221,000,000 on the date of this Agreement) (“EUR B1 Facility”);

(c)
US$ B2 Facility – to the US Borrower only, a Dollar term loan facility in a maximum amount of the aggregate US$ B2 Facility Commitments (being an amount of US$ 0 on the date of this Agreement) (“US$ B2 Facility”);

(d)
EUR B2 Facility - to the Borrowers (other than to the US Borrower), a euro term loan facility in a maximum amount of the aggregate EUR B2 Facility Commitments (being an amount of €786,000,000 on the date of this Agreement) (“EUR B2 Facility”);

(e)
US$ B3 Facility – to the US Borrower only, a Dollar term loan facility in a maximum amount of the aggregate US$ B3 Facility Commitments (being an amount of US$ 0 on the date of this Agreement) (“US$ B3 Facility”);

(f)
EUR B3 Facility - to the Borrowers (other than to the US Borrower), a euro term loan facility in a maximum amount of the aggregate EUR B3 Facility Commitments (being an amount of €1,294,000,000 on the date of this Agreement) (“EUR B3 Facility”); and

(g)
to the Borrowers (other than to the US Borrower), a multi-currency revolving loan facility, as may be incurred pursuant to Clause 2.2(a) (Increase) below up to a maximum aggregate principal amount of the Revolving Facility Commitment (being an amount of €650,000,000 on the date of this Agreement) (the “Revolving Facility”), which shall be available for drawing in euro, Dollars or any Optional Currency.

2.2	Increase

(a)
Notwithstanding Clause 2.1 (The Facilities) above, and in addition to paragraph (b) below, the Parent may with the prior consent of a Lender, any bank, financial institution, trust, fund or any other entity selected by the Parent (each an “Increase Lender”) and by giving 10 Business Days prior notice to the Facility Agent, increase the Commitments under any Facility by including any new Commitments of any Increase Lender provided that:

(i)
other than in relation to an increase in Commitments to facilitate a refinancing of the US$ B4 Facility, the EUR B4 Facility and/or any Bidco Additional Facility under the Acquisition Facilities Agreement, no Event of Default is continuing;

(ii)
other than in relation to an increase in Commitments to facilitate a refinancing of the US$ B4 Facility, the EUR B4 Facility and/or any Bidco Additional Facility under the Acquisition Facilities Agreement, it shall be a condition to any Utilisation of any new Commitment that the Parent shall certify in the relevant Utilisation Request that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.50:1 on a pro forma basis (taking into account such drawing and the use of proceeds of such drawing);

(iii)	if such an increase in Commitments relates to a refinancing of the US$ B4 Facility, the EUR B4 Facility and/or any Bidco Additional Facility under the Acquisition Facilities Agreement:

(A)
an Advance or Advances (as applicable) under the relevant Facility shall be deemed to have been borrowed by a Borrower notified by the Parent to the Facility Agent in an amount notified by the Parent to the Facility Agent of up to the US$ B4 Facility Refinancing Amount, the EUR B4 Facility Refinancing Amount and/or the Bidco Additional Facility Refinancing Amount; and

(B)
accrued interest on that Advance or such Advances under the Acquisition Facilities Agreement will be carried forward into the relevant Facility and the first Interest Period payment date for that deemed Advance or such Advances shall correspond with the end of the Interest Period selected in the relevant utilisation request for the relevant Advance or Advances under the Acquisition Facilities Agreement, and for the avoidance of doubt, there shall be no requirement to meet any incurrence test or certify compliance with any financial covenants in relation to such increase in Commitments; and

(iv)
each Increase Lender confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(b)	The Parent may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 12.5 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 21 (Illegality),

request that the Commitments relating to any Facility be increased (and the Commitments under that Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled and the increased Commitments will be assumed by one or more Increase Lenders each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume as if it had been an Original Lender by executing an Increase Confirmation.

(c)
Each Increase Lender shall become a party to this Agreement as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender.

(d)	The Commitments of the other Lenders shall continue in full force and effect.

(e)
An increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in any relevant notice referred to in paragraph (a) or (b) above (as applicable) or any later date on which the conditions set out in paragraph (f) below are satisfied.

(f)	An increase in the Commitments relating to a Facility will only be effective on:

(iii)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(iv)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement and the Loss Sharing Deed; and

(B)
the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent, the Increase Lender and each L/C Bank.

(g)	The Parent may pay to any Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender.

(h)
Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(i)
The execution by the Parent of an Increase Confirmation constitutes confirmation by each Guarantor that its obligations under Clause 30 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the new Commitments of any Increase Lender and shall be owed to each Finance Party including the relevant Lender.

(j)	Clause 26.6 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to any Increase Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Purpose

(a)	The US$ B1 Facility and the EUR B1 Facility shall be applied:

(i)	towards financing:

(A)	the repayment in full of existing Financial Indebtedness of the Bank Group under the Existing Senior Credit Facilities Agreement; and

(B)	the repayment in full of existing Financial Indebtedness of the Bank Group under the Existing Credit Agreement in order to fund the repurchase or redemption of the 2017 Senior Secured Notes;

(C)	the repayment or redemption of any other Financial Indebtedness of the Bank Group incurred prior to the Signing Date; and

(D)	payments under any Hedging Agreement entered into prior to the Signing Date hedging exposures of the Bank Group;

(ii)
towards financing any original issue discount, fees, costs and expenses (including, without limitation, legal fees, interest payments, make-whole premiums and any other redemption amounts) due and payable in connection with (a)(i) above and any other fees, costs and expenses (including, without limitation, legal fees) incurred by the Obligors in connection with the negotiation and preparation of the Finance Documents; and

(iii)	for the general corporate purposes of the Bank Group.

(b)	The US$ B2 Facility and the EUR B2 Facility shall be applied:

(i)	towards financing the repurchase or redemption of any 2020 Senior Secured Notes pursuant to a change of control offer, tender offer or otherwise;

(ii)
towards financing any original issue discount, fees, costs and expenses (including, without limitation, legal fees, interest payments, make-whole premiums and any other redemption amounts) due and payable in connection with (b)(i) above and any other fees, costs and expenses (including, without limitation, legal fees) incurred by the Obligors in connection with the negotiation and preparation of the Finance Documents; and

(iii)	for the general corporate purposes of the Bank Group.

(c)	The US$ B3 Facility and the EUR B3 Facility shall be applied:

(i)
towards financing, directly or indirectly, a dividend payment, loan or other payment to Ziggo Bond Company B.V. (“Ziggo Bond Company”), the proceeds of which will be used by Ziggo Bond Company, directly or indirectly, to finance:

(A)	the repurchase or redemption of any Original Senior Unsecured Notes; and/or

(B)	the repayment of any intercompany liability that has arisen as a result of the issuance by Bidco Parent of Additional Senior Unsecured Notes in exchange for the Original Senior Unsecured Notes;

(ii)
towards financing any original issue discount, fees, costs and expenses (including, without limitation, legal fees, interest payments, make-whole premiums and any other redemption amounts) due and payable in connection with (c)(i) above and any other fees, costs and expenses (including, without limitation, legal fees) incurred by the Obligors in connection with the negotiation and preparation of the Finance Documents; and

(iii)	for the general corporate purposes of the Bank Group.

(d)
The Revolving Facility shall be applied for the purposes of financing any original issue discount, the ongoing working capital requirements and the general corporate purposes of the Bank Group and may be utilised by way of Revolving Facility Advances, Documentary Credits or, subject to the provisions of Clause 8 (Ancillary Facilities), Ancillary Facilities.

(e)
The Borrowers shall apply all amounts borrowed under this Agreement in or towards satisfaction of the purposes referred to in paragraphs (a) to (d) above (as applicable) and none of the Finance Parties shall be obliged to concern themselves with such application.

2.4	Additional Facilities

(a)
The execution by the Parent and any Additional Facility Borrower of an Additional Facility Accession Deed constitutes confirmation by each Guarantor that its obligations under Clause 30 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Finance Party including the relevant Lender.

(b)
The Parent may notify the Facility Agent by no less than 2 Business Days notice that it wishes to establish one or more additional facilities (each an “Additional Facility”) by delivery to the Facility Agent of a duly completed Additional Facility Accession Deed, duly executed by the Parent, each Additional Facility Lender for the Additional Facility and each Additional Facility Borrower for the relevant Additional Facility, provided, in respect of each Additional Facility, that:

(i)	no Event of Default is continuing;

(ii)	the terms of that Additional Facility provide that no Utilisation may be made if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation;

(iii)
it shall be a condition to any Utilisation of any Additional Facility that the Parent shall certify in the relevant Utilisation Request that the ratio of Senior Net Debt to Annualised EBITDA shall be no greater than 4.50:1 on a pro forma basis (taking into account such drawing and the use of proceeds of such drawing);

(iv)	each Additional Facility Borrower for that Additional Facility is an Obligor;

(v)
the principal amount, interest rate, interest periods, Final Maturity Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility and related provisions and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant Additional Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility, the Facility Agent) and set out in the relevant Additional Facility Accession Deed;

(vi)	the relevant Additional Facility Accession Deed shall specify whether that Additional Facility is in form of a term loan or a revolving loan; and

(vii)	subject to paragraph (iv) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(c)	An increase in the Total Commitments pursuant to an Additional Facility under this Clause 2.4 (Additional Facilities) will only be effective on:

(i)	the execution by the Facility Agent of an Additional Facility Accession Deed which has been duly executed by each other relevant party thereto; and

(ii)	in relation to an Additional Facility Lender which is not a Lender immediately prior to the relevant Additional Facility becoming effective:

(A)	the Additional Facility Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement and the Loss Sharing Deed; and

(B)
the performance by the Facility Agent of all necessary “know your client” or other similar checks under all applicable laws and regulations in relation to the Additional Facility Commitments, the completion of which the Facility Agent shall promptly notify to the Parent and the Additional Facility Lender.

(d)
Subject to the conditions in this Clause 2.4 (Additional Facilities) being met, from the relevant Additional Facility Commencement Date for an Additional Facility, the Additional Facility Lenders for that Additional Facility shall make available the Additional Facility in a maximum aggregate amount not exceeding the aggregate Additional Facility Commitments in respect of that Additional Facility as set out in the relevant Additional Facility Accession Deed.

(e)
Each Additional Facility Lender, by executing an Additional Facility Accession Deed, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Additional Facility becomes effective.

(f)	The Parent may pay to any Additional Facility Lender a fee in the amount and at the times agreed between the Parent and that Additional Facility Lender.

(g)
Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Accession Deed.

(h)
Each party to this Agreement (other than each proposed Additional Facility Lender, the Parent and each Additional Facility Borrower) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Additional Facility Accession Deed which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the Parent and each proposed Additional Facility Borrower and each Obligor agrees to be bound by such accession.

(i)	On the Additional Facility Commencement Date:

(i)
each Additional Facility Lender party to that Additional Facility Accession Deed, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been an Original Lender, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii)	each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(j)
With the prior written consent of the Parent, the Facility Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with the terms of this Clause 2.4 (Additional Facilities)) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Additional Facility Lender.

(k)
Clause 26.6 (Limitation of Responsibility of Transferor) shall apply mutatis mutandis in this Clause 2.4 (Additional Facilities) in relation to any Additional Facility Lender as if references in that Clause to:

(i)	a “Transferor” were references to all the Lenders immediately prior to the relevant Additional Facility becoming effective ;

(ii)	the “New Lender” were references to that “Additional Facility Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.5	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.6	Acquisition Facilities Refinancing
At any time subject only to the conditions set out in Clause 2.4 (Additional Facilities) being met other than:

(a)	the conditions in sub-paragraphs 2.4(b)(i), 2.4(b)(ii) and 2.4(b)(iii) of Clause 2.4 (Additional Facilities);

(b)	for the avoidance of doubt, any requirement to meet any incurrence test or certify compliance with any financial covenants, the Parent shall be entitled to notify the Facility Agent in accordance with Clause 2.4 (Additional Facilities) that it wishes to establish one or more Additional Facilities with Additional Facility Commitments in an amount of up to the US$ B4 Facility Refinancing Amount, the EUR B4 Facility Refinancing Amount and/or the Bidco Additional Facility Refinancing Amount and on the Additional Facility Commencement Date:

(c)
an Advance or Advances (as applicable) shall be deemed to have been borrowed by a Borrower notified by the Parent to the Facility Agent in such amount of up to the US$ B4 Facility Refinancing Amount, the EUR B4 Facility Refinancing Amount and/or the Bidco Additional Facility Refinancing Amount on such date; and

(d)
accrued interest on that Advance or such Advances under the Acquisition Facilities Agreement will be carried forward into the relevant Additional Facility and the first Interest Period payment date under each relevant Additional Facility shall correspond with the end of the Interest Period selected in the relevant Utilisation Request for the relevant Advance or Advances under the Acquisition Facilities Agreement.

2.7	Re-allocation of Commitments

(a)
If requested by the Parent and agreed by a Lender (with a written notice of such agreement to the Facility Agent) on such date as the Parent and such Lender and the Facility Agent agree, all or part of that Lender’s unfunded Commitments under the EUR B1 Facility, EUR B2 Facility and/or EUR B3 Facility (each a “Reduced Facility”) may be cancelled and immediately re-allocated to the US$ B1 Facility, US$ B2 Facility and US$ B3 Facility (as applicable) (each a “Redenominated Facility”).

(b)
On the date agreed by the Parent and any relevant Lender under Clause (a), the relevant Lender’s Commitments in respect of each Reduced Facility will be reduced by the agreed Euro Amount (the “Re-allocated Commitments”), and the Re-allocated Commitments will be added to the Redenominated Facility in Dollars at the Facility Agent’s Spot Rate of Exchange (or such other rate as agreed between the Parent and the relevant Lender).

2.8	Consolidation of Term Facilities

(a)
The Parent and each Borrower shall, at the appropriate time, select an Interest Period for each US$ B1 Facility Advance, US$ B2 Facility Advance, US$ B3 Facility Advance, EUR B1 Facility Advance, EUR B2 Facility Advance and EUR B3 Facility Advance so that each such Interest Period ends on the date that is the latest to occur of (i) the date falling immediately after the last day of the Availability Period for any of the Term Facilities (other than an Additional Facility) and (ii) the date falling immediately after the date falling 9 months after the latest to occur of the first Utilisation Date for each of the US$ B1 Facility, the US$ B2 Facility, the US$ B3 Facility, the EUR B1 Facility, the EUR B2 Facility and the EUR B3 Facility (the “First Consolidation Date”).  Each Finance Party agrees that notwithstanding any other provision of this Agreement, the Parent and each Borrower shall be entitled to select an Interest Period of any length so as to comply with its obligations in this paragraph (a).

(b)	On the First Consolidation Date:

(i)
each US$ B2 Facility Commitment and each US$ B3 Facility Commitment of a Lender shall be automatically deemed to be a US$  B1 Facility Commitment of that Lender (and for this purpose shall be aggregated with any existing US$ B1 Facility Commitment of that Lender) and all of that Lender’s US$ B2 Facility Commitments and US$ B3 Facility Commitments shall be automatically cancelled in full;

(ii)
each EUR B2 Facility Commitment and each EUR B3 Facility Commitment of a Lender shall be automatically deemed to be a EUR B1 Facility Commitment of that Lender (and for this purpose shall be aggregated with any existing EUR B1 Facility Commitment of that Lender) and all of that Lender’s EUR B2 Facility Commitments and EUR B3 Facility Commitments shall be automatically cancelled in full;

(iii)
the US$ B1 Facility Advances, the US$ B2 Facility Advances and the US$ B3 Facility Advances shall be consolidated into one or more Advances under the US$ B1 Facility (such number of Advances to be determined at the election of the Parent and each Borrower provided that the Parent and each Borrower must provide notice to the Facility Agent setting out such election no later than 5 Business Days prior to the First Consolidation Date) and the Lenders shall be deemed to have participated in such Advances pro rata to their US$ B1 Facility Commitments (after giving effect to paragraph (i) above);

(iv)
the EUR B1 Facility Advances, the EUR B2 Facility Advances and the EUR B3 Facility Advances shall be consolidated into one or more Advances under the EUR B1 Facility (such number of Advances to be determined at the election of the Parent and each Borrower provided that the Parent and each Borrower must provide notice to the Facility Agent setting out such election no later than 5 Business Days prior to the First Consolidation Date) and the Lenders shall be deemed to have participated in such Advances pro rata to their EUR B1 Facility Commitment (after giving effect to paragraph (ii) above); and

(v)
any Advance (for the avoidance of doubt, excluding any US$ B1 Facility Advance or EUR B1 Facility Advance) which is consolidated into a US$ B1 Facility Advance or a EUR B1 Facility Advance in accordance with paragraphs (iii) or (iv) respectively above shall be deemed to have been repaid in full.

(c)
All of the Parties acknowledge and agree that any consolidation of Advances under paragraphs (b)(iii) and (b)(iv) above and any repayment of an Advance under paragraph (b)(v) above will, in each case, occur on a cashless basis.

(d)
The Parent and each Borrower shall procure that the first Interest Period in relation to each Advance made under the US$ B1 Facility and/or the EUR B1 Facility commencing on the First Consolidation Date is for a period of 3 months or more.

(e)	Paragraphs (a) to (d) above shall not apply if the First Consolidation Date occurs simultaneously with the Second Consolidation Date.

(f)
The Parent and each Borrower shall, at the appropriate time, select an Interest Period for each US$ B1 Facility Advance, US$ B2 Facility Advance, US$ B3 Facility Advance, US$ B4 Facility Advance (as defined in the Acquisition Facilities Agreement) which has become an Advance under this Agreement pursuant to the Debt Pushdown, EUR B1 Facility Advance, EUR B2 Facility Advance, EUR B3 Facility Advance and EUR B4 Facility Advance (as defined in the Acquisition Facilities Agreement) which has become an Advance under this Agreement pursuant to the Debt Pushdown so that each such Interest Period ends on the date that is the latest to occur of (i) the Debt Pushdown Date, (ii) the First Consolidation Date and (iii) the date falling immediately after the date falling 9 months after the latest to occur of the first utilisation date for each of the US$ B4 Facility and the EUR B4 Facility (the “Second Consolidation Date”).  Each Finance Party agrees that notwithstanding any other provision of this Agreement, the Parent and each Borrower shall be entitled to select an Interest Period of any length so as to comply with its obligations in this paragraph (f).

(g)	On the Second Consolidation Date:

(i)
each US$ B2 Facility Commitment, each US$ B3 Facility Commitment and each US$ B4 Facility Commitment that has become a Commitment under this Agreement pursuant to the Debt Pushdown of a Lender shall be automatically deemed to be a US$  B1 Facility Commitment of that Lender (and for this purpose shall be aggregated with any existing US$ B1 Facility Commitment of that Lender) and all of that Lender’s US$ B2 Facility Commitments, US$ B3 Facility Commitments and Commitments under this Agreement that relate to a US$ B4 Facility Commitment shall be automatically cancelled in full;

(ii)
each EUR B2 Facility Commitment, each EUR B3 Facility Commitment and each EUR B4 Facility Commitment that has become a Commitment under this Agreement pursuant to the Debt Pushdown of a Lender shall be automatically deemed to be a EUR B1 Facility Commitment of that

Lender (and for this purpose shall be aggregated with any existing EUR B1 Facility Commitment of that Lender) and all of that Lender’s EUR B2 Facility Commitments, EUR B3 Facility Commitments and Commitments under this Agreement that relate to a EUR B4 Facility Commitment shall be automatically cancelled in full;

(iii)
the US$ B1 Facility Advances, the US$ B2 Facility Advances, the US$ B3 Facility Advances and the US$ B4 Facility Advances (as defined in the Acquisition Facilities Agreement) which have become Advances under this Agreement pursuant to the Debt Pushdown shall be consolidated into one or more Advances under the US$ B1 Facility (such number of Advances to be determined at the election of the Parent and each Borrower provided that the Parent and each Borrower must provide notice to the Facility Agent setting out such election no later than 5 Business Days prior to the Second Consolidation Date) and the Lenders shall be deemed to have participated in such Advances pro rata to their US$ B1 Facility Commitments (after giving effect to paragraph (i) above);

(iv)
the EUR B1 Facility Advances, the EUR B2 Facility Advances and the EUR B3 Facility Advances and the EUR B4 Facility Advances (as defined in the Acquisition Facilities Agreement) which have become an Advances under this Agreement pursuant to the Debt Pushdown shall be consolidated into one or more Advances under the EUR B1 Facility (such number of Advances to be determined at the election of the Parent and each Borrower provided that the Parent and each Borrower must provide notice to the Facility Agent setting out such election no later than 5 Business Days prior to the Second Consolidation Date) and the Lenders shall be deemed to have participated in such Advances pro rata to their EUR B1 Facility Commitment (after giving effect to paragraph (ii) above); and

(v)
any Advance (for the avoidance of doubt, excluding any US$ B1 Facility Advance or EUR B1 Facility Advance) which is consolidated into a US$ B1 Facility Advance or a EUR B1 Facility Advance in accordance with paragraphs (b)(iii) or (b)(iv) respectively above shall be deemed to have been repaid in full.

(h)
All of the Parties acknowledge and agree that any consolidation of Advances under paragraphs (g)(iii) and (g)(iv) above and any repayment of an Advance under paragraph [] above will, in each case, occur on a cashless basis.

(i)
The Parent and each Borrower shall procure that the first Interest Period in relation to each Advance made under the US$ B1 Facility and/or the EUR B1 Facility commencing on the Second Consolidation Date is for a period of 3 months or more.

(j)	If the First Consolidation Date has occurred at any time prior to the Second Consolidation Date, the provisions of paragraphs (f) and (g) shall be interpreted as if references to US$ B2 Facility Advances, US$ B3 Facility Advances, EUR B2 Facility Advances, EUR B3 Facility Advances, US$ B2 Facility Commitments, US$ B3 Facility Commitments, EUR B2 Facility Commitments and EUR B3 Facility Commitments were not included in such paragraphs mutatis mutandis.

3.	CONDITIONS

3.1	Initial Conditions Precedent

(a)
The obligations of the Lenders to make the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, US$ B3 Facility, the EUR B3 Facility and the Revolving Facility available shall be conditional upon the Facility Agent having confirmed to the Parent that it has received the documents and evidence listed in Part 1 of Schedule 3 (Conditions Precedent) and that each is, unless otherwise indicated in that Schedule, satisfactory, in form and substance, to the Facility Agent, (acting reasonably) or the requirement to provide such documents and evidence has been waived by the Instructing Group. The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

(b)
Other than in relation to any Advances requested under the US$ B1 Facility and the EUR B1 Facility for the purposes set out in Clauses 2.3(a)(i)(A) and 2.3(a)(ii), the obligations of the Lenders to make the US$ B1 Facility, the EUR B1 Facility, the US$ B2 Facility, the EUR B2 Facility, US$ B3 Facility, the EUR B3 Facility and the Revolving Facility available shall also be conditional upon the Parent having confirmed to the Facility Agent that it has received a confirmation from the agent under the Existing Senior Credit Facilities Agreement that it has received an amount equal to all amounts due under the Existing Senior Credit Facilities Agreement.

(c)
The obligations of the Lenders to make the US$ B3 Facility and the EUR B3 Facility available at any time prior to the date on which the Ziggo Acquisition Agreement terminates for the purposes of paragraphs 2.3(c)(i) and 2.3(c)(ii) of Clause 2.3 (Purpose) shall also be conditional upon the Parent having:

(i)	confirmed to the Facility Agent that the offer in relation to the Ziggo Acquisition has been declared unconditional; and

(ii)	delivered to the Facility Agent a copy of the Funds Flow Memorandum;

(iii)
confirmed to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendment, supplement or replacement); and

(iv)	provided to the Facility Agent:

(A)	evidence that an irrevocable redemption notice has been issued prior to or will be issued simultaneously with the funding of any Advance under the US$ B3 Facility or the EUR B3 Facility, in respect of the redemption of all the outstanding Original Senior Unsecured Notes in accordance with the terms of the indenture governing the Original Senior Unsecured Notes; or

(B)
a copy of the executed indenture in connection with the exchange notes relating to the Original Senior Unsecured Notes (to the extent that any such exchange notes have been issued), providing that all such exchange notes will automatically on the Closing Date be further exchanged for new notes to be issued by Bidco Parent; or

(C)	a combination of (A) and (B) above, such that no Original Senior Unsecured Notes will remain outstanding following such redemption and/or exchange, provided, however, that in the event that the exchange offer relating to the Original Senior Unsecured Notes has expired, or has been terminated or withdrawn, and the Parent confirms in writing to the Facility Agent that no exchange notes in respect of the Original Senior Unsecured Notes have been or will be issued in the exchange offer, satisfaction of the conditions specified above in clauses (i) and (iv) shall not be required, provided that the Parent shall have provided to the Facility Agent evidence that an irrevocable redemption notice has been issued prior to or will be issued simultaneously with the funding of any Advance under the US$ B3 Facility or the EUR B3 Facility, in respect of the redemption of all or a portion of the outstanding Original Senior Unsecured Notes in accordance with the terms of the indenture governing the Original Senior Unsecured Notes.
The Facility Agent shall notify the Lenders promptly upon receipt of such deliverables.

(d)
The obligations of the Lenders to make the US$ B3 Facility and the EUR B3 Facility available at any time shall also be conditional upon the Parent having confirmed to the Facility Agent that it has received a positive or neutral works council advice (advies) (unconditional or with conditions that are acceptable to the Parent and that can be satisfied) with regard to the Utilisation of such Facilities.

3.2	Further Conditions Precedent
Subject to Clause 3.1 (Initial Conditions Precedent), the Lenders will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to any Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
other than in the case of a Rollover Advance, an RCF2 Facility Refinancing Advance and/or any Utilisation to which Clause 3.3 (Utilisations during the Certain Funds Period) applies, no Default is continuing or would result from the proposed Utilisation;

(b)	in relation to a Utilisation to which Clause 3.3 (Utilisations during the Certain Funds Period) applies, the representations and warranties in Clause 22.2 (Status)

to Clause 22.5 (Non-violation) (inclusive) to be made by each Obligor are true in all material respects in each case by reference to the facts and circumstances then subsisting; and

(c)
in relation to a Utilisation under the US$ B3 Facility and the EUR B3 Facility only, the Parent has confirmed to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendment, supplement or replacement).

3.3	Utilisations during the Certain Funds Period

(a)
Subject to Clause 3.1 (Initial Conditions Precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 4.2 (Lenders’ Participations) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	the Facility Agent has made the notifications contemplated by Clause 3.1 (Initial Conditions Precedent); and

(ii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate or maintain its participation in any Loan.

(b)
During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (a)(ii), that Lender is not obliged to comply with Clause 4.2 (Lenders’ Participations)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)
rescind, terminate or cancel this Agreement or the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)
save in respect of a Lender in circumstances where, pursuant to paragraph (a)(i), that Lender is not obliged to comply with Clause 4.2 (Lenders’ Participations), refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(v)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(vi)
take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

3.4	Deferred Acquisition Costs
Where a member of the Bank Group has made an Acquisition permitted by Clause 24.12 (Acquisitions and Mergers), no Borrower may request, or apply the proceeds of, any Advance for the purpose of paying any consideration referred to in paragraph (a) of the definition of Acquisition Cost in relation to that Acquisition, unless the Parent delivers to the Facility Agent on or before the date of each relevant request:

(a)	where the Acquisition Cost of the acquisition was greater than €200,000,000 and no more than €250,000,000, a certificate signed by an authorised officer of the Parent and certifying; or

(b)	where the Acquisition Cost of the acquisition was greater than €250,000,000, financial projections which demonstrate, that the Borrower will be in compliance with Clause 10 (Repayment of Revolving Facility Outstandings), Clause 11 (Repayment of Term Facility Outstandings) and the undertakings set out in Clause 23 (Financial Covenants) for the period from the Utilisation Date of such Advance (taking into account (i) the Acquisition Cost of such acquisition (but deducting from that Acquisition Cost the value of any consideration referred to in paragraph (a) of the definition of Acquisition Cost which has yet to be paid or delivered), (ii) the amount of such Advance and (iii) financial projections relating to the acquired business or asset(s)) to the Final Maturity Date.

4.	UTILISATION

4.1	Conditions to Utilisation
Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to a Borrower or a Documentary Credit will be issued by an L/C Bank at a Borrower’s request if:

(a)
in the case of an Advance, the Facility Agent has received from such Borrower or, in the case of the US Borrower, the Parent or the US Borrower a duly completed Utilisation Request in the relevant form, and in the case of a Documentary Credit, both the Facility Agent and the relevant L/C Bank have received from a Borrower a duly completed Utilisation Request in the relevant form, in each case, no earlier than the day which is 10 Business Days prior to the requested Utilisation Date and, unless otherwise agreed with the Facility Agent (and, in relation to a Documentary Credit only, the L/C Bank) no later than the Specified Time, receipt of which shall oblige such Borrower or the US Borrower (as applicable) to utilise the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)
in the case of an Advance under the EUR B3 Facility or the US$ B3 Facility, for the purposes of a Margin Ratchet calculation the Facility Agent has received from the Parent a certificate signed by an authorised officer of the Parent establishing at the date of such certificate the ratios of (i) Senior Net Debt to Annualised EBITDA and (ii) Total Net Debt to Annualised EBITDA, in each case, for the immediately preceding Ratio Period but after giving pro forma effect to such Advance and the use of any proceeds of such Advance;

(c)
the proposed Utilisation Date is a Business Day for the proposed currency of the Advance or Documentary Credit, as the case may be, which is within the Availability Period and is or precedes the relevant Termination Date;

(d)	as a result of the proposed Utilisation:

(i)	in the case of a Utilisation by way of a US$ B1 Facility Advance, immediately after the making of such Advance there will be no more than 10 US$ B1 Facility Loans outstanding;

(ii)	in the case of a Utilisation by way of a EUR B1 Facility Advance, immediately after the making of such Advance there will be no more than 10 EUR B1 Facility Loans outstanding;

(iii)	in the case of a Utilisation by way of a US$ B2 Facility Advance, immediately after the making of such Advance there will be no more than 10 US$ B2 Facility Loans outstanding;

(iv)	in the case of a Utilisation by way of a EUR B2 Facility Advance, immediately after the making of such Advance there will be no more than 10 EUR B2 Facility Loans outstanding;

(v)	in the case of a Utilisation by way of a US$ B3 Facility Advance, immediately after the making of such Advance there will be no more than 10 US$ B3 Facility Loans outstanding;

(vi)	in the case of a Utilisation by way of a EUR B3 Facility Advance, immediately after the making of such Advance there will be no more than 10 EUR B3 Facility Loans outstanding; and

(vii)	in the case of a Utilisation by way of a Revolving Facility Advance, immediately after the making of such Advance there will be no more than 25 Revolving Facility Advances then outstanding;

(e)
in the case of a Utilisation by way of a Revolving Facility Advance, the proposed Euro Amount (or its equivalent) of such Revolving Facility Advance is (i) equal to the amount of the Available Revolving Facility Commitment at such time, (ii) less than such amount but equal to a minimum of €5,000,000, or an integral multiple of €1,000,000 or (iii) in relation to an RCF2 Facility Refinancing Advance, equal to the amount required to provide for the repayment in full of the RCF2 Facility;

(f)	the Utilisation Date for a Revolving Facility Advance is on a date not earlier than the first Utilisation Date for the US$ B1 Facility Advance;

(g)
in the case of a Utilisation by way of Documentary Credit, the proposed Euro Amount (or its equivalent) of such Documentary Credit is equal to or more than €1,000,000 or such lesser amount as the relevant L/C Bank may agree (acting reasonably);

(h)
in the case of a Utilisation by way of a Documentary Credit, the proposed Term of the Documentary Credit ends on or before the Final Maturity Date in respect of the Revolving Facility and immediately after the making of such Utilisation there will be no more than 25 Documentary Credits then outstanding;

(i)
in the case of a Utilisation by way of a Documentary Credit which is not substantially in the form set out in Schedule 13 (Form of Documentary Credit), the relevant L/C Bank shall have approved the terms of such Documentary Credit (acting reasonably); and

(j)	in the case of any Utilisation, on the date of the Utilisation Request, the date of any Conversion Notice and the proposed Utilisation Date:

(i)
in the case of a Rollover Advance or a Documentary Credit which is being renewed pursuant to Clause 7.2 (Renewal of Documentary Credits), the Facility Agent shall not have received instructions from a Revolving Facility Instructing Group, requiring the Facility Agent to refuse such rollover or renewal of a Documentary Credit by reason of the Acceleration Date having occurred; and

(ii)
in the case of any Utilisation other than that referred to in sub-paragraph (i) above and other than an RCF2 Facility Refinancing Advance or a Utilisation during the Certain Funds Period, the Repeating Representations made by the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the proposed Utilisation;

(k)
in the case of any Utilisation of the Revolving Facility, the aggregate amount of the Revolving Facility Outstandings and the RCF2 Outstandings (provided that, for the purposes of such calculation, if the RCF2 Outstandings exceed €450,000,000 they shall be deemed to be €450,000,000) as a result of the proposed Utilisation will not exceed the Revolving Facility Commitment from time to time;

(l)	in the case of any Utilisation of the US$ B1 Facility, a pro rata amount is simultaneously utilised under the EUR B1 Facility;

(m)	in the case of any Utilisation of the US$ B2 Facility, a pro rata amount is simultaneously utilised under the EUR B2 Facility;

(n)	in the case of any Utilisation of the US$ B3 Facility, a pro rata amount is simultaneously utilised under the EUR B3 Facility;

(o)	in the case of any Utilisation of the EUR B1 Facility, a pro rata amount is simultaneously utilised under the US$ B1 Facility;

(p)	in the case of any Utilisation of the EUR B2 Facility, a pro rata amount is simultaneously utilised under the US$ B2 Facility;

(q)	in the case of any Utilisation of the EUR B3 Facility, a pro rata amount is simultaneously utilised under the US$ B3 Facility; and

(r)
in the case of any Utilisation at any time prior to the earlier of (i) the Debt Pushdown Date, (ii) the Acquisition Facilities End Date and (iii) the date on which the Ziggo Acquisition Agreement has terminated in accordance with its terms, the Parent has delivered to the Facility Agent a copy of any amendments to schedule 5 of the Ziggo Acquisition Agreement made since a copy of the Ziggo Acquisition Agreement was last delivered to the Facility Agent (provided that no Lender shall be under an obligation to make available any Advances under Clause 4.2 (Lenders’ Participations) if any such amendments are materially adverse to the interests of the Lenders, other than where such amendments have been consented to by the Instructing Group).

4.2	Lenders’ Participations

(a)	Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

(b)
The Agent shall determine the Euro Amount of each Revolving Facility Advance which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Euro Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 34.1 (Payment to the Facility Agent) by the Specified Time.

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6.	DELIBERATELY LEFT BLANK

7.	DOCUMENTARY CREDITS

7.1	Issue of Documentary Credits

(a)	Each L/C Bank shall issue Documentary Credits pursuant to Clause 4.1 (Conditions to Utilisation) by:

(i)	completing the issue date and the proposed Expiry Date of any Documentary Credit to be issued by it; and

(ii)	executing and delivering such Documentary Credit to the relevant Beneficiary on the relevant Utilisation Date.

(b)
The Facility Agent shall notify each L/C Lender and the relevant L/C Bank of the details of any requested Documentary Credit (including the Euro Amount of it, and, if such Documentary Credit is not to be denominated in euro, the relevant currency in which it will be denominated and the amount of it) and its participation in that Documentary Credit.

7.2	Renewal of Documentary Credits

(a)
Each Borrower may request that a Documentary Credit issued on its behalf be renewed by delivering to the Facility Agent and the relevant L/C Bank a Renewal Request which complies with Clause 4.1 (Conditions to Utilisation).

(b)	The terms of each renewed Documentary Credit shall be the same as those of the relevant Documentary Credit immediately prior to its renewal, except that (as stated in the Renewal Request therefor):

(i)	its amount may be less than the amount of such Documentary Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of that Documentary Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(c)
If the conditions set out in this Clause 7.2 (Renewal of Documentary Credits)) have been met, the relevant L/C Bank shall amend and re-issue the relevant Documentary Credit pursuant to a Renewal Request.

7.3	Reduction of a Documentary Credit

(a)	If, on the proposed Utilisation Date of a Documentary Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the relevant L/C Bank in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)	either:

(A)	the relevant L/C Bank has not required the relevant Borrower which requested the Documentary Credit to provide cash cover pursuant to Clause 7.9 (Cash Cover by Borrower); or

(B)	the relevant Borrower which requested the Documentary Credit has failed to provide cash cover to the relevant L/C Bank in accordance with Clause 7.9 (Cash Cover by Borrower), the relevant L/C Bank may reduce the amount of that Documentary Credit by an amount equal to the amount of the participation of that Non-

Acceptable L/C Lender in respect of that Documentary Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the relevant L/C Bank) in respect of that Documentary Credit for the purposes of the Finance Documents.

(b)	The relevant Borrower shall notify the Facility Agent (with a copy to the relevant L/C Bank) of each reduction made pursuant to this Clause 7.3 (Reduction of a Documentary Credit).

(c)	This Clause 7.3 (Reduction of a Documentary Credit) shall not affect the participation of each other Lender in that Documentary Credit.

7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)
If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the relevant L/C Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 3 Business Days after the request by such L/C Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Documentary Credit issued by such L/C Bank and in the currency of that Documentary Credit to an interest-bearing account held in the name of that Lender with such L/C Bank.

(b)
The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the relevant L/C Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the L/C Bank in respect of that Documentary Credit.

(c)
Until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account specified in paragraph (a) above may only be made to pay to the relevant L/C Bank amounts due and payable to the relevant L/C Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Documentary Credit.

(d)	Each Lender under the Revolving Facility shall notify the Facility Agent and the Parent:

(i)
on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 26 (Assignments and Transfers) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender, and an indication in a Transfer Deed, a Transfer Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (i) to the Facility Agent and, upon delivery in accordance with Clause 26.12 (Copy of

Transfer Deed, Transfer Agreement or Increase Confirmation to Parent), to the Parent.

(e)
Any notice received by the Facility Agent pursuant to paragraph (d) above shall constitute notice to each L/C Bank of that Lender’s status and the Facility Agent shall, upon receiving each such notice, promptly notify each L/C Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover):

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Documentary Credit, that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant L/C Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Documentary Credit (together with any accrued interest) standing to the credit of the relevant account held with that L/C Bank be returned to it and that L/C Bank shall pay that amount to the Lender within 3 Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Revaluation of Documentary Credits

(a)
If any Documentary Credit is denominated in a currency other than euro, the Facility Agent shall at six monthly intervals after the date of the Documentary Credit recalculate the Euro Amount of that Documentary Credit by notionally converting into euro, the outstanding amount of that Documentary Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)
The relevant Borrower shall, if requested by the Facility Agent within 2 days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Facility Outstandings are repaid (subject to Break Costs, if applicable, but otherwise without penalty or premium which might otherwise be payable), to prevent the Euro Amount of the Revolving Facility Outstandings exceeding the aggregate amount of all of the Revolving Facility Commitments adjusted to reflect any cancellations or reductions, following any adjustment under paragraph (a) above.

7.6	Immediately Payable

(a)
If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable under this Agreement, the relevant Borrower that requested (or on behalf of which the Parent requested) the issue of that Documentary Credit shall repay or prepay that Documentary Credit or that amount within 3 Business Days of demand.

(b)
Each L/C Bank shall promptly notify the Facility Agent of any demand received by it under and in accordance with any Documentary Credit (including details of the Documentary Credit under which such demand has been received and the amount demanded). The Facility Agent shall promptly notify the Parent, the relevant Borrower for whose account the Documentary Credit was issued and each of the Lenders under the Revolving Facility.

7.7	Claims under a Documentary Credit

(a)
Each Borrower irrevocably and unconditionally authorises each L/C Bank to pay any claim made or purported to be made under a Documentary Credit requested by it (or by the Parent on its behalf) and which appears on its face to be in order (a “claim”).

(b)	Each Borrower shall within 3 Business Days of demand pay to the Facility Agent for the account of the relevant L/C Bank an amount equal to the amount of any claim under that Documentary Credit.

(c)
On receipt of any demand or notification under Clause 7.6 (Immediately Payable), the relevant Borrower shall (unless the Parent notifies the Facility Agent otherwise) be deemed to have delivered to the Facility Agent a duly completed Utilisation Request requesting a Revolving Facility Advance:

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for a Term of three months or such other period of up to six months as notified by the relevant Borrower to the relevant L/C Bank promptly following such demand or notification; and

(iii)	with a Utilisation Date on the date of receipt of the relevant demand or notification.
The proceeds of any such Revolving Facility Advance shall be used to pay the relevant claim.

(d)	Each Borrower acknowledges that each L/C Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of each Borrower under this Clause 7.7 (Claims under a Documentary Credit) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(f)
Without prejudice to any other matter contained in this Clause 7.7 (Claims under a Documentary Credit), the relevant L/C Bank shall notify the relevant Borrowers as soon as reasonably practicable after receiving a claim.

7.8	Documentary Credit Indemnities

(a)
The relevant Borrower shall within 3 Business Days of demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit requested by such Borrower.

(b)
Each Lender having a Revolving Facility Commitment (an “L/C Lender”) shall (according to its L/C Proportion) promptly on demand indemnify an L/C Bank against any cost, loss or liability incurred by such L/C Bank (otherwise than by reason of such L/C Bank’s gross negligence, wilful misconduct or wilful breach of the terms of this Agreement) in acting as an L/C Bank under any Documentary Credit (except to the extent that such L/C Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)
If any L/C Lender is not permitted (by its constitutional documents or any applicable Law) to comply with paragraph (b) above, then that L/C Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the relevant Documentary Credit is issued (or if later, on the date that L/C Lender’s participation in the Documentary Credit is transferred or assigned to that L/C Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Documentary Credit in an amount equal to its L/C Proportion of that Documentary Credit. On receipt of demand from the Facility Agent, that L/C Lender shall pay to the Facility Agent (for the account of the relevant L/C Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)
The Borrower which requested the Documentary Credit shall within 3 Business Days of demand reimburse any L/C Lender for any payment it makes to an L/C Bank under this Clause 7.8 (Documentary Credit Indemnities) in respect of that Documentary Credit unless such Lender or an Obligor has already reimbursed such L/C Bank in respect of that payment.

(e)
The obligations of each L/C Lender and Borrower under this Clause 7.8 (Documentary Credit Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that L/C Lender in respect of any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)
The obligations of any L/C Lender or Borrower under this Clause 7.8 (Documentary Credit Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 7.8 (Documentary Credit Indemnities)

would reduce, release or prejudice any of its obligations under this Clause 7.8 (Documentary Credit Indemnities) (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Documentary Credit or any other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Bank Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Documentary Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Documentary Credit or any other person;

(v)	any amendment or restatement (however fundamental) or replacement of a Finance Document, any Documentary Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Documentary Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.9	Cash Cover by Borrower

(a)
If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant L/C Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) and that L/C Bank notifies the Obligors’ Agent (with a copy to the Facility Agent) that it requires the relevant Borrower of the relevant Documentary Credit or proposed Documentary Credit to provide cash cover to an account with that L/C Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Documentary Credit and in the currency of that Documentary Credit then that Borrower shall do so within 5 Business Days after the notice is given.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the relevant Borrower shall be entitled to withdraw amounts up to the level of that cash cover from the account if:

(i)	the relevant L/C Bank is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Documentary Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Documentary Credit.

(c)
To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.9 (Cash Cover by Borrower), the relevant Lender’s L/C Proportion in respect of that Documentary Credit will remain (but that Lender’s obligations in relation to that Documentary Credit may be satisfied in accordance with paragraph 1.2(d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Documentary Credit fee in relation to the relevant Documentary Credit to the Facility Agent (for the account of that Lender) in accordance with Clause 18 (Commission and Fees) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)
The relevant L/C Bank shall promptly notify the Facility Agent of the extent to which the relevant Borrower provides cash cover pursuant to this Clause 7.9 (Cash Cover by Borrower) and of any change in the amount of cash cover so provided.

7.10	Rights of Contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (Documentary Credits).

7.11	Appointment and Change of L/C Bank

(a)
The Parent, with the prior written consent of the relevant Lender, may designate any Lender with a Revolving Facility Commitment as an L/C Bank or as a replacement therefor, but not with respect to Documentary Credits already issued by any other L/C Bank.

(b)	Any Lender so designated shall become an L/C Bank under this Agreement by delivering to the Facility Agent an executed L/C Bank Accession Certificate.

(c)
An L/C Bank may resign as issuer of further Documentary Credits at any time if (i) the Parent and the Instructing Group consent to such resignation or so require; (ii) there is, in the reasonable opinion of each L/C Bank, an actual or potential conflict of interest in it continuing to act as L/C Bank; or (iii) its Revolving Facility Commitment is reduced to zero, provided that an L/C Bank shall not resign until a replacement L/C Bank is appointed.

8.	ANCILLARY FACILITIES

8.1	Utilisation of Ancillary Facilities

(a)
Each Borrower may, subject to paragraph (b) below, at any time at least 35 days prior to the Termination Date in respect of the Revolving Facility by delivery of a notice (a “Conversion Notice”) to the Facility Agent, request an Ancillary Facility to be established (or, in the case of the Existing Ancillary Facility, designate such Existing Ancillary Facility as established) by the conversion of any Lender’s Available Revolving Facility Commitment (or any part of it) into an Ancillary Facility Commitment with effect from the date (in this Clause 8 (Ancillary Facilities), the “Effective Date”) specified in the Conversion Notice (being, other than in relation to the Existing Ancillary Facility, a date not less than 5 Business Days after the date such Conversion Notice is received by the Facility Agent).

(b)	Each Conversion Notice shall specify:

(i)	the proposed Borrower(s) (or any Affiliate of the Borrower(s) that is a member of the Bank Group) which may use the Ancillary Facility;

(ii)	the nominated Ancillary Facility Lender;

(iii)	the type of Ancillary Facility and the currency or currencies in which the relevant Borrower wishes such Ancillary Facility to be available;

(iv)
the proposed Euro Amount of the original Ancillary Facility Commitment, being an amount (i) equal to the Available Revolving Facility Commitment of the nominated Ancillary Facility Lender or, if less, (ii) equal to or more than €1,000,000;

(v)	the Effective Date and expiry date for the Ancillary Facility (such expiry date not to extend beyond the Final Maturity Date in respect of the Revolving Facility);

(vi)
if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(vii)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facility as the Facility Agent and the nominated Ancillary Facility Lender may reasonably require.

(c)	The Facility Agent shall promptly notify the Parent, the nominated Ancillary Facility Lender and the Lenders of each Conversion Notice received pursuant to paragraph (a) above.

(d)
Any Lender nominated as an Ancillary Facility Lender which has notified the Facility Agent of its consent to such nomination shall be authorised to make the proposed Ancillary Facility available in accordance with the Conversion Notice (as approved by the Facility Agent) with effect on and from the Effective Date.

No other Lender shall be obliged to consent to the nomination of the Ancillary Facility Lender.

(e)
Any material variation from the terms of the Ancillary Facility or any proposed increase or reduction or extension of the Ancillary Facility Commitment shall be effected on and subject to the provisions of this Clause 8 (Ancillary Facilities) mutatis mutandis as if such Ancillary Facility were newly requested (including, for the avoidance of doubt, that such newly requested Ancillary Facility shall only take effect from a date not less than 5 Business Days after the date the Facility Agent has received notice of the modification or variation or extension), provided that the Euro Amount of the Ancillary Facility Outstandings under each Ancillary Facility provided by an Ancillary Facility Lender shall at no time exceed the Available Revolving Facility Commitment of that Ancillary Facility Lender.

(f)
Each relevant Borrower may (subject to compliance with the applicable terms of the relevant Ancillary Facility) at any time by giving written notice to the Facility Agent and the relevant Ancillary Facility Lender cancel any Ancillary Facility Commitment pursuant to and in accordance with Clause 12.1 (Voluntary Cancellation), provided that on the date of such cancellation, that part of such Ancillary Facility Commitment as shall have been so cancelled shall be converted back into the Revolving Facility Commitment of the relevant Lender unless the Revolving Facility Commitments are also cancelled on such date.

(g)
The Ancillary Facility Commitment of any Ancillary Facility Lender shall terminate and be cancelled on the date agreed therefor between the relevant Ancillary Facility Lender and the relevant Borrower, provided such date shall be no later than the Termination Date in respect of the Revolving Facility (the “Ancillary Facility Termination Date”). Any Ancillary Facility Outstandings on the applicable Ancillary Facility Termination Date shall be repaid in full by the relevant Borrower on such date.

(h)
The Revolving Facility Commitment of each Lender at any time shall be reduced by the amount of any Ancillary Facility Commitment of such Lender at such time but such reduced Commitment shall, subject to any other provisions of this Agreement, automatically be increased by the amount of any portion of its Ancillary Facility Commitment which ceases to be made available to the relevant Borrowers for any reason (other than as a result of Utilisation of it) in accordance with the terms of such Ancillary Facility or is cancelled pursuant to paragraphs (f) or (g) above.

8.2	Operation of Ancillary Facilities

(a)
Subject to paragraph (b) below, the terms governing the operation of any Ancillary Facility (including the rate of interest (including default interest), fees, commission and other remuneration in respect of such Ancillary Facility) shall be those determined by agreement between the Ancillary Facility Lender and the relevant Borrower, provided that such terms shall be based upon the normal commercial terms and market rates of the relevant Ancillary Facility Lender.

(b)
In the case of any inconsistency or conflict between the terms of any Ancillary Facility, the applicable Ancillary Facility Documents and this Agreement, the terms and provisions of the applicable Ancillary Facility Document shall prevail unless the contrary intention is expressly provided for in this Agreement.

(c)
Each relevant Borrower and Ancillary Facility Lender will promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility (including without limitation details of the Ancillary Facility Outstandings and the Euro Amount thereof) as the Facility Agent may from time to time reasonably request (and each relevant Borrower consents to such documents and information being provided to the Facility Agent and the other Lenders).

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8.4	DELIBERATELY LEFT BLANK

8.5	Continuation of Ancillary Facilities

(a)
A Borrower and an Ancillary Facility Lender may, as between themselves only, agree to continue to provide the same banking facilities following the Termination Date applicable to the Revolving Facility or, as the case may be, following the cancellation of the Revolving Commitments under this Agreement.

(b)
If any arrangement contemplated in paragraph (a) above is to occur, the relevant Borrower and the Ancillary Facility Lender shall each confirm that to be the case in writing to the Facility Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

8.6	Adjustment for Ancillary Facilities upon acceleration

(a)
If a default occurs under any Ancillary Facility, no Ancillary Facility Lender may demand repayment of any monies or demand cash cover for any Ancillary Facility Outstandings, or take any analogous action in respect of any Ancillary Facility, until the Acceleration Date.

(b)
If an Acceleration Date occurs, the claims of each Lender with a Revolving Facility Commitment and each Ancillary Facility Lender in respect of amounts outstanding to them under the Revolving Facility and Ancillary Facilities respectively shall be adjusted in accordance with this Clause 8.6 (Adjustment for Ancillary Facilities upon acceleration) by making all necessary transfers of such portions of such claims such that following such transfers the Revolving Facility Outstandings and Ancillary Facility Outstandings (together with the rights to receive interest, fees and charges in relation thereto) of (i) each Lender with a Revolving Facility Commitment and (ii) each Ancillary Facility Lender, in each case as at the Acceleration Date shall be an amount corresponding pro rata to the proportion that the sum of such Lender’s Revolving Facility Commitment and/or (as the case may be) Ancillary Facility Commitment bears to the sum of all of the Revolving Facility Commitments and the Ancillary Commitments, each as at the Acceleration Date.

(c)
No later than the third Business Day following the Acceleration Date each of the Ancillary Facility Lenders shall notify the Facility Agent in writing of the Euro Amount of its Ancillary Facility Outstandings as at the close of business on the Acceleration Date, such amount to take account of any clearing of debits which were entered into the clearing system of such Ancillary Facility Lenders prior to the Acceleration Date and any amounts credited to the relevant accounts prior to close of business on the Acceleration Date.

(d)
On receipt of the information referred to in paragraph (a) above, the Facility Agent will promptly determine what adjustment payments (if any) are necessary as between the Lenders participating in the Revolving Facility and each Ancillary Facility Lender in order to ensure that, following such adjustment payments, the requirements of paragraph (b) above are complied with.

(e)
The Facility Agent will notify all the Lenders as soon as practicable of its determinations pursuant to paragraph (d) above, giving details of the adjustment payments required to be made. Such adjustment payments shall be payable by the relevant Lenders and shall be made to the Facility Agent within 5 Business Days following receipt of such notification from the Facility Agent. The Facility Agent shall distribute the adjustment payments received, among the Ancillary Facility Lenders and the Lenders participating in the Revolving Facility in order to satisfy the requirements of paragraph (b) above.

(f)
If at any time following the Acceleration Date, the amount of Revolving Facility Outstandings of any Lender or Ancillary Facility Outstandings of any Ancillary Facility Lender used in the Facility Agent’s calculation of the adjustments required under paragraph (d) above should vary for any reason (other than as a result of currency exchange fluctuation or other reason which affects all relevant Lenders equally), further adjustment payments shall be made on the same basis (mutatis mutandis) provided for in this Clause 8.3 (Adjustment for Ancillary Facilities upon acceleration).

(g)
In respect of any amount paid by any Lender (a “Paying Lender”) pursuant to either of paragraphs (e) or (f) above, as between a relevant Borrower and the Paying Lender, the amount so paid shall be immediately due and payable by such relevant Borrower to the Paying Lender and the payment obligations of such relevant Borrower to the Lender(s) which received such payment shall be treated as correspondingly reduced by the amount of such payment.

(h)
Each Lender shall promptly supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of giving effect to this Clause 8.6 (Adjustment for Ancillary Facilities upon acceleration).

(i)
If an Ancillary Facility Lender has the benefit of any Security Interest securing any of its Ancillary Facilities, the realisations from such security when enforced will be treated as an amount recovered by such Ancillary Facility Lender in its capacity as a Lender which is subject to the sharing arrangements in Clause 36 (Sharing among the Finance Parties) to the intent that such realisation should benefit all Lenders pro rata.

(j)
Prior to the application of the provisions of paragraph (b) above, an Ancillary Facility Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(k)
All calculations to be made pursuant to this Clause 8.3 shall be made by the Facility Agent based upon information provided to it by the Lenders and Ancillary Lenders and using the Euro Amount equivalent where applicable.

(l)
This Clause 8.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in euro or where the Borrower is not an existing Borrower under the applicable Revolving Facility (excluding that Ancillary Facility).

8.7	Repayment of Ancillary Facilities

(a)	No Ancillary Facility Lender may demand repayment or prepayment of any amounts under its Ancillary Facility unless:

(i)	the Revolving Facility Commitments have been cancelled in full, or the Facility Agent has declared all Outstandings under the Revolving Facility immediately due and payable; or

(ii)
the Ancillary Facility Outstandings under that Ancillary Facility can be repaid by a Revolving Facility Advance (and not less than 7 Business Days notice is given to the relevant Borrower before payment becomes due).

(b)
For the purposes of repaying Ancillary Facility Outstandings (so long as paragraph (a)(i) above does not apply) a Revolving Facility Advance may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent not satisfied.

(c)
The share of the Ancillary Facility Lender in a Revolving Facility Advance being used to refinance that Ancillary Facility Lender’s Ancillary Facility will be that amount which will result (so far as possible) in:

(i)	the proportion which its share of all Outstandings under the Revolving Facility bears to the aggregate amount of the Outstandings under the Revolving Facility, being equal to:

(ii)	the proportion which its Available Commitment with respect to the Revolving Facility bears to the aggregate of the Available Commitments with respect to the Revolving Facility, in each case, assuming the repayment of the relevant Ancillary Facility has taken place. The share of the other Lenders in any such Revolving Facility Advance will be adjusted accordingly.

8.8	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Facility Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Schedule 1 and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any Conversion Notice delivered by the Parent to the Facility Agent pursuant to Clause 8.1 (Utilisation of Ancillary Facilities).

(c)	An Affiliate of a Lender which becomes an Ancillary Facility Lender shall accede to this Agreement as an Ancillary Facility Lender, and the Intercreditor Agreement as a Senior Lender.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (in accordance with Clause 26 (Assignments and Transfers), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Facility Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Facility Lender and the relevant Ancillary Facility Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

8.9	Affiliates of Borrowers

(a)
Subject to the terms of this Agreement, an Affiliate of a Borrower that is a member of the Bank Group may with the approval of the relevant Ancillary Facility Lender become a Borrower with respect to an Ancillary Facility.

(b)	The Parent shall specify any relevant Affiliate of the Borrower in any Conversion Notice delivered by the Parent to the Facility Agent pursuant to Clause 8.1 (Utilisation of Ancillary Facilities).

(c)
If any Borrower ceases to be a Borrower under this Agreement in accordance with Clause 26.19 (Resignation of a Borrower), any of its Affiliates that are not Affiliates of another Borrower shall cease to have any rights under this Agreement or any Ancillary Facility Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Facility Document.

9.	OPTIONAL CURRENCIES

9.1	Selection of Currency
Each Borrower under the Revolving Facility or an Additional Facility shall select the currency of a Revolving Facility Advance or an Additional Facility Advance made to it (which shall be Dollars, euro or an Optional Currency) in the Utilisation Request relating to the relevant Revolving Facility Advance or Additional Facility Advance.

9.2	Unavailability of Optional Currency

(a)	If before the Specified Time on the Quotation Date for the relevant Revolving Facility Advance or an Additional Facility Advance:

(i)	a Lender notifies the Facility Agent that the relevant Optional Currency is not readily available to it in the amount required; or

(ii)
a Lender notifies the Facility Agent that compliance with its obligation to participate in the Revolving Facility Advance or Additional Facility Advance in the proposed Optional Currency would contravene a Law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the relevant Revolving Facility Advance in euro (in an amount equal to that Lender’s Proportion of the Euro Amount of the relevant Revolving Facility Advance or, in respect of a Rollover Advance, an amount equal to that Lender’s Proportion of the Euro Amount of any amount that the Lenders are actually required to advance in accordance with Clause 10.2 (Rollover Advances)), and its participation will be treated as a separate Advance denominated in euro during that Term.

(b)
Any part of a Revolving Facility Advance or Additional Facility Advance treated as a separate Advance under this Clause 9 (Optional Currencies) will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

10.	REPAYMENT OF REVOLVING FACILITY OUTSTANDINGS

10.1	Repayment of Revolving Facility Advances
The Borrower shall (subject to Clause 10.2 (Rollover Advances)) repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility drawn by it on its Repayment Date.

10.2	Rollover Advances
Without prejudice to each Borrower’s obligation to repay the full amount of each Revolving Facility Advance and each Additional Facility Advance in relation to a revolving facility made to it on the applicable Repayment Date, where, on the same day on which such Borrower is due to repay a Revolving Facility Advance or an applicable Additional Facility Advance (a “Maturing Advance”) such Borrower has also requested that one or more Revolving Facility Advances or an applicable Additional Facility Advances in the same currency as and in an amount which is equal to or less than the Maturing Advance be made to it (a “Rollover Advance”), subject to the Lenders being obliged to make such Rollover Advance under Clause 4.1 (Conditions to Utilisation), the aggregate amount of the Rollover Advance shall be treated as if applied in or towards repayment of the Maturing Advance so that:

(a)	if the amount of the Maturing Advance exceeds the aggregate amount of the Rollover Advance

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)
each Lender’s participation (if any) in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the Maturing Advance and that Lender will not be required to make its participation in the Rollover Advance available in cash; and

(b)	if the amount of the Maturing Advance is equal to or less than the aggregate amount of the Rollover Advance:

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)
each Lender will be required to make its participation in the Rollover Advance available in cash only to the extent that its participation (if any) in the Rollover Advance exceeds that Lender’s participation (if any) in the Maturing Advance and the remainder of that Lender’s participation in the Rollover Advance shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the Maturing Advance.

10.3	Cash Collateralisation of Documentary Credits

(a)
If not previously repaid in accordance with paragraph (b) below, each Borrower must repay each Documentary Credit issued on its behalf in full on the date stated in that Documentary Credit to be its Expiry Date.

(b)
A Borrower may give the Facility Agent not less than 5 Business Days prior written notice of its intention to repay all or any portion of a Documentary Credit requested by it prior to its stated Expiry Date and, having given such notice, shall procure that the relevant Outstanding L/C Amount in respect of such Documentary Credit is reduced in accordance with such notice by providing cash cover therefor in accordance with Clause 1.2(d) (Construction) (in each case) or by reducing the Outstanding L/C Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the relevant L/C Bank or the Facility Agent on behalf of the Lenders.

10.4	Final Repayment
The Parent shall procure that all amounts outstanding under the Revolving Facility shall be repaid in full on its Final Maturity Date.

11.	REPAYMENT OF TERM FACILITY OUTSTANDINGS

11.1	Repayment of US$ B1 Facility Outstandings, EUR B1 Facility Outstandings, US$ B2 Facility Outstandings, EUR B2 Facility Outstandings, US$ B3 Facility Outstandings and EUR B3 Facility Outstandings
The Borrowers under the US$ B1 Facility, the EUR B1 Facility, US$ B2 Facility, the EUR B2 Facility, the US$ B3 Facility and the EUR B3 Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the US$ B1 Facility Advance, the EUR B1 Facility Advance, the US$ B2 Facility Advance, the EUR B2 Facility Advance, the US$ B3 Facility Advance and the EUR B3 Facility Advance respectively, in full in one instalment on the applicable Final Maturity Date.

11.2	No Reborrowing of Facility Advances
No Borrower may reborrow any part of any US$ B1 Facility Advance, EUR B1 Facility Advance, US$ B2 Facility Advance, EUR B2 Facility Advance, US$ B3 Facility Advance or EUR B3 Facility Advance which is repaid.

11.3	Repayment of Additional Facility Outstandings
The Borrowers under each Additional Facility shall repay (or procure the repayment of) the aggregate outstanding principal amount of the Additional Facility Advances under that Additional Facility on the Final Maturity Date applicable to such Additional Facility.

12.	CANCELLATION

12.1	Voluntary Cancellation

The Parent may, by giving to the Facility Agent not less than 3 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period) cancel any Available Facility in whole or any part (but if in part, in an amount that reduces the Euro Amount of such Facility by a minimum amount of €5,000,000 and an integral multiple of €1,000,000) and any such cancellation shall (subject to the provisions of Clause 8.1(f) (Utilisation of Ancillary Facilities)), reduce the relevant Available Commitments of the Lenders rateably.

12.2	Notice of Cancellation
Any notice of cancellation given by the Parent pursuant to Clause 12.1 (Voluntary Cancellation) shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

12.3	Cancellation of Available Commitments

(a)
At the end of the Availability Period, any Available Commitments in respect of the US$ B1 Facility shall automatically be cancelled and the Available US$ B1 Facility Commitment of each Lender shall automatically be reduced to zero.

(b)
At the end of the Availability Period, any Available Commitments in respect of EUR B1 Facility shall automatically be cancelled and the Available EUR B1 Facility Commitment of each Lender shall automatically be reduced to zero.

(c)
At the end of the Availability Period, any Available Commitments in respect of the US$ B2 Facility shall automatically be cancelled and the Available US$ B2 Facility Commitment of each Lender shall automatically be reduced to zero.

(d)
At the end of the Availability Period, any Available Commitments in respect of EUR B2 Facility shall automatically be cancelled and the Available EUR B2 Facility Commitment of each Lender shall automatically be reduced to zero.

(e)
At the end of the Availability Period, any Available Commitments in respect of the US$ B3 Facility shall automatically be cancelled and the Available US$ B3 Facility Commitment of each Lender shall automatically be reduced to zero.

(f)
At the end of the Availability Period, any Available Commitments in respect of EUR B3 Facility shall automatically be cancelled and the Available EUR B3 Facility Commitment of each Lender shall automatically be reduced to zero.

(g)
On each Termination Date any Available Commitments in respect of the Facility to which such Termination Date relates shall automatically be cancelled and the Commitment of each Lender in relation to such Facility shall automatically be reduced to zero.

(h)	No Available Commitments which have been cancelled under this Agreement may thereafter be reinstated.

12.4	Right of Repayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender, Ancillary Facility Lender or L/C Bank by an Obligor is required to be increased under Clause 19.2 (Tax Gross-up);

(ii)	any Lender, Ancillary Facility Lender or L/C Bank claims indemnification from a Borrower under Clause 19.3 (Tax Indemnity) or the Parent under Clause 20 (Increased Costs); or

(iii)	any Lender, Ancillary Facility Lender or L/C Bank invokes Clause 17.2 (Market Disruption), then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Parent may:

(1)
arrange for the transfer or assignment in accordance with this Agreement of the whole (but at par only) of that Lender’s Commitment and participation in the Utilisations to a new or existing Lender willing to accept that transfer or assignment; or

(2)
give the Facility Agent notice of cancellation of that Lender’s Commitment and the Parent’s intention to procure the repayment of that Lender’s participation in the Utilisation, whereupon the Commitment of that Lender shall immediately be reduced to zero;

(B)
if the circumstance relates to an Ancillary Facility Lender, the Parent may give the Facility Agent notice of cancellation of that Ancillary Facility Lender’s Ancillary Commitment and the Parent’s intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Facility Lender, whereupon the Ancillary Commitment of that Ancillary Facility Lender shall immediately be reduced to zero; and

(C)
if the circumstance relates to an L/C Bank, the Parent may give the Facility Agent notice of repayment of any outstanding Documentary Credit issued by such L/C Bank and cancellation of the appointment of such L/C Bank as an L/C Bank under this Agreement in relation to any Documentary Credit to be issued in the future or the provision of full cash cover in respect of such L/C Bank’s maximum contingent liability under each outstanding Documentary Credit.

(b)
On the last day of each Interest Period or Term which ends after the Parent has given notice under paragraph (a)(iii)(A)(2), (a)(iii)(B) or (a)(iii)(C) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Facility Lender (together with all interest and other amounts accrued under the Finance Documents) or, as the case may be, provide full cash cover in respect of any Documentary Credit issued by that L/C Bank or any contingent liability under an Ancillary Facility.

(c)	The Parent may only exercise its rights under paragraph (a) above if:

(i)
in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of (a)(iii) no more than 90 days have elapsed since the relevant invoking of Clause 17.2 (Market Disruption); and

(ii)	it gives the Facility Agent and the relevant Lender not less than 5 Business Days prior notice.

(d)	The replacement of a Lender pursuant to paragraph (a)(iii)(A)(1) above shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replaced Lender shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that replaced Lender under any Finance Document; and

(iii)	any replacement of a Lender which is the Facility Agent shall not affect its role as the Facility Agent.

(e)	Prepayments made pursuant to this Clause 12.4 (Right of Repayment and Cancellation in relation to a Single Lender) shall be applied against the outstanding Advances pro rata.

12.5	Right of Cancellation in Relation to a Defaulting Lender
Without prejudice to the Parent’s rights under Clause 2.2 (Increase):

(a)
If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 3 Business Days notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

13.	VOLUNTARY PREPAYMENT

13.1	Voluntary Prepayment

(a)
Any Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period):

(i)
repay any US$ B1 Facility Advance drawn by it under the US$ B1 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the US$ B1 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable);

(ii)
repay any EUR B1 Facility Advance drawn by it under the EUR B1 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the EUR B1 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable);

(iii)
repay any US$ B2 Facility Advance drawn by it under the US$ B2 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the US$ B2 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable);

(iv)
repay any EUR B2 Facility Advance drawn by it under the EUR B2 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the EUR B2 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable);

(v)
repay any US$ B3 Facility Advance drawn by it under the US$ B3 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the US$ B3 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable); and

(vi)
repay any EUR B3 Facility Advance drawn by it under the EUR B3 Facilities in whole or in part (but if in part, in an amount that reduces the Euro Amount of the EUR B3 Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000), together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

(b)
Any Additional Facility Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Instructing Group under the relevant Facility has given its prior consent to a shorter period), repay any Additional Facility Advance by such minimum amount as is agreed by the Parent and the relevant Additional Facility Lender.

(c)
Any Borrower may, by giving to the Facility Agent not less than 5 Business Days prior written notice to that effect (unless the Revolving Facility Instructing Group has given its prior consent to a shorter period) repay a Revolving Facility Advance drawn by it in whole or in part (but if in part, in an amount that reduces the Euro Amount of the Revolving Facility Advance by a minimum amount of €5,000,000 and an integral multiple of €1,000,000 together with accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs (if applicable).

13.2	Application of Repayments
Any voluntary prepayment made under Clause 13.1 (Voluntary Prepayment) shall be applied in repayment of any of the Term Facility Outstandings, any Revolving Facility Outstandings or any outstandings in relation to any Additional Facility that is a revolving facility, in whole or in part, as selected by the Parent at its discretion.

13.3	Release from Obligation to Make Advances
A Lender for whose account a repayment is to be made under Clause 12.4 (Right of Repayment and Cancellation in Relation to a Single Lender) shall not be obliged to participate in the making of Advances (including Revolving Facility Advances) or in the issue or counter-guarantee in respect of Documentary Credits or in the provision of Ancillary Facilities on or after the date upon which the Facility Agent receives the relevant notice of intention to repay such Lender’s share of the Outstandings, on which date all of such Lender’s Available Commitments shall be cancelled and all of its Commitments shall be reduced to zero.

13.4	Notice of Prepayment or Cancellation
Any notice of prepayment given by a Borrower pursuant to Clause 13.1 (Voluntary Prepayment) or Clause 12.4 (Right of Repayment and Cancellation in Relation to a Single Lender) and a notice of cancellation pursuant to Clause 12.2 (Notice of Cancellation) shall be irrevocable, shall specify the date upon which such prepayment is to be made and the amount of such prepayment and shall oblige that Borrower to make such prepayment on such date, provided that a notice or prepayment or cancellation may be conditional and not irrevocable provided that the Parent or a Borrower shall within 10 Business Days’ notice from the Facility Agent indemnify any Lender in respect, and in the amount, of such Lender’s Break Costs as specified in such notice should cancellation or prepayment not occur on the date specified in the notice of cancellation or prepayment.

13.5	Restrictions on Repayment
No Borrower may repay all or any part of any Advance (including, at any time, a Revolving Facility Advance) except at the times and in the manner expressly provided for in this Agreement.

13.6	Cancellation upon Repayment
No amount repaid under this Agreement may subsequently be reborrowed other than any amount of a Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility repaid in accordance with Clauses 10.1 (Repayment of Revolving Facility Advances) or 13.1(c) (Voluntary Prepayment) or any Documentary Credit repaid in accordance with this Agreement on or prior to the Final Maturity Date in respect of the Revolving Facility or an Additional Facility that is a revolving facility and upon any repayment (other than in respect of a Revolving Facility Advance or an Additional Facility that is a revolving facility, as aforesaid) the Commitment of each Lender in relation to the relevant Facility shall be cancelled in an amount equal to each Lender’s Proportion of the amount repaid. For the avoidance of doubt, unless expressly agreed to the contrary in the relevant Ancillary Facility Documents, this Clause 13.6 (Cancellation upon Repayment) shall not apply to any Ancillary Facility.

14.	MANDATORY PREPAYMENT AND CANCELLATION

14.1	Change of Control

(a)	“Change of Control” means:

(i)
the Controlling Company (A) ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent; and (B) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, to, directly or indirectly, direct or cause the direction of management and policies of the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable;

(ii)
the sale, lease, transfer, conveyance or other disposition (other than by way of a merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Parent, a Permitted Affiliate Parent (after any Permitted Affiliate Group Designation Date) and the Restricted Subsidiaries (taken as a whole), as applicable, to any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(iii)	on or prior to the Closing Date, Ziggo N.V. ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act),

directly or indirectly, of 100% of the total voting power of the Voting Stock of the Parent;

(iv)	the Parent ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly of 100% of the total voting power of the Voting Stock of Torenspits II B.V.;

(v)
at any time after a Permitted Affiliate Group Designation Date, any Permitted Affiliate Holdco ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly of 100% of the total voting power of the Voting Stock of any Permitted Affiliate Parent; or

(vi)
Torenspits II B.V. or any Permitted Affiliate Parent ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Obligors, provided that a Change of Control shall not be deemed to have occurred pursuant to clause (i) of this definition upon the consummation of the Ziggo Acquisition, a Post-Closing Reorganisation or a Spin-Off.

(b)
Notwithstanding the foregoing, upon consummation of (i) the Post-Closing Reorganisation, “Controlling Company” will mean New Intermediate Holdco and its successors (ii) a Spin-Off, “Controlling Company” will mean the Spin Holdco and its successors or (iii) the Subordinated Debt Pushdown but prior to a Permitted Affiliate Group Designation Date, “Controlling Company” will mean the direct Holding Company of the Pushdown Issuer.

(c)	For the purpose of this Clause 14 (Mandatory Prepayment and Cancellation) only:

(i)
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of interests in (howsoever designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity;

(ii)	“Controlling Company” means, subject to paragraph (b) above:

(A)	at any time on or prior to the Closing Date, Ziggo Bond Company Holding;

(B)	at any time on or after the Closing Date, the immediate Holding Company of Bidco Parent and its successors; and

(C)	at any time on or after a Permitted Affiliate Group Designation Date, the Common Holding Company and its successors;

(iii)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(iv)	“New Intermediate Holdco” means the direct Subsidiary of the Ultimate Holdco following a Post-Closing Reorganisation;

(v)	“Permitted Holder” means, collectively:

(A)	the Ultimate Holdco;

(B)	in the event of a Spin-Off, the Spin Holdco and any Subsidiary of the Spin Holdco; and

(C)	each Affiliate or Related Person of a Permitted Holder described in (A) above, and any successor to such Permitted Holder, Affiliate or Related Person;

(D)
any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, acting in such capacity; and

(E)
any “person” or “group” of related persons (as such terms are used in sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or all or substantially all of the assets of the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, and its Restricted Subsidiaries (taken as a whole) would constitute a Change of Control in respect of which the Parent, or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, has provided a notice to the Facility Agent under Clause (d)(i) (Change of Control) and the Facility Agent has not, within sixty Business Days of receipt of such notice, provided a notice to the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, under Clause (d)(ii) (Change of Control) cancelling the Facilities and/or declaring all outstanding Advances to be immediately due and payable;

(vi)
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company, government or any agency of political subdivision hereof or any other entity;

(vii)
“Post-Closing Reorganisation” means, at any time after the Closing Date, (A) a distribution or other transfer of the Controlling Company and its Subsidiaries or a Holding Company of Controlling Company and its Subsidiaries to the Ultimate Holdco or another direct Subsidiary of the Ultimate Holdco through one or more mergers, transfers, consolidations or other similar transactions such that Controlling Company or such Holding Company will become the direct Subsidiary of the Ultimate Holdco or such other direct Subsidiary of the Ultimate Holdco; and/or (B) the issuance by the Controlling Company of Capital Stock to the Ultimate Holdco or another direct Subsidiary of the Ultimate Holdco and, as consideration therefor, the assignment or transfer by the Ultimate Holdco or a direct Subsidiary of the Ultimate Holdco of assets to the Controlling Company, as the case may be;

(viii)
“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation;

(ix)	“Pushdown Issuer” means the new issuer of the exchange notes in relation to the Original Senior Unsecured Notes following any Subordinated Debt Pushdown;

(x)	“Related Person” with respect to any Permitted Holder, means:

(A)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(B)
in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(C)
any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein;

(xi)
“Spin-Off” means, at any time after the Closing Date, a transaction by which all outstanding ordinary shares of the Controlling Company or any of its Holding Companies directly or indirectly owned by the Ultimate Holdco are distributed to all of the Ultimate Holdco’s shareholders in proportion to such shareholders’ holdings in the Ultimate Holdco at the time of such transaction either directly or indirectly through the distribution of shares in a company holding the Controlling Company’s shares or such Holding Company’s shares;

(xii)	“Spin Holdco” means the company the shares of which are distributed to the shareholders of the Ultimate Holdco pursuant to the Spin-Off;

(xiii)
“Subordinated Debt Pushdown” means a push down by Bidco Parent of the exchange notes to be issued by it in relation to the Original Senior Unsecured Notes and the obligations thereunder through its corporate structure such that such notes continue to be issued by a Holding Company of the Parent;

(xiv)
“Ziggo Bond Company Holding” means Ziggo Bond Company Holding B.V. (a company registered in the Netherlands), together with its successors (by merger, consolidation, transfer, conversion of legal form or otherwise); and

(xv)	“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

(d)	Upon becoming aware of a Change of Control:

(i)	the Parent or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, shall promptly notify the Facility Agent; and

(ii)
if the Instructing Group so require, the Facility Agent shall, by not less than 30 Business Days’ notice to the Parent, cancel each Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

14.2	Mandatory Prepayment from Disposal Proceeds

(a)
Other than as provided in paragraph (b) below, on a Permitted Disposal (other than (i) the first €200,000,000 Net Proceeds of each Content Transaction or (ii) a disposal in accordance with paragraphs 24.11(b)(i) to 24.11(b)(xxxii) of Clause 24.11 (Disposals)), the Parent shall procure that an amount of the Facilities is prepaid so as to ensure that the financial ratios set out in Clause 23.2 (Financial Ratios) for the Latest Ratio Period (as defined in Clause 24.11 (Disposals)) in respect of the relevant disposal would not be breached if such financial ratios were tested for that Latest Ratio Period taking into account (on a pro forma basis) all disposals made since the last day of that Latest Ratio Period and the amount of such prepayment (but ignoring such Net Procceeds). Such amount shall be applied against the Facilities in accordance with Clause 14.3 (Application of Mandatory Prepayments and Cancellations).

(b)	No prepayment in accordance with paragraph (a) above is required:

(i)	where the amount of any such prepayment would be less than €200,000,000 (or its equivalent in other currencies); and

(ii)
in connection with any Permitted Disposal where an amount equal to the amount of any such prepayment is reinvested in assets in the Business of the Bank Group (for the avoidance of doubt, including Permitted Acquisitions, Capital Expenditure, Operational Expenditure and Permitted Joint Ventures).  Any amount that has not been:

(A)	contracted to be so reinvested within 12 months of the relevant Permitted Disposal; and

(B)	so reinvested within 18 months of the relevant Permitted Disposal (“Reinvestment End Date”), shall be applied in prepayment of the Facilities in accordance with Clause 14.3 (Application of Mandatory Prepayments and Cancellations) provided that on the Reinvestment End Date, the Parent shall procure that an amount of the Facilities is prepaid so as to ensure that the financial ratios set out in Clause 23.2 (Financial Ratios) for the Latest Ratio Period would not be breached if such financial ratios were tested for that Latest Ratio Period taking into account (on a pro forma basis) all disposals made since the last day of that Latest Ratio Period and the amount of such prepayment but without taking into account in the calculation of Cash any Net Proceeds that have not been reinvested as at such Reinvestment End Date.

14.3	Application of Mandatory Prepayments and Cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) shall be applied in the following order:

(i)	first, in prepayment of Advances made under the Term Facilities as contemplated in paragraphs (b) to (e) inclusive below;

(ii)
secondly, in prepayment of, at the election of the Parent, Revolving Facility Outstandings and/or outstanding Additional Facility Advances in relation to an Additional Facility that is a revolving facility such that:

(A)	any such Facility is prepaid on a pro rata basis; and

(B)	Revolving Facility Advances and applicable Additional Facility Advances shall be prepaid before any Outstanding L/C Amounts (which shall then be prepaid on a pro rata basis)), and cancellation, in each case, of the corresponding Revolving Facility Commitments and Additional Facility Commitments; and

(iii)	then, in:

(A)	repayment of the Ancillary Facility Outstandings (and cancellation of corresponding Ancillary Facility Commitments); and

(D)	cancellation of Ancillary Facility Commitments; and

(iv)	finally, (on a pro rata basis) cancellation of the Revolving Facility Commitments and the Additional Facility Commitments in relation to any Additional Facility that is a revolving facility.

(b)
Unless the relevant Borrower makes an election under paragraph (d) below or notifies the Facility Agent that it intends to reinvest the Net Proceeds in assets in the Business of the Bank Group in accordance with Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) above, it shall prepay Advances promptly upon receipt of the Net Proceeds of the disposal.

(c)	A prepayment under Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) shall prepay the Advances made under the Term Facilities at the discretion of the relevant Borrower.

(d)
Subject to paragraph (e) below, a Borrower may elect that any prepayment under Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) be applied in prepayment of an Advance on the last day of the Interest Period or Term relating to that Advance. If the relevant Borrower makes that election then a proportion of the Advance equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period or Term.

(e)
If a Borrower has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Advance in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Instructing Group otherwise agree in writing).

14.4	Miscellaneous Provisions

(a)
All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 32.2 (Break Costs), without premium or penalty.

(b)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(c)	Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

15.	INTEREST ON REVOLVING FACILITY ADVANCES

15.1	Duration
The duration of the Term for each Revolving Facility Advance shall, save as otherwise provided in this Agreement, be a period of any number of days from and including 1 day to and including 30 days or 1, 2, 3 or 6 months or such other period of up to 12 months as all the Lenders having a Revolving Facility Commitment may agree with the

Borrower prior to submission of the relevant Utilisation Request provided that such period shall end on or before the Final Maturity Date in respect of the Revolving Facility, in each case, as the Borrower may select in the relevant Utilisation Request.

15.2	Interest Payment Date for Revolving Facility Advances
On each Repayment Date (and, if the Term of any Revolving Facility Advance or Additional Facility Advance in relation to a revolving facility exceeds 6 months, on the expiry of each period of 6 months during such Term), the relevant Borrowers shall pay accrued interest on each Revolving Facility Advance and Additional Facility Advance in relation to a revolving facility made to it.

15.3	Interest Rate for Revolving Facility Advances
The rate of interest applicable to each Revolving Facility Advance during its Term shall be the rate per annum which is the sum of the Revolving Facility Margin and, in relation to any Revolving Facility Advance denominated in euro, EURIBOR, or in relation to any Revolving Facility Advance denominated in any other currency, LIBOR, for the relevant Term.

16.	INTEREST ON TERM FACILITY ADVANCES

16.1	Interest Periods for Term Facility Advances
The period for which a Term Facility Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

16.2	Duration
The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months in respect of each Term Facility, or, in each case, such other period of up to 12 months as all the Lenders holding Commitments (in the case of the first Interest Period for a Term Facility Advance, and thereafter, Outstandings) under the relevant Facility may agree with the Borrower, in each case, as the Borrower may select by no later than 9:30a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)
if such Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 16 (Interest on Term Facility Advances), be 3 months; and

(b)
any Interest Period that would otherwise end during the month preceding or extend beyond a Repayment Date relating to the Term Facility Outstandings shall be of such duration that it shall end on that Repayment Date if necessary to ensure that there are Advances under the relevant Term Facility with Interest Periods ending on the relevant Repayment Date in a sufficient aggregate amount to make the repayment due on that Repayment Date.

16.3	Consolidation and Division of Term Facility Advances

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Facility Advances under the same Term Facility made to the same Borrower in the same currency; and

(ii)	end on the same date,
those Term Facility Advances will, unless that Borrower (or the Parent on its behalf) specifies to the contrary for the next Interest Period, be consolidated into, and treated as, a single Term Facility Advance on the last day of the Interest Period.

(b)
Subject to the requirements of Clause 16.2 (Duration), a Borrower (or the Parent on its behalf) may, by no later than 9:30a.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, direct that any Term Facility Advance borrowed by it shall, at the beginning of the next Interest Period relating to it, be divided into (and thereafter, save as otherwise provided in this Agreement, be treated in all respects as) 2 or more Advances in such amounts (equal in aggregate to the Euro Amount of the Term Facility Advance being so divided) as shall be specified by that Borrower or the Parent in such notice provided that no such direction may be made if:

(i)	as a result of so doing, there would be more than 10 Advances outstanding under the relevant Term Facility; or

(ii)	any Term Facility Advance thereby coming into existence would have a Euro Amount of less than €25,000,000.

16.4	Payment of Interest for Term Facility Advances
On the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 6 months, on the expiry of each 6 month period during that Interest Period, the relevant Borrower shall pay accrued interest on the Term Facility Advance to which such Interest Period relates.

16.5	Interest Rate for Term Facility Advances
The rate of interest applicable to a Term Facility Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Margin and, in relation to any relevant Advance denominated in euro, EURIBOR, or in relation to any relevant Advance denominated in any other currency, LIBOR, for such Interest Period.

16.6	Interest on Additional Facilities
The rate of interest on any Additional Facility and the timing of payment of such interest shall be regulated by the relevant Additional Facility Accession Deed.

16.7	Notification
The Facility Agent shall promptly notify the relevant Borrowers and the Lenders of each determination of LIBOR, EURIBOR, and any change to the proposed length of a Term or Interest Period or any interest rate occasioned by the operation of Clause 17 (Market Disruption and Alternative Interest Rates).

17.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

17.1	Absence of Quotations
Subject to Clause 17.2 (Market Disruption):

(a)
if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on the Quotation Date in accordance with Clause 17.2 (Market Disruption), the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks; or

(b)
if Clause 17.3 (Alternative Reference Bank Rate) applies but an Alternative Reference Bank does not supply a quotation in accordance with Clause 17.3 (Alternative Reference Bank Rate), the applicable Alternative Reference Bank Rate shall be determined on the basis of the quotations of the remaining Alternative Reference Banks.

17.2	Market Disruption

(a)
If a Market Disruption Event occurs in relation to an Advance for any Interest Period or Term, then the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period or Term shall (subject to any agreement reached pursuant to Clause 17.4 (Alternative Rate)) be the rate per annum which is the sum of

(i)	the Margin; and

(ii)
the Alternative Reference Bank Rate or (if an Alternative Market Disruption Event has occurred with respect to an Advance for the relevant Interest Period or Term of that Advance) the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period or Term to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period or Term provided that if more than one such rate is notified to the Facility Agent pursuant to this Clause 17.2(a)(ii), the rate shall be the average of those rates so notified.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than the Alternative Reference Bank Rate; or

(ii)	a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Advance for that Interest Period or Term shall be deemed, for the purposes of paragraph (a) above, to be the Alternative Reference Bank Rate.

(c)	In this Agreement:
“Alternative Market Disruption Event” means:

(i)
before close of business in London on the date falling one Business Day after the Quotation Date for the relevant Interest Period or Term, none or only one of the Alternative Reference Banks supply a rate to the Facility Agent to determine the Alternative Reference Bank Rate for the relevant Interest Period or Term; or

(ii)
before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of the Alternative Reference Bank Rate; and

“Market Disruption Event” means:

(i)
at or about noon on the Quotation Date for the relevant Interest Period or Term none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period or Term; or

(ii)
before close of business in London on the Quotation Date for the relevant Interest Period or Term, the Facility Agent receives notifications from a Lender or Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made would be owed) that the cost to it of funding its participation from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

17.3	Alternative Reference Bank Rate

(a)
If a Market Disruption Event occurs, the Facility Agent shall as soon as is practicable request each of the Alternative Reference Banks to supply to it the rate at which that Alternative Reference Bank could have borrowed funds in the relevant currency and for the relevant period in the London interbank market or, in relation to an Advance in euro, the European interbank market at or about 11:00 a.m. or, in relation to an Advance in euro, at or about 11:00 a.m. (Brussels time) on the Quotation Date for the Interest Period or Term of that Advance, were it to have done so by asking for and then accepting interbank offers for deposits in reasonable market size in the currency of that Advance and for a period comparable to the Interest Period or Term of that Advance.

(b)
As soon as is practicable after receipt of the rates supplied by the Alternative Reference Banks, the Facility Agent will notify the Parent and the Lenders of the arithmetic mean of the rates supplied to it in accordance with paragraph (a) above (the “Alternative Reference Bank Rate”).

17.4	Alternative Rate
If Clause 17.2 (Market Disruption) applies and the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing an alternative basis:

(a)	for determining the rate of interest from time to time applicable to such Advances; and/or

(b)	upon which such Advances may be maintained (whether in euro or some other currency) thereafter, and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender holding Outstandings under each applicable Facility, acting reasonably.

18.	COMMISSION AND FEES

18.1	Commitment Fees

(a)
The Parent shall pay (or procure the payment of) to the Facility Agent for the account of each relevant Lender (other than an Ancillary Facility Lender or any Additional Facility Lender) a commitment fee on the aggregate amount of such Lender’s Available Revolving Facility Commitment made available by it (other than in relation to any Ancillary Facility or any Additional Facility) from day to day during the period beginning on the Signing Date and ending on the Termination Date for the Revolving Facility. Such commitment fee shall be calculated at the rate of 40 per cent. of the Revolving Facility Margin and shall be payable in arrears on the last day of each successive period of 3 months which ends during such period and on the Termination Date for the Revolving Facility.

(b)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Revolving Facility Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

18.2	Arrangement, Ticking and Underwriting Fee

(a)
The Parent shall pay (or procure the payment of) to the Bookrunners and Mandated Lead Arrangers, as applicable, the fees specified in any relevant Fee Letter at the times and in the amounts specified in such letter.

(b)
The Parent shall pay (or procure the payment of) to any Additional Facility Lenders the fees specified in the relevant Additional Facility Accession Deed at the times and in the amounts specified in such Additional Facility Accession Deed.

18.3	Agency Fee
The Parent shall pay (or procure the payment of) to the Facility Agent and the Security Agent for their own account the fees specified in the letter dated on or about the date of this Agreement between the Facility Agent, the Security Agent and the Parent at the times and in the amounts specified in such letter.

18.4	Documentary Credit Fee
Each Borrower shall, in respect of each Documentary Credit issued on its behalf pay (or procure the payment of) to the Facility Agent for the account of each L/C Lender (for distribution in proportion to each L/C Lender’s L/C Proportion of such Documentary Credit) a documentary credit fee in the currency in which the relevant Documentary Credit is denominated at a rate equal to the applicable Revolving Facility Margin applied on the Outstanding L/C Amount in relation to such Documentary Credit (less any amount which has been repaid or prepaid). Such documentary credit fee shall be paid in arrears on each Quarter Date during the Term of the relevant Documentary Credit and on the relevant Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Documentary Credit.

18.5	L/C Bank Fee
Each relevant Borrower shall pay (or procure the payment of) to any other L/C Bank a fronting fee in respect of each Documentary Credit requested by it and issued by that L/C Bank, in the amount and at the times agreed in any letter entered into between such L/C Bank and such Borrower.

18.6	Prepayment Fee
If on or prior to the date falling 6 months after the first Utilisation Date in relation to each of the US$ B1 Facility, the US$ B2 Facility, the US$ B3 Facility, the EUR B1 Facility, the EUR B2 Facility or the EUR B3 Facility (but not otherwise) any Borrower:

(a)
makes any prepayment of a US$ B1 Facility Advance, US$ B2 Facility Advance, US$ B3 Facility Advance, EUR B1 Facility Advance, EUR B2 Facility Advance or EUR B3 Facility Advance (each or together a “TL Facility Advance”) in connection with any Repricing Transaction; or

(b)	effects any amendment of this Agreement resulting in a Repricing Transaction, such Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Lender,

(c)	in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Lender’s TL Facility Advance which is prepaid; and

(d)
in the case of paragraph (b) above, a prepayment equal to 1.00 per cent. flat on the aggregate amount of the TL Facility Advances of each Lender that shall have been the subject of a mandatory assignment under the circumstances described in Clause 43.11 (Replacement of Lenders) following the failure of such Lender to consent to such amendment and on or prior to the date falling 6 months after the relevant Utilisation Date.

In this Clause:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the TL Facility Advances with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the TL Facility Advances and having an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the TL Facility Advances, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the TL Facility Advances.

19.	TAX GROSS-UP AND INDEMNITIES

19.1	Definitions
In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than (i) a FATCA Deduction or (ii) a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).
“Tax Payment” means either the increase in a payment made by a Borrower to a Finance Party under Clause 19.2 (Tax Gross-up) or a payment under Clause 19.3 (Tax Indemnity).
Unless a contrary indication appears, in this Clause 19 a reference to “determines” or “determined” means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

19.2	Tax Gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or by a binding decision of a tax authority or court.

(b)
Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the relevant Borrower.

(c)
If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
In the case of a Tax Deduction made by a Borrower, that Borrower shall furnish, if reasonably possible, to the Facility Agent on behalf of the Finance Party concerned, within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation or other authorities involved in respect of Tax Deduction; or

(ii)
if such receipts are not issued by the taxation or other authorities concerned on payment to them in respect of the Tax Deduction, a certificate of deduction or equivalent evidence of the relevant Tax Deduction.

(f)
Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FACTA Deduction.

19.3	Tax Indemnity

(a)
A Borrower shall (within ten Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment of that Borrower under the Finance Documents. The Protected Party shall within five Business Days’ of request by that Borrower provide to that Borrower reasonable written details explaining the loss, liability or cost and the calculation of the amount claimed by the Protected Party.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 19.2 (Tax Gross-up);

(B)	relates to a FATCA Deduction required to be made by a Party; or

(C)	is suffered or incurred by a Finance Party in respect of a Bank Levy.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 19.3, notify the Facility Agent.

19.4	Tax Credit

(a)
If and to the extent that a Borrower pays any additional amount under Clause 19.2 (Tax Gross-up) or makes a payment under Clause 19.3 (Tax Indemnity) and any Finance Party receives and retains the benefit of a refund of Tax or credit against Tax, including any relief, remission for, or repayment of any Tax which is identified by the Finance Party determines as attributable to the tax that was withheld or deducted (a “Tax Credit”), then that Finance Party shall reimburse to that Borrower such amount as it shall determine so as to leave that Finance Party after that reimbursement, in the same after-Tax position as in no better or worse position than it would have been in if payment of the relevant additional amount or payment had not been required. Each Finance Party shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so and which reliefs and credits are to be regarded as used for these purposes. Such reimbursement shall be made as soon as reasonably practicable after such Finance Party shall have made any such determination. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers.

(b)
If a Finance Party has made a payment to the Parent or an Obligor pursuant to this Clause 19.4 (Tax Credit) on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, either the Parent or such Obligor, as the case may be, shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to the Parent or such Obligor.

(c)
No Finance Party shall be obliged to make any payment under this Clause 19.4 (Tax Credit) if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

19.5	Stamp Taxes
The Borrowers shall pay and, within 10 Business Days of demand, indemnify each Secured Party and Mandated Lead Arranger against any cost, loss or liability that Secured Party or Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document save for any such Taxes payable in respect of an assignment, transfer or sub-participation of a Lender’s interests in respect of a Finance Document.

19.6	Value Added Tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT and no Party shall exercise any potential option for waiving a VAT exemption. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT, unless the VAT charge is caused by the Finance Party’s option to waive a VAT exemption, and in either case concurrently against the issue of an appropriate invoice.

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) if the Supplier is required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier and, (ii) if the Recipient is required to account to the relevant tax authority for the VAT the Subject Party must pay to the Recipient, (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. Where paragraph (i) applies, the Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of the VAT chargeable on that supply. Where paragraph (ii) applies, the Subject Party must only pay to the Recipient an amount equal to the amount of such VAT to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party for the full amount of such costs and expenses including such costs that represent VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)
Any reference in this Clause 19.6 to any Party shall, at any time when such Party is treated as a member of a group including but not limited to any fiscal unities for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(e)
If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by such Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

Where a Borrower is required to make a payment under paragraph (b) above, such amount shall not become due until the relevant Borrower has received a formal invoice detailing the amount to be paid.

19.7	Tax Administration Formalities

(a)
The Finance Parties and the Borrowers shall co-operate in good faith in completing any procedural steps (including, but not limited to, giving any required confirmation or providing any relevant information) necessary for the Borrowers to make payments to the Finance Party without any withholding or deduction for any Taxes. In particular, the Borrowers agree to provide such information in respect of itself as may be reasonably requested by the Finance Parties in writing in order for the Finance Parties to comply with any administrative formalities required for the Finance Parties to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(b)
Similarly, each Finance Party undertakes to provide any tax certificate or other document as may be reasonably requested by the Borrower in writing in order for the Borrowers to be exempt from withholding or deduction for any Taxes under any applicable international treaty.

(c)
Each Finance Party shall confirm whether it is entitled to receive payments under the Finance Documents free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Facility Agent or a Borrower sufficient for the Facility Agent and the Borrowers to comply with their obligations under FATCA and to determine whether such Finance Party has complied with such applicable reporting requirements.

20.	INCREASED COSTS

20.1	Increased Costs
Subject to Clause 20.3 (Exceptions), the Parent shall, within 3 Business Days of a demand by the Facility Agent, pay (or procure the payment of) for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)
the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement; or

(b)	compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement.

20.2	Increased Costs Claims

(a)
A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its, or if applicable, its Affiliate’s Increased Costs and setting out in reasonable detail the circumstances giving rise to such claim and its calculations in relation to such Increased Costs.

20.3	Exceptions
Clause 20.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by Law to be made by a Borrower;

(b)	compensated for by Clause 19.3 (Tax Indemnity) (or would have been compensated for under Clause 19.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph 19.3(b) of Clause 19.3 (Tax Indemnity) applied);

(c)
attributable to the gross negligence of or wilful breach by, the Finance Party or, if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates;

(d)
suffered by a Finance Party and in respect of which that Finance Party intends to make a claim pursuant to paragraph 20.2(a) of Clause 20.2 (Increased Costs Claims), is not (and its claim under paragraph 20.2(a) of Clause 20.2 (Increased Costs Claims) is not) notified by that Finance Party to the Facility Agent within 30 days of that Finance Party becoming aware that it had suffered the relevant Increased Cost;

(e)
is attributable to the implementation of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, relevant Finance Party or any of its Affiliates);

(f)	attributable to a FATCA Deduction required to be made by a Party; or

(g)	attributable to any Bank Levy but only to the extent that such Bank Levy is no more onerous than in respect of:

(i)	a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or

(ii)	any other Bank Levy, as set out under existing law as at the date of this Agreement.
In this Clause 20.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 19.1 (Definitions).

21.	ILLEGALITY

21.1	Illegality of a Lender
If at any time after a Lender becomes a party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document respectively or to make, fund, issue or maintain its participation in any Utilisation or, in the case of an Ancillary Facility Lender, any utilisation under any Ancillary Facility:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)
upon the Facility Agent notifying the Parent, the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Parent, on such date transferred to another bank or institution willing to accept that transfer; and

(c)
upon the Facility Agent notifying the Parent, the Parent shall procure that each Borrower will, on such date as the Facility Agent shall have specified (being no earlier than the last day permitted by law):

(i)
repay that Lender’s participation in the Utilisations utilised by that Borrower (together with accrued interest on and all other amounts owing to that Lender under the Finance Documents) or, if required by the Parent, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent it is lawful for such Lender to undertake such transfer); and/or

(ii)	repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Facility Lender.

21.2	Illegality in Relation to an L/C Bank
If it becomes unlawful in any relevant jurisdiction for an L/C Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Documentary Credit (an “Affected Documentary Credit”):

(a)	that L/C Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Parent, that L/C Bank shall not be obliged to issue any future Documentary Credit that would give rise to such unlawfulness; and

(c)	upon the Facility Agent notifying the Parent, each relevant Borrower shall use its best endeavours to procure the release of any Affected Documentary Credit.

22.	REPRESENTATIONS AND WARRANTIES

22.1	Representations and Warranties
Each Obligor in relation to itself, and the Parent in relation to each other member of the Bank Group and member of the Joint Venture Group, in each case to the extent expressed to be applicable to them, makes the representations and warranties set out in this Clause 21 (Representations and Warranties), other than Clauses 22.9 (Accounts) and 22.10 (Financial Condition), which shall only be made by the Parent.

22.2	Status

(a)	It is a company duly organised or a partnership duly formed, in either case, validly existing under the laws of its jurisdiction of incorporation or establishment.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

22.3	Powers and Authority
It has the power:

(a)	to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)	(in the case of a Borrower) to borrow under this Agreement; and

(c)	(in the case of a Guarantor) to give the guarantee in Clause 30 (Guarantee and Indemnity), and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is a party.

22.4	Legal Validity

(a)
Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion delivered under this Agreement, in accordance with its terms.

(b)
The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

(c)
Any judgment obtained in England in relation to a Finance Document (in each case other than any Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

22.5	Non-violation
The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:

(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)	any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Bank Group or any other member of the Bank Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

22.6	Consents

(a)
Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4(a) (Legal Validity) above, all material and necessary authorisations, registrations, consents, approvals, licences (other than the Licences), and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)
The Licences are in full force and effect and each member of the Bank Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or not be reasonably likely to have a Material Adverse Effect.

(c)
All the Necessary Authorisations are in full force and effect, each member of the Bank Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or not be reasonably likely to have a Material Adverse Effect.

22.7	Event of Default
No Event of Default has occurred and is continuing or will result from the making of any Advance.

22.8	Telecommunications, Cable and Broadcasting Laws
To the best of its knowledge and belief, it and each member of each Joint Venture Group is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.9	Accounts

(a)
The consolidated financial statements of the Reporting Entity and the Senior Unsecured Notes Reporting Entity most recently delivered to the Facility Agent (which, in the case of the Reporting Entity and the Senior Unsecured Notes Reporting Entity at the date of this Agreement are the Original Financial

Statements of the Reporting Entity or the Senior Unsecured Notes Reporting Entity, as applicable):

(i)
present fairly in all material respects its financial position and the consolidated financial position of the Reporting Entity or the Senior Unsecured Notes Reporting Entity (as applicable) as at the date to which they were drawn up; and

(ii)
have been prepared in all material respects in accordance with IFRS or GAAP if at the relevant time the Reporting Entity or the Senior Unsecured Notes Reporting Entity (as applicable) has adopted GAAP in accordance with Clause 24.4 (Change in Accounting Practices) (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries); and

(b)
the consolidated financial statements and other information related to the financial position of the Bank Group provided under this Agreement and most recently delivered to the Facility Agent are correct in all material respects.

22.10	Financial Condition
There has been no material adverse change in the consolidated financial position of the Bank Group (taken as a whole) since the date of the Original Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

22.11	Environmental Laws

(a)
Each member of the Bank Group is in compliance with Clause 24.32 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Bank Group where that claim has or is reasonably likely, if determined against that member of the Bank Group, to have a Material Adverse Effect.

22.12	Security Interests
Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Bank Group (except for any Security Interest created pursuant to the Security Documents).

22.13	Litigation and Insolvency Proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Bank Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Bank Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in Clause 25.8 (Insolvency Proceedings) have been commenced against it or any member of the Bank Group which is a Material Subsidiary.

22.14	No Filing or Stamp Taxes
Under the laws of its jurisdiction of incorporation, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, other than the registration with the Dutch tax authorities or the Royal Netherlands Notarial Organisation (Koninlijke Notariële Beroepsorganisatie) of Dutch deeds of pledge or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording, notarising or enrolling or any tax or fee payable in relation to a Finance Document that is referred to in any Legal Opinion which will be made or paid promptly after the date of a Finance Document.

22.15	Taxation

(a)
No claims are being asserted against it or any member of the Bank Group with respect to Tax liabilities which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect.

(b)
It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, in each such case would not have or not be reasonably likely to have a Material Adverse Effect).

22.16	Ownership of Assets
Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Signing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business taken as a whole in a manner consistent with the Business of the Bank Group to the extent that the failure to have such title, leases or licences or to be so entitled has or is reasonably likely to have a Material Adverse Effect.

22.17	Intellectual Property Rights
The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business,

properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party, in each case, provided that there will be no breach of the representations and warranties in this Clause 22.17 where a failure to own or license the relevant Intellectual Property Rights or any relevant infringement thereof does not have or is not reasonably likely to have a Material Adverse Effect.

22.18	Bank Group Structure
The Group Structure Chart sets out a description which is true and complete in all material respects as at the Signing Date of the corporate ownership structure of the Bank Group and of the ownership of the Borrowers.

22.19	ERISA

(a)
Neither it nor any member of the Bank Group or any ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

(b)
Neither it nor any ERISA Affiliate has, at any time, maintained or contributed to, and is not obliged to maintain or contribute to, any Plan that is subject to Title IV or Section 302 of ERISA and/or Section 412 of the Code or any Multiemployer Plan.

22.20	Anti-Terrorism Laws
Neither it nor any member of the Bank Group:

(a)	is, or is controlled by, a Designated Party;

(b)	to its knowledge, has received funds or other property from a Designated Party; or

(c)	to its knowledge, is in breach of any Anti-Terrorism Law.
It has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

22.21	Margin Stock
No Obligor is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in each case in violation of any Margin Regulations, and no proceeds of any Borrowing or drawings under any Letter of Credit will be used for any purpose that will violate the Margin Regulations.

22.22	Investment Company Act
Neither it nor any member of the Bank Group is required to register as an “investment company” or a company “controlled” by such an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended.

22.23	Claims Pari Passu
Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4 (Legal Validity), the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

22.24	No Immunity
In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

22.25	Centre of Main Interests
Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or The Netherlands.

22.26	No Material Misstatements
No information or financial statement furnished by or on behalf of any member of the Bank Group to the Facility Agent or any Lender in connection with the negotiation of any Finance Document or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading, in each case as at the date of the document containing such information or the date of such financial statement; provided that, to the extent any such information or financial statement was based on or constitutes a forecast or projection, each member of the Bank Group represents only that it acted in good faith and utilized assumptions believed to be reasonable at the time in the preparation of such information or financial statement, it being understood that such forecasts and projections may vary from actual results and that such variances may be material.

22.27	Solvency
On the Signing Date, and immediately following the making of each Advance and the issuance of each Documentary Credit, and after giving effect to the application of the proceeds of each Advance and Documentary Credit, and after taking into account all rights of indemnity, subrogation and contributions available to the US Obligors under the terms of the Finance Documents and applicable law, (a) the fair value of the assets of each US Obligor, at a fair valuation, will exceed its debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each US Obligor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each US Obligor will be able to pay its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (d) each US Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Signing Date.

22.28	Sanctions

(a)
At any time prior to the Closing Date, no Obligor to the best of its, its directors, its officers’ or its employees’ knowledge has caused the Parent or any Obligor to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds (including international economic sanctions or trade embargoes imposed by the US administered by the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”) or equivalent European Union measure).

(b)
At any time on or after the Closing Date, no Obligor or any of its respective Subsidiaries or any other member of the Bank Group, to the best knowledge of the Borrowers and the Obligors, any director, officer, agent, employee or other person acting on behalf of any member of a Borrower and/or any Obligor or any other member of the Bank Group or any of their respective subsidiaries has caused the Parent or any Obligor or any other member of the Bank Group or any of their respective subsidiaries to be in violation of any applicable law, directive, national statute or administrative regulation relating to money-laundering, unlawful financial activities or unlawful use or appropriation of corporate funds including economic or financial sanctions or trade embargoes imposed by the US (including those administered by OFAC or equivalent European Union measure).

22.29	Times for Making Representations and Warranties

(a)
The representations and warranties set out in this Clause 21 are made by each Obligor or the Parent (as applicable) regarding itself (other than those contained in Clauses 22.9 (Accounts) and 22.10 (Financial Condition) which shall only be made by the Parent) on the Signing Date, the representations and warranties set out in Clause 22.26 (No Material Misstatements) are also deemed to be made by each Obligor on the Syndication End Date, the representations and warranties set out in Clauses 22.2 (Status), 22.3 (Powers and Authority), 22.4 (Legal Validity), 22.9 (Accounts), 22.19 (Margin Stock), 22.24 (No Immunity) and 22.25 (Centre of Main Interests) are deemed to be made again by each relevant Obligor or the Parent (as applicable), on the date of each Utilisation Request (and in relation to any representation and warranties to be given by the US Borrower on such date at any time when the US Borrower is not a Party, such representations and warranties shall be given by the Parent on behalf of the US Borrower), on the first date of each Interest Period in relation to an Advance under a Term Facility and on each Utilisation Date with reference to the facts and circumstances then existing and the representations and warranties set out in Clause 22.27 (Solvency) are deemed to be made by the US Obligors on the dates set out in that clause with reference to the facts and circumstances then existing.

(b)
The representations and warranties set out in this Clause 21 (except Clauses 22.9 (Accounts), 22.10 (Financial Condition), 22.15 (Taxation), 22.18 (Bank Group Structure) and 22.23 (Claims Pari Passu)) are repeated by each Additional Obligor with respect to itself only on the date of the Obligor Accession Agreement relating to that Additional Obligor, with reference to the facts and circumstances then subsisting.

23.	FINANCIAL COVENANTS

23.1	Financial Definitions
In this Clause 23 (Financial Covenants):
“Annualised EBITDA” means:

(a)
for the purposes of the definition of Permitted Acquisition, Clause 24.11 (Disposals) and Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) in respect of any person, in respect of any six month period, two times EBITDA of that person (calculated on a consolidated basis) for that period; and

(b)	for all other purposes, in respect of any Ratio Period, two times EBITDA of the Bank Group for that Ratio Period.
“EBITDA” means, in relation to any Ratio Period, operating income (expense) plus:

(a)	depreciation;

(b)	amortisation;

(c)	all stock based compensation expenses;

(d)	(at the Parent’s option) other non cash impairment charges;

(e)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge including any one off reorganisation or restructuring charges;

(f)	direct acquisition, disposition, recapitalisation, debt incurrence or equity offering costs;

(g)	losses (gains) on the sale of operating assets;

(h)
(at the Parent’s option) the effects of adjustments pursuant to IFRS or GAAP attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated merger or acquisition or joint venture investment or the amortisation or write-off or write-down of amounts thereof, net of taxes;

(i)
(at the Parent’s option) any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(j)	Specified Legal Expenses;

(k)	the amount of loss on sale of assets in connection with an asset securitisation programme or receivables factoring transaction;

(l)	accrued Management Fees (whether or not paid) and any Holding Company Expenses paid to the extent that they were permitted to be paid under this Agreement for such Ratio Period;

(m)	any net earnings or losses attributable to non-controlling interests;

(n)	any share of income or loss on equity investments; and

(o)	any realized and unrealized gains or losses due to changes in fair value of equity investments, as reflected in the pro forma statement of operations identified as such in the financial statements delivered to the Facility Agent pursuant to Clauses 24.2(a)(i) and 24.2(a)(ii) (Financial Information) and all as determined in accordance with IFRS (or GAAP if the Parent has adopted GAAP at the relevant time in accordance with Clause 24.4 (Change in Accounting Practices)) and as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 24.2 (Financial Information).
“Interest” means:

(a)	interest and amounts in the nature of interest (including without limitation, the interest element of Finance Leases) accrued;

(b)
discounts suffered and repayment premiums payable in respect of Financial Indebtedness (other than repayment premiums in respect of the Senior Unsecured Notes and Senior Secured Notes), in each case to the extent applicable IFRS requires that such discounts and premiums be treated as or in like manner to interest;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letters of credit); and

(d)
any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Agreements), taking into account any premiums payable.

“Ratio Period” means each period of approximately 6 months covering two quarterly Accounting Periods of the Bank Group ending on each date to which each set of financial statements required to be delivered under Clause 24.2 (Financial Information) are prepared.
“Senior Debt” means, at any time and in each case without double counting, (as would be set forth in accordance with IFRS on the balance sheet of the Bank Group prepared and delivered to the Facility Agent pursuant to Clauses 24.2(a)(i) and (ii) (Financial

Information)) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents) and, on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date only, Financial Indebtedness (calculated on the same basis as for the Bank Group) of the Group as defined in the Acquisition Facilities Agreement excluding (i) any Financial Indebtedness of any member of the Bank Group to another member of the Bank Group or any member of the Group (as defined in the Acquisition Facilities Agreement) to another member of the Group (as defined in the Acquisition Facilities Agreement) (including, in each case, contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement or under any Subordinated Funding (as defined in the Acquisition Facilities Agreement and to the extent not prohibited under that agreement), (ii) any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated, (iii) any Financial Indebtedness referred to in Clauses 24.13(b)(viii), (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time) 24.13(b)(xi), 24.13(b)(xii), 24.13(b)(xiii) and 24.13(b)(xvii) (Restrictions on Financial Indebtedness), (iv) any Financial Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under the Revolving Facility, pursuant to any Additional Facility that is a revolving credit facility, incurred under the RCF2 Facility and pursuant to any Additional Facility (as defined in the Acquisition Facilities Agreement) that is a revolving credit facility and (v) any Financial Indebtedness which is a contingent obligation.
“Senior Net Debt” means, at any time, Senior Debt less Cash of the Bank Group and, on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date, the Group (as defined in the Acquisition Facilities Agreement) (but without double counting).
“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).
“Total Debt” means, at any time and in each case without double counting, (as would be set forth in accordance with IFRS on the balance sheet of the Bank Group prepared and delivered to the Facility Agent pursuant to Clause 24.2 (Financial Information)) the aggregate principal, capital or nominal amounts (including any Interest capitalised as principal) of Financial Indebtedness of any member of the Bank Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents) and, on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date only, Financial Indebtedness (calculated on the same basis as for the Bank Group) of the Group as defined in the Acquisition Facilities Agreement, excluding (i) any Financial Indebtedness of any member of the Bank Group to another member of the Bank Group or any member of the Group (as defined in the Acquisition Facilities Agreement) to another member of the Group (as defined in the Acquisition Facilities Agreement) (including, in each case, contingent obligations) or under any Subordinated Funding, to the extent not prohibited under this Agreement or under any Subordinated Funding (as defined in the Acquisition Facilities Agreement and to the extent not prohibited under that agreement) (ii) any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated, (iii) any Financial Indebtedness referred to in Clauses 24.13(b)(viii), (for a period of 6 months following the date of completion of the acquisition referred to in such clause only and to the extent outstanding at the relevant time) 24.13(b)(xi), 24.13(b)(xii), 24.13(b)(xiii) and 24.13(b)(xvii) (Restrictions on Financial Indebtedness), (iv) any Financial Indebtedness up to a maximum amount equal to the Revolving Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under the Revolving Facility, pursuant to any Additional Facility that is a revolving credit facility, incurred under the RCF2 Facility and pursuant to any Additional Facility (as defined in the Acquisition Facilities Agreement) that is a revolving credit facility and (v) any Financial Indebtedness which is a contingent obligation plus any Holdco Debt outstanding from time to time (excluding any Financial Indebtedness arising by reason only of mark to market fluctuations in respect of interest rate and foreign exchange hedging arrangements since the original date on which such interest rate hedging arrangements were consummated).
“Total Net Debt” means, at any time, Total Debt less Cash of the Bank Group, Holdco or any other issuer of Holdco Debt and on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date, the Group (as defined in the Acquisition Facilities Agreement) (but without double counting).

23.2	Financial Ratios
The Parent will procure that:

(a)	the ratio of Senior Net Debt to Annualised EBITDA for each Ratio Period shall not exceed 4.50:1; and

(b)	the ratio of Total Net Debt to Annualised EBITDA for each Ratio Period shall not exceed 5.50:1.

23.3	Calculations
For the purposes of Clause 23.2 (Financial Ratios), Senior Net Debt or Total Net Debt for any Ratio Period will be calculated on the basis of Senior Net Debt or Total Net Debt, as applicable, outstanding on the last day of that Ratio Period.

23.4	Cure Provisions

(a)
The Parent may cure a breach of the financial ratios set out in Clause 23.2 (Financial Ratios) by procuring that additional equity is injected into the Bank Group by one or more Restricted Persons and/or additional Subordinated Funding are/is provided to the Bank Group in an aggregate amount equal to the amount which:

(i)	if it had been deducted from Senior Net Debt or Total Net Debt (as applicable) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach.

(b)
A cure under this Clause 23.4 (Cure Provisions) will not be effective unless the required amount of additional equity or the proceeds of any Subordinated Funding is/are received by one or more members of the Bank Group within 15 Business Days of delivery of the financial statements delivered under Clause 24.2 (Financial Information) which show that Clause 23.2 (Financial Ratios) has been breached.

(c)	No cure may be made under this Clause 23.4 (Cure Provisions):

(i)	in respect of more than five Ratio Periods during the life of the Facilities; or

(ii)	in respect of consecutive Ratio Periods.

(d)
The Parent shall be under no obligation to apply any equity injected or the proceeds of any Subordinated Funding into the Bank Group under Clause 23.2(a) (Financial Ratios) in prepayment of the Facilities and to the extent not applied such amount will be deemed to be deducted from Senior Net Debt and Total Net Debt or added to EBITDA for the purposes of Clause 23.2 (Financial Ratios).

(e)
For the purpose of ascertaining compliance with Clause 23.2 (Financial Ratios), the ratios set out in Clause 23.2 (Financial Ratios) will be tested or retested, as applicable, giving effect to the adjustment referred to in paragraph (d) above. If, after giving effect to the adjustment, the requirements of Clause 23.2 (Financial Ratios) are met, then the requirements under Clause 23.2 (Financial Ratios) shall be deemed to have been satisfied as at the relevant original date of determination.

23.5	Determinations

(a)
Financial Indebtedness of the Bank Group, Holdco, Bidco and Bidco Parent originally denominated in any currency other than euro that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro, will be taken into account at its euro equivalent using the effective exchange rate in the relevant foreign exchange hedging transactions.

(b)	Subject to Clause 1.3 (Accounting Expressions), all the terms used above are to be calculated in accordance with the IFRS on which the preparation of the Original Financial Statements was based.

(c)
Notwithstanding paragraphs (a) and (b) above, Hedged Debt (as defined below) will be taken into account at its euro equivalent calculated using the same weighted average exchange rates for the relevant ratio period used in the profit and loss statements of the relevant accounts of the Bank Group or Holdco for calculating the euro equivalent of EBITDA denominated in the same currency as the currency in which that Hedged Debt is denominated or into which it has been swapped, as described below:

“Hedged Debt” means:

(i)
Financial Indebtedness of the Bank Group, Holdco, Bidco or Bidco Parent originally denominated in any currency other than euro in which any member of the Bank Group or Holdco earns EBITDA (a “functional currency”) and that has not been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into euro; and

(ii)
Financial Indebtedness of the Bank Group, Holdco, Bidco or Bidco Parent that has been swapped, directly or indirectly through one or more foreign exchange hedging transactions, into a functional currency.

(d)	If there is a dispute as to any interpretation of or computation for Clause 23.1 (Financial Definitions), the interpretation or computation of the auditors of the Parent shall prevail.

23.6	Pro Forma Calculations
For the purposes of testing compliance with the financial ratios set out in this Clause 23 (Financial Covenants) and any other ratios in this Agreement, the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the Bank Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of, including reasonably identifiable and supportable net cost savings and any reasonably identifiable projected future savings in relation to synergies in connection with acquisitions or additional net costs, as the case may be, realisable as a result of such acquisitions and/or disposals, as projected by the Parent in good faith and confirmed in writing by the Parent. EBITDA for such period will be calculated after giving pro forma effect thereto as if such disposal or acquisition occurred on the first day of such period.

24.	UNDERTAKINGS

24.1	Duration
The undertakings in this Clause 24 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force.

24.2	Financial Information

(a)	The Parent shall provide to the Facility Agent in sufficient copies for all the Lenders the following financial information relating to the Reporting Entity

(provided however, that to the extent any reports are filed on the SEC’s website, the Dutch stock exchange website or the Parent’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)
as soon as they become available but in any event within 150 days after the end of each of the Reporting Entity’s financial years, the audited consolidated financial statements for such financial year for the Reporting Entity; and

(ii)
as soon as they become available but in any event within 60 days after the end of each of the first three Financial Quarters of each financial year (and within 150 days after the end of the last Financial Quarter), the unaudited consolidated balance sheet, statement of cash flows and statement of operations for such Financial Quarter in respect of the Reporting Entity.

(b)
The Parent shall provide to the Facility Agent in sufficient copies for all the Lenders the following financial information relating to the Senior Unsecured Notes Reporting Entity (provided however, that to the extent any reports are filed on the SEC’s website, the Dutch stock exchange website or the Senior Unsecured Notes Reporting Entity’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders):

(i)
as soon as they become available but in any event within 150 days after the end of each of the Senior Unsecured Notes Reporting Entity’s fiscal years, an annual report of the Senior Unsecured Notes Reporting Entity containing audited combined or consolidated balance sheets of the Senior Unsecured Notes Reporting Entity as of the end of the two most recent fiscal years and audited combined or consolidated income statements and statements of cash flow of the Senior Unsecured Notes Reporting Entity for the three most recent fiscal years, in each case prepared in accordance with IFRS, including appropriate footnotes to such financial statements and a report of the independent public accountants on the financial statements; and on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date, the Bidco Group Reconciliation; and

(ii)
within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Senior Unsecured Notes Reporting Entity containing unaudited combined or consolidated income statements of the Senior Unsecured Notes Reporting Entity for such period, prepared in accordance with IFRS; and on and from the Closing Date but prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date, the Bidco Group Reconciliation.

For the avoidance of doubt, where the Reporting Entity is the Common Holding Company, paragraphs (a) and (b) shall apply.

(c)
At any time on and from the Permitted Affiliate Group Designation Date, the Parent shall provide to the Facility Agent in sufficient copies for all the Lenders (provided however, that to the extent any reports are filed on the SEC’s website, the Dutch stock exchange website or that Common Holding Company’s website, such reports shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders), the Common Holding Company Group Reconciliation.

(d)
Together with any financial statements provided in accordance with paragraph (a) or (b) above, the Parent shall provide to the Facility Agent a certificate signed by an authorised officer of the Parent:

(i)	confirming that no Default is outstanding or if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it;

(ii)
setting out in reasonable detail computations establishing as at the date of such financial statements, compliance (or detailing any non-compliance) with the relevant financial covenants set out in Clause 23 (Financial Covenants) (if applicable) and showing figures representing the actual financial ratios then in effect; and

(iii)	certifying compliance with Clause 24.12(a) (Acquisitions and Mergers).

(e)
Without prejudice to Clause 24.4 (Change in Accounting Practices) the financial information of the Bank Group delivered pursuant to paragraph (a)(ii) or (b)(ii) above shall be prepared in good faith using the same methodologies applied in preparing the audited consolidated financial statements delivered to the Facility Agent pursuant to paragraph (a)(i) or (b)(i) above, as applicable.

(f)
Any financial statements provided to the Facility Agent pursuant to this Agreement shall be provided together with the accounts of any Permitted Affiliate Parent and any of its Subsidiaries that are members of the Bank Group on a combined basis.

24.3	Information – Miscellaneous

(a)	The Parent shall supply promptly or procure that there shall be supplied (in electronic form and, if requested, hard copy) promptly to the Facility Agent:

(i)	all notices, reports or other documents despatched by or on behalf of any Obligor to its creditors (in their capacity as creditors) generally in relation to it or any of its Subsidiaries;

(ii)
a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Bank Group whose shares are pledged to the Security Agent pursuant to any Security Document to any person in its capacity as shareholder of such member of the Bank Group, which materially adversely affects the interest of the Finance Parties under such Security Document; and

(iii)	such other material information regarding the Bank Group and which is in the possession or control of any member of the Bank Group as the Facility Agent may from time to time reasonably request.

(b)
The Parent shall provide the Facility Agent with a copy of any amendment made to, or waiver granted in respect of, the Ziggo Acquistion Agreement after the Signing Date and prior to the earlier of the Debt Pushdown Date and the Acquisition Facilities End Date.

(c)
The Parent shall procure that the Facility Agent is provided with a copy of any certificate delivered as a condition precedent to the utilisation of any facility under the Acquisition Facilities Agreement for the purposes of determining the margins under that agreement within 5 Business Days of the date on which such certificate is delivered to the facility agent under the Acquisition Facilities Agreement.

24.4	Change in Accounting Practices

(a)
At any time after the date of this Agreement, the Parent may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP. Thereafter, the Parent may re-elect to apply for all purposes of this Agreement, in lieu of GAAP, IFRS.

(b)	Subject to the provisions of this Clause 24.4, after any such election in accordance with paragraph (a) above all:

(i)	accounting expressions not otherwise defined in this Agreement shall be construed in accordance with; and

(ii)	ratios, computations, and other determinations based on IFRS contained in this Agreement shall be computed in conformity with, at the Borrower’s election, IFRS or GAAP.

(c)
The Parent shall ensure that each set of financial information delivered to the Facility Agent pursuant to paragraph 24.2(a) of Clause 24.2 (Financial Information) is prepared using accounting policies, practices and procedures consistent with that applied in the preparation of the Original Financial Statements, unless in relation to any such set of financial information, the Parent elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from the Parent’s decision at any time to adopt GAAP) and:

(i)
in respect of any change in the basis upon which the information required to be delivered pursuant to Clause 24.2 (Financial Information) is prepared, the Parent provides either a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 23.2 (Financial Ratios) or:

(A)
a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures upon which the Original Financial Statements were prepared; and

(B)
sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial positions indicated by that financial information and by the Original Financial Statements, and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(ii)
in the event of any changes to such accounting policies, practices or procedures other than resulting from the Parent’s decision at any time to adopt GAAP, if the Parent notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenants set out in Clause 23 (Financial Covenants) against the financial information required to be delivered pursuant to this Clause 24 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (i) above, in which case:

(A)
the Facility Agent and the Parent shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 23 (Financial Covenants) in order to maintain a consistent basis for such financial covenants (and for approval by the Instructing Group); and

(B)
if the Facility Agent and the Parent agree alternative financial covenants to replace those contained in Clause 23 (Financial Covenants) which are acceptable to the Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(C)
if, after three months following the date of the notice given to the Facility Agent pursuant to this paragraph (b), the Facility Agent and the Parent cannot agree alternative financial covenants which are acceptable to the Instructing Group, the Facility Agent shall refer the matter to any of the auditors as may be agreed between the Parent and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Parent shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above; or

(iii)
in the event of any changes to such accounting policies, practices or procedures resulting from the Parent’s decision at any time to adopt GAAP, if the Parent notifies the Facility Agent that it is no longer practicable to test compliance with the financial covenants set out in Clause 23 (Financial Covenants) against the financial information required to be delivered pursuant to this Clause 24 (Undertakings) or that it wishes to cease preparing the additional information required by paragraph (a) above, in which case:

(A)
the Parent shall provide the Facility Agent with a revised set of (i) financial covenant ratio levels to replace those contained in Clause 23.2 (Financial Ratios) (the “Revised Ratios”) and (ii) financial covenant definitions to replace those contained in Clause 23.1 (Financial Definitions) (the “Revised Definitions”), in each case resulting from the adoption of GAAP by the Parent and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of IFRS, as confirmed by a report of a reputable accounting firm; and

(B)
the Revised Ratios and Revised Definitions shall become effective, and this Agreement be amended accordingly to reflect such amendments without any further consents from any Lender, if the Facility Agent (acting on the instructions of the Instructing Group) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof, provided that, if at any time after the Parent has adopted GAAP, it then elects to adopt IFRS, this Agreement shall, immediately upon such election, be amended to reflect such amendments without any further consents by any Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio levels contained in Clause 23.2 (Financial Ratios) and the financial covenant definitions contained in Clause 23.1 (Financial Definitions), in each case, as at the Signing Date (updated to reflect any other amendments made since the Signing Date) subject to any amendments in accordance with paragraphs (i) and (ii) above and provided that the reconciliation required under paragraph (i) above is also provided by the Parent.

24.5	Notification of Default and Inspection Rights

(a)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)
Each Obligor shall, if required by the Facility Agent (acting on the instructions of the Instructing Group), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to the Parent to:

(i)	visit and inspect the properties of any member of the Bank Group during normal business hours;

(ii)	inspect its books and records other than records which the relevant member of the Bank Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)
discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Bank Group and any compliance certificates issued by the Auditors and (B) representatives of the Parent shall be entitled to be present at any such discussion with the Auditors.

(c)	Each Obligor shall promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.

24.6	Authorisations
Each Obligor will, and will procure that each of its Subsidiaries which is a member of the Bank Group will:

(a)	obtain or cause to be obtained, maintain and comply with the terms of:

(i)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every material notarisation, filing, recording, registration or enrolment in any court or public office,

in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Finance Document to which it is a party; and

(b)
obtain or cause to be obtained every Necessary Authorisation and the Licences and ensure that (i) none of the Necessary Authorisations or Licences is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation or Licence is modified and no member of the Bank Group commits any breach of the terms or conditions of any Necessary Authorisation or Licence which, in the case of each of (i) and (ii), would or is reasonably likely to have a Material Adverse Effect.

24.7	Pari Passu Ranking
Each Obligor will procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

24.8	Negative Pledge

(a)
Each Obligor will not permit (and the Parent shall procure that no member of the Bank Group shall permit) any Security Interest (other than the Permitted Security Interests) by any member of the Bank Group to subsist, arise or be created or extended over all or any part of their respective shares, property or other assets to secure or prefer any present or future indebtedness of any member of the Bank Group or any other person.

(b)	“Permitted Security Interest” means any Security Interest:

(i)
arising hereunder or under any Senior Secured Finance Document, provided that (other than in the case of a Hedging Agreement to hedge exchange rate risk, interest rate risk or other risk of fluctuation in any rate or price, in each case of a member of the Bank Group) no liability under a Hedging Agreement may be secured by any Security Document except (A) a Hedging Agreement to hedge exchange rate risk or interest rate risk in connection with any Holdco Debt, (B) a Forward Start Facility (as defined in the Intercreditor Agreement) in connection with a contemplated financing with Holdco Debt (provided that such financing is designated as and constitutes Holdco Debt no later than the effective start date of that Forward Start Facility (as defined in the Intercreditor Agreement)) or (C) an Offsetting Swap (as defined in the Intercreditor Agreement) in connection with any Hedging Agreement referred to in (A) or (B);

(ii)
which arises by operation of Law or by a contract having a similar effect or under an escrow arrangement required by a trading counterparty of any member of the Bank Group and in each case arising or entered into the ordinary course of business of the relevant member of the Bank Group;

(iii)
which is a lien arising in the ordinary course of business by operation of law or by way of contract which secures indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided) after the relevant goods were or are to be acquired or the relevant services were or are to be supplied, or after the relevant invoice date;

(iv)
imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the member of the Bank Group in respect of the same in accordance with IFRS;

(v)	which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(A)	arises in the ordinary course of business and/or by operation of law;

(B)
is entered into by any member of the Bank Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the Bank Group operated on a net balance basis (and any Security Interests over bank accounts granted in connection therewith);

(C)	arises in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 24.25 (Hedging));

(D)
is entered into by any member of the Bank Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the Bank Group; or

(E)
which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full;

(vi)	granted by a member of the Bank Group over its shareholding in any of its Subsidiaries which is not itself a member of the Bank Group;

(vii)	arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 24.13 (Restrictions on Financial Indebtedness);

(viii)	over or affecting any asset acquired by a member of the Bank Group after the date of this Agreement and subject to which such asset is acquired, if:

(A)	such Security Interest was not created in contemplation of the acquisition of such asset by a member of the Bank Group; and

(B)
the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Bank Group, is Financial Indebtedness which at all times falls within Clauses 24.13(b)(xi) or 24.13(b)(xviii) (Restrictions on Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(ix)
over or affecting any asset of any company which becomes a member of the Bank Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Bank Group, if:

(A)	such Security Interest was not created in contemplation of the acquisition of such company; and

(B)
to the extent not repaid by close of business on the date upon which such company became a member of the Bank Group, the Financial Indebtedness secured by such Security Interest at all times falls within Clause 24.13(b)(xi) or 24.13(b)(xviii) (Restrictions on Financial Indebtedness);

(x)
over any property or other assets to satisfy any pension plan contribution liabilities provided that the aggregate value of any such property or other assets, when taken together with the aggregate amount utilised under the basket in Clause 24.13(b)(xv) (Disposals), shall not exceed €100,000,000 at any time;

(xi)
constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the Bank Group in relation to property leased to a member of the Bank Group;

(xii)
which is granted over the shares of, Indebtedness owed by or other interests held in, or over the assets (including, without limitation, present or future revenues), attributable to a Project Company, a Bank Group Excluded Subsidiary or a Permitted Joint Venture;

(xiii)
over cash deposited as security for the obligations of a member of the Bank Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the Bank Group;

(xiv)	in respect of any Permitted Transaction;

(xv)
which is created by any member of the Bank Group in substitution for any Security Interest under any existing Security Document, provided that the principal amount secured thereby may not be increased unless any Security Interest in respect of such increased amount would be permitted under another paragraph of this Clause 24.8 (Negative Pledge);

(xvi)	securing any Financial Indebtedness on a pari passu or junior ranking basis with respect to any part of the Facilities, provided that:

(A)
the ratio of Senior Net Debt to Annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) would be equal to, or less than, 4.50:1.00 (rounded to the second decimal number), provided that this limitation shall not apply to any Financial Indebtedness the proceeds of which are used to refinance (x) the Facilities (including any Additional Facility), (y) any Senior Secured Notes or (z) any other Financial Indebtedness which is secured by assets that are subject to the Security; and

(B)
(x) any such Financial Indebtedness ranking pari passu with the Facilities outstanding on or about the Signing Date or any Financial Indebtedness that would have ranked pari passu with the Facilities outstanding on or about the Signing Date is subject to the Intercreditor Agreement and (y) any such Financial Indebtedness which is secured on a junior ranking basis over assets subject to the Security is granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Finance Parties under an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and, in each case, the Finance Parties hereby agree to execute such intercreditor agreement as soon as practicable following request from the Parent; or

(xvii)	created with the prior written consent of the Instructing Group;

(xviii)
arising under or in connection with agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) building; (B) cars; and (C) other operational or other equipment;

(xix)
arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlendse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions and provided that the relevant member of the Bank Group has used its reasonable endeavours to ensure such security interests are released;

(xx)
any Security, including any netting or set-off, arising by operation of law as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or analogous arrangement in any other jurisdiction, in each case, of which an Obligor is or has been a member; and

(xxi)
securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of a Security Interest other than as permitted pursuant to paragraphs (i) to (xx) above) does not exceed the greater of (1) €250,000,000 (or its equivalent in other currencies) and (2) five per cent. of Total Assets:

(A)	which may be secured on assets not subject to the Security; or

(B)
which may be secured on a junior ranking basis over assets subject to the Security provided that such junior ranking security shall be granted on terms where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be subordinated to the rights of the Finance Parties under an intercreditor arrangement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) and each of the Finance Parties hereby agrees to execute such intercreditor agreement as soon as practicable following request from the Parent.

24.9	Business
No Obligor shall (and the Parent shall procure that no member of the Bank Group shall), without the prior written consent of the Instructing Group or save as otherwise permitted by the terms of this Agreement, make any change in the nature of its business as carried on immediately prior to the date of this Agreement, which would give rise to a substantial change in the business of the Bank Group taken as a whole from that set forth in the definition of Business, provided that this Clause 24.9 (Business) shall not be breached by an Obligor or any member of the Bank Group making a disposal permitted by Clause 24.11 (Disposals), an acquisition or investment permitted by Clause 24.12 (Acquisitions and Mergers) or entering into any Permitted Joint Venture.

24.10	Compliance with Laws
Each Obligor will, and the Parent will procure that each member of the Bank Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply therewith would not have or be reasonably likely to have a Material Adverse Effect.

24.11	Disposals

(a)	Without the consent of the Instructing Group each Obligor will not and the Parent will procure that no other member of the Bank Group will, sell, transfer, lend

(subject to Clause 24.15 (Loans and Guarantees)) or otherwise dispose of or cease to exercise direct control over (each a disposal) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not (other than Permitted Disposals).

(b)	As used herein a “Permitted Disposal” means:

(i)	any payment required to be made under the Senior Secured Finance Documents;

(ii)	any Permitted Transaction;

(iii)
disposals (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Business of the Bank Group) on arm’s length commercial terms in the ordinary course of business;

(iv)
the disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that contractual arrangements are in place within 12 months of such disposals and the Net Proceeds of that disposal are applied within 18 months after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Business of the Bank Group;

(v)	disposals of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Business of the Bank Group;

(vi)
the application of cash in payments (or any disposals of Cash Equivalent Investments or Marketable Securities) which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(vii)	disposals (or the payment of management, consultancy or similar fees):

(A)	by an Obligor to another Obligor; or

(B)	from a member of the Bank Group which is not an Obligor, to any member of the Bank Group; or

(C)	from an Obligor to another member of the Bank Group which is not an Obligor; or

(D)
by one member of the Bank Group to another member of the Bank Group provided that, if such assets subject to the disposal are subject to existing Security, the Parent within 15 Business Days of such disposal is in compliance with the 80% Security Test as of the most recent prior Quarter Date after giving effect to the disposal;

(viii)	disposals of any interest in an Unrestricted Subsidiary;

(ix)	payment, transfer or other disposal of consideration for any Acquisition, merger or consolidation permitted by Clause 24.12 (Acquisitions and Mergers);

(x)	disposals of cash or cash equivalents constituting any distribution, dividend, transfer, loan or other transaction permitted by Clause 24.14 (Restricted Payments);

(xi)
the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Bank Group;

(xii)
payment, transfer or other disposal between members of the Bank Group, constituting consideration or investment for or towards or in furtherance of any Acquisition, Permitted Acquisition, Permitted Joint Venture, merger or consolidation permitted by Clause 24.12 (Acquisitions and Mergers);

(xiii)	disposals of any interest in real or heritable property by way of a lease or licence granted by a member of the Bank Group to another member of the Bank Group;

(xiv)	disposals of any assets pursuant to the implementation of an Asset Passthrough or of any funds received pursuant to the implementation of a Funding Passthrough;

(xv)	disposals of any property or other assets to satisfy any pension plan contribution liabilities;

(xvi)	disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(A)	such disposal is conducted on a non-recourse basis, except for recourse to:

(1)	the receivables which are the subject of such asset securitisation programme or receivables factoring transaction;

(2)	the debtor in respect of the Financial Indebtedness under that programme or transaction for the purpose of enforcing a security interest against it, so long as:

(i)	the recourse is limited to recoveries in respect of the receivables; and

(ii)
the providers of the Financial Indebtedness under that programme or transaction do not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver or similar officer (other than in respect of the receivables);

(3)	a member of the Wider Group to the extent of its shareholding or other interest in any Asset Securitisation Subsidiary; or

(4)	a member of the Wider Group under any form of assurance, undertaking or support, where recourse is limited to:

(i)	a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of a warranty or undertaking;

(ii)	a claim for breach of warranty relating to the receivables;

(iii)	a claim for breach of undertaking relating to the management and/or collection of the receivables; or

(iv)
a claim for breach of representations, warranties, undertakings, guarantees of performance (excluding any recourse with respect to the collectability of any receivables or assets related to such receivables) and indemnities entered into by such member of the Wider Group or any seller which are reasonably customary in an accounts receivable transaction, and, in each case, the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition; and

(B)	the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (xvi) does not exceed the greater of:

(1)	€250,000,000 (or its equivalent in other currencies) at any time; and

(2)	five per cent. of Total Assets;

(xvii)
disposals of any shares or other interests in any Project Company, Bank Group Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the Bank Group by a Project Company, Bank Group Excluded Subsidiary or Joint Venture;

(xviii)
disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the Bank Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the Bank Group;

(xix)	disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(xx)	disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that:

(A)
to the extent that the assets being disposed of are subject to existing Security, the assets received following such exchange will be subject to the existing Security Documents, or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of such disposal; and

(B)
where the aggregate net book value of all assets being exchanged in reliance on this paragraph (xx) exceeds €10,000,000 (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the Bank Group, a certificate signed by an authorised officer of the Parent (given without personal liability) certifying that the assets received by such member of the Bank Group in reliance on this paragraph (xx) during such Financial Quarter are of a similar or comparable value to the assets disposed of by such member of the Bank Group;

(xxi)	disposals constituting the surrender of tax losses by any member of the Bank Group:

(A)	to any other member of the Bank Group;

(B)	to any other member of the Wider Group, where the surrendering company receives fair market value for such tax losses from the relevant recipient; or

(C)
in order to eliminate, satisfy or discharge any Tax liability of a former member of the Wider Group which has been disposed of pursuant to a disposal permitted by the terms of this Agreement, to the extent that a member of the Bank Group would have a liability (in the form of an indemnification obligation or otherwise) to one or more persons in relation to such Tax liability if not so eliminated, satisfied or discharged;

(xxii)
disposals of assets to and sharing assets with any person who is providing services the provision of which have been or are to be outsourced to that person by any member of the Bank Group provided that:

(A)	the assets being disposed of in reliance on this paragraph (xxii) shall be assets which relate to the services which are the subject of such outsourcing;

(B)
the projected cash cost to the Bank Group of such outsourcing shall be less than the projected cash cost to the Bank Group of carrying out such outsourced activities at the levels of service to be provided by the service provider within the Bank Group;

(C)	the economic benefits derived from any such outsourcing contract shall be received by the Bank Group during the term of such contract;

(D)
the aggregate fair market value of the assets disposed of shall not exceed 3.75% of Bank Group Consolidated Revenues in any financial year; provided that any unused portion of such basket amount may be carried forward and used by any member of the Bank Group in the following financial year (and any such amount carried forward will be treated as having been utilised before the original basket amount available in such following financial year); and

(E)
no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such disposal exceeds €10,000,000 (or its equivalent in other currencies), a duly authorised officer of the Parent shall have provided to the Facility Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (A) to (C) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed in reliance on this paragraph (xxii) during such financial year, does not exceed the threshold specified in sub-paragraph (D) above;

(xxiii)
disposals of assets pursuant to sale and leaseback transactions (regardless of whether any such lease resulting from such a transaction constitutes an operating or a Finance Lease) where the aggregate fair market value of any assets disposed of in reliance on this paragraph (xxiii) does not exceed the greater of:

(A)	€100,000,000 (or its equivalent in other currencies); and

(B)	two per cent. of Total Assets,

in any financial year and any disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(xxiv)	subject to the requirements of Clause 24.25 (Hedging), disposals of any Hedging Agreements;

(xxv)	disposals of non-core assets acquired in connection with a transaction permitted under Clause 24.12 (Acquisitions and Mergers);

(xxvi)	any disposal of all or part of a business division pursuant to a Business Division Transaction;

(xxvii)	any disposals constituted by licences of intellectual property rights permitted by Clause 24.17 (Intellectual Property Rights);

(xxviii)	any disposal of assets made pursuant to the establishment of a Permitted Joint Venture or any disposal of assets to a Permitted Joint Venture;

(xxix)
any disposal made in relation to a compulsory purchase order or any other order of any agency of state, authority or other regulatory body or any applicable law or regulation not exceeding €25,000,000 (or its equivalent in other currencies) in any financial year;

(xxx)	any disposal by any member of the Bank Group of customer premises equipment to a customer;

(xxxi)
disposals of assets on arms’ length commercial terms where the cash proceeds of such disposal are reinvested within 12 months of the date of the relevant disposal in the purchase of replacement assets by a member of the Bank Group (or within 18 months of the date of the relevant disposal if the proceeds are, within 12 months of the date of the relevant disposal, contractually committed to be so applied) provided that where the relevant member of the Bank Group that has made the disposal is an Obligor, such replacement assets are either subject to existing Security Documents granted by the relevant member of the Bank Group that has acquired the replacement assets, or will be made subject to Security by such member of the Bank Group (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of the acquisition of such replacement assets;

(xxxii)	any disposal of real property provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €50,000,000 and 1.0% of Total Assets;

(xxxiii)	a Regulatory Authority Disposal;

(xxxiv)	(in addition to those described in sub paragraphs (i) to (xxxiii) above) a disposal of any person or asset the Annualised EBITDA of or attributable to which does not exceed the Remaining Percentage of the Annualised EBITDA of the Bank Group for the Latest Ratio Period, provided that:

(A)	no Default has occurred and is continuing or would occur as a result of such disposal;

(B)	where required, a prepayment is made in accordance with Clause 14.2(a) (Mandatory Prepayment from Disposal Proceeds) in respect of such disposal; and

(C)
the Parent delivers to the Facility Agent a certificate signed by an authorised officer of the Parent which certifies that, if the financial ratios set out in Clause 23.2 (Financial Ratios) were re-calculated for the Latest Ratio Period but adjusting the:

(1)
amount of Senior Net Debt and Total Net Debt used in such calculations by adding any net increase in Senior Net Debt or Total Net Debt (respectively) since the end of the Latest Ratio Period or subtracting any net reduction in the Senior Net Debt or Total Net Debt (respectively) since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Clause 13.1 (Voluntary Prepayment) or Clause 14.2(a) (Mandatory Prepayment from Disposal Proceeds) of this Agreement from the proceeds of such disposal; and

(2)
Annualised EBITDA of the Bank Group used in such calculations by subtracting the Annualised EBITDA attributable to persons or assets disposed of since the end of the Latest Ratio Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Ratio Period,

(3)those financial ratios would not be breached; and

(xxxv)
a disposal of any person or asset otherwise pursuant to sub-paragraph (xxxiv) provided that if, at the time of such disposal, any member of the Bank Group has contractually committed or agreed to a future Acquisition and such an Acquisition occurs within twelve months (or less) of the disposal:

(A)
the Remaining Percentage (as defined in paragraph (c) below) would not be exceeded if the aggregate Percentage Value of the contemplated Acquisition is added to the calculation and tested at the time of the disposal on a pro forma basis (giving effect to the Annualised EBITDA (as defined in paragraph (d) below) of the Target based on then available historical financial information) and on an actual basis at the completion of the Acquisition (and for these purposes paragraph (d) below would be disapplied so that the percentage of the Annualised EBITDA of the Bank Group represented by the Annualised EBITDA of the relevant disposal could be more than the Remaining Percentage immediately prior to such disposal provided that the Remaining Percentage would not be exceeded once any contemplated Acquisition is taken into account as described in this paragraph (A)); and

(B)
for the purpose of the certificate required by paragraph (xxxiv)(C) above, the financial ratios shall be calculated giving pro forma effect to such Acquisition (based on the then available historical financial information of the Target and including the Annualised EBITDA of the Target and any Financial Indebtedness expected to be incurred by the Bank Group to finance such Acquisition) (and any such amendment, waiver or other modification contemplated by this paragraph (B) may apply to all such disposals and future Acquisitions or only to specified disposals and Acquisitions).

(c)	The “Remaining Percentage” is:

(i)	17.5%;

(ii)	less the aggregate Percentage Value of all previous disposals made after the Signing Date; and

(iii)	plus the aggregate Percentage Value of all Reinvestments made, as calculated in accordance with paragraph (d) below,
provided that the percentage of the Annualised EBITDA of the Bank Group represented by the Annualised EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposal.

(d)	For the purposes of paragraphs (b)(xxxii), (b)(xxxiii) and (c) above:
“Annualised EBITDA and EBITDA” have the meaning given to them in Clause 23.1 (Financial Definitions) but, when calculating EBITDA in relation to a person or asset that is being (or has been) acquired or disposed of, any amounts will be calculated using the methodology for calculating operating cash flow used in the accounts most recently filed with the SEC by or on behalf of the Ultimate Holdco prior to the date of that acquisition or disposal, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by a member of the Bank Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the EBITDA of the member of the Bank Group being disposed of;
“Latest Ratio Period” means the most recent Ratio Period for which financial statements have been delivered pursuant to Clause 24.2 (Financial Information);

“Percentage Value” means:

(i)
in relation to a disposal, the percentage of the Annualised EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the disposal which is represented by the Annualised EBITDA of the person or asset disposed of (the “EBITDA Percentage”), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and

(ii)
in relation to a Reinvestment, the percentage of the Annualised EBITDA of the Bank Group for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposal made by the Bank Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualised EBITDA of the person or asset acquired multiplied by the Proportion Reinvested,

Where:
the “Proportion Reinvested” is that proportion of the purchase price for the person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposal that were reinvested pursuant to the relevant Reinvestment;
the “Proportion Repaid” is that proportion of the Net Proceeds of that disposal prepaid pursuant to Clause 14.2(a) (Mandatory Prepayment from Disposal Proceeds) and/or repaid pursuant to Clause 13.1 (Voluntary Prepayment); and
“Reinvestment” means the reinvestment of all or any part of the Net Proceeds of a previous disposal made under paragraph (b)(ix) above by the Bank Group after the Signing Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Funding is subsequently made to, a member of the Bank Group.

(e)
Except as otherwise expressly permitted in this Agreement or the relevant Security Document, the Parent will not sell, transfer, lease or otherwise dispose of all or any part of its assets which are subject to a Security Document to which it is a party.

(f)
In the event that a transaction (or any portion thereof) meets the criteria of a Permitted Disposal and also meets the criteria of a Permitted Payment, the Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposal permitted under sub-paragraphs (b)(i) to (b)(xxxv) of this Clause 24.11 (Disposals) and/or a Restricted Payment permitted under sub-paragraphs 24.14(c)(i) to 24.14(c)(xxiv) of Clause 24.14 (Restricted Payments).

24.12	Acquisitions and Mergers

(a)	No Obligor will, and the Parent will procure that no other member of the Bank Group will, make any Acquisition, other than:

(i)	any Acquisition approved in writing by the Facility Agent (acting on the instructions of the Instructing Group);

(ii)	any Permitted Acquisition;

(iii)	any Permitted Transaction;

(iv)	any Permitted Joint Venture;

(v)	any Acquisition from any person which is a member of the Bank Group or subscription of an interest in the share capital (or equivalent) in any person which is a member of the Bank Group; or

(vi)	in connection with a merger or consolidation permitted by paragraph (b) below or by Clause 24.30 (Internal Reorganisations), provided in each case that if the aggregate consolidated Annualised EBITDA (calculated on the same basis as set out in Clause 24.11 (Disposals)) of the acquired entity is greater than or equal to 20 per cent. of the Annualised EBITDA of the Bank Group (calculated as if the entity acquired, or to be acquired, is already part of the Bank Group) as set out in the most recent financial statements provided to the Facility Agent pursuant to Clause 24.2(a)(i) or 24.2(a)(ii) (Financial Information):

(A)	the acquired entity must be a Subsidiary (directly or indirectly) of the Parent; or

(B)
the relevant member of the Bank Group must provide security over all of the shares acquired by it in the acquired entity on terms acceptable to the Facility Agent (acting reasonably), together with such corporate authorisations and legal opinions that may reasonably be required by the Facility Agent in connection with the entry into, validity and enforceability of such security documentation.

(b)	Each Obligor will not merge or consolidate with any other company or person and will procure that no member of the Bank Group will merge or consolidate with any other company or person save for:

(i)	any Permitted Transaction;

(ii)	Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 24.11 (Disposals);

(iii)	with the prior written consent of the Facility Agent (acting on the instructions of the Instructing Group);

(iv)
mergers between any member of the Bank Group with (I) any or all of the other members of the Bank Group or (II) an Unrestricted Subsidiary (“Original Entities”), into one or more entities (each a “Merged Entity”) provided that:

(A)
reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (G) below are provided to the Facility Agent within 30 days after the date on which the merger is entered into;

(B)
if the proposed merger is between a member of the Bank Group and an Unrestricted Subsidiary, the Parent has delivered to the Facility Agent within 30 days after the date on which the merger is entered into financial projections which demonstrate that the Bank Group will be in compliance with the undertakings set out in Clause 23.2 (Financial Ratios) for the period commencing on the date of merger and ending on the earlier of the date that falls 3 years from the date of merger and the Final Maturity Date;

(C)
such Merged Entity will be a member of the Bank Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)
(if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(E)
such Merged Entity has entered into Security Documents (if applicable) within 60 days of the merger which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entities pursuant to any Security Documents entered into by them;

(F)
any possibility of the Security Documents referred to in subparagraphs (D) or (E) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(G)
all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any, material Necessary Authorisations and

Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws have been reissued to the Merged Entity, except that the requirements of paragraphs (C) to (G) above will not apply in respect of any merger between Original Entities:

(1)	both of which are not Obligors; and

(2)
neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Bank Group which are pledged pursuant to a Security Document; or

(v)	such amalgamation, consolidation or merger is between two members of the Bank Group; or

(vi)	in the event that the relevant member of the Bank Group liquidates or dissolves in accordance with the provisions of Clause 24.30 (Internal Reorganisations).

24.13	Restrictions on Financial Indebtedness

(a)
Each Obligor will not, and the Parent will procure that no other member of the Bank Group will, create, incur or otherwise permit to be outstanding any Financial Indebtedness (other than Permitted Financial Indebtedness).

(b)	As used herein, “Permitted Financial Indebtedness” means, without duplication:

(i)	any Financial Indebtedness arising hereunder or under the Security Documents or the Finance Documents;

(ii)
until the Utilisation Date in relation to the refinancing of Financial Indebtedness outstanding under such agreements, any Financial Indebtedness arising under the Existing Senior Credit Facilities Agreement and the Existing Credit Agreement;

(iii)	any Existing Financial Indebtedness;

(iv)	any Financial Indebtedness or guarantees permitted pursuant to Clause 24.15 (Loans and Guarantees);

(v)
any Financial Indebtedness of any member of the Bank Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Bank Group or its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);

(vi)	any Financial Indebtedness approved in writing by the Facility Agent (acting on the instructions of the Instructing Group);

(vii)	any Financial Indebtedness incurred in connection with the Hedging Agreements and any other hedging arrangements permitted by Clause 24.25 (Hedging);

(viii)	any deposits or prepayments constituting Financial Indebtedness received by any member of the Bank Group from a customer or subscriber for its services;

(ix)
any Financial Indebtedness owing by any member of the Bank Group being Management Fees or management, consultancy or similar fees payable to another member of the Bank Group in respect of which payment has been deferred;

(x)	any Financial Indebtedness being Permitted Payments in respect of which payment has been deferred;

(xi)
any Financial Indebtedness of a company which is acquired by a member of the Bank Group after the date hereof as an acquisition permitted by Clause 24.12 (Acquisitions and Mergers) where such Financial Indebtedness existed at the date of completion of such Permitted Acquisition provided that the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition (subject to the accrual of interest);

(xii)
any Financial Indebtedness of any member of the Bank Group, in respect of which the person or persons to whom such Financial Indebtedness is or may be owed has or have no recourse whatsoever to any member of the Bank Group for any payment or repayment in respect thereof, other than in the event that:

(A)	the extent of any such recourse to any such member of the Bank Group is limited solely to the amount of any recoveries made on any such enforcement;

(B)
such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Bank Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Bank Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Finance Documents have been repaid or paid in full; and

(C)	the aggregate outstanding amount of all such Financial Indebtedness of all members of the Bank Group does not exceed €100,000,000 (or its equivalent in other currencies);

(xiii)
any Financial Indebtedness of any member of the Bank Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Associated Companies) of the share capital of any such member of the Bank Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Bank Group or any disproportionately small interest received by any person other than a member of the Bank Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder (A) in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Bank Group or any disproportionately small interest received by any person other than a member of the Bank Group, in each case relative to its interests in such share capital, for this purpose) and (B) only on and in connection with the liquidation or winding up (or equivalent) of such member of the Bank Group;

(xiv)	any Financial Indebtedness arising as a result of any cash pooling arrangements in the ordinary course of the Bank Group’s banking business to which any member of the Bank Group is a party;

(xv)	Financial Indebtedness arising in respect of:

(A)	the existing subordinated unsecured guarantees given by any Original Senior Unsecured Notes Guarantor in respect of the Original Senior Unsecured Notes;

(B)
any subordinated unsecured guarantee granted by any Original Senior Unsecured Notes Guarantor in respect of any Additional Senior Unsecured Notes in accordance with paragraph (e) of the definition of Additional Senior Unsecured Notes, provided that no Default or Event of Default is outstanding or occurs as a result of the issuance of such Additional Senior Unsecured Notes;

(C)	any subordinated unsecured guarantee granted by any Original Senior Unsecured Notes Guarantor in respect of any Senior Unsecured Refinancing in accordance with paragraph (c) of the definition of Senior Unsecured Refinancing, provided that no Default or Event of Default is outstanding or occurs as a result of such Senior Unsecured Refinancing;

(D)
any subordinated unsecured guarantee granted by any Original Senior Unsecured Notes Guarantor in respect of any Holdco Intercompany Debt in accordance with paragraph (c) of the definition of Holdco Intercompany Debt; and

(E)	any Senior Secured Notes and any guarantee in respect of any Senior Secured Notes given by any member of the Bank Group that is an Obligor;

(xvi)	Financial Indebtedness arising in relation to either an Asset Passthrough or a Funding Passthrough;

(xvii)
Financial Indebtedness arising in respect of any guarantee given by any Original Senior Unsecured Notes Guarantor in respect of the relevant borrower’s obligations under any Holdco Debt, provided that any such guarantee is given on a subordinated unsecured basis and is subject to the terms of the Intercreditor Agreement or any other applicable intercreditor agreement in form satisfactory to the Facility Agent and further provided that no Default or Event of Default is outstanding or occurs as a result of such Holdco Debt being raised or issued;

(xviii)
Financial Indebtedness arising under (i) sale and leaseback arrangements or (ii) Vendor Financing Arrangements, provided that the aggregate principal amount thereof does not at any time exceed the amount that could be incurred so that the ratio of Senior Net Debt to annualised EBITDA (giving pro forma effect to any such Financial Indebtedness and the use of proceeds thereof) is equal to, or less than, 4.50:1.00 (rounded to the second decimal number); and provided further that, in each case, the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Security Interest other than over the assets the subject of such Vendor Financing Arrangements and/or sale and leaseback arrangements;

(xix)
Financial Indebtedness arising in respect of any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the Bank Group to the extent that cash is deposited as security for the obligations of such member of the Bank Group thereunder;

(xx)
Financial Indebtedness of any Asset Securitisation Subsidiary incurred solely to finance any asset securitisation programme or programmes or one or more receivables factoring transactions otherwise permitted by Clause 24.11(b)(xvi) (Disposals);

(xxi)	Financial Indebtedness arising under tax-related financings designated in good faith as such by prior written notice from the Parent to the Facility

Agent, provided that the aggregate principal amount of such Financial Indebtedness outstanding at any time does not exceed €250,000,000;

(xxii)
Financial Indebtedness which constitutes Subordinated Funding provided that each Obligor that is a debtor in respect of Subordinated Funding shall (and the Parent shall procure that each member of the Bank Group that is a debtor in respect of Subordinated Funding shall) procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Intercreditor Agreement in such capacity, upon the granting of such Subordinated Funding;

(xxiii)
Financial Indebtedness of any Obligor, provided that the ratios (after giving effect to the incurrence of any such Financial Indebtedness pursuant to this paragraph (xxiii) and the ultimate use of proceeds thereof and giving pro forma effect to any movement of cash out of the Bank Group since such date pursuant to any Permitted Payments) on the Quarter Date prior to any such incurrence would not exceed the ratios set out in Clause 23.2 (Financial Ratios) for the Quarter Date following the date of any such incurrence, provided further that such Financial Indebtedness is subject to the terms of the Intercreditor Agreement or a Supplemental Intercreditor Agreement as applicable;

(xxiv)	any Financial Indebtedness under the Existing Ancillary Facility;

(xxv)
any Financial Indebtedness arising in relation to the master agreement cash management (mantelovereenkomst cashmanagement) between Rabobank and ABC B.V. dated 11 June 2011 between, among others, the Parent and Rabobank;

(xxvi)	any Financial Indebtedness constituting a Permitted Transaction;

(xxvii)
any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code provided that such liabilities may not be shared with a member of the Wider Group;

(xxviii)
any liability arising by operation of law as a result of the existence of a fiscal unity (fiscal eenheid) of which Bidco is a member provided that such liabilities may not be shared with a member of the Wider Group; and

(xxix)	any other Financial Indebtedness in addition to the Financial Indebtedness falling within paragraphs (i) to (xxviii) above not exceeding at any time more than the greater of:

(A)	€250,000,000 in aggregate (or its equivalent); and

(B)	five per cent. of Total Assets,

and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis only the net amount of such facility shall count towards such aggregate amount.

(c)
In the event that Financial Indebtedness meets the criteria of more than one of the types of Permitted Financial Indebtedness described in sub-paragraphs (b)(i) to (b)(xxix) of this Clause 24.13 (Restrictions on Financial Indebtedness), the Parent, in its sole discretion, shall classify such item of Financial Indebtedness on the date of its incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such sub-paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such sub-paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner that complies with this covenant.

24.14	Restricted Payments

(a)
Each Obligor will not, and the Parent will procure that no member of the Bank Group will, make any Restricted Payments other than Permitted Payments or enter into any transaction involving aggregate consideration in excess of €15,000,000 with a Restricted Person other than Permitted Affiliate Transactions or on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Bank Group, provided that no Restricted Payment shall be permitted to be made to either Holdco, Permitted Affiliate Holdco, Bidco Parent or any Replacement Issuer for the purpose of funding any  payment or refinancing  in respect of any Holdco Debt issued by such entity following the occurrence of (i) an Event of Default under Clause 25.2 (Non payment), 25.3 (Breach of Other Obligations) (arising in relation to a breach of Clause 23.2 (Financial Ratios)), 25.7 (Insolvency) 25.8 (Insolvency Proceedings) or 25.9 (Creditors’ process) which is continuing; (ii) if an Event of Default has occurred in respect of which any notice has been served by the Facility Agent in accordance with Clause 25.13 (Acceleration) or (iii) an automatic acceleration has occurred in accordance with Clause 25.14 (Automatic Acceleration), other than where:

(i)	such payment is permitted under paragraph (c)(vi) below; or

(ii)	such Holdco Debt is subject to the terms of the Intercreditor Agreement.

(b)	As used herein, a “Restricted Payment” means, in each case whether in cash, securities, property or otherwise:

(i)	any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;

(ii)	any payment of principal of, or interest on, any loan; or

(iii)	any transfer of assets, loan or other payment,

in the case of each of (i), (ii) and (iii), to a Restricted Person.

(c)	As used herein, a “Permitted Payment” means any distribution, dividend, transfer of assets, loan or other payment:

(i)	in respect of a Permitted Transaction, a Permitted Acquisition or a Permitted Disposal;

(ii)
to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interest of the Bank Group;

(iii)
by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to the greater of €15,000,000 and 0.5% of Total Assets in any financial year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(iv)
by way of payment of principal or interest on Subordinated Funding or by way of loan, distributions, dividends, repayment of a loan, redemption of loan stock or payments in respect of share capital paid by the Parent or any Permitted Affiliate Parent provided that:

(A)
the applicable ratio for the purposes of Clause 23.2(a) (Financial Ratios) is 4.0:1 or less prior to making the relevant payment and will be 4.0:1 or less after such payment has been made and after giving effect to the transactions, if any to be completed using the proceeds of such payment and not including, for the avoidance of doubt, any outstanding revolving facility utilisations up to the Revolving Facility Excluded Amount in the calculation of Senior Net Debt for the purposes of testing such ratio; and

(B)	no Default has occurred and is continuing or would occur as a result of such payment;

(v)	by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 24.12 (Acquisitions and Mergers);

(vi)	to the extent required for the purpose of making payments:

(A)	to the indenture trustee for the Original Senior Unsecured Notes in respect of Senior Unsecured Notes Trustee Amounts (as such term is defined in the Intercreditor Agreement); or

(B)	in respect of any similar amounts to the indenture trustee in respect of any Senior Unsecured Refinancing or any Additional Senior Unsecured Notes;

(vii)
at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments not otherwise prohibited by the Intercreditor Agreement or a Supplemental Intercreditor Agreement;

(viii)	to the extent such distribution, dividend, transfer of assets, loan or other payment is in respect of a nominal amount;

(ix)
for payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any person (or in the case of subparagraph (F) below, Bidco or US Bidco) and to the extent required:

(A)	by the terms of the Finance Documents;

(B)	by the terms of the Senior Secured Notes Documents;

(C)
by the terms of any Holdco Debt (or, in each case, any guarantee of the obligations thereunder) provided that (i) no Event of Default has occurred under Clause 25.2 (Non payment), 25.3 (Breach of Other Obligations) (arising in relation to a breach of Clause 23.2 (Financial Ratios)), 25.7 (Insolvency), 25.8 (Insolvency Proceedings) or 25.9 (Creditors’ process) and is continuing; (ii) no Event of Default has occurred in respect of which any notice has been served by the Facility Agent in accordance with Clause 25.13 (Acceleration) or (iii) no automatic acceleration has occurred in accordance with Clause 25.14 (Automatic Acceleration), other than where:

(1)	such payment is permitted under paragraph (c)(vi) above; or

(2)	such Holdco Debt is subject to the terms of the Intercreditor Agreement;

(D)
by the terms of (i) any Hedging Agreement to which Holdco, Bidco Parent or any Replacement Issuer is a party in relation to the hedging of Holdco Debt and (ii) any Hedging Agreement to which Bidco is a party provided that such Hedging Agreement is permitted by the terms of the Acquisition Facilities Agreement, in each case, to the extent such payment is not prohibited by the Intercreditor Agreement;

(E)	for the purposes of implementing any Content Transaction or Business Division Transaction; or

(F)
prior to the earlier to occur of the Debt Pushdown Date and the Acquisition Facilities End Date and to the extent that it would not constitute unlawful financial assistance within the meaning of sections 2:98c of the Dutch Civil Code (provided that this limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of sections 2:98c of the Dutch Civil Code), by the terms of the Acquisition Facilities Agreement;

(x)
made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person or entity that is not a member of the Bank Group in connection with, an asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 24.11(b)(xvi) (Disposals);

(xi)
or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made pursuant to an Asset Passthrough or a Funding Passthrough, in each case, funded solely from cash generated by entities outside of the Bank Group;

(xii)	or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity made to any member of the Wider Group (other than a member of the Bank Group), provided that:

(A)	an amount equal to such payment is reinvested by such member of the Wider Group (other than the Bank Group) into a member of the Bank Group within 3 days of receipt thereof;

(B)	the aggregate principal amount of such payments and reinvested amounts at any one time does not exceed an amount equal to €300,000,000; and

(C)
to the extent any such payments are made in cash, any re-invested amounts are also made in cash provided that any such re-invested amounts shall be in the form of Subordinated Funding, equity or the repayment of an intercompany loan or advance;

(xiii)
in an amount to enable any Holding Company of a member of the Bank Group to pay taxes that are formally due by such Holding Company but which are allocable to (i) the Bank Group and are due by such Holding Company as a result of the Bank Group being included in a fiscal unity (for corporate income and/or VAT purposes) with such Holding Company or (ii) acting as a holding and/or financing company of the Bank Group;

(xiv)	in an amount of up to €200,000,000 from the cash proceeds of a Content Transaction provided always that no Event of Default has occurred or is continuing or would result following such payment;

(xv)
by way of payment to Holdco and, on and from the Closing Date, any Permitted Affiliate Holdco of any amounts outstanding in relation to Subordinated Funding the proceeds of which are used by such person in connection with the refinancing of Holdco Debt provided that concurrently with such payment such person advances directly or indirectly new Subordinated Funding to an Obligor in an amount equal to or greater than the outstanding amount of the Subordinated Funding discharged;

(xvi)
or the repayment of a loan, the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of repayments of amounts outstanding by Bidco or US Bidco under the Acquisition Facilities Agreement in accordance with Clause 24.37 (Debt Pushdown) or otherwise;

(xvii)	contemplated by Clause 2.3 (Purpose) (other than for general corporate purposes of the Bank Group);

(xviii)	contemplated by a Regulatory Authority Disposal;

(xix)
by way of payment to any direct or indirect shareholder of the Parent or any direct or indirect shareholder of any Permitted Affiliate Parent for all of its out-of-pocket expenses incurred in connection with its direct or indirect investment in the Parent or any Permitted Affiliate Parent and any of their Subsidiaries;

(xx)	to fund the payment of Holding Company Expenses;

(xxi)
for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdco or any Permitted Affiliate Holdco;

(xxii)	in an amount of up to the Revolving Facility Excluded Amount provided that:

(A)
no breach of this Clause 24.14 (Restricted Payments) shall occur as a result of a decrease in Annualised EBITDA after any such distribution, dividend, transfer of assets, loan or other payment has been made; and

(B)
if an amount equal to the Revolving Facility Excluded Amount in respect of any prior Ratio Period has been the subject of a distribution, dividend, transfer of assets, loan or other payment under this paragraph (xxii), no further distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxii) until there is an increase in Annualised EBITDA in respect of any subsequent Ratio Period (the “Incremental EBITDA Amount”) such that it is above the level of Annualised EBITDA at the time when the most recent distribution, dividend, transfer of assets, loan or other payment was made under this paragraph (xxii), in which case an amount equal to 0.25 multiplied by the Incremental EBITDA Amount for such Ratio Period may be the subject of a distribution, dividend, transfer of assets loan or other payment under this paragraph (xxii) provided that if at any time after a Permitted Payment is made under paragraph (xxii) the Revolving Facility is prepaid or repaid in full, a distribution, dividend, transfer of assets, loan or other payment may be made under this paragraph (xxii) in an amount equal to the Revolving Facility Excluded Amount at any time after the date of such repayment and notwithstanding any further Revolving Facility Utilisation is made (including by way of Rollover Loan at the time of such repayment);

(xxiii)	made with the prior consent of the Instructing Group; and

(xxiv)
any other distribution, dividend, transfer of assets, loan or other payment not falling within paragraphs (i) to (xxiii) above and not exceeding at any time, in an aggregate amount, more than the greater of:

(A)	€250,000,000 in aggregate (or its equivalent); and

(B)	three per cent. of Total Assets.

(d)
In the event that a Permitted Payment meets the criteria of more than one of the categories described in paragraphs (c)(i) to (c)(xxiv), the Parent will be entitled to classify such Permitted Payment (or portion thereof) on the date of its payment or later reclassify such Permitted Payment (or portion thereof) in any manner that complies with the covenant in this Clause.

(e)	As used herein, a “Permitted Affiliate Transaction” means:

(i)	transactions expressly permitted by the Finance Documents;

(ii)
transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant Obligor or, as the case may be, other member of the Bank Group;

(iii)	transactions with any member of the Wider Group in relation to management services conducted at not less than Cost on behalf of such member of the Wider Group;

(iv)
payments or other transactions pursuant to tax sharing agreements, arrangements to surrender tax losses or any tax advantageous group contribution made pursuant to applicable legislation and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement;

(v)	transactions relating to the provision of Intra-Group Services; or

(vi)	transactions to effect either an Asset Passthrough or a Funding Passthrough;

(vii)
any transaction to which one or more Obligors and one or more members of the Wider Group who are not Obligors are party where the sole purpose of such transaction is for such Obligors and members of the Wider Group to effect a transaction (including any Vendor Financing Arrangements permitted under Clause 24.13(b)(xviii) (Restrictions on Financial Indebtedness)) with a person who is not a member of the Wider Group and which transaction is otherwise permitted by the terms of this Agreement;

(viii)	insurance arrangements entered into in the ordinary course of business with a Captive Insurance Company;

(ix)
transactions relating to capital contributions between members of the Wider Group or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any member of the Wider Group to any other member of the Wider Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any member of the Wider Group to any other member of the Wider Group, provided in each case that such transaction is otherwise permitted by the terms of this Agreement;

(x)
transactions relating to Excess Capacity Network Services provided that the price payable by any member of the Wider Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(xi)	transactions contemplated by a Regulatory Authority Disposal;

(xii)
the performance of obligations of any member of the Bank Group under (A) the terms of any agreement to which any member of the Bank Group is a party as of or on the Signing Date or (B) any agreement entered into after the Signing Date on substantially similar terms to an agreement under sub-paragraph (A) above, in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time provided that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Signing Date will be permitted to the extent that its terms are not materially more disadvantageous to the Lenders than the terms of the agreements in effect on the Signing Date;

(xiii)
any transaction in the ordinary course of business between or among the Parent or any member of the Bank Group and any Unrestricted Subsidiary or a joint venture or similar entity that would constitute a transaction restricted by this Clause 24.14 solely because the Parent or any member of the Bank Group owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(xiv)	the issuance of shares, securities or any options, warrants or other rights to acquire shares or securities of the Parent or any Permitted Affiliate Parent to any Affiliate;

(xv)	transactions constituting Subordinated Funding; or

(xvi)	transactions constituting Permitted Transactions or Permitted Payments.

(f)
The restriction contained in paragraph (a) on the payment by any member of the Bank Group of Management Fees shall cease to apply during such period as the applicable ratio for the purposes of Clause 23.2(a) (Financial Ratios) is 4.00:1 (or less), provided that no Management Fees may be paid by any member of the Bank Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.

24.15	Loans and Guarantees
Without the prior consent of the Instructing Group, each Obligor will not, and the Parent will procure that no member of the Bank Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:

(a)	loans from a member of the Bank Group to another member of the Bank Group or loan notes issued by one member of the Bank Group and held by another member of the Bank Group;

(b)
any credit given by a member of the Bank Group to another member of the Bank Group which arises by reason of cash pooling, set off or other cash management arrangements of the Bank Group or by reason of other credits relating to services performed or allocation of expenses;

(c)	as permitted by Clause 24.13 (Restrictions on Financial Indebtedness);

(d)	normal trade credit in the ordinary course of business;

(e)	guarantees given:

(i)	under the Senior Secured Finance Documents;

(ii)	by any Obligor in respect of the liabilities of another Obligor;

(iii)	by a member of the Bank Group in respect of the liabilities of an Obligor; or

(iv)	by a member of the Bank Group (which is not an Obligor) in respect of the liabilities of another member of the Bank Group (which is not an Obligor);

(v)
by an Obligor in respect of the liabilities of any other member of the Bank Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement; or

(vi)
by an Obligor in respect of the liabilities of any other member of the Bank Group which is not an Obligor provided that that other member of the Bank Group must become an Acceding Guarantor in accordance with Clause 27.3 (Acceding Guarantors) within 30 days of the granting of the guarantee made pursuant to this paragraph (vi); or

(f)	to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(g)
loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a “Lending Transaction”) from a member of the Bank Group, in connection with an acquisition by that member which is permitted by Clause 24.12 (Acquisitions and Mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that:

(i)	no Lending Transaction may have a term longer than 12 months (including any extensions or refinancings of the original Lending Transaction); and

(ii)
the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Bank Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed €330,000,000 at any time;

(h)
Lending Transactions from a member of the Bank Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Funding provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all Facilities under this Agreement or pursuant to Clause 23.4 (Cure Provisions) or otherwise); and

(i)
any loans made or credit granted pursuant to binding commitments in effect on the Signing Date (each an “Investment”) together with any extension, modification, replacement, renewal or reinvestment of any Investment provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the Signing Date in reliance on this paragraph except (A) as required by the terms of such Investment as in existence on the Signing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (B) as otherwise permitted under this Agreement;

(j)	any loans or credit granted:

(i)	in accordance with Clause 24.12 (Acquisitions and Mergers); and

(ii)	by a SSN Finance Subsidiary as contemplated in the definition of “SSN Finance Subsidiary”;

(k)	any loans made by any member of the Bank Group to its employees either:

(i)	in the ordinary course of its employees’ employment; or

(ii)	to fund the exercise of share options or the purchase of capital stock by its employees, directors, officers or consultants of the Bank Group, provided that the aggregate principal amount of all such loans shall not at any time exceed €10,000,000 (or its equivalent in other currencies);

(l)	any loan made by a member of the Bank Group pursuant to either an Asset Passthrough or a Funding Passthrough;

(m)	any loan made by a member of the Bank Group to a member of the Wider Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used:

(i)
to make payments to the Senior Unsecured Notes Trustee in respect of Senior Unsecured Notes Trustee Amounts (as such terms are defined in the Intercreditor Agreement) in respect of the Original Senior Unsecured Notes;

(ii)	to make equivalent payments to those specified in paragraph (i) above in respect of any Senior Unsecured Refinancings or in respect of any Additional Senior Unsecured Notes;

(iii)	to make payments under the Senior Secured Notes Documents;

(iv)	provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to fund Permitted Payments; or

(v)	at any time after the occurrence of an Event of Default, to fund Permitted Payments to the extent not prohibited by the Intercreditor Agreement or a Supplemental Intercreditor Agreement;

(n)	credit granted by any member of the Bank Group to a member of the Wider Group, where the Indebtedness outstanding thereunder relates to Intra-Group Services in the ordinary course of business;

(o)	any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 24.12 (Acquisitions and Mergers);

(p)	any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 24.11 (Disposals);

(q)
any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(r)	a loan made or a credit granted to a Joint Venture to the extent permitted under Clause 24.12(a)(iv) (Acquisitions and Mergers);

(s)
any loans or guarantees relating to Excess Capacity Network Services provided that the price payable to any member of the Bank Group in relation to such Excess Capacity Network Services is no less than the Cost incurred by the relevant member of the Bank Group in providing such Excess Capacity Network Services;

(t)
liquidity loans of a type which is customary for asset securitisation programmes or other receivables factoring transactions, provided in connection with any asset securitisation programme or receivables factoring transaction otherwise permitted by Clause 24.11(b)(xvi) (Disposals);

(u)	any liability under a statement referred to in Section 2:403(1)(f) of the Dutch Civil Code;

(v)	loans made in order to facilitate the making of repayments by Bidco or US Bidco under the Acquisition Facilities Agreement in accordance with Clause 24.37 (Debt Pushdown);

(w)	loans contemplated by Clause 2.3 (Purpose);

(x)	any counter guarantee issued by a bank or other financial institution in relation to any rental guarantee;

(y)	any loan or guarantee arising in relation to the master agreement cash management (mantelovereenkomst cashmanagement) dated 11 June 2011 between, among others, the Parent and Rabobank;

(z)	any Permitted Transaction;

(aa)	loans made, credit granted or guarantees given by any member of the Bank Group not falling within paragraphs (a) to (z) above, in an aggregate amount not exceeding the greater of:

(i)	€100,000,000 (or its equivalent in other currencies) outstanding at any time; and

(ii)	two per cent. of Total Assets.

24.16	Insurance
Each Obligor shall (and the Parent shall procure that each member of the Bank Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor or member of the Bank Group with either a Captive Insurance Company or a reputable underwriter or insurance company except to the extent disclosed in the Wider Group’s public disclosure documents or to the extent that the failure to so insure does not have or is not reasonably likely to have a Material Adverse Effect.

24.17	Intellectual Property Rights
Except as otherwise permitted by this Agreement, each Obligor will, and the Parent will procure that each member of the Bank Group will:

(a)
make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Bank Group and which are material to the conduct of the business of the Bank Group as a whole from time to time;

(b)
take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above) and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or not be reasonably likely to have a Material Adverse Effect;

(c)
ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or not be reasonably likely to have a Material Adverse Effect;

(d)
not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and

(e)
pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Bank Group as a whole from time to time.

24.18	Share Capital
Each Obligor will not, and the Parent will procure that no member of the Bank Group (other than in respect of such other members of the Bank Group in order to permit a solvent reorganisation permitted under Clauses 24.12(b)(iii) (Acquisitions and Mergers) or a solvent liquidation permitted under Clause 24.30 (Internal Reorganisations)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except (i) to the extent the same constitutes a Permitted Transaction, (ii) where all of the share capital of such member of the Bank Group is held by one or more other members of the Bank Group, (iii) in respect of a nominal amount, or (iv) to the extent the same constitutes a Permitted Payment or in the case of members of the Bank Group other than the Obligors, is otherwise permitted by Clause 24.14 (Restricted Payments).

24.19	Financial Year End
Each Obligor will, and the Parent will procure that each member of the Bank Group will, maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Instructing Group in each case not to be unreasonably withheld).

24.20	Capital Expenditure
Each Obligor will not, and the Parent will procure that no member of the Bank Group will, incur any material Capital Expenditure other than in relation to the Business of the Bank Group.

24.21	Constitutive Documents
Each Obligor will not, and the Parent will procure that no member of the Bank Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Bank Group granted to the beneficiaries under the Security Documents.

24.22	ERISA

(a)
Each Obligor will, and the Parent will procure that each member of the Bank Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

(b)	Each Obligor shall (and shall procure that each of its Subsidiaries that are members of the Bank Group will) promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(c)	No Obligor or any of its ERISA Affiliates may or is required to make any payment or contribution with respect to any Plan.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a lien or other encumbrance on any of its assets or which is reasonably likely to have a Material Adverse Effect.

24.23	Pension Plans

(a)
The Parent shall use reasonable endeavours to ensure that all pension plans maintained and operated by it or any member of the Bank Group, generally for the benefit of employees of any member of the Bank Group are maintained and operated and have been valued by an actuary appointed by the Parent in accordance with all applicable laws, if any, from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to do so does not have or is not reasonably likely to have a Material Adverse Effect.

(b)
Without prejudice to the generality of Clause 24.23(a) (Pension Plans) the Parent shall procure that each member of the Bank Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws, in the case of each of the foregoing, except where the failure to do any of the foregoing will not have a Material Adverse Effect.

24.24	“Know Your Client” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Parent shall, by not less than 5 Business Days prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Acceding Obligor pursuant to Clause 27 (Acceding Group Companies).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Acceding Obligor obliges the Facility Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Acceding Obligor.

24.25	Hedging
The Parent shall:

(a)	ensure that any Hedging Agreements entered into are entered into in the form of Acceptable Hedging Agreements;

(b)
without prejudice to the ability of members of the Bank Group to enter into other Hedging Agreements, ensure that the Bank Group enters into sufficient Hedging Agreements so as to ensure that (in its opinion) the Bank Group has adequately hedged its liabilities; and

(c)	as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with copies of each such Hedging Agreement entered into.

24.26	Further Assurance

(a)
Each Obligor shall (and the Parent shall procure that each member of the Bank Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Agent may require for the purpose of complying with the provisions of paragraph (b) below and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)	The Parent shall, subject to the Agreed Security Principles:

(i)	within 60 days of the Signing Date:

(A)
deliver to the Facility Agent a copy of the Original Security Documents listed in Schedule 10 (Original Security Documents) duly executed by each of the parties thereto (provided that notwithstanding the Agreed Security Principles the Original Security Documents shall be consistent in all material respects with the Transaction Security Documents);

(B)
except to the extent that any such Security Interest has already been provided under paragraph (A) above, procure the execution of first ranking Security Interests (duly executed by each provider of that Security Interest) over the shares in any member of the Bank Group (including the Dutch Newco) holding an ownership interest in the US Borrower in favour of the Security Agent and in form and substance satisfactory to the Security Agent;

(C)
to the extent that the US Borrower is not set up as a general partnership, procure the execution of first ranking Security Interests (duly executed by each provider of that Security Interest) over the ownership interests in such US Borrower in favour of the Security Agent and in form and substance satisfactory to the Security Agent; and

(D)
deliver to the Facility Agent a certificate signed by an authorised officer of the Parent confirming that the 80% Security Test is satisfied by reference to the annual financial information relating to the Bank Group prepared as of 31 December 2012;

(ii)
subject to the proviso below and except as otherwise provided in this Clause 24.26 (Further Assurance), procure that the 80% Security Test is satisfied at the end of each financial year starting with the financial year ending 31 December 2014 where such test is calculated by reference to the annual financial information relating to the Bank Group most recently delivered pursuant to Clause 24.2 (Financial Information) and certified in the relevant compliance certificate accompanying the same;

(iii)	ensure that any member of the Bank Group who gives a guarantee in respect of the Senior Secured Notes and/or any Pari Passu Debt shall also become a Guarantor hereunder;

(iv)	procure that in relation to any member of the Bank Group which becomes a Borrower for the purposes of this Agreement, any Holding Company of that Borrower that is a member of the Bank Group shall also become a Guarantor hereunder; and

(v)
subject to any Security Interests permitted under Clause 24.8 (Negative Pledge) and Clause 43.7 (Release of Guarantees and Security) procure that each member of the Bank Group which, after the Closing Date, becomes a party to this Agreement as an Obligor if required to satisfy the 80% Security Test shall, have delivered to the Security Agent on or prior to the date of its accession to this Agreement as an Obligor, one or more Security Documents granting security over assets in accordance with the 80% Security Test, other than any shares in, receivables owed by or any other interest in any Bank Group Excluded Subsidiary, Project Company or Joint Venture, or which the Security Agent agrees may be excluded from the Security granted under the Security Documents (provided that the Security Agent shall not agree to exclude any asset of an Obligor from the Security where the net book value of such asset exceeds €10,000,000 (or its equivalent in other currencies) without the prior consent of the Instructing Group (not to be unreasonably withheld or delayed)).

(c)	A breach of paragraph (b) above shall not constitute a Default if:

(i)
one or more members of the Bank Group become Obligors in accordance with Clause 27.2 (Acceding Borrowers) or Clause 27.3 (Acceding Guarantors), as applicable, within 10 Business Days of the delivery of a compliance certificate by the Borrower demonstrating that the 80% Security Test is not satisfied; and

(ii)
the Facility Agent (acting reasonably) is satisfied that the 80% Security Test would have been satisfied at the end of the relevant financial year if such compliance certificate had been prepared on the basis that such members of the Bank Group had been Obligors as at that date.

(d)
In relation to any provision of this Agreement which requires the Obligors or any member of the Bank Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)
At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Agent may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

(f)
For the purposes of determining whether the 80% Security Test is satisfied at any time under this Agreement other than at the end of a financial year pursuant to 24.26(b) (Further Assurance) or for purposes of determining whether the 80% Security Test would be satisfied after a disposal or other transaction is consummated or to determine whether assets are required to remain or become subject to Security in order to comply with the 80% Security Test pursuant to Clause 24.26(b)(i) (Further Assurance) or otherwise (in any such case, the “Testing Time”),

(i)
the 80% Security Test shall be applied using the financial statements in respect of the Financial Quarter immediately preceding the Testing Time (and in the case of Clause 24.26(g) (Further Assurance), including the financial information delivered pursuant to Clause 27.1(Permitted Affiliate Group Designation), adjusted pro forma for the transaction (which, in the case of Clause 24.26(g) (Further Assurance), means the designation of the Permitted Affiliate Parent as a Borrower and/or a Guarantor and the inclusion of the Subsidiaries of the Permitted Affiliate Parent as members of the Bank Group, in the manner set out in Clause 27.1 (Permitted Affiliate Group Designation)) for which the 80% Security Test is being tested and any other transactions that took place after the end of such Financial Quarter that also required the satisfaction of the 80% Security Test; and

(ii)
any member of the Bank Group which (A) is not an Obligor or (B) has not granted Security over assets in accordance with the 80% Security Test, each in favour of the Security Agent in accordance with this Clause, shall be excluded from the numerator (but not the denominator) in the determination of whether members of the Bank Group generating not less than 80% of Annualised EBITDA have acceded as Guarantors for purposes of the 80% Security Test.

(g)
On or prior to the date falling 60 Business Days from any Permitted Affiliate Group Designation Date, the Parent shall deliver to the Facility Agent a certificate signed by an authorised officer of the Parent confirming that the 80% Security Test (calculated on a combined basis (in accordance with paragraph (f) above) across the Bank Group (as existing immediately prior to the Permitted Affiliate Parent Designation Date) and the Permitted Affiliate Parent and its Subsidiaries) is satisfied.

(h)
As long as the US Borrower shall remain a Borrower, the members of the Bank Group together owning 100% of the ownership interests in the US Borrower (as at the date of the accession of the US Borrower as a Borrower) shall continue to together own 100% of the ownership interests in the US Borrower at all times.

24.27	Content Transaction

(a)
Notwithstanding any other provisions of this Agreement, no Content Transaction shall be restricted by (nor deemed to constitute a utilisation of any of the permitted exceptions to) any provision of this Agreement, neither shall the implementation of any Content Transaction constitute a breach of any provision of any Finance Document, provided that:

(i)	the cash proceeds of any Content Transaction are applied in accordance with Clause 14 (Mandatory Prepayment and Cancellation);

(ii)	after giving pro forma effect for such Content Transaction, the Bank Group continue to be in compliance with Clause 23.2 (Financial Ratios); and

(iii)	at the time of completion of such Content Transaction, no Event of Default has occurred and is continuing and no Event of Default would occur as a result of such Content Transaction.

(b)	Any Joint Venture established pursuant to a Content Transaction shall thereafter not be subject to any restrictions under this Agreement.

24.28	SSN Finance Subsidiary Covenants
No SSN Finance Subsidiary shall trade, carry on any business, own any material assets or incur any material liabilities except for:

(a)	effecting or facilitating the issuance of Senior Secured Notes and on-lending the proceeds thereof as contemplated in the definition of “SSN Finance Subsidiary”;

(b)
intergroup debit balances, intergroup credit balances and other credit balances in bank accounts and cash, provided that any intergroup credit balances owed to any SSN Finance Subsidiary by an Obligor shall be to the extent applicable, subject to the provisions of the Intercreditor Agreement;

(c)	any rights and liabilities arising under the Finance Documents, any other Senior Secured Finance Document (as defined in the Intercreditor Agreement) or any Senior Unsecured Notes Documents;

(d)
having rights and liabilities under any Hedging Agreements entered into other than for speculative purposes, it being acknowledged by the Parties that hedging of actual or reasonably anticipated interest rate and/or foreign exchange rate exposure shall not constitute speculative purposes;

(e)
entering into and performing any Finance Document, any other Senior Secured Finance Document (as defined in the Intercreditor Agreement), any underwriting, purchase or similar agreement, any dealer manager, any tender offer agreement and any engagement letter on terms customary for such agreements to be determined in good faith by the SSN Finance Subsidiary;

(f)	professional fees and administrative costs and expenses in the ordinary course of business;

(g)	incurring liabilities for or in connection with Tax liabilities or arising by operation of law; and

(h)	in respect of any service contracts for any directors or employees.

24.29	No Amendments

(a)
No Obligor shall (and the Parent shall procure that no member of the Bank Group will) amend its constitutional documents in a manner which could reasonably be expected to have a Material Adverse Effect.

(b)
The Parent shall procure that, except as permitted by the Intercreditor Agreement, no amendment is made to the Original Senior Unsecured Notes, any Additional Senior Unsecured Notes, any Senior Secured Notes or any Pari Passu Debt (including, in each case as applicable, the terms of the guarantees given in respect thereof), in each case in a manner which could reasonably be expected to have a Material Adverse Effect, other than with the prior written consent of the Instructing Group or where required by law.

24.30	Internal Reorganisations

(a)
No Obligor shall (for these purposes, a “Predecessor Obligor”), without the prior written consent of the Instructing Group, liquidate on a solvent basis any Borrower, any Obligor that is a Material Subsidiary or the Parent (a “Solvent Liquidation”) unless:

(i)
on or prior to the Solvent Liquidation, an entity (the “Successor Entity”) acquires substantially all of the assets and assumes substantially all of the liabilities of the Predecessor Obligor (a “Liquidation Transfer”), excluding any rights under contracts that cannot be assigned or liabilities that will be satisfied or released upon the Solvent Liquidation, on an arms’ length basis and for full consideration;

(ii)	the Successor Entity is organised in the same jurisdiction as that in which the Predecessor Obligor is organised and is either:

(A)	an existing Obligor; or

(B)
a Subsidiary of the Parent or a Subsidiary of any Permitted Affiliate Parent that is entitled to become (and subsequently does become) an Obligor in accordance with the provisions of Clause 27.2 (Acceding Borrowers) or Clause 27.3 (Acceding Guarantors);

(iii)
the Successor Entity does not incur any additional material liabilities in connection with the Solvent Liquidation other than those which are to be transferred to it by the Predecessor Obligor but which did not arise directly as a result of the Solvent Liquidation;

(iv)
to the extent previously provided in respect of the shares or the assets of the Predecessor Obligor, the Finance Parties are granted a first ranking security interest over the shares and/or assets of the Successor Entity (but only, in the case of any Predecessor Obligor other than the Parent, to the extent required in order to comply with the 80% Security Test);

(v)	no Event of Default has occurred and is continuing or would arise from the Solvent Liquidation Transfer or the Solvent Liquidation; and

(vi)
immediately after the Solvent Liquidation, the following documents are delivered to the Facility Agent each in a form previously approved by the Facility Agent (acting on the instructions of the Instructing Group):

(A)
copies of solvency declarations of the directors of the Successor Entity confirming to the best of their knowledge and belief, that the Successor Entity was balance sheet solvent immediately prior to and after the Solvent Liquidation, accompanied by any report by the auditors or other advisers of the relevant Successor Entity on which such directors have relied for the purposes of giving such declaration;

(B)	copies of the resolutions of the Predecessor Obligor and the Successor Entity (to the extent required by law) approving the Liquidation Transfer and/or the Liquidation (as applicable);

(C)	copies of the statutory declarations of the directors of the Predecessor Obligor (to the extent required by law) given in connection with Solvent Liquidation;

(D)	a copy of the executed transfer agreement relating to the Liquidation Transfer; and

(E)
the legal opinion from the Successor Entity’s counsel confirming (i) the due capacity and incorporation of each of the Successor Entity and the Predecessor Obligor, (ii) the power and authority of the Successor Entity to enter into and perform its obligations under this Agreement and any other Finance Document to which it is a party and (iii) that the transfer agreement giving effect to the Liquidation Transfer is legally binding and enforceable in accordance with its terms.

(b)
The solvent liquidation, dissolution or other reorganisation of any member of the Bank Group (other than any Borrower and the Parent) shall be permitted provided that any payments or assets distributed as a result of such solvent liquidation, dissolution or other reorganisation are distributed to other members of the Bank Group.

24.31	Undertakings in Respect of the Intercreditor Agreement
The Parent shall not, without the consent of the Facility Agent (acting on the instructions of the Instructing Group) designate or otherwise create or increase the amount of Senior Secured Liabilities (other than Hedging Liabilities) (each as defined in the Intercreditor Agreement), other than any Senior Secured Notes or any other Financial Indebtedness permitted to be (A) incurred under Clause 24.13 (Restrictions on Financial Indebtedness) and (B) secured as permitted under Clause 24.8 (Negative Pledge), as “Senior Secured Liabilities”, “Pari Passu Debt Liabilities” or a “Senior Facilities Agreement” under the

Intercreditor Agreement. Other than in connection with a repayment of amounts outstanding under and cancellation in full of the Commitments under this Agreement, no additional Senior Facilities Agreement (as defined in the Intercreditor Agreement) shall be designated as a Senior Facilities Agreement under the Intercreditor Agreement without the consent of the Facility Agent (acting on the instructions of the Instructing Group) (other than, for the avoidance of doubt, the Existing Senior Credit Facilities Agreement to be discharged in full on the first Utilisation Date).

24.32	Environmental compliance

(a)	The Parent shall (and the Parent shall ensure that each member of the Bank Group will):

(i)	comply with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)
The Parent shall (and the Parent shall procure that each member of the Bank Group will) promptly notify the Facility Agent of any Environmental Claim (to the best of the Parent’s or member of the Bank Group’s knowledge and belief) pending or threatened against it which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

(c)
The Parent shall not (and the Parent shall procure that no member of the Bank Group will) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape has or is reasonably likely to have a Material Adverse Effect.

24.33	United States laws
No Obligor may:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock in violation of the Margin Regulations; or

(b)	use the proceeds of any Loan or drawings under any Letter of Credit, in each case, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

24.34	Taxation
The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

(b)	such failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

24.35	Intercreditor Agreement Amendment

(a)
The Parties shall (including, if applicable, in their capacities as Hedge Counterparties (as defined in the Intercreditor Agreement)) and shall procure that any of their Affiliates that are Hedge Counterparties (as defined in the Intercreditor Agreement) shall, at the request of the Parent at any time, enter into all documentation that is necessary or desirable to ensure that, subject to obtaining the consent to the extent necessary of any applicable party to the Intercreditor Agreement that is not a Party (or an Affiliate of a Party that is a Hedge Counterparty (as defined in the Intercreditor Agreement)):

(i)
the Intercreditor Agreement is amended so as to adopt any amendments set out in the Proposed New Intercreditor Agreement (provided that, for the avoidance of doubt, such amendments may be implemented in stages and on one or more occasions at the sole discretion of the Parent);

(ii)
the Security granted by the Obligors over their assets (other than any Security granted by an Obligor over the shares in another Obligor and any rights of the Parent in relation to any intercompany loan from the Parent to Torenspits II B.V. or any of its Subsidiaries); and/or

(iii)	the Intercreditor Agreement is amended so as to delete:

(A)	prior to the Intercreditor Agreement Amendment Date, Clause 4.20 (Security over Hedging Agreements) of the Intercreditor Agreement; and

(B)	on and from the Intercreditor Agreement Amendment Date, Clause 4.19 (Security over Hedging Agreements) of the Intercreditor Agreement.

(b)	If:

(i)	the Intercreditor Agreement is to be amended to effect any amendments set out in the Proposed New Intercreditor Agreement; or

(ii)	any documentation is to be entered into in accordance with paragraphs (a)(ii) or (a)(iii) above, the Facility Agent may effect, on behalf of any Finance Party, amendments to the Intercreditor Agreement or enter into, on behalf of any Finance Party, such documentation without consent from, reference to or consultation with any other Finance Party.

(c)
Each Lender shall, if applicable, in its capacity as a Hedge Counterparty (as defined in the Intercreditor Agreement) and shall procure that any of its Affiliates that is a Hedge Counterparty (as defined in the Intercreditor Agreement) shall, at any time at the request of the Parent, enter into any amendments to any Hedging Agreement (as defined in the Intercreditor Agreement) that are necessary or desirable to ensure that such Lender or such Affiliate in its capacity as a Hedge Counterparty (as defined in the Intercreditor Agreement) is obliged to comply with the obligations in paragraph (a) above.

24.36	Management Input

(a)
The Parties agree to negotiate in good faith any amendments reasonably requested during the Ziggo Acquisition Clean Up Period (as defined in Clause 25.3 (Breach of Other Obligations)) to the extent reasonably requested by either the Mandated Lead Arrangers or the Parent (to the extent that such amendments are not materially adverse to the interests of either the Mandated Lead Arrangers or the Parent). Each Party agrees that they will not unreasonably withhold consent to any request to amend or supplement this Agreement, in particular any amendments that are:

(i)
designed to correct any ambiguity, omission, defect, error or inconsistency in the documentation (including without limitation to correct any inconsistencies between the term sheets and the long form documentation);

(ii)	of an administrative nature; or

(iii)	designed to take into account operational or technical factors that affect the Bank Group, provided that the Mandated Lead Arrangers shall not be required to consent to any amendment to the financial covenant ratio levels or related definitions, to the tranching of such debt, to any pricing levels, to the security and guarantee package, to the repayment and mandatory prepayment provisions, to the intercreditor and ranking arrangements, to majority voting arrangements, to the provisions relating to transfers and assignments by the Lenders or to amendments and waivers provisions.

(b)
If any such requested amendments are agreed by the Parties, the Parties agree to promptly enter into any amendments, variations or supplements to this Agreement or any other Finance Document to effect those amendments prior to the Closing Date. This Clause is without prejudice to paragraph 43.5(a)(ii) of Clause 43.5 (Technical, Operational and OID Amendments).

24.37	Debt Pushdown

(a)	The Parent shall procure that any outstandings under the:

(i)	US$ B4 Facility, the EUR B4 Facility and any Bidco Additional Facility are repaid pursuant to:

(A)	an increase in Commitments in accordance with Clause 2.2 (Increase); or

(B)	an Additional Facility in accordance with Clause 2.4 (Additional Facilities) and Clause 2.6 (Acquisition Facilities Refinancing),
and that all of the commitments in relation to such facilities are cancelled in full; and

(ii)	RCF2 Facility is repaid pursuant to an RCF2 Facility Refinancing Advance and that all of the available commitments in relation to the RCF2 Facility are cancelled in full,
(together, the “Debt Pushdown”) in each case, as soon as reasonably practicable following the Full Ownership Date provided that the completion of the Debt Pushdown shall be subject to obtaining positive or neutral works council advice (advies) (unconditional or with conditions acceptable to the Parent).

(b)
If following the Settlement Date and Post Acceptance Period (as each such term is defined in the Ziggo Acquisition Agreement) Liberty Global plc directly or indirectly owns shares in Ziggo N.V. representing at least 80 per cent. of the outstanding shares in Ziggo N.V., the Parent shall use commercially reasonable endeavours to implement and complete the Asset Sale and Liquidation, a statutory squeeze out or any other method to procure that the Full Ownership Date occurs  as soon as reasonably practicable following the expiry of the Settlement Date and Post Acceptance Period (as each such term is defined in the Ziggo Acquisition Agreement) provided that the Parent shall not have any obligation under this Clause if:

(i)
any minority shareholder in Ziggo N.V. has commenced or threatened to commence any litigation or other proceedings before any court, arbitral body, agency  or other administrative body (“Proceedings”) in relation to the Asset Sale and Liquidation, a statutory squeeze out or any other method used or proposed to be used to procure that the Full Ownership Date occurs or any other matters referred to in this paragraph (b);

(ii)
the Parent is of the opinion that a minority shareholder in Ziggo N.V. or any other person may commence Proceedings in relation to the matters referred to the Asset Sale and Liquidation, a statutory squeeze out or any other method used or proposed to be used to procure that the Full Ownership Date occurs or any other matters referred to in this paragraph (b);

(iii)
there are material legal risks in complying with any such obligation or if complying with any such obligation would result in a breach of any fiduciary duty applicable to the management of the Parent; or

(iv)	the Asset Sale (as defined in the Ziggo Acquisition Agreement) is terminated in accordance with its terms.

(c)	If and to the extent that the Parent believes that the Asset Sale and Liquidation cannot be implemented, it will notify the Facility Agent accordingly.

(d)
The Parties acknowledge that the Parent may implement any method to procure that the Full Ownership Date occurs (irrespective of the amount of time that such method may take, and notwithstanding that another method may take less time, to cause the Full Ownership Date to occur) in its absolute discretion and that such obligations may take a significant amount of time as indicated in the Structure Memorandum.

In this Clause, “Asset Sale and Liquidation” has the meaning given to that term in the original form of the Ziggo Acquisition Agreement.

24.38	Debt Incurrence Pre-Debt Pushdown Date
The Parent shall procure that from the Signing Date until the earlier of (i) the date that the Ziggo Acquisition Agreement terminates in accordance with its terms, (ii) the Debt Pushdown Date and (iii) the Acquisition Facilities End Date:

(a)
it shall not and no other member of the Bank Group will incur any Financial Indebtedness or enter into any Hedging Agreement (as defined in the Intercreditor Agreement) in respect of which liabilities may arise:

(i)
that rank pari passu under the Intercreditor Agreement with the liabilities under this Agreement unless each creditor in relation to that Financial Indebtedness or Hedge Counterparty (as defined in the Intercreditor Agreement) in relation to that Hedging Agreement (as defined in the Intercreditor Agreement) has acceded to the Loss Sharing Deed in the appropriate capacity as defined therein; and

(ii)
if (after giving pro forma effect to the incurrence of any such Financial Indebtedness and the ultimate use of proceeds thereof provided that prior to the Closing Date this shall not include the proceeds of any intercompany loans from Ziggo N.V. or any of its Subsidiaries that are not members of the Bank Group to any member of the Bank Group):

(A)
the 2020 Senior Secured Notes have not been redeemed in full (or the debt incurrence covenants under the 2020 Senior Secured Notes have not been removed), it would cause a breach of any debt incurrence covenant under the terms of the 2020 Senior Secured Notes; or

(B)
the 2020 Senior Secured Notes have been redeemed in full (or the debt incurrence covenants under the 2020 Senior Secured Notes have been removed), the financial ratio of Senior Net Debt to Annualised EBITDA for the immediately preceding Ratio Period would have exceeded 4.50:1 or the the financial ratio of Total Net Debt to Annualised EBITDA for the immediately preceding Ratio Period would have exceeded 5.50:1, provided that for this purpose any committed but undrawn funding available to Bidco and US Bidco under the Acquisition Facilities Agreement and available to the Obligors under this Agreement shall be included as drawn Financial Indebtedness in calculating compliance with such financial ratios;

(b)
Ziggo N.V., Zesko B.V. and Ziggo Bond Company Holding B.V. and any of their Subsidiaries that is not a member of the Bank Group (other than Holdco) and, on and from the Closing Date, Holdco will not incur or permit to subsist any Financial Indebtedness (other than any loan from a Holding Company or a Subsidiary of any such person and other than, in relation to Holdco, any Financial Indebtedness under the Original Senior Unsecured Notes provided that an irrevocable redemption notice has been issued prior to the Closing Date in respect of the redemption of all of such Financial Indebtedness in accordance with the terms of the indenture governing the Original Senior Unsecured Notes); and

(c)
Holdco will not issue any Additional Senior Unsecured Notes that benefit from guarantees from any member of the Bank Group other than any exchange notes in relation to the Original Senior Unsecured Notes prior to the issuance by Bidco Parent of Additional Senior Unsecured Notes in exchange for any Original Senior Unsecured Notes.

24.39	Holding Company
Without the consent of the Instructing Group, the Parent and the US Borrower shall not trade, carry on any business, own any assets or incur any liabilities except in respect of:

(a)	the provision of administrative, managerial, legal and accounting services of a type customarily provided by a Holding Company to its Subsidiaries;

(b)	the ownership of shares, membership interests or other equity interests in its Subsidiaries (or as set out in the Structure Memorandum);

(c)	ownership of intra-Bank Group debit balances, intra-Bank Group credit balances and other debit and credit balances in bank accounts or making loans to any other member of the Bank Group;

(d)	any business, assets or liabilities arising in connection with a Permitted Transaction or a Permitted Payment or any Subordinated Funding;

(e)	entering into and performing any Finance Document, any other Senior Secured Finance Document (as defined in the Intercreditor Agreement) and any underwriting, purchase or similar agreement or dealer manager or tender offer agreement or engagement letter in connection with any Senior Secured Notes, Senior Unsecured Notes or Pari Passu Debt on terms customary for such agreements to be determined in good faith by the Parent;

(f)	professional fees and administration costs in the ordinary course of business as a holding company;

(g)	any liabilities for Taxes;

(h)	the ownership of Cash and Cash Equivalent Investments;

(i)	any liabilities under the Finance Documents or any other Senior Secured Finance Documents (as defined in the Intercreditor Agreement); and

(j)	any subordinated guarantee in relation to Senior Unsecured Notes that is permitted by this Agreement.

24.40	Security Confirmation
Each party that has granted Security pursuant to the Transaction Security Documents hereby confirms that, notwithstanding the refinancing of obligations secured by the Transaction Security Documents envisaged by this Agreement, the Original Security Documents and the rights of pledge (pandrechten) and rights of mortgage (hypotheekrechten) (the "Security Rights") granted to the Security Agent under or pursuant to the Transaction Security Documents remain in full force and effect in accordance with their terms and the obligations secured under the Transaction Security Documents shall also extend to the obligations created under and in connection with the Senior Secured Finance Documents.

25.	EVENTS OF DEFAULT

25.1	Events of Default
Each of the events set out in Clauses 25.2 (Non-payment) to Clause 25.12 (ERISA) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

25.2	Non-payment
Any Obligor does not pay on the due date any amount payable by it under the Finance Documents (other than any amount payable by the Parent under Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) of this Agreement) at the place at, and in the currency in, which it is expressed to be payable, unless the relevant amount is paid in full within three Business Day (in the case of principal amounts) or five Business Days (in the case of other amounts) of the due date.

25.3	Breach of Other Obligations

(a)	Any Obligor does not comply with any of Clauses 24.7 (Pari Passu Ranking), 24.8 (Negative Pledge), 24.11 (Disposals), 24.12 (Acquisitions and Mergers),

24.14 (Restricted Payments), 24.15 (Loans and Guarantees), 24.18 (Share Capital) or, subject to the expiry of the cure period in Clause 23.4 (Cure Provisions), 23 (Financial Covenants).

(b)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph (a) above or in Clause 25.2 (Non-payment) and other than non payment by the Parent of any amount under Clause 14.2 (Mandatory Prepayment from Disposal Proceeds) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to the Parent requiring the same to be remedied.

(c)
During the Clean Up Period (as defined below), references to the Bank Group, Material Subsidiaries or member of the Bank Group in Clauses 21 (Representations and Warranties), 24 (Undertakings) and this Clause 25 (other than Clause 25.3(a) (Breach of Other Obligations) only to the extent in relates to any breach of a covenant under Clause 23 (Financial Covenants) (subject to the expiry of the cure period in Clause 23.4 (Cure Provisions)) will not include any company which has been acquired pursuant to an Acquisition permitted under Clause 24.12(a)(i) or (ii) (Acquisitions and Mergers) if the relevant event or circumstance, which would, but for the operation of this paragraph (c), have resulted in a Default:

(i)	existed prior to the date of such Acquisition;

(ii)	is capable of remedy during the Clean Up Period and reasonable steps are being taken, having become aware of such event or circumstance, to ensure that such event or circumstance is being remedied;

(iii)	was not procured or approved by any member of the Bank Group; and

(iv)	has not resulted in or could not be reasonably be expected to have a Material Adverse Effect.
“Clean Up Period” means the period commencing on the date of completion of any Acquisition referred to in paragraph (c) above and ending on the date falling 120 days thereafter.

(d)	During the Ziggo Acquisition Clean Up Period, no event or circumstance that:

(i)
is capable of remedy during the Ziggo Acquisition Clean Up Period and, if a member of the Bank Group has become aware of such event or circumstance, in respect of which reasonable steps are being taken, to ensure that such event or circumstance is being remedied; and

(ii)	has not resulted in or could not be reasonably be expected to have a Material Adverse Effect,

and which would, but for the operation of this paragraph (d), have resulted in a Default shall be a Default for the purposes of this Agreement.

(e)	“Ziggo Acquisition Clean Up Period” means the period commencing on the Signing Date and ending on the date falling 90 days thereafter.

25.4	Misrepresentation
A representation or warranty made or repeated by any Obligor in or in connection with any Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to the Parent requiring the same to be remedied.

25.5	Cross Default

(a)	Subject to paragraph (f) below, any Financial Indebtedness of a member of the Bank Group is not paid when due or within any originally applicable grace period.

(b)
Subject to paragraph (f) below, any Financial Indebtedness of a member of the Bank Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)
Subject to paragraph (f) below, any Financial Indebtedness of Holdco and, on and from the Closing Date, any Financial Indebtedness of Bidco under the Acquisition Facilities Agreement or any Financial Indebtedness of Bidco Parent (as applicable) including, without limitation, under the Original Senior Unsecured Notes, any exchange notes in relation to the Original Senior Unsecured Notes or the Subordinated Bridge Facility Agreement becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)
Subject to paragraph (f) below, any Financial Indebtedness of a member of the Bank Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(e)
Subject to paragraph (f) below and on and from the Closing Date only, any Financial Indebtedness of Bidco under the Acquisition Facilities Agreement becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(f)	It shall not be an Event of Default under this Clause 25.5 (Cross Default):

(i)
where the aggregate principal amount (or, if the relevant Financial Indebtedness relates to a Hedging Agreement, the amount or value (as applicable)) or of all Financial Indebtedness to which any event specified in paragraphs (a), (b), (c), (d) or (e) relates is less than €75,000,000 or the equivalent in other currencies; or

(ii)	if the circumstance which would otherwise have caused an Event of Default under this Clause 25.5 (Cross Default) is being contested in good faith by appropriate action; or

(iii)	if the relevant Financial Indebtedness is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness; or

(iv)
if the relevant Financial Indebtedness relates to Hedging Agreements in respect of which a `termination event occurs as a result of the refinancing or redemption of any Financial Indebtedness of the Bank Group or Holdco at any time during the Availability Period; or

(v)	if such Financial Indebtedness is owed by one member of the Bank Group to another member of the Bank Group; or

(vi)
in the case of the Acquisition of an entity which results in that entity becoming a member of the Bank Group, for a period of 180 days following completion of that Acquisition, by reason only of an event of default (however described) arising in relation to the Financial Indebtedness of that acquired entity as a result only of the Acquisition of that acquired entity, provided that such Financial Indebtedness is not placed on demand, becomes prematurely due and payable or is otherwise accelerated during that period).

25.6	Unlawfulness, Repudiation, Material Adverse Change and Intercreditor Default

(a)
It is or becomes unlawful for any Obligor or “Intra-Group Lender” (as defined in the Intercreditor Agreement) to perform any of its payments or other material obligations under the Finance Documents to which it is a party.

(b)	Any Obligor or “Intra-Group Lender” (as defined in the Intercreditor Agreement) repudiates any Finance Document to which it is a party.

(c)	Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.

(d)
Any member of the Wider Group which is party to the Intercreditor Agreement fails to comply with any of its material obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Wider Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to the Parent.

25.7	Insolvency

(a)
Proceedings have been commenced in respect of any Borrower or any Obligor that is a Material Subsidiary in relation to its inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, or it ceases or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its material indebtedness.

(b)
A moratorium is declared in respect of the Financial Indebtedness in respect of any Borrower or any Obligor that is a Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.8	Insolvency Proceedings
After the date of this Agreement, any Borrower or any Obligor that is a Material Subsidiary takes any corporate action or formal legal proceedings are commenced (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect as a frivolous, vexatious or an abuse of the process of the court or related to a claim to which such person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, trustee in bankruptcy or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of such Borrower or such Obligor that is a Material Subsidiary either:

(a)	do not relate to the appointment of an administrator and are stayed or discharged within 30 days from their commencement;

(b)	relating to a solvent liquidation or dissolution set forth under Clause 24.12 (Acquisitions and Mergers) or Clause 24.30(b) (Internal Reorganisations); or

(c)	in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Instructing Group).

25.9	Creditors’ process

(a)
A distress, execution, attachment or other legal process is levied, enforced or sued out upon or against all or any part of the assets of any Obligor, any Material Subsidiary or any member of the Bank Group which: (a) is material in the context of the Bank Group (taken as a whole); and (b) has an aggregate value of more than €75,000,000 (or its equivalent in other currencies), except where the same is being contested in good faith or is removed, discharged or paid within 45 days.

(b)
Anything which has an equivalent effect to any of the events specified in Clauses 25.7 (Insolvency) to paragraph (a) above (inclusive) or paragraph (c) below shall occur under the laws of any applicable jurisdiction.

(c)	In this paragraph (c):
“U.S. Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.
Any of the following occurs in respect of a US Obligor that is a Borrower or a US Obligor that is a Material Subsidiary:

(A)	it makes a general assignment for the benefit of creditors;

(B)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(C)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

(D)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

25.10	Cessation of Business
The Bank Group (taken as a whole) ceases to carry on all or substantially all of its Business.

25.11	Loss of Licences
Any Licence is in whole or part:

(a)
terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) having substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)	is modified or is breached in a manner which would or is reasonably likely to have a Material Adverse Effect.

25.12	ERISA
The occurrence of any event or condition that presents a material risk that any member of the Bank Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

25.13	Acceleration
On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Instructing Group will, by notice to the Borrowers declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments;

(b)
demand that all or part of the Outstandings be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Outstandings and all other amounts payable by the Obligors under the Finance Documents, cancel the Total Commitments and/or Ancillary Facility Commitments at which time they shall immediately be cancelled;

(c)	declare that all or part of the Outstandings be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Instructing Group;

(d)	declare that cash cover in respect of each Documentary Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)
declare that cash cover in respect of each Documents Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Instructing Group;

(f)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Instructing Group; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.14	Automatic Acceleration
If an Event of Default described in Clause 25.9(c) (Creditors’ process) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of the US Borrower, all Outstandings drawn by the US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Outstandings) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

25.15	Repayment on Demand
If, pursuant to paragraph (b) of Clause 25.13 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Parent:

(a)
require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period or Term which begins whilst such declaration remains in effect a period of 6 months or less.

26.	ASSIGNMENTS AND TRANSFERS

26.1	Successors and Assignees
This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and transferees.

26.2	Conditions of assignment or transfer

(a)
Subject to the other provisions of this Clause 26.2 (Conditions of assignment or transfer), any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 26.3 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents to any person (a “New Lender”) in accordance with Clause 26.4 (Transfer Deed) provided that the prior written consent of the Parent is received in respect of any assignment or transfer, such consent not to be unreasonably withheld, provided that:

(i)	such consent shall be deemed to have been given if not declined in writing within 5 Business Days of a written request by any Lender to the Parent;

(ii)
no consent shall be required in the case of any assignment or transfer by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(iii)	no consent shall be required in the case of any assignment or transfer to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(b)
Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights benefits or obligations under the Finance Documents in relation to the Revolving Facility without the prior written consent of the Parent, provided that no such consent shall be required in the case of any assignment or transfer:

(i)
by a Lender to another Lender and/or to its Affiliate (or in the case of any Lender which constitutes a fund advised and/or managed by a common entity or an Affiliate thereof, to any other fund managed by such common entity or Affiliate); and

(ii)	to any New Lender at any time after the occurrence of an Event of Default which is continuing.

(c)	No Lender shall be entitled to:

(i)	(unless otherwise consented to in writing by the Parent) effect any assignment or transfer:

(A)
in respect of any portion of its Commitment and/or Outstandings in an amount of either less than $1,000,000 or €1,000,000 (in the case of participations in Advances or Advances (as defined under the Acquisition Facilities Agreement) denominated in Dollars or euro respectively) (or its equivalent as at the date of such assignment or transfer) of its aggregate participations across the Facilities and the Acquisition Facilities or less than such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht), unless its aggregate participations across the Facilities and the Acquisition Facilities is less than such amount, in which case it shall be permitted to transfer its entire participations across the Facilities and the Acquisition Facilities;

(B)
which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but either less than €1,000,000 (or its equivalent as at the date of such assignment or transfer) in aggregate across the Facilities and the Acquisition Facilities, or less than such higher amount as may be required from time to time for the party assuming the commitment to be deemed a professional market party within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht) in the Facilities; or

(C)
in relation to its participation in the Revolving Facility or an Additional Facility that is a revolving facility other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under and participation in Outstandings under the Revolving Facility or any Additional Facility that is a revolving facility (as applicable); or

(ii)
in relation to any sub-participation of its rights and obligations under the Facilities, relinquish some or all of its voting rights in respect of the Facilities to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs 43.2(b), 43.2(c), 43.2(d) or 43.2(e) of Clause 43.2 (Consents).

(d)
For the purposes of satisfying the minimum hold requirement set out in paragraph (c)(i) above, any participations held by funds advised and/or managed by a common entity or an Affiliate thereof may be aggregated.

(e)
Notwithstanding any other provision of this Agreement, the consent of each L/C Bank shall be required (such consent not to be unreasonably withheld or delayed) for any assignment or transfer of any Lender’s rights and/or obligations under the Revolving Facility provided that in relation to any assignment or transfer required by the Parent under Clause 12.4 (Right of Repayment and Cancellation in relation to a Single Lender) or Clause 43.11 (Replacement of Lenders), an L/C Bank may not withhold such consent unless, acting reasonably, the reason for so doing relates to the creditworthiness of the proposed New Lender.

(f)
Notwithstanding any other provision of this Clause 26.2 (Conditions of assignment or transfer), no assignment or transfer shall be permitted to settle or otherwise become effective within the period of five Business Days prior to (i) the end of any Interest Period or Term or (ii) any Repayment Date.

(g)
Each New Lender, by executing the relevant Transfer Deed or Transfer Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the transferring Lender would have been had it remained a Lender.

(h)
No Lender may assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations, in each case, under the Finance Documents in relation to the Revolving Facility to any person unless at the same time it assigns a pro rata share of its rights and benefits or transfers a pro rata share of its rights, benefits and obligations to that person, in each case, under the Acquisition Facilities Agreement in relation to the RCF2 Facility.

26.3	Assignments

(a)
Unless such assignment or transfer is effected by a Transfer Agreement pursuant to Clause 26.5 (Transfer Agreements), if any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

(b)
Without limiting any right or discretion of the Facility Agent under the Finance Documents, the Facility Agent may in its discretion stop processing assignments or transfers under this Clause 26 (Assignments and Transfers) when a notice of prepayment has been received by it under this Agreement, for a period of five Business Days prior to the date the prepayment is required or expected to be made.

26.4	Transfer Deed

(a)
If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed. Any assignment or transfer of rights, benefits and/or obligations under the Finance Documents may also be effected through the delivery to the Facility Agent of a duly completed and duly executed Transfer Agreement in accordance with Clause 26.5 (Transfer Agreements).

(b)
The Facility Agent shall only be obliged to execute a Transfer Deed or Transfer Agreement delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such New Lender.

(c)
Upon its execution of the Transfer Deed or Transfer Agreement pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed or Transfer Agreement and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed or Transfer Agreement falling on or after) the date of execution of such Transfer Deed or Transfer Agreement by the Facility Agent:

(i)
to the extent that in such Transfer Deed or Transfer Agreement the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 26.4 (Transfer Deed) as “discharged rights and obligations”);

(ii)
each of the Obligors and the New Lender party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such New Lender have assumed and/or acquired the same in place of such Obligor and such Lender;

(iii)
the other Finance Parties and the New Lender shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Arranger, the Security Agent, each L/C Bank and any relevant Ancillary Facility Lender and the Lender which has transferred its rights, benefits and obligations shall each be released from further obligations to each other under the Finance Documents; and

(iv)	all payments due hereunder from any Obligor shall be due and payable to such New Lender and not to the transferring Lender; and

(v)	such New Lender shall become a party to this Agreement as a Lender.

26.5	Transfer Agreements

(a)
Subject to the other provisions of this Clause 26 (Assignments and Transfers), a Lender may effect an assignment or transfer of an interest in any Facility by (A) executing and delivering to the Facility Agent a Transfer Agreement via an electronic settlement system acceptable to the Facility Agent or (B) if previously agreed with the Facility Agent, manually execute and deliver to the Facility Agent a Transfer Agreement, and the assignee shall provide to the Facility Agent such information as may be required by the Facility Agent for the purposes of this Agreement (including any applicable tax forms) in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including U.S. federal and state securities laws.

(b)
By executing and delivering a Transfer Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto the representations set out in paragraph 1 of Annex 1 to the Transfer Agreement.

(c)
Upon its receipt of a duly completed Transfer Agreement executed by an assigning Lender and an assignee, the transfer fee referred to in Clause 26.7 (Assignment or Transfer Fee) and, if required, the written consent of the Parent to such assignment and any applicable tax forms, the Facility Agent shall (i) accept such Transfer Agreement and (ii) record the information contained therein in the Register. No assignment intended to be effected pursuant to a Transfer Agreement shall be effective unless it has been recorded in the Register as provided in Clause 26.13 (The Register).

26.6	Limitation of Responsibility of Transferor

(a)	Unless expressly agreed to the contrary, a Lender which assigns or transfers its rights and/or obligations under any Finance Document (a “Transferor”) makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Bank Group of its obligations under the Finance Documents or any other document; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Transferor and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Transferor or any other Finance Party in connection with any Finance Document or the Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges a Transferor to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Assignments and Transfers); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.7	Assignment or Transfer Fee
On the date upon which an assignment or a transfer takes effect pursuant to Clause 26.4 (Transfer Deed) the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account a fee of €2,000 (other than in relation to an assignment or a transfer in relation to the US$ B1 Facility, the US$ B2 Facility, the US$ B3 Facility and any other Facility the Commitments in respect of which are denominated in US$, in which case, the New Lender in respect of such assignment or transfer shall pay to the Facility Agent for its own account an assignment or transfer fee of US$ 3,500).

26.8	Disclosure of Information

(a)
Each of the Facility Agent, the Security Agent, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender agrees to maintain the confidentiality of all information received from any member of the Wider Group relating to any member of the Wider Group or its business other than any such information that:

(i)	is or becomes public knowledge other than as a direct result of any breach of this Clause 26.8 (Disclosure of Information);

(ii)
is available to the Facility Agent, the Security Agent, the Bookrunners, the Arrangers, the Lenders, each L/C Bank or such Ancillary Facility Lender on a non-confidential basis prior to receipt thereof from the relevant member of the Bank Group; or

(iii)
is lawfully obtained by any of the Facility Agent, the Security Agent, the Bookrunners, the Arrangers, the Lenders, each L/C Bank and any Ancillary Facility Lender after that date of receipt other than from a source which is connected with the Bank Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)
Notwithstanding paragraph (a) above any Finance Party may disclose to any of its Affiliates, to any actual or potential assignee or New Lender, to any finance party under the Acquisition Facilities Agreement, to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Obligors or the Wider Group as a whole as such Lender shall consider appropriate (including any Finance Document) provided that any such Affiliate, actual or potential assignee or New Lender or other person who may otherwise enter into contractual relations in relation to this Agreement shall first have entered into a Confidentiality Undertaking.

26.9	Disclosure to Numbering Service Providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	name of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent, to enable such numbering service provider to provide its usual syndicated loan numbering identification service.

(b)
The Parties acknowledge and agree that such identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

26.10	Disclosure to Administration/Settlement Services Providers
Notwithstanding any other term of any Finance Document or any other agreement between the Parties to the contrary (whether express or implied), any Finance Party may disclose to any person appointed by:

(a)	that Finance Party;

(b)
a person to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or as any other agent or trustee under this Agreement; and/or

(c)
a person with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made, or may be made, by reference to one or more Finance Documents and/or one or more Obligors, to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 26.10 (Disclosure to Administration/Settlement Services Providers) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking before such disclosure.

26.11	No Increased Obligations
If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office or an Obligor would be obliged to make a payment to the assignee, New Lender or the Lender acting through its new Facility Office under Clause 19.2 (Tax Gross-up), Clause 19.3 (Tax Indemnity) or Clause 20 (Increased Costs),

then the assignee, New Lender or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.12	Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Parent
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Deed, Transfer Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Deed, Transfer Agreement or an Increase Confirmation.

26.13	The Register

(a)	The Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Deed or Transfer Agreement referred to in Clause 26.4 (Transfer Deed) and each Increase Certificate delivered to and accepted by it; and

(ii)
a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the “Register”) under the Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Obligor at any reasonable time and from time to time upon reasonable prior notice.

(b)
Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 26.12 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Parent) without any further consent of, or consultation with, such Party.

(c)
The Facility Agent shall, upon request by an Existing Lender or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in the Facility).

26.14	Security Over Lenders’ Rights
In addition to the other rights provided to Lenders under this Clause 26 (Assignments and Transfers) each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a government authority, department or agency as well as a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.15	Pro rata Interest Settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Transferors and New Lenders then (in respect of any transfer pursuant to Clause 26.4 (Transfer Deed) or any assignment pursuant to Clause 26.3 (Assignments) the date of transfer or assignment of which, in each case, is after the date of such notification and is not on the last day of an Interest Period or Term):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Transferor up to but excluding the date of transfer (“Accrued Amounts”) and shall become due and payable to the Transferor (without further interest accruing on them) on the last day of the current Interest Period or Term (or, if the Interest Period or Term is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period or Term); and

(b)	the rights assigned or transferred by the Transferor will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Transferor; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.15 (Pro rata Interest Settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

26.16	Notification
The Facility Agent shall, within 10 Business Days of receiving a notice relating to an assignment pursuant to Clause 26.3 (Assignments) or a notice from a Lender or the giving by the Facility Agent of its consent, in each case, relating to a change in such Lender’s Facility Office, notify the Borrowers of any such assignment, transfer or change in Facility Office, as the case may be.

26.17	Debt Purchase

(a)	For so long as:

(i)	a Parent Affiliate beneficially owns a Commitment (whether drawn or undrawn); or

(ii)
has entered into a sub-participation agreement relating to a Commitment (whether drawn or undrawn) or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, then:

(iii)
in determining whether the requisite level of consent has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(iv)	for the purposes of Clause 43.2 (Consents), such Parent Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

26.18	Designated Entities

(a)
A Lender (the “Related Lender”) may designate an affiliate or substitute Facility Office (a “Designated Entity”) as its Facility Office for the purpose of participating in Advances to a Borrower in a particular jurisdiction.

(b)	An affiliate or Facility Office of a Lender may be designated for the purposes of paragraph (a) by:

(i)	appearing in the list of Designated Entities in Schedule 19 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or

(ii)	acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 20 (Form of Designated Entity Accession Agreement).

(c)	A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in an Advance.

(d)	When a Designated Entity participates in an Advance:

(i)
subject to paragraph (e) below, it shall be entitled to all the rights of a Lender and have the corresponding obligations of a Lender, in each case under the Finance Documents relating to its participation in any such Advances; and

(ii)	the other parties to the Finance Documents shall treat the Designated Entity as a Lender for these purposes.
The Designated Entity is a party to this Agreement for these purposes.

(e)
For the purposes only of voting in connection with any Finance Document, the participation of a Designated Entity in any outstanding Advances shall be deemed to be a participation of the Related Lender.

(f)
Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.

(g)
A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its participation in any Advance (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 26 (Assignments and Transfers).

26.19	Resignation of a Borrower

(a)	With the prior consent of the Instructing Group, the Parent may request that a Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)
where the relevant Borrower is also a Guarantor, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4(a) (Legal Validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 43.7 (Release of Guarantees and Security).

(c)
Upon notification by the Facility Agent to the Parent of its acceptance of the resignation of the relevant Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(d)
The Facility Agent may, at the cost and expense of the Parent, require a legal opinion from counsel confirmed the matters set out in paragraph (b)(iii) above and the Facility Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance reasonably satisfactory to it.

26.20	Assignment or Transfers by Obligors
None of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly-owned Subsidiary of (i) Torenspits II B.V. or (ii) any Permitted Affiliate Parent (as applicable) if the Parent delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Bank Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security Interests not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security Interests were not otherwise subject to immediately prior to such assignment or transfer.

27.	ACCEDING GROUP COMPANIES

27.1	Permitted Affiliate Group Designation

(a)
The Parent may at any time after the occurrence of the Intercreditor Agreement Amendment Date and either (i) the Debt Pushdown Date or (ii) the Acquisition Facilities End Date provide the Facility Agent with notice that it wishes to include any Affiliate (the “Permitted Affiliate Parent”) of the Parent and the Subsidiaries of any such Permitted Affiliate Parent as members of the Bank Group for the purposes of this Agreement. Such Affiliate shall become a Permitted Affiliate Parent for the purposes of this Agreement upon confirmation from the Facility Agent to the Parent that:

(i)	such Affiliate and the Parent have complied with the requirements (other than the requirement set out in paragraph (b)(i) of Clause 27.2 (Acceding Borrowers)) of:

(A)	Clause 27.2 (Acceding Borrowers) and such Affiliate has acceded to this Agreement as a Borrower; or

(B)	Clause 27.3 (Acceding Guarantors) and such Affiliate has acceded to this Agreement as a Guarantor;

(ii)
Security has been granted (in form and substance satisfactory, to the Facility Agent (acting reasonably)) in favour of the Security Agent over all of its shares and all of the rights in relation to loans from any member of the Wider Group (other than the Permitted Affiliate Parent and its Subsidiaries) to it and its Subsidiaries;

(iii)	the Parent has delivered a certificate to the Facility Agent signed by an authorised officer of the Parent which certifies that:

(A)	the designation of such Affiliate as a Permitted Affiliate Parent under this Agreement will not:

(1)	materially and adversely affect the Security and guarantees provided in relation to the liabilities under this Agreement; or

(2)	result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries; and

(B)
if the ratio of Senior Net Debt to Annualised EBITDA and the ratio of Total Net Debt to Annualised EBITDA of the Bank Group was re-calculated for the most recent Ratio Period ending prior to the Permitted Affiliate Parent becoming a Party for which financial statements have been delivered pursuant to Clause 24.2 (Financial Information) (the “Relevant Ratio Period”) but adding to the:

(1)
amount of Senior Net Debt and Total Net Debt used in such calculations any net increase in the Senior Net Debt of the Bank Group and any net increase in Total Net Debt (as applicable) since the end of the Relevant Ratio Period or subtracting from the amount of Senior Net Debt and Total Net Debt (as applicable) used in such calculation any net deduction in the Senior Net Debt of the Bank Group and Total Net Debt (as applicable) (in each case taking into account the amount of Senior Net Debt and Total Net Debt attributable to the the Permitted Affiliate Parent becoming a Party); and

(2)	Annualised EBITDA of the Bank Group, the Annualised EBITDA of the Permitted Affiliate Parent and its Subsidiaries for the Relevant Ratio Period,
the ratio of Senior Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 4.50:1 and the ratio of Total Net Debt to Annualised EBITDA of the Bank Group would be equal to or less than 5.50:1;

(iv)	it has received, in form and substance satisfactory to it (acting reasonably):

(A)
a combined Bank Group business plan pro forma for the designation of such Affiliate as a Permitted Affiliate Parent which sets out the management plan for the period from the date of the proposed designation up to and including the earlier to occur of:

(1)	the then latest applicable Final Maturity Date; and

(2)	the date falling three years from the date of the relevant designation;

(B)	an updated Group Structure Chart showing the Common Holding Company and all of its direct and indirect Subsidiaries pro forma for the designation of such Affiliate as a Permitted Affiliate Parent; and

(C)	financial statements for the last financial year of the Permitted Affiliate Parent and its Subsidiaries or any Holding Company of

the Permitted Affiliate Parent and its Subsidiaries including consolidated balance sheets, consolidated income statements and statements of cash flow; and

(v)
the Parent has given written notice to the Facility Agent identifying a person that is a Holding Company of the Parent and each Permitted Affiliate Parent as the Common Holding Company for the purposes of this Agreement (“Common Holding Company”) provided that the Common Holding Company and any of its Holding Companies has not issued or incurred, and shall not issue or incur, Holdco Debt.

27.2	Acceding Borrowers

(a)
Subject to paragraph (b) below, the Parent may, upon not less than 5 Business Days prior written notice (or 1 Business Day’s prior written notice in relation to the proposed US Borrower and the Dutch Newco) to the Facility Agent, request that any Permitted Affiliate Parent or any member of the Bank Group which is a directly or indirectly wholly-owned Subsidiary of (i) Torenspits II B.V. or (ii) any Permitted Affiliate Parent that is a wholly-owned Subsidiary of any Permitted Affiliate Holdco becomes an Acceding Borrower under this Agreement.

(b)	Such member of the Bank Group or any Permitted Affiliate Parent may become an Acceding Borrower to a Facility if:

(i)
it is the proposed US Borrower or it is incorporated in the same jurisdiction as an existing Borrower (other than the US Borrower) for that Facility or the Instructing Group has approved the addition of that member of the Bank Group or any Permitted Affiliate Parent as an Acceding Borrower;

(ii)
such member of the Bank Group or the Permitted Affiliate Parent, as applicable, and the Parent deliver to the Facility Agent a duly completed and executed Accession Notice pursuant to which such member of the Bank Group or the Permitted Affiliate Parent, as applicable, agrees to become a party to this Agreement as an Acceding Borrower and (subject to any provision of law prohibiting the same) an Acceding Guarantor;

(iii)
(other than in the case of an accession of the US Borrower) the Parent confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Permitted Affiliate Parent becoming an Acceding Borrower and (if applicable) an Acceding Guarantor;

(iv)
the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Bank Group or any Permitted Affiliate Parent, each in form and substance satisfactory to the Facility Agent, acting reasonably;

(v)	in the case of the proposed US Borrower, any person which holds ownership interests in the US Borrower (to the extent not already a Guarantor) accedes to this Agreement as an Acceding Guarantor in accordance with Clause 27.3 (Acceding Guarantors) on or prior to the accession of the US Borrower as an Acceding Borrower, it being understood that the requirements of:

(vi)	subparagraph (iv) above shall be satisfied in respect of the proposed US Borrower, if the Facility Agent receives:

(A)	a duly completed certificate of a duly authorised officer of the US Borrower substantially in the form of Schedule 3Part 2: (Form of Officer’s Certificate) of Schedule 3 (Conditions Precedent);

(B)	a certificate of good standing from the applicable Secretary of State or other government official of the jurisdiction of the organisation or formation of the US Borrower;

(C)	an English law legal opinion from the legal advisers to the Facility Agent in respect of the accession of the proposed US Borrower as a Borrower and which is acceptable to the Facility Agent; and

(D)	a Delaware law legal opinion in respect of the accession of the proposed US Borrower as a Borrower and which is acceptable to the Facility Agent; and

(vii)	subparagraph 27.3(b)(iii) of Clause 27.3 (Acceding Guarantors) shall be satisfied in respect of the Dutch Newco, if the Facility Agent receives:

(A)	a duly completed certificate of a duly authorised officer of the US Borrower substantially in the form of Schedule 3Part 2: (Form of Officer’s Certificate) of Schedule 3 (Conditions Precedent);

(B)	an English law legal opinion from the legal advisers to the Facility Agent in respect of the accession of Dutch Newco as a Guarantor and which is acceptable to the Facility Agent; and

(C)	a Dutch law legal opinion in respect of the accession of Dutch Newco as a Guarantor and which is acceptable to the Facility Agent.

(c)
The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above (and, in the case of any Permitted Affiliate Parent, paragraph 27.1(a) of Clause 27.1 (Permitted Affiliate Group Designation)) have been satisfied.

27.3	Acceding Guarantors

(a)
Subject to paragraph (b) below, the Parent may, upon not less than 5 Business Days prior written notice to the Facility Agent, request that any member of the Bank Group or any Permitted Affiliate Parent becomes an Acceding Guarantor under this Agreement.

(b)	Such member of the Bank Group or Permitted Affiliate Parent may become an Acceding Guarantor if:

(i)	such member of the Bank Group or the Permitted Affiliate Parent, as applicable, and the Parent deliver to the Facility Agent a duly completed and executed Accession Notice;

(ii)	the Parent confirms that no Event of Default is continuing or would occur as a result of that member of the Bank Group or any Permitted Affiliate Parent becoming an Acceding Guarantor; and

(iii)
the Facility Agent has received all of the documents and other evidence listed in Schedule 8 (Accession Documents) in relation to that member of the Bank Group or any Permitted Affiliate Parent, each in form and substance satisfactory to the Facility Agent, acting reasonably.

(c)	The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that the conditions specified in paragraph (b) above have been satisfied.

27.4	Assumption of Rights and Obligations
Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 27.2 (Acceding Borrowers) or Clause 27.3 (Acceding Guarantors), the relevant member of the Bank Group or any Permitted Affiliate Parent, the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Bank Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Bank Group or such Permitted Affiliate Parent shall become a party to this Agreement as an Acceding Borrower and/or an Acceding Guarantor as the case may be.

28.	MITIGATION

28.1	Mitigation

(a)
Each Finance Party shall in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 19 (Tax Gross-up and Indemnities), Clause 20 (Increased Costs) or Clause 21 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to the Parent which is willing to participate in any Facility in which such Lender has participated.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

28.2	Limitation of Liability

(a)
With effect from the Signing Date, each of the Borrowers agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 28.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 28.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

29.	DEFAULT INTEREST

29.1	Consequences of Non-Payment
If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 34 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 29 (Default Interest)) be selected by the Facility Agent.

29.2	Default Rate
During each such period relating thereto as is mentioned in Clause 29.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 1%, the Margin (provided that if any Unpaid Sum is not directly referable to a particular Facility the Margin shall be the Revolving Facility Margin) and EURIBOR or LIBOR, as the case may be, on the Quotation Date therefor, provided that:

(a)
if, for any such period, EURIBOR or LIBOR, as the case may be, cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 1%, the Margin, (as aforesaid) and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)	if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period or Term relating thereto, the first Interest Period or Term applicable to it shall be of a duration equal to the unexpired portion of that Interest Period or Term and the rate of interest applicable thereto from time to time during such Interest Period or Term shall be that which exceeds by 1% the rate which would have been applicable to it had it not so fallen due.

29.3	Maturity of Default Interest
Any interest which shall have accrued under Clause 29.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

29.4	Construction of Unpaid Sum
Any Unpaid Sum shall (for the purposes of this Clause 29 (Default Interest), Clause 20 (Increased Costs) and Clause 32 (Borrowers’ Indemnities)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period” and “Term”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 29.1 (Consequences of Non-Payment).

30.	GUARANTEE AND INDEMNITY

30.1	Guarantee
With effect from the Signing Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by each Borrower of all sums payable by each Borrower under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which each Borrower is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made and provided that before any such demand is made on a Restricted Guarantor, demand for payment of the relevant sum shall first have been made on the relevant Borrower.

30.2	Indemnity
With effect from the Signing Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor (other than a Restricted Guarantor) irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of each Borrower under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against any Borrower for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the relevant Borrower and provided that the amount payable by a Guarantor under this Clause 30.2 (Indemnity) shall not exceed the amount such Guarantor would have had to pay under Clause 30.1 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

30.3	Continuing and Independent Obligations
The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of each Borrower under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by each Borrower under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set off) which any Finance Party may at any time hold in respect of such obligations or any of them.

30.4	Avoidance of Payments
Where any release, discharge or other arrangement in respect of any obligation of any Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 30.4 (Avoidance of Payments) shall continue as if such release, discharge or other arrangement had not been given or made.

30.5	Immediate Recourse
None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from any Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of any Borrower under any of the Finance Documents save that no demand for any payment may be made on any Restricted Guarantor unless such demand has first been made on the relevant Borrower.

30.6	Waiver of Defences
Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)	the winding-up, dissolution, administration or reorganisation of any Borrower or any other person or any change in the status, function, control or ownership of any Borrower or any such person;

(b)
any of the obligations of any Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)
any time or other indulgence being granted to or agreed (i) to or with any Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)	unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, any Borrower or any other person under any Finance Document;

(e)	any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of any Borrower or any other person under the Finance Documents;

(f)
any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of any Borrower’s obligations under any Finance Document;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(h)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security; or

(i)
any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

30.7	No Competition
Until all amounts which may become payable by each Borrower under or in connection with the Finance Documents have been paid in full, no Guarantor will exercise any rights:

(a)	to claim by way of contribution or indemnity in relation to any of the obligations of each Borrower under any of the Finance Documents;

(b)	to claim or prove as a creditor of any Borrower or any other person or its estate in competition with the Finance Parties or any of them;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 30.1 (Guarantee); or

(e)	to exercise any right of set-off against any Obligor,
except to the extent that the Facility Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by each Borrower under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

30.8	Appropriation
To the extent any Finance Party receives any sum from any Guarantor in respect of the obligations of any of the other Obligors under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligors, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

30.9	Guarantee Limitations - Dutch
This guarantee does not apply to any liability to the extent that it would constitute unlawful financial assistance within the meaning of section 2:98c of the Dutch Civil Code or any equivalent provisions. This limitation shall cease to be applicable to a Dutch limited liability company upon the abolishment of section 2:98c of the Dutch Civil Code and any equivalent provisions.

30.10	Limitation of Liabilities of United States Guarantors
Each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 30 (Guarantee and Indemnity)) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or fraudulent conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law. To effectuate the foregoing intention, each Restricted Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 30 (Guarantee and Indemnity)) hereby irrevocably agrees that its obligations under this Clause 30 (Guarantee and Indemnity) shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Restricted Guarantor and the other Guarantors, result in the obligations of such Restricted Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

30.11	US Guarantors
Each US Guarantor acknowledges that:

(a)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(b)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(c)	each Finance Party has acted in good faith in connection with the guarantee given by that US Guarantor and the transactions contemplated by the Finance Documents.

31.	ROLE OF THE FACILITY AGENT, THE ARRANGERS, THE L/C BANKS AND OTHERS

31.1	Appointment of the Facility Agent
Each of the other Finance Parties under the Facilities appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Duties of the Facility Agent

(a)
Subject to paragraph (b) below, the Facility Agent shall promptly forward to a party to this Agreement the original or a copy of any document which is delivered to the Facility Agent for that party by any other party.

(b)
Without prejudice to Clause 26.12 (Copy of Transfer Deed, Transfer Agreement or Increase Confirmation to Parent), paragraph (a)(a) above shall not apply to any Transfer Deed, Transfer Agreement or any Increase Confirmation.

(c)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any Party to this Agreement.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Facility Agent from any of the Obligors under the Finance Documents.

(f)
The Facility Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Facility Agent shall not be deemed to have knowledge of the occurrence of a Default. However, if the Facility Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(g)	If so instructed by the Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(h)	The duties of the Facility Agent under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

(i)
The Facility Agent shall provide to the Parent within 5 Business Days of request (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

31.3	Role of the Bookrunners and the Arrangers
Except as specifically provided in the Finance Documents, none of the Bookrunners or the Arrangers shall have any obligations of any kind to any other party under or in connection with any Finance Document.

31.4	No Fiduciary Duties

(a)	Nothing in the Finance Documents constitutes the Facility Agent, any of the Arrangers or any L/C Bank as a trustee or fiduciary of any other person.

(b)
None of the Facility Agent, the Security Agent, the Arrangers, any L/C Bank or any Ancillary Facility Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

31.5	Business with the Wider Group
Any of the Facility Agent, the Arrangers, the Security Agent, each L/C Bank and each Ancillary Facility Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Wider Group.

31.6	Discretion of the Facility Agent and L/C Banks

(a)	The Facility Agent and each L/C Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)	no Default has occurred (unless the Facility Agent has actual knowledge of a Default arising under Clause 25.2 (Non-payment);

(ii)	any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or the Instructing Group has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent and each L/C Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent and each L/C Bank may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may execute on behalf of any L/C Bank any Documentary Credit issued under this Agreement.

(f)	The Facility Agent may disclose to any other party to this Agreement any information it reasonably believes it has received as agent under this Agreement.

(g)
Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Instructing Group.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or the bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

31.7	Instructing Group Instructions

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) act in accordance with any instructions given to it by the Instructing Group or Revolving Facility Instructing Group, as applicable (or, if so instructed by the Instructing Group or Revolving Facility Instructing Group, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) shall not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Instructing Group.

(b)
Unless a contrary indication appears in a Finance Document, any instructions given by (i) the Instructing Group will be binding on all the Finance Parties (provided that where the Instructing Group refers only to more than 50% of Lenders under a single Facility, such instructions should only be binding on the Lenders under that Facility) or (ii) a Revolving Facility Instructing Group will be binding on all the Lenders under the Revolving Facility.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders until it has received such security or collateral as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with such instructions.

(d)
In the absence of instructions from the Instructing Group, a Revolving Facility Instructing Group, or, if appropriate, the Lenders, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)
The Facility Agent shall not be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, presentation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

31.8	No Responsibility
None of the Facility Agent, the Arrangers or any L/C Bank shall be:

(a)
responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or an Obligor or any other person in or in connection with any Finance Document;

(b)
responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)
responsible for any determination as to whether any information provided or to be provided to any Finance Party is non public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9	Exclusion of Liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph 34.8(e) of Clause 34.8 (Disruption to Payment Systems), the Facility Agent, any L/C Bank or any Ancillary Facility Lender will not be liable to any

Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

(b)
No party to this Agreement (other than any Agent, L/C Bank or Ancillary Facility Lender (as applicable)) may take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of any Agent, L/C Bank or Ancillary Facility Lender in respect of any claim it might have against such Agent, L/C Bank or Ancillary Facility Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any such officer, employee or agent may enforce this provision.

(c)
The Facility Agent will not be liable for any failure to notify any person of any matter referred to in Clause 16.7 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 16.7 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

31.10	Lender’s Indemnity
Each Lender shall in (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent from time to time within three Business Days of demand by any Agent against any cost, loss or liability incurred by such Agent (otherwise than by reason of its negligence or wilful misconduct or, in the case of any cost, loss or liability pursuant to Clause 34.8 (Disruption to Payment Systems) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as a Facility Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

31.11	Resignation

(a)
The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or the Netherlands as successor Facility Agent by giving notice to the Lenders and the Parent.

(b)
The Facility Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by the Instructing Group) by giving 30 days notice to the Lenders and the Parent, in which case the Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom or the Netherlands), approved by the Parent, acting reasonably. If the Instructing Group has not appointed a successor Facility Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom or the Netherlands), approved by the Parent, acting reasonably.

(c)
Provided no Default is outstanding, the Parent may, by notice to the Facility Agent, require the Facility Agent to resign by giving five Business Days’ notice. In this event, the Facility Agent shall resign and the Parent shall appoint a successor Facility Agent acting through an office in the United Kingdom or the Netherlands (without any Lender’s consent). The Parent may exercise such right to replace the Facility Agent twice during the life of the Facilities.

(d)
The retiring Facility Agent shall, at the Borrowers’ cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent shall only take effect upon the appointment of a successor Facility Agent.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 31 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others). The Facility Agent’s successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Facility Agent had been an original party as Facility Agent.

31.12	Replacement

(a)
The Instructing Group may, with the prior written consent of the Parent, by giving 30 days' notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)
The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)
The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Instructing Group to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 38.6 (Indemnity to the Facility Agent) and this Clause (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

31.13	Confidentiality

(a)
The Facility Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

31.14	Facility Office
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

31.15	Credit Appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, L/C Bank and Ancillary Facility Lender confirms to each of the Facility Agent, the Bookrunners, the Arrangers, each L/C Bank and each Ancillary Facility Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Bank Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Bookrunners, the Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Security, the priority of any of the Security or the existence of any Security Interests affecting the Security.

31.16	Deduction from Amounts Payable by the Facility Agent
If any amount is due and payable by any party to the Facility Agent under any Finance Document the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

31.17	Obligors’ Agent

(a)	Each Obligor (other than the Parent) irrevocably authorises the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Parent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions, (including, in the case of a Borrower, Utilisation Requests) to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication and each Finance Party may rely on any action purported to be taken by the Parent on behalf of that Obligor.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Obligors’ Agent or any other Obligor, those of the Obligors’ Agent shall prevail.

31.18	Co-operation with the Facility Agent

(a)
Each Lender and each Obligor will co-operate with the Facility Agent to complete any legal requirements imposed on the Facility Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the Facility Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Bank Group or prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and the Parent shall procure that no member of the Bank Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Bank Group.

(b)
Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 40.5 (Electronic Communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 40.2 (Giving of Notice) and Clause 40.5(a)(iii) (Electronic Communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.19	Accession documents
The Facility Agent will promptly countersign each Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) required for accession of the relevant Parties to the Intercreditor Agreement.

32.	BORROWERS’ INDEMNITIES

32.1	General Indemnities
Each Borrower undertakes, on a joint and several basis, to indemnify:

(a)
each of the Finance Parties against any out-of-pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)
each Lender against any out-of-pocket loss it may suffer or incur as a result of (i) its funding or making arrangements to fund its portion of an Advance or (ii) its issuing or making arrangements to issue a Documentary Credit or (iii) its funding or making arrangements to fund any Ancillary Facility made available by it, in each case requested by any Borrower under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

32.2	Break Costs

(a)
A Borrower shall, within 10 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period or Term for that Advance or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period or Term in which they accrue.

33.	CURRENCY OF ACCOUNT

33.1	Currency
Euro is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)	each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)	interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)	each payment pursuant to Clause 19.3 (Tax Indemnity) or Clause 20.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

33.2	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the

First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

34.	PAYMENTS

34.1	Payment to the Facility Agent
On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent to make available such person’s portion of it to such other person in accordance with Clause 34.2 (Distributions by the Facility Agent).

34.2	Distributions by the Facility Agent
Save as otherwise provided in this Agreement, each payment received by the Facility Agent for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London (or for payments in Dollars or any Optional Currency, in the applicable financial centre) as such person shall have previously notified to the Facility Agent by not less than 5 Business Days notice for this purpose.

34.3	Clear Payments
Save to the extent contemplated in Clause 10 (Repayment of Revolving Facility Outstandings), any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

34.4	Impaired Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 34.1 (Payment to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account (the “Trust Account”) held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Finance Party beneficially entitled to that payment under the Finance Documents. In each case such payments must be made within 5 Business Days of the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)
A party which has made a payment in accordance with this Clause 34.4 (Impaired Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Facility Agent in accordance with Clause 31.11 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 34.4 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with this Agreement.

34.5	Partial Payments
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Facility Agent shall, unless otherwise instructed by the Instructing Group, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent, the Security Agent and each L/C Bank under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under any Finance Document;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under any Finance Document; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents, and such application shall override any appropriation made by an Obligor.

34.6	Indemnity
Where a sum is to be paid under the Finance Documents to the Facility Agent for the account of another person, the Facility Agent shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify and hold harmless the Facility Agent from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum. This indemnity shall only apply to the Obligors with effect from the Signing Date.

34.7	Notification of Payment
Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties, the Facility Agent shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

34.8	Disruption to Payment Systems
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Facility Agent may deem reasonably necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Finance Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.8 (Disruption to Payment Systems); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.9	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

35.	SET-OFF

35.1	Right to Set-off

(a)
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Facility Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in the reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

35.2	No Obligation
No Lender shall be obliged to exercise any right given to it by Clause 35.1 (Right to Set-off).

36.	SHARING AMONG THE FINANCE PARTIES

36.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 34 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34.5 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Partial Payments).

36.2	Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 34.5 (Partial Payments).

36.3	Recovering Finance Party’s Rights
On a distribution by the Facility Agent under Clause 36.2 (Redistribution of Payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the sum recovered equal to the Sharing Payment will be treated as not having been paid by that Obligor.

36.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 36.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

36.5	Exceptions

(a)
This Clause 36 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 36 (Sharing among the Finance Parties), have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 36 (Sharing among the Finance Parties), any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)
such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

36.6	Ancillary Facility Lenders

(a)
This Clause 36 (Sharing among the Finance Parties) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Facility Lender at any time prior to service of notice under Clause 25.13 (Acceleration).

(b)
Following service of notice under Clause 25.13 (Acceleration), this Clause 36 (Sharing among the Finance Parties) shall apply to all receipts or recoveries by Ancillary Facility Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

37.	CALCULATIONS AND ACCOUNTS

37.1	Day Count Convention
Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days or, in any case where market practice differs, in accordance with market practice, and the actual number of days elapsed and any Tax Deductions required to be made from any payment of interest shall be computed and paid accordingly.

37.2	Reductions
Any repayment of any Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

37.3	Reference Banks
Save as otherwise provided in this Agreement, on any occasion a Reference Bank, Alternative Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

37.4	Maintain Accounts
Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

37.5	Control Accounts
The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)	the amount and the Euro Amount of any Advance or Unpaid Sum and the face amount and the Euro Amount of any Documentary Credit, and each Lender’s share in it;

(b)	the Euro Amount of the Ancillary Facility Commitment (if any) of each Lender;

(c)	the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(d)	the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

37.6	Prima Facie Evidence
In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 37.4 (Maintain Accounts) and Clause 37.5 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

37.7	Certificate of Finance Party
A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax pursuant to Clause 19.3 (Tax Indemnity) or any Increased Cost pursuant to Clause 20.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

37.8	Certificate of the Facility Agent
A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from the Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 30 (Guarantee and Indemnity).

37.9	Certificate of L/C Bank
A certificate of an L/C Bank as to the amount paid out or at any time due in respect of a Documentary Credit shall, absent manifest error, be prima facie evidence of the payment of such amounts or (as the case may be) of the amounts outstanding in any legal action or proceedings arising in connection therewith.

38.	COSTS AND EXPENSES

38.1	Transaction Expenses
The Parent shall within ten Business Days of demand pay the Facility Agent the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of the Finance Document and any other documents referred to in this Agreement.

38.2	Amendment Costs
If an Obligor requests an amendment, waiver or consent under or in connection with any Finance Document the Parent shall, within ten Business Days of demand, reimburse the Facility Agent or, as the case may be, the Security Agent, for the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Facility Agent or, as the case may be, the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

38.3	Enforcement Costs
The Parent shall, within ten Business Days of demand, pay to the Facility Agent on behalf of each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

38.4	Stamp Duties
The Parent shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Tax Liabilities payable in respect of any Relevant Finance Document (other than those imposed by reason of any assignment, transfer, novation or sub-participation by any Finance Party).

38.5	Other Indemnities
The Parent shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.

38.6	Indemnity to the Facility Agent
The Parent shall, within ten Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

39.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

40.	NOTICES AND DELIVERY OF INFORMATION

40.1	Writing
Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

40.2	Giving of Notice
Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a New Lender at the end of the Transfer Deed or Transfer Agreement to which it is a party as New Lender) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days prior written notice to the Parent for this purpose).

40.3	Use of Websites/E-mail

(a)
An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by the Parent and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)	the Facility Agent expressly agrees that it will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)	in the case of posting to the Designated Website, the Parent and the Facility Agent are aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Facility Agent.

(b)
If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)
The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by the Parent and the Facility Agent.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within 10 Business Days.

(e)
Subject to the other provisions of this Clause 40.3 (Use of Websites/E-mail), any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)	For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)
it will accept delivery of documents required to be delivered under Clause 24.2 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)	it has agreed to the format of the information required to be delivered under Clause 24.2 (Financial Information).

40.4	Public or Private Information

Each Lender shall confirm to the Facility Agent whether it wishes to receive any information required to be provided by the group (or any member thereof) under the Finance Documents on a public or private basis taking into account applicable securities laws and regulations applicable to such Lender.

40.5	Electronic Communication

(a)	Any communication to be made between under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between those two parties will be effective only when actually received in readable form and in the case of any electronic communication made by a party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

40.6	Certificates of Officers
All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

40.7	Patriot Act
Each Lender subject to the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the other Obligors and other information that will allow such Lender to identify the Parent and the other Obligors in accordance with the Patriot Act.

40.8	Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Finance Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the Finance Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

41.	ENGLISH LANGUAGE
Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

42.	PARTIAL INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

43.	AMENDMENTS

43.1	Amendments Generally
Except as otherwise provided in this Agreement, the Facility Agent, if it has the prior written consent of the Instructing Group, and the Obligors may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Obligors. For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Hedging Agreement shall only be made in accordance with the provisions of such Hedging Agreement, in each case notwithstanding any other provisions of the Finance Documents.

43.2	Consents
An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(a)	without prejudice to Clause 2.2 (Increase), any increase in the principal amount of any Commitment of such Lender;

(b)
a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)	a decrease in any Margin for, or the principal amount of, any Advance, any Documentary Credit or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(d)	any change in the currency of payment of any amount under the Finance Documents;

(e)
unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(f)	the deferral of any Termination Date or Final Maturity Date;

(g)	any reduction to the percentages set forth in the definition of the Instructing Group; or

(h)	a change to this Clause 43.2 (Consents) and Clause 43.6 (Guarantees and Security).

43.3	Facility Agent
The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43.

43.4	Class Exception
Any amendment or waiver which:

(a)	relates only to the rights or obligations applicable to a particular Utilisation or Facility; and

(b)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility, may be made in accordance with this Clause 43 but as if references in this Clause 43 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Clause 43.4, be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility.

43.5	Technical, Operational and OID Amendments

(a)
Notwithstanding any other provision of this Clause 43 (Amendments), the Facility Agent may at any time without the consent or sanction of the Lenders, concur with the Parent in making any modifications to any Finance Document, which in the opinion of the Facility Agent would be proper to make provided that the Facility Agent is of the opinion that such modification:

(i)
would not be materially prejudicial to the position of any Lender and in the opinion of the Facility Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;

(ii)	is of a minor or technical nature; or

(iii)
relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Parent to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Fee Letter.

(b)
Any such modification shall be made on such terms as the Facility Agent may determine, shall be binding upon the Lenders, and shall be notified by the Parent to the Lenders as soon as practicable thereafter.

43.6	Guarantees and Security
A waiver of issuance or the release of any Guarantor from any of its obligations under Clause 30 (Guarantee and Indemnity) or a release of any Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings amount in aggregate to more than 90 per cent. of the Available Facilities plus aggregate Outstandings.

43.7	Release of Guarantees and Security

(a)
Subject to paragraph (b) below, at the time of completion of any disposal by Holdco, any Obligor or any other security provider of any shares, assets or revenues the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the request of and cost of the relevant Obligor, execute such documents as may be required to:

(i)
release those shares, assets or revenues from Security constituted by any relevant Security Document or certify that any floating charge constituted by any relevant Security Documents over such assets, revenues or rights has not crystallised; and

(ii)
release any person which as a result of that disposal ceases to be a Subsidiary of the Holding Company of the Parent, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Finance Document.

(b)
The Security Agent shall only be required under paragraph (a) above to grant the release of any Security or to deliver a certificate of non-crystallisation on account of a disposal as described in that paragraph if:

(i)	the disposal is permitted under Clause 24.11 (Disposals) or the consent of the Instructing Group has been obtained; and

(ii)
to the extent that the disposal is to be in exchange for replacement assets, the Security Agent has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.
provided that, for so long as the US Borrower is a Borrower, the release provisions of this paragraph (a) shall not permit any release of guarantees of, or Security over the shares in, any Guarantor holding any ownership interests in the US Borrower.

(c)
If at any time the Obligors at the relevant time represent a percentage which is greater than that required to satisfy the 80% Security Test and the Parent provides a certificate to the Facility Agent certifying that upon the release of one or more specified Obligors from its obligations under this Agreement the 80% Security Test would continue to be satisfied, the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the request and cost of the Parent, execute such documents as may be required to release any such specified Obligor from any guarantees, indemnities and/or Security Documents to which it is a party and to release it from its other obligations under any Finance Document. Any Obligor whose assets are to be released by this paragraph (c) or any other provision of this Agreement or the Finance Documents and who as a result will not have granted security over its assets in accordance with the 80% Security Test for the benefit of the Finance Parties, shall, for purposes of the determination of the 80% Security Test, not be treated as an Obligor for the calculation in the preceding sentence and on a going forward basis. The release provisions of this paragraph (c) shall not permit any release of any guarantees of, or Security over the shares in, the Parent, any Borrower for as long as such entity is a Borrower and (for so long as the US Borrower is a Borrower) any Guarantor holding any ownership interests in the US Borrower.

(d)
The Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect any release (i) permitted under the Intercreditor Agreement, (ii) to which a prior written consent of the relevant Lenders has been granted in accordance with Clause 43.6 (Guarantees and Security) and (iii) required to permit the granting of any Security Interest permitted under Clause 24.8 (Negative Pledge).

(e)
Notwithstanding any other provision of this Agreement, the Parent may require the Security Agent to, and the Security Agent shall (and it is hereby authorised by the other Finance Parties to) at the cost of the relevant Obligor, execute such documents as may be required or desirable to effect the release of the Security granted over any asset of an Obligor pursuant to the Security Documents to which it is a party to enable the relevant Obligor to grant in connection with that asset any encumbrance permitted under Clause 24.8 (Negative Pledge). If, immediately prior to such release the relevant Obligor was treated as an Obligor for the purpose of the 80% Security Test, the relevant Obligor shall continue to be treated as an Obligor for those purposes notwithstanding any such release.

43.8	Amendments Affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)
amend or waive any provision of Clause 31 (Role of the Facility Agent, the Arrangers, the L/C Banks and Others), Clause 26.8 (Disclosure of Information), Clause 38 (Costs and Expenses) or this Clause 43 (Amendments); or

(b)	otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

43.9	Calculation of Consent
Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Facility Agent and the Parent shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

43.10	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitments, in determining whether the requisite level of consent has been obtained for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 43.10 (Disenfranchisement of Defaulting Lenders), the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

43.11	Replacement of Lenders

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,

then the Parent may, on not less than 3 Business Days prior notice to the Facility Agent and that Lender (A), replace that Lender by requiring it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Parent for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement or (B) prepay that Lender all but not part of its share in its outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement from cash flow, permitted Subordinated Funding or New Equity received by the Bank Group. Any notice delivered under this paragraph (a) shall be accompanied by a Transfer Deed or Transfer Agreement complying with Clause 26 (Assignments and Transfers), which Transfer Deed or Transfer Agreement shall be immediately executed by the relevant Non-Consenting Lender or, as the case may be, Non-Funding Lender and returned to the Parent. If a Lender does not execute and/or return a Transfer Deed or Transfer Agreement as required by this paragraph (a) within two Business Days of delivery by the Parent, the Facility Agent shall execute (and is hereby irrevocably authorised by the relevant Lender to do so) that Transfer Deed or Transfer Agreement on behalf of such Lender.

(b)
The Parent shall have no right to replace the Arrangers, the Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to the Parent to find a replacement Lender or other such entity. The Parent may only exercise its replacement or prepayment rights in respect of any relevant Lender within 90 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)
In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

44.	THIRD PARTY RIGHTS

(a)	A person which is not a Party (a “third party”) shall have no right to enforce any of its provisions except that:

(i)	a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)	Clause 20 (Increased Costs) and Clause 31.9 (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)	The Parties may without the consent of any third party vary or rescind this Agreement.
45.    COUNTERPARTS
This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

46.	GOVERNING LAW
This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

47.	JURISDICTION

47.1	Courts
Each of the Parties (other than the US Borrower) irrevocably agrees for the benefit of each of the Finance Parties that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

47.2	Waiver
Each of the Obligors (other than the US Borrower) irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

47.3	Service of Process
Each of the Obligors (other than the US Borrower) which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX. If the appointment of the person mentioned in this Clause 47.3 (Service of Process) ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

47.4	Proceedings in Other Jurisdictions
Nothing in Clause 47.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors (other than the US Borrower) in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

47.5	US Borrower
Notwithstanding anything to the contrary in this Clause 47.5 (US Borrower), each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of the

US Borrower's corporate domicile with respect to actions or proceedings brought against the US Borrower as a defendant, for purposes of all legal proceedings relating to the US Borrower (a "US Proceeding") and relating to, or arising out of, this Agreement. The US Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any US Proceeding and any claim that any US Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any US Proceeding may be served on a US Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

47.6	General Consent
Each of the Obligors consents generally in respect of any Proceedings or US Proceedings to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

47.7	Waiver of Immunity
To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

47.8	Waiver of Trial by Jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

48.	COMPLETE AGREEMENT
The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Part 1:    Lenders and Commitments

Lender	Revolving Facility Commitment (€)	US$ B1 Facility Commitment (US$)	EUR B1 Facility Commitment (€)
ABN Amro Bank N.V.	50,000,000	0	61,050,000
Bank of America, N.A., London Branch	50,000,000	0	244,200,000
Coӧperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)	50,000,000	0	61,050,000
Crédit Agricole Corporate And Investment Bank	50,000,000	0	61,050,000
Credit Suisse AG, London Branch	50,000,000	0	244,200,000
Deutsche Bank Ag, London Branch	50,000,000	0	61,050,000
HSBC Bank Plc	50,000,000	0	61,050,000
ING Bank N.V.	50,000,000	0	61,050,000
JP Morgan Chase Bank, N.A., London Branch	50,000,000	0	122,100,000
Morgan Stanley Bank, N.A.	50,000,000	0	0
Morgan Stanley Senior Funding, Inc.	0	0	61,050,000
Nomura International Plc	50,000,000	0	61,050,000
Scotiabank Europe Plc	50,000,000	0	61,050,000
Société Générale, London Branch	50,000,000	0	61,050,000
Total	650,000,000	0	1,221,000,000

Lender	US$ B2 Facility Commitment (US$)	EUR B2 Facility Commitment (€)	US$ B3 Facility Commitment (US$)	EUR B3 Facility Commitment (€)
ABN Amro Bank N.V.	0	39,300,000	0	64,700,000
Bank of America, N.A., London Branch	0	157,200,000	0	258,800,000
Coӧperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)	0	39,300,000	0	64,700,000
Crédit Agricole Corporate And Investment Bank	0	39,300,000	0	64,700,000
Credit Suisse AG, London Branch	0	157,200,000	0	258,800,000
Deutsche Bank Ag, London Branch	0	39,300,000	0	64,700,000
HSBC Bank Plc	0	39,300,000	0	64,700,000
ING Bank N.V.	0	39,300,000	0	64,700,000
JP Morgan Chase Bank, N.A., London Branch	0	78,600,000	0	129,400,000
Morgan Stanley Bank, N.A.	0	0	0	0
Morgan Stanley Senior Funding, Inc.	0	39,300,000	0	64,700,000
Nomura International Plc	0	39,300,000	0	64,700,000
Scotiabank Europe Plc	0	39,300,000	0	64,700,000
Société Générale, London Branch	0	39,300,000	0	64,700,000
Total	0	786,000,000	0	1,294,000,000

Part 2:    Bookrunners
ABN Amro Bank N.V.
Bank of America Merrill Lynch International Limited
Coӧperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)
Crédit Agricole Corporate and Investment Bank
Credit Suisse AG, London Branch
Deutsche Bank AG, London Branch
HSBC Bank Plc
HSBC Securities (USA) Inc
ING Bank N.V.
J.P. Morgan Limited
Morgan Stanley Bank International Limited
Nomura International Plc
Société Générale, London Branch
The Bank of Nova Scotia

Part 3:    Mandated Lead Arrangers
ABN Amro Bank N.V.
Bank of America Merrill Lynch International Limited
Coӧperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International)
Crédit Agricole Corporate and Investment Bank
Credit Suisse AG, London Branch
Deutsche Bank AG, London Branch
HSBC Bank Plc
ING Bank N.V.
J.P. Morgan Limited
Morgan Stanley Bank International Limited
Nomura International Plc
Société Générale, London Branch
The Bank of Nova Scotia

SCHEDULE 2
Part 1:The Original Guarantors

Name	Jurisdiction	Registration Number
Amsterdamse Beheer-En Consultingmaatschappij B.V.	The Netherlands	33195889
Ziggo B.V.	The Netherlands	37026706
Torenspits II B.V.	The Netherlands	34262281
Ziggo Netwerk B.V.	The Netherlands	37141989
Ziggo Netwerk II B.V.	The Netherlands	54158923

Part 2: Members of the Bank Group

Name	Jurisdiction	Registration Number
Amsterdamse Beheer-En Consultingmaatschappij B.V.	The Netherlands	33195889
Ziggo B.V.	The Netherlands	37026706
Torenspits II B.V.	The Netherlands	34262281
Ziggo Netwerk B.V.	The Netherlands	37141989
Ziggo Netwerk II B.V.	The Netherlands	54158923
Esprit Telecom B.V.	The Netherlands	17177850
Breezz Nederland B.V.	The Netherlands	30213080

SCHEDULE 3
CONDITIONS PRECEDENT
Part 1: Conditions Precedent
(A)    Conditions Precedent to Signing

1.	Corporate Documents

(a)
A copy of the constitutional documents (including without limitation an extract of registration in the Trade Register of the Chamber of Commerce) of (i) the Original Borrower; and (ii) each Original Guarantor.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of (i) the Original Borrower; and (ii) each Original Guarantor:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)
To the extent legally necessary, a copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)
A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Borrower or Original Guarantor to be exceeded.

(g)
A certificate of an authorised signatory of the Parent or other relevant Original Borrower or Original Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the first Utilisation Date.

2.	Acquisition Agreement
A copy of the Ziggo Acquisition Agreement duly executed by each of the parties thereto (provided that it shall not be required to be satisfactory, in form and substance, to the Facility Agent).

3.	Finance Documents and other documents

(a)	A copy of this Agreement duly executed by each of the Original Guarantors and the Original Borrower.

(b)	A copy of each Fee Letter duly executed by the Parent or its Affiliates (as applicable), Bidco and Bidco Parent.

(c)	The Acquisition Facilities Agreement, duly executed by each of the parties thereto.

(d)	The Subordinated Bridge Facility Agreement, duly executed by each of the parties thereto.

(e)	A copy of the Information Memorandum.

(f)	The Group Structure Chart.

4.	Intercreditor Documents

(a)
A duly executed copy of a written notice from the Parent to each Agent (as defined in the Intercreditor Agreement) which is a party to the Intercreditor Agreement on the Signing Date designating this Agreement as a Senior Facilities Agreement (as defined in the Intercreditor Agreement) with effect from the first Utilisation Date under this Agreement.

(b)	Accession by the Facility Agent, the Lenders and the Arrangers to the Intercreditor Agreement.

(c)	The Loss Sharing Deed, duly executed by each of the parties thereto.

5.	Legal Opinions

(a)
A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law, substantially in the form distributed to the Original Lenders prior to the Signing Date.

(b)
A legal opinion of Clifford Chance LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to Dutch law, substantially in the form distributed to the Original Lenders prior to the Signing Date.

6.	Other documents and evidence

(a)	The Original Financial Statements.

(b)	Evidence that the process agent referred to in Clause 47.3 (Service of Process) has accepted its appointment.

(B)    Conditions Precedent to first Utilisation

1.	Corporate Documents
A certificate of an authorised signatory of the Parent or other relevant Original Borrower or Original Guarantor certifying that each copy document relating to it specified in Part 1(A)(1) of Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the first Utilisation Date.

2.	Other documents and evidence
All “know your client” information required by law and regulation relating to the Obligors satisfactory to the Finance Parties (acting reasonably).

3.	Repayment of existing debt
Evidence that the Existing Senior Credit Facilities Agreement will be fully and irrevocably prepaid and in relation to the Existing Credit Agreement and the 2017 Senior Secured Notes 2017 an irrevocable redemption notice has been submitted in respect of the entire outstanding principal amount thereunder.

4.	Other documents

(a)
Confirmation from the Parent that it has received a positive or neutral works council advice (advies) (unconditional or with conditions that are acceptable to the Parent and that can be satisfied) with regard to the entry into this Agreement to effect a refinancing of Financial Indebtedness of the Bank Group.

(b)
Confirmation from the Parent to the Facility Agent that the Structure Memorandum has not been amended, supplemented or replaced in a manner that is materially adverse to the interests of the Lenders (unless the Instructing Group has consented to such amendments, supplements or replacements).

5.	Legal opinion
A “no-conflicts” legal opinion of Ropes & Gray LLP, legal advisers to Liberty Global plc, substantially in the form distributed to the Original Lenders on the date of the Supplemental Agreement.

Part 2:Form of Officer’s Certificate
To:    [●] as Facility Agent
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●] as Original Borrower, [●] as Global Coordinator [●] as Bookrunners and Mandated Lead Arrangers, [●] as Facility Agent, [●] as Security Agent and the financial and other institutions named in it as Lenders. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.
I, [name], a [Director/General Partner/Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])
CERTIFY without personal liability, that:

(a)
[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Parent]/[due formation of the Partnership]*] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)
attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [*] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)
each copy document relating to it specified in Part 1 of Schedule 3 (Conditions Precedent) of the Facilities Agreement is correct, complete and in full force and effect and has not been amended or superseded as at the date of this Certificate;

(d)
the entry into and performance of the Finance Documents to which it is a party by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/ Partnership] is subject; and

(e)
the following signatures are the true signatures of the persons who have been authorised to sign any necessary documents on behalf of the [Company/ Partnership] and to give notices and communications (including Utilisation Requests), under or in connection with the Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature
[*]	[*]	[*]

Signed:
Director/Partner/Officer

Date:    [*]
I, [name], a [Director/Secretary/General Partner/Partner] of [name of Obligor] (the [“Company”/”Partnership”]), certify that the persons whose names and signatures are set out above are duly appointed [*] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary] [Partner]

Date:    [*]
Notes:
*    Including for the avoidance of doubt any partnership agreement.

SCHEDULE 4
Part 1:Form of Utilisation Request (Advances)
From:    [Name of Borrower] (the “Borrower”)

To:	[●]

as Facility Agent

Date:	[●]
Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.
We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish the Lenders to make an Advance on the following terms:

(a)	Facility to be used: [US$ B1/EUR B1/US$ B2/EUR B2/US$ B3/EUR B3/Revolving Facility]

(b)	Euro Amount: €[●]/Dollar Amount: USD [●]

(c)	Currency: [●]

(d)	Interest Period/Term: [●] month[s]

(e)	Proposed date of Advance: [●] (or if that day is not a Business Day, the next Business Day)
[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details]. 1 [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]2
The proceeds of this Utilisation should be credited to [insert account details].
This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.
Yours faithfully,

...................................................	...................................................

[1] Applicable for Rollover Advances only. Insert details of relevant Event of Default, if any.
[2] Applicable for any Advance other than a Rollover Advance or a Certain Funds Utilisation.

Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

Part 2:Form of Utilisation Request (Documentary Credits)
From:    [Name of Borrower] (the “Borrower”)

To:	[●]	[●]
	as Facility Agent; and	as a L/C Bank
Date:    [●]
Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Utilisation Request.
We, being authorised signatories of the Borrower named below, give you notice that, pursuant to the Facilities Agreement, we wish [name of L/C Bank] to issue a Documentary Credit on the following terms:

(a)	Name of Beneficiary: [●]

(b)	Address of Beneficiary: [●]

(c)	Purpose of/Liabilities to be assured by the Documentary Credit: [insert details]

(d)	Euro Amount: €[●]

(e)	Currency: [●]

(f)	Expiry Date: [●] month[s]

(g)	Proposed date of issue of Documentary Credit: [●] (or if that day is not a Business Day, the next Business Day)
[We hereby inform you that as of the date of this Utilisation Request, the following Event of Default has occurred and is continuing or would result from the making of this Utilisation [insert details].]] [We confirm that, at the date of this Utilisation Request, the Repeating Representations are true in all material respects and no Default is continuing or would result from the Advance to which this Utilisation Request relates.]
Upon issuance of the Documentary Credit requested hereunder, please send the Documentary Credit to the Beneficiary at the address shown above, with a copy to [insert details of relevant contact at the Borrower].
This Utilisation Request is made by the authorised signatories of the Borrower named below and is given without personal liability.
Yours faithfully

...................................................	...................................................
Authorised Signatory	Authorised Signatory
for and on behalf of	for and on behalf of
[Name of Borrower]	[Name of Borrower]

SCHEDULE 5
FORM OF TRANSFER DEED
To:    [●] as Facility Agent
To:    [●] as Security Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(ii)	[●].

1.
Terms defined in the Facilities Agreement shall, subject to any contrary indication, have the same meanings in this Deed. The terms “Lender”, “New Lender”, “Lender’s Participation”, “Transfer Date” and “Portion Transferred” are defined in the Schedule to this Deed.

2.	The Lender:

(a)
confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Facilities Agreement and the Interest Periods or Terms (as the case may be) for existing Advances as at the date of this Deed; and

(b)
requests the New Lender to accept and procure the transfer by novation to the New Lender of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facilities Agreement.

3.
The New Lender requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 26.4 (Transfer Deed) of the Facilities Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.
The New Lender confirms that it has received a copy of the Facilities Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.
The New Lender undertakes with the Lender and each of the other parties to the Facilities Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facilities Agreement, any other Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facilities Agreement, any Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Lender gives notice that nothing in this Deed or in the Facilities Agreement (or any Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re transfer from the New Lender of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

ACCESSION TO THE INTERCREDITOR AGREEMENT
[We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]
ACCESSION TO THE LOSS SHARING DEED
[We further refer to clause 9.1 (Change of Lender, Pari Passu Creditor) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date of this deed, it will be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Refinancing Facilities Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
WARNING. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL

REQUIREMENTS REGULATION (EU/575/2013)) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

THE SCHEDULE

1.		Lender:
2.		New Lender:
3.		Transfer Date:
4.		Lender’s Participation in Term Facilities	Portion Transferred
	(a)	Lender’s Available US$ B1 Facility Commitment*
	(b)	Lender’s Available EUR B1 Facility Commitment*
	(c)	Lender’s Available US$ B2 Facility Commitment*
	(d)	Lender’s Available EUR B2 Facility Commitment*
	(e)	Lender’s Available US$ B3 Facility Commitment*
	(f)	Lender’s Available EUR B3 Facility Commitment*
5.		Lender’s Participation in Term Facility Outstandings		Interest Period	Portion Transferred
	(a)	US$ B1 Facility Advances
	(b)	EUR B1 Facility Advances
	(c)	US$ B2 Facility Advances
	(d)	EUR B2 Facility Advances
	(e)	US$ B3 Facility Advances
	(f)	EUR B3 Facility Advances
6.	[(a)]	Lender’s Revolving Facility Commitment		Portion Transferred
	[(b)]	Lender’s Ancillary Facility Commitment		Portion Transferred 100%]
7.	[(a)]	Lender’s Participation in Revolving Facility Outstandings		Term	Portion Transferred
8.	[(b)]	Lender’s Participation in Ancillary Facility Outstandings			Portion Transferred 100%]
		[Documentary Credits Issued		Term and Expiry Date	Portion Transferred]

*	Details of the Lender’s Available Commitment should not be completed after the applicable Termination Date.

The Lender Signed for and on behalf of [●] By:	The New Lender Signed for and on behalf of [●] By:
The Facility Agent Signed for and on behalf of [●] By:	The Security Agent Signed for and on behalf of [●] By:

ADMINISTRATIVE AND FACILITY OFFICE DETAILS

8.	Facility Office Address:
Please provide administrative details of the New Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

SCHEDULE 6
FORM OF TRANSFER AGREEMENT

1.	Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalised terms used but not defined herein shall have the meanings given to them in the Senior Facilities Agreement identified below (as amended, the “Senior Facilities Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns absolutely to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Senior Facilities Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Senior Facilities Agreement and any other documents or instruments delivered (including the Security Documents) pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Senior Facilities Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[5] For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[6] For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[7] Select as appropriate.
[8] Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2. Assignee[s]:
[for each Assignee, indicate [Affiliate][other]
3. Borrower(s):
4. Facility Agent:	[●], as the facility agent under the Senior Facilities Agreement
5. Senior Facilities Agreement:	[The [amount] Senior Facilities Agreement dated as of [●] among [name of Borrower(s)], the Lenders parties thereto and [name of Facility Agent], as Facility Agent]
6. Assigned Interest[s]:
Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/ Loans for all Lenders[12]	Amount of Commitment Loans Assigned	Percentage Assigned of Commitment/ Loans[13]	CUSIP Number
$	$	%
$	$	%
$	$	%

2.	Accession to the Intercreditor Agreement
[We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the [ ], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

[9] List each Assignor, as appropriate.
[10] List each Assignee, as appropriate.
[11] Fill in the appropriate terminology for the types of facilities under the Senior Facilities Agreement that are being assigned under this Assignment.
[12] Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[13]Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3.	Accession to the Loss Sharing Deed
[We further refer to clause 9.1 (Change of Lender, Pari Passu Creditor) of the Loss Sharing Deed. In consideration of the Assignee being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the Assignee confirms that, as from the date of this deed, it will be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Refinancing Facilities Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]

[7. Trade Date:	][14]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]15
[NAME OF ASSIGNOR]

By:
Title:
[NAME OF ASSIGNOR]

By:
Title:
ASSIGNEE[S]16
[NAME OF ASSIGNEE]

By:
Title:
[NAME OF ASSIGNEE]

By:
Title:

14 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[15]Add additional signature blocks as needed.
[16]Add additional signature blocks as needed.

ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address:
Please provide administrative details of the Assignee, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone17:
[Accepted:

[NAME OF FACILITY AGENT], as
Facility Agent

By:
Title:

[NAME OF SECURITY AGENT], as
Security Agent

By:
Title:

[Consented to:]18

[NAME OF RELEVANT PARTY]

By:
Title:

WARNING. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1)

17 To be replicated for each Assignee.
18 To be added only if the consent of the Parent and/or other parties (e.g. L/C Bank) is required by the terms of the Senior Facilities Agreement.

OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE ASSIGNED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

ANNEX 1
[__________________]19
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

(a)
Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Senior Facilities Agreement or any other Finance Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Finance Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Finance Document, or (iv) the performance or observance by the Obligors, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Finance Document.

(b)
Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Senior Facilities Agreement, (ii) it meets all the requirements to be an assignee under Clauses 26.2 (Conditions of assignment or transfer) to 26.4 (Transfer Deed) of the Senior Facilities Agreement (subject to such consents, if any, as may be required under Clause 26.2 (Conditions of assignment or transfer) of the Senior Facilities Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Senior Facilities Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a

[19]Describe Senior Facilities Agreement at option of Facility Agent.

Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Senior Facilities Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Clause 24.2 (Financial information) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender]20 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Senior Facilities Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Finance Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Finance Documents are required to be performed by it as a Lender.

2.	Payments
From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.21 Notwithstanding the foregoing, the Facility Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.	General Provisions
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, English Law.

[20] The concept of “Foreign Lender” should be conformed to the section in the Senior Facilities Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

[21] Note Clause 35.17 (Pro rata Interest Settlement) of the Senior Facility Agreement. The Facility Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Facility Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Facility Agent for period prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

SCHEDULE 7
FORM OF ACCESSION NOTICE
THIS ACCESSION NOTICE is entered into on [●] by [insert name of any member of the Bank Group or any Permitted Affiliate Parent (the “New Obligor”)] and [●] (the “Parent”)] by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Facilities Agreement referred to below).
BACKGROUND

1.	We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●].

2.	[The Parent has requested that the New Obligor becomes an Acceding Borrower and an Acceding Guarantor pursuant to Clause 27.2 (Acceding Borrowers) of the Facilities Agreement.]
OR
[The Parent has requested that the New Obligor become an Acceding Guarantor pursuant to Clause 27.3 (Acceding Guarantors) of the Facilities Agreement.]
NOW THIS DEED WITNESS AS FOLLOWS:
Terms defined in the Facilities Agreement have the same meanings in this Accession Notice.
[The New Obligor] is a company [or specify any other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].
[The New Obligor] confirms that it has received from the Parent a true and up-to-date copy of the Facilities Agreement and the other Finance Documents.
[The New Obligor] undertakes, upon its becoming a [party to the Facilities Agreement/Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Facilities Agreement, the Intercreditor Agreement, and the other Finance Documents by a [Borrower] [Guarantor] and agrees that it shall be bound by the Facilities Agreement, the Intercreditor Agreement, [the Supplemental Intercreditor Agreement]22 and the other Finance Documents in all respects as if it had been an original party to them as [a Borrower] [a Guarantor]23.

[22] Delete if inapplicable.
[23] Insert any legal limitations on guarantee, if applicable.

The Parent:

(a)
repeats the repeating representations identified as being made by it under Clause 22.29 (Times for Making Representations and Warranties) upon the date New Obligor accedes to the Facilities Agreement; and

(b)
confirms that no Default [(other than any Default which will be remedied by the accession of the [Acceding Borrower][Acceding Guarantor] and each other person acceding as a [Borrower][Guarantor] on or about the date of this Accession Notice)] is continuing or will occur as a result of New Obligor becoming an [Acceding Borrower/an Acceding Guarantor/ a party to this Agreement].

[The Subsidiary makes, in relation to itself, the representations and warranties expressed to be made by a Guarantor in Clause 22 (Representations and Warranties) of the Facilities
Agreement.] 24
[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Borrower in Clause 22 (Representations and Warranties) of the Facilities Agreement]
OR
[The New Obligor makes, in relation to itself, the Repeating Representations expressed to be made by a Guarantor in Clause 22 (Representations and Warranties) of the Facilities Agreement] 25
[The New Obligor confirms that it has appointed [ ] to be its process agent for the purposes of accepting service of Proceedings on it.]26
[The New Obligor’s administrative details for the purposes of the Facilities Agreement are as follows:
Address:
Contact:
Telephone No:
Fax No:

[24] Original Guarantors only.
[25] Acceding Guarantors only.
[26] Non-English entities only.

This Accession Notice, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
This Accession Notice has been executed as a Deed by the Parent and the New Obligor and signed by the Facility Agent on the date written at the beginning of this Accession Notice.
IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Notice, bear the same meaning when used in paragraphs (b) to (d).

(b)	The New Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	any Security in respect of Liabilities created or expressed to be created pursuant to the [Relevant Documents];

(ii)	all proceeds of that Security; and

(iii)
all obligations expressed to be undertaken by the New Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the [Relevant Documents] or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the New Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, to the extent permitted by applicable law on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)
The New Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)
[In consideration of the New Obligor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].*

[THE SUBSIDIARY
EXECUTED as a DEED by
[Name of New Obligor] acting by

Director	)……….……….……….……….……….
[insert name of director]
)……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:

THE PARENT
EXECUTED as a DEED by
[●]
acting by

Director	)……….……….……….……….……….
[insert name of director]
)……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:

THE FACILITY AGENT
[●]
By:
By:

THE SECURITY AGENT
[●]
By:
By:

SCHEDULE 8
ACCESSION DOCUMENTS

1.	Corporate Documents
In relation to the proposed Acceding Group Company:

(e)	a copy of its up-to-date constitutional documents;

(f)
a board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Facilities Agreement as an Acceding Guarantor or Acceding Borrower, as applicable, and the performance of its obligations under the Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto;

(g)
to the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Finance Documents to which it is a party and the terms and conditions to it; and

(h)	a duly completed certificate of a duly authorised officer of such person substantially in the form of Part 2 of Schedule 3 (Form of Officer’s Certificate).

2.	Legal Opinions

(a)	Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(b)	the due incorporation, capacity and authorisation of the relevant Acceding Group Company; and

(c)	the relevant obligations to be assumed by the relevant Acceding Group Company under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Acceding Group Company, as the case may be.

3.	Necessary Authorisations
A copy of any Necessary Authorisation as is in, the reasonable opinion of counsel to the Lenders necessary to render the Finance Documents to which the relevant Acceding Group Company, is or is to be party legal, valid, binding and enforceable, to make the Finance Documents to which the relevant Acceding Group Company is or is to be party admissible in evidence in such Acceding Group Company’s jurisdiction of incorporation and (if different) in England and to enable such Acceding Group Company to perform its obligations thereunder, as a matter of law save, in the case of any Acceding Guarantor or Acceding Borrower, for any registrations or recordings required for the perfection of the Security Documents and subject to the reservations referred to in Clause 22.4(a) (Legal Validity) (to the extent applicable).

4.	Security Documents
In the case of an Acceding Guarantor or Acceding Borrower, at least 2 original copies of any Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement duly executed by the proposed Acceding Guarantor, Acceding Borrower or other relevant security provider together with all documents required to be delivered pursuant to it provided the Acceding Guarantor or Acceding Borrower shall be under no obligation to procure the granting of Security over any shares, in receivables owed by, or any other interest in any Bank Group Excluded Subsidiary or Project Company.

5.	Process Agent
Written confirmation from any process agent referred to in the relevant Accession Notice that it accepts its appointment as process agent.

6.	Financial Statements
The latest annual audited financial statements of the relevant Acceding Group Company, if any.

7.	Accession Documents
Evidence that the Acceding Group Company has acceded to the Intercreditor Agreement as an Intra-Group Lender and Debtor.

8.	Other Documents and Evidence
A certificate of good standing from the applicable Secretary of State or other governmental official of the jurisdiction of the organisation or formation of any Acceding Group Company established in the US.

SCHEDULE 9
Part 1: Form of Additional Facility Accession Deed
To:    [●] as Facility Agent
To:    [●] as Security Agent
[Date]
Dear Sirs
Additional Facility Accession Deed
This Deed is dated [●] and relates to:

(a)
the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) whereby certain facilities were made available to the Borrowers under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [●] acts as Facility Agent in connection therewith;

(b)	[●]
Terms defined in the Facilities Agreement shall have the same meaning in this Additional Facility Accession Deed.
We refer to Clause 2.4 (Additional Facilities) of the Facilities Agreement.
[Unless otherwise indicated herein, the terms of this Additional Facility Accession Deed shall be consistent in all material respects with the terms of the Facilities Agreement including, without limitation, with respect to interest period, conditions precedent, tax gross-up provisions and indemnity provisions, representations and warranties, utilisation mechanics, cancellation and prepayment (including the treatment of this Additional Facility Accession Deed under the prepayment waterfall), fees, costs and expenses, transfers, voting, amendments and waivers, financial and non-financial covenants and events of default.]
No Utilisation may be made of the Additional Facility made available pursuant to this Additional Facility Accession Deed, if, at the time of such Utilisation, an Event of Default is continuing or would result from such Utilisation.
This Additional Facility Accession Deed is made as a [term loan/revolving loan].
[Each of] [Name of Additional Facility Lender(s)] agrees to become party to and to be bound by the terms of the Facilities Agreement as an Additional Facility Lender in accordance with Clause 2.4 (Additional Facilities).
The aggregate principal amount of the Additional Facility being made available under this Additional Facility Accession Deed is EUR/US$ [●].
The Additional Facility Availability Period is [●].

Interest on the Additional Facility will accrue and be payable as follows: [●]. The Additional Facility Margin is [●] per annum.
The Final Maturity Date27 in respect of the Additional Facility is [●].
Use of proceeds: [●].
The Additional Facility shall be repaid as follows: [●].
The Additional Facility Commencement Date is [●].
The commitment fee in relation to this Additional Facility under Clause 18 (Commission and Fees) is [●] per cent. per annum.
[Add additional terms of the Additional Facility, as required, as set out in Clause 2.4 (Additional Facilities)]
The Parent confirms that all requirements of paragraph 2.4(b) of Clause 2.4 (Additional Facilities) are fulfilled as of the date of this Additional Facility Accession Deed;
[Each/The] Additional Facility Lender confirms to each other Finance Party that:

(c)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the Additional Facility being made available pursuant to this Additional Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Finance Document; and

(d)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligor’s related entities while any amount is or may be outstanding under the Facilities Agreement or any Additional Facility Commitment is in force.

The Facility Office and address for notices of [each/the] Additional Facility Lender for the purposes of Clause 40 (Notices and Delivery of Information) is:
[ ]
ACCESSION TO THE INTERCREDITOR AGREEMENT
[We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from [ ], it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

[27] The Final Maturity Date shall be no earlier than the latest Final Maturity Date existing at the time of establishment of such Additional Facility and shall have no scheduled repayments prior to this date.

ACCESSION TO THE LOSS SHARING DEED
[We further refer to clause 9.1 (Change of Lender, Pari Passu Creditor) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date of this deed, it will be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing Deed to be assumed by a Refinancing Facilities Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Additional Facility Accession Deed, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY LENDER(S)]

THE PARENT
EXECUTED as a DEED for and on behalf of
[●] acting by

Director	)……….……….……….……….……….
[insert name of director]
)……….……….……….……….……….
WITNESS
Witness name:
Address:
Occupation:

[INSERT APPROPRIATE SIGNATURE BLOCK FOR EACH ADDITIONAL FACILITY BORROWER]

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
[●]
By:    By:

THESECURITY AGENT
EXECUTED as a DEED for and on behalf of
[●]
By:    By:

Administrative Details of Additional Facility Lender and its Facility Office28
Facility Office Address:
Administrative Office:
Contact Name:
Account for Payments:
Fax:
Telephone:

28 To be replicated for each Additional Facility Lender.

Part 2: Conditions Precedent to Additional Facility Utilisation

1.	Corporate Documents
In relation to each Borrower in respect of the Additional Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Parent confirming that such Borrower has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation n to such Obligor was last delivered to the Facility Agent.

(b)	a copy of a board resolution or a manager’s or partner’s resolution of such person approving the incurrence by such person of the indebtedness under the Additional Facility; and

(c)
a duly completed certificate of a duly authorised officer of such person in the form attached in Part 3 of Schedule 9 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Parent or the relevant Borrower (or both) in connection with the utilisation of the Additional Facility have been or will be paid.

3.	Legal Opinions
Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)	the due incorporation, capacity and authorisation of the relevant Additional Facility Borrower; and

(b)	the relevant obligations to be assumed by the relevant Acceding Facility Borrower under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it, in each case, under the relevant laws of the jurisdiction of organisation or establishment of such Additional Facility Borrower, as the case may be.

Part 3: Form of Additional Facility Officer’s Certificate
To:    [●] as Facility Agent
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this Certificate.
I, [name], a [Director/Partner/General Partner/Officer] of [name of Obligor] of [address] (the [“Company”/”Partnership”])
CERTIFY without personal liability, that:

(a)
[attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the [Company/Partnership];] / [the [Company/Partnership] has not amended any of its constitutional documents in a manner which could be reasonably expected to be materially adverse to the interests of the Lenders since the date such documents were last delivered to the Facility Agent];

(b)
attached to this Certificate marked [“A”/”B”] is a true, correct and complete copy of [resolutions duly passed] at [a meeting of the Board of Directors] [a meeting of the managers] [a meeting of the partners] duly convened and held on [●] or the equivalent thereof passed as a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect; and

(c)
the incurrence of the indebtedness under the Additional Facility by the [Company/Partnership] will not breach any borrowing, guaranteeing or other indebtedness limit to which the [Company/Partnership] is subject.

SCHEDULE 10
ORIGINAL SECURITY DOCUMENTS
Non-notarial Dutch Security Documents

1.
A security agreement relating to a pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 13 September 2006 between, among others, the Company, Christina Beheer- en Adviesmaatschappij B.V. (merged into Torenspits II B.V.), PrimaCom Netherlands Holding B.V. (renamed Ziggo Holding B.V. and subsequently merged into Torenspits II B.V.) and Serpering Investments B.V. (merged into Torenspits II B.V.) as security providers and ING Bank N.V. as security agent.

2.
A security agreement relating to a deed of pledge of bank accounts, intercompany receivables and rights dated 31 January 2007 between Torenspits II B.V. and Plinius Investments II B.V. (merged into Torenspits II B.V.) as security provider and ING Bank N.V. as security agent.

3.
A security agreement relating to a deed of pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 17 September 2008 between Ziggo B.V. and Ziggo Netwerk B.V. as security providers and ING Bank N.V. as security agent.

4.
A security agreement relating to a pledge of bank accounts, moveable assets, insurances, intercompany receivables, intellectual property rights, domain names and rights dated 22 December 2011 between Ziggo Netwerk B.V. as security provider and ING Bank N.V. as security agent.

5.
A security agreement relating to a second ranking pledge of rights, bank accounts, moveable assets, insurances, intellectual property rights and domain names dated 27 March 2013 between Amsterdamse Beheer- en Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as security providers and ING Bank N.V. as security agent.

6.
A supplemental deed and amendment agreement relating to various security documents dated 27 March 2013 between Amsterdamse Beheer- En Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as security providers and ING Bank N.V. as security agent.

7.
An omnibus deed of pledge dated within 60 days of the Signing Date between Amsterdamse Beheer- En Consultingmaatschappij B.V., Torenspits II B.V., Ziggo B.V., Ziggo Netwerk B.V. and Ziggo Netwerk II B.V. as pledgors and ING Bank N.V. as pledgee.

Dutch Share Pledges

8.
First ranking deed of pledge of shares dated 31 January 2007 between the Parent as security provider, ING Bank N.V. as security agent and Torenspits II B.V. as the company whose shares are being pledged.

9.
First ranking deed of pledge of shares dated 13 September 2006 between PrimaCom Netherlands Holding B.V. (renamed Ziggo Holding B.V. and subsequently merged into Torenspits II B.V.) as security provider, ING Bank N.V. as security agent and Multikabel B.V. (renamed as Ziggo B.V.) as the company whose shares are being pledged.

10.
First ranking deed of pledge of shares dated 23 October 2008 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk B.V. as the company whose shares are being pledged.

11.
First ranking deed of pledge of shares dated 22 December 2011 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

12.
Second ranking deed of pledge of shares dated 27 March 2013 between the Parent as security provider, ING Bank N.V. as security agent and Torenspits II B.V. as the company whose shares are being pledged.

13.
Second ranking deed of pledge of shares dated 27 March 2013 between Torenspits II B.V. as security provider, ING Bank N.V. as security agent and Ziggo B.V. as the company whose shares are being pledged.

14.
Second ranking deed of pledge of shares dated 27 March 2013 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk B.V. as the company whose shares are being pledged.

15.
Second ranking deed of pledge of shares dated 27 March 2013 between Ziggo B.V. as security provider, ING Bank N.V. as security agent and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

16.
A third ranking deed of pledge of shares dated within 60 days of the Signing Date between between the Parent as pledgor, ING Bank N.V. as pledgee and Torenspits II B.V. as the company whose shares are being pledged.

17.
A third ranking deed of pledge of shares dated within 60 days of the Signing Date between between Torenspits II B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo B.V. as the company whose shares are being pledged.

18.
A third ranking deed of pledge of shares dated within 60 days of the Signing Date between between Ziggo B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo Netwerk B.V. as the company whose shares are being pledged.

19.
A third ranking deed of pledge of shares dated within 60 days of the Signing Date between between Ziggo B.V. as pledgor, ING Bank N.V. as pledgee and Ziggo Netwerk II B.V. as the company whose shares are being pledged.

Dutch Mortgages

20.
A mortgage dated 12 December 2006 between Multikabel B.V. (renamed Ziggo B.V.), Communikabel B.V. (merged into Ziggo Netwerk B.V.), Cai-Bussum B.V. (merged into Casema Holding B.V., which merged into Multikabel B.V. which is renamed as Ziggo

B.V.) and Casema B.V. (merged into Casema Holding B.V., which merged into Multikabel B.V. which is renamed as Ziggo B.V.) as mortgagors and ING Bank N.V. as mortgagee (registration number Hyp3 51794/3).

21.
A mortgage dated 27 April 2007 between @Home B.V. (merged into Multikabel B.V. which is renamed as Ziggo B.V.) and @Home Network & Access Services B.V. (merged into Ziggo Netwerk B.V.) as mortgagors and ING Bank N.V. as mortgagee (registration number Hyp3 53015/77).

22.
A mortgage dated 11 December 2008 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 57726/72), as ratified on 16 June 2009 (registration number Hyp3 58713/124).

23.	A mortgage dated 6 May 2009 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 58503/182).

24.	A mortgage dated 20 January 2010 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 59837/60).

25.	A mortgage dated 10 June 2011 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 62387/151).

26.	A mortgage dated 27 March 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank as mortgagee.

27.	A mortgage dated 27 March 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank as mortgagee.

28.	A mortgage dated within 60 days of the Signing Date between between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee.

29.	A mortgage dated 31 October 2013 between Ziggo Netwerk B.V. as mortgagor and ING Bank N.V. as mortgagee (registration number Hyp3 65607/63).

SCHEDULE 11
EXISTING FINANCIAL INDEBTEDNESS

1.	Original Senior Unsecured Notes

2.	Existing Senior Secured Notes

3.	Existing Credit Agreement

4.	Existing Senior Credit Facilities Agreement

SCHEDULE 12
FORM OF L/C BANK ACCESSION CERTIFICATE
To:    [●]
cc:    [●]
From:    [L/C Bank]
Date:

Dear Sirs
We refer to the facilities agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”) and made between, inter alia, [●]. Terms defined in the Facilities Agreement shall have the same meanings in this L/C Bank Accession Certificate.
This L/C Bank Accession Certificate is delivered pursuant to Clause 7.11 (Appointment and Change of L/C Bank) of the Facilities Agreement.
[Name of L/C Bank] undertakes, upon its becoming an L/C Bank, to perform all the obligations expressed to be undertaken under the Facilities Agreement and the Finance Documents by an L/C Bank and agrees that it shall be bound by the Facilities Agreement and the other Finance Documents in all respects as if it had been an original party to it as an L/C Bank.
[Name of L/C Bank]’s administrative details are as follows:
Address:
Fax No:
Contact:
[and the address of the office having the beneficial ownership of our participation in the Facilities Agreement (if different from the above) is:
Address:
Fax No:
Contact:        ]
This L/C Bank Accession Certificate, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
For and on behalf of
[Name of L/C Bank]

SCHEDULE 13
FORM OF DOCUMENTARY CREDIT
[L/C Bank’s Letterhead]
To:    [Beneficiary]

    (the “Beneficiary”)
Non-transferable Irrevocable Documentary Credit No. [●]
At the request of [insert name of Borrower], [L/C Bank] (the “L/C Bank”) issues this irrevocable non-transferable documentary credit (“Documentary Credit”) in your favour on the following terms and conditions:

1.	Definitions
In this Documentary Credit:
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].29
“Demand” means a demand for payment under this Documentary Credit in the form of the schedule to this Documentary Credit.
“Expiry Date” means [●].
“Total L/C Amount” means [●].

2.	L/C Bank’s Agreement
(a)The Beneficiary may request a drawing or drawings under this Documentary Credit by giving to the L/C Bank a duly completed Demand. A Demand must be received by the L/C Bank on or before [●] p.m. ([London] time) on the Expiry Date.
(b)Subject to the terms of this Documentary Credit, the L/C Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it will pay to the Beneficiary the amount demanded in that Demand.
(c)The L/C Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

[29] This may need to be amended depending on the currency of payment under the Documentary Credit.

3.	Expiry
(a)The L/C Bank will be released from its obligations under this Documentary Credit on the date (if any) notified by the Beneficiary to the L/C Bank as the date upon which the obligations of the L/C Bank under this Documentary Credit are released.
(b)Unless previously released under paragraph (a) above, at [●] p.m. ([London] time) on the Expiry Date the obligations of the L/C Bank under this Documentary Credit will cease with no further liability on the part of the L/C Bank except for any Demand validly presented under the Documentary Credit before that time that remains unpaid.
(c)When the L/C Bank is no longer under any further Obligations under this Documentary Credit, the Beneficiary must promptly return the original of this Documentary Credit to the L/C Bank.

4.	Payments
All payments under this Documentary Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand
Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the L/C Bank at its address and by the particular department or officer (if any) as follows:
[●]

6.	Assignment
The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.	UCP
Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.	Governing Law
This Documentary Credit, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.

9.	Jurisdiction
The courts of England have exclusive jurisdiction to settle any disputes, including those that are non-contractual, arising out of or in connection with this Documentary Credit.
Yours faithfully,
[L/C Bank]
By:

FORM OF DEMAND
To:    [L/C Bank]

Dear Sirs,
Non-transferable Irrevocable Documentary Credit No. [●] issued in favour of [name of beneficiary] (the “Documentary Credit”)
We refer to the Documentary Credit. Terms defined in the Documentary Credit have the same meaning when used in this Demand.
We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
Payment should be made to the following account:
Name:
Account Number:
Bank:
The date of this Demand is not later than the Expiry Date.
Yours faithfully,
(Authorised Signatory)    (Authorised Signatory)
For

[Beneficiary]

SCHEDULE 14
FORM OF INCREASE CONFIRMATION

To:	[●] as Facility Agent, [●] as Security Agent, [●] London Branch as L/C Bank and [●] as the Parent, for and on behalf of each Obligor
From:    [the Increase Lender] (the “Increase Lender”)
Dated:
Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)
We refer to the Facilities Agreement, the Intercreditor Agreement and the Security Trust Agreement (as each of those terms are defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
We refer to Clause 2.2 (Increase) of the Facilities Agreement.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.
The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents.
The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 40 (Notices and Delivery of Information) are set out in the Schedule.
The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 2.2 (Increase).
[We further refer to clause [21.3] (Change of Senior Lender, Pari Passu Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Increase Date, it will be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]
[We further refer to clause 9.1 (Change of Lender, Pari Passu Creditor) of the Loss Sharing Deed. In consideration of the New Lender being accepted as a Refinancing Facilities Lender for the purposes of the Loss Sharing Deed (and as defined therein), the New Lender confirms that, as from the date of this deed, it will be party to the Loss Sharing Deed as a Refinancing Facilities Lender, and undertakes to perform all the obligations expressed in the Loss Sharing

Deed to be assumed by a Refinancing Facilites Lender, and agrees that it shall be bound by all the provisions of the Loss Sharing Deed, as if it had been an original party to the Loss Sharing Deed.]
This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent [and each L/C Bank]*, and the Increase Date is confirmed as [●].
Facility Agent    [L/C Bank
By:    By:]*

Security Agent
By:

NOTE:
*    Only if increase in the Total Revolving Facility Commitments.

SCHEDULE 15
FORM OF RESIGNATION LETTER
To:    [●] as Facility Agent
From:    [resigning Borrower] and the Parent
Dated:
Dear Sirs
Senior Facilities Agreement dated [●] (as from time to time amended, varied, novated or supplemented, the “Facilities Agreement”)
We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
Pursuant to Clause 26.19 (Resignation of a Borrower), we request that the resigning Borrower be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents [(other than the Intercreditor Agreement)].
We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	the resigning Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(c)
[the resigning Borrower’s obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the any relevant reservations or qualifications contained in any legal opinion referred to in Clause 22.4(a) (Legal Validity)) and the amount guaranteed by it as a Guarantor is not decreased, subject to Clause 43.7 (Release of Guarantees and Security)].

This Resignation Letter, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English Law.
[The Parent]    [resigning Borrower]
By:    By:
IN WITNESS of which this Agreement has been executed as an agreement on the date which first appears above.
[●]

SCHEDULE 16
AGREED SECURITY PRINCIPLES
At any time prior to the Asset Security Release Date

1.	Security Principles

(a)
The guarantees and security to be provided will be given in accordance with the security principles set out in this Schedule. This Schedule addresses the manner in which the security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)
The security principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are incorporated. In particular:

(i)
general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” and “capital maintenance” rules, retention of title claims and similar principles may limit the ability of a Obligor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise; the Parent will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Obligor;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to the Bank Group of providing security being proportionate to the benefit accruing to the Lenders;

(iii)
any assets subject to third party arrangements which are permitted by this Agreement and which prevent those assets from being charged will be excluded from the fixed charge in any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Obligor if the relevant asset is material if the Parent (acting reasonably) determines that such endeavours will not involve placing commercial relationships with third parties in jeopardy;

(iv)
Obligors will not be required to give guarantees or enter into security documents if that would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Obligor shall use reasonable endeavours to overcome any such obstacle;

(v)
the granting of guarantees, perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(vi)
the Security Agent on behalf of each of the Lenders shall be able, subject    to the terms of the Intercreditor Agreement, to enforce the security constituted by the security documents without any restriction from either (i) the constitutional documents of the relevant Obligor or (ii) any Obligor which is or whose assets are the subject of such security document (but subject to any inalienable statutory rights which the Obligor may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant security document;

(vii)
the maximum secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the likely value of the asset in an enforcement process, taking into account the level of such taxes and duties, provided that no maximum secured amount may be limited to minimise any taxes imposed pursuant to section 956 of the US Internal Revenue Code of 1986;

(viii)
where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will, subject to sub-paragraph (B) above, be granted over the material assets only;

(ix)
unless granted under a global security document governed by the law of the jurisdiction of a Obligor or under English law all security (other than share security over its Obligor subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Obligor;

(x)
guarantee limitations may mean that access to the assets of an Obligor for its guarantee is limited, in which case, any asset security granted by that Obligor shall be proportionate (in terms of liability) to the value of its guarantee;

(xi)	no perfection action will be required in jurisdictions where Obligors or material assets are not located;

(xii)	local law restrictions may mean that the Lenders may not be able to benefit from the same security;

(xiii)	the Security Agent will hold one set of security for the Lenders; and

(xiv)	under the Dutch Works Council Act certain Dutch members of the Bank Group may not, without the advice of their works council, inter alia resolve to enter into any transaction effectuating:

(A)	the attraction of an important credit on behalf of the relevant Dutch members of the Bank Group,

(B)	the provision of an important credit by such Dutch members of the Bank Group,

(C)	the granting of guarantees and security by the relevant Dutch members of the Bank Group for important debts of another entrepreneur, and

(D)	the establishment of a right of pledge over the shares of the relevant Dutch members of the Bank Group and the conditional transfer of the voting rights to the pledgee.

2.	Guarantors And Security

(a)
Each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the security principles set out in section 1 (the “Security Principles”) above in each relevant jurisdiction.

(b)
To the extent possible, all security shall be given in favour of the Security Agent and not the finance parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

3.	Terms of Security Documents
The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until the occurrence of an event of default in respect of which a notice of acceleration has been served (a “Declared Default”);

(c)	any rights of set off will not be exercisable until the occurrence of a Declared Default;

(d)	notification of receivables security to debtors (other than intra-group debtors where prompt notice will be given) will only be given if a Declared Default has occurred (subject to local law advice);

(e)
all security over bank accounts (other than any mandatory prepayment accounts) will permit the relevant obligor to operate those accounts freely without reference to the Security Agent prior to a Declared Default. Security over banks accounts shall require the relevant security provider to use reasonable endeavours to procure that the account bank waives any right of set-off or other interest arising by law or under its general business conditions;

(f)	no security shall be taken over moveable plant or equipment if it would require any labelling or segregation of that plant or equipment;

(g)	no security shall be taken over any stock in trade if it would require any item-specific or periodic listing of stock in trade or any segregation thereof;

(h)
representations and undertakings shall only be included in each security document to the extent they relate to the security interest or secured assets or any registration or perfection of the security unless otherwise required by local law;

(i)
the provisions of each security document will not be unduly burdensome on the Obligor (in relation to the benefit conferred) or interfere materially with the operation of its business and will be limited to those required to create effective security and not impose additional commercial obligations;

(j)
information on, and lists of, trade receivables will be provided quarterly; information on insurances, intercompany receivables, bank accounts, domain names will be provided quarterly only if, and to the extent, any such assets were acquired in the preceding quarter; and information on intellectual property rights and movable assets will be provided half yearly (or, following an Event of Default which is continuing, on the Security Agent’s reasonable request);

(k)
the Lenders and secured hedging providers shall only be able to exercise a power of attorney following the occurrence of a Declared Default or if the relevant Obligor has failed to comply with a further assurance or perfection obligation within ten Business Days of being notified of that failure and being requested to comply;

(l)	security, will where possible and practical, automatically create security over future assets of the same type as those already secured;

(m)	no repetition or extension of clauses in the this Agreement or the Intercreditor Agreement;

(n)
the terms of any security over intellectual property (including domain names) will not require any registration, protection or perfection of intellectual property or the security granted over it in any jurisdiction other than, in respect of material intellectual property (including domain names), The Netherlands or any other jurisdiction in which the relevant Obligor is incorporated or carries on business; and

(o)	the pledges over bank accounts and insurances will be subject to a disclosed pledge.

4.	Share Security

(a)	Subject to these principles the shares in each Obligor (other than the Parent) shall be secured.

(b)	The security document will be governed by the laws of the Obligor whose shares are being secured and not by the law of the country of the Obligor granting the security.

(c)
Until a Declared Default, the pledgor will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an event of default to occur and the pledgors will be permitted to pay dividends.

(d)
Where customary the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

(e)
Unless the restriction is required by law, the constitutional documents of the pledgor will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

5.	Release of Security
Unless required by local law, the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.
At any time on or after the Asset Security Release Date

6.	Any new share security shall be granted in the form of the share pledges granted under the Original Security Documents.

7.	Any new security over Subordinated Funding shall be granted in the form of the receivables pledges given in the Original Security Documents.

8.
Any new security over any rights of the Parent in relation to any intercompany loan from the Parent to Torenspits II B.V. or any of its Subsidiaries shall be granted in the form of the receivables pledges given in the Original Security Documents.

SCHEDULE 17
TIMETABLE

	Advance or Documentary Credit in euro	Advance or Documentary Credit in Dollars	Advance or Documentary Credit in other currencies
Delivery of a duly completed Utilisation Request under Clause 4.1(a) (Conditions to Utilisation)	U-2 9 a.m.	U-2 9.a.m.	U-3 9 a.m.
Agent determines (in relation to a Utilisation) the Euro Amount of the Loan, if required under Clause 4.2 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with Clause 4.2 (Lenders’ Participations)
	U-2 noon	U-2 Noon	U-3 noon
Agent receives a notification from a Lender under Clause 9.2 (Unavailability of Optional Currency)	-	-	Quotation Date 9.30 a.m.
Agent gives notice in accordance with Clause 9.2 (Unavailability of Optional Currency)	-	-	Quotation Date 5.30 p.m.
LIBOR or EURIBOR is fixed	Quotation Date 11:00 a.m. (Brussels time)	Quotation Date 11:00 a.m.	Quotation Date 11:00 a.m.
“U”        =    date of utilisation
“U - X”    =    X Business Days prior to date of utilisation

SCHEDULE 18
PROPOSED NEW INTERCREDITOR AGREEMENT

SCHEDULE 19
LIST OF DESIGNATED ENTITIES

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in Advances
Banc of America Merrill Lynch International Limited	Bank of America, N.A	United States of America

SCHEDULE 20
FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT
To:    [FACILITY AGENT] as Facility Agent
From:    [DESIGNATED ENTITY] and [RELATED LENDER]
Date:    [               ]
[Company] – [Amount] Senior Facilities Agreement dated [●] (the “Agreement”)

1.	Words and expressions defined in the Agreement have the same meaning in this accession agreement.

2.	We refer to the Clause 26.18 (Designated Entities) of the Agreement. This is an accession agreement.

3.	The Related Lender designates the Designated Entity as its Facility Office for the purpose of participating in Advances to Borrowers in [JURISDICTION].

4.	[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.

5.	For the purposes of Clause 40 (Notices and Delivery of Information) of the Agreement, the Designated Entity’s address for notices is:

6.	[ ]

7.	This Accession Agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]
By:

[RELATED LENDER]
By:

[FACILITY AGENT]
By: